As filed with the Securities and Exchange Commission on May 16, 2023
File No. 000-56536

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934

Oak Street Net Lease Trust
(Exact name of registrant as specified in charter)

Maryland	88-1672312
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

30 N. LaSalle St., Suite 4140	60602
Chicago, IL	(Zip Code)
(Address of principal executive offices)
888-215-2015
(Registrant’s telephone number, including area code)

with copies to:

Rajib Chanda Katharine L. Thompson James Hahn Simpson Thacher & Bartlett LLP 900 G. Street, N.W., Washington, DC 20001	Benjamin Wells Simpson Thacher & Bartlett LLP 425 Lexington Ave New York, NY 10017
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Class S Shares
Class D Shares
Class I Shares
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE
Oak Street Net Lease Trust is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to register under Section 12(g) of the Exchange Act and comply with applicable requirements thereunder.
In this Registration Statement, except where the context suggests otherwise:
•the terms “we,” “us,” “our,” “NLT,” and the “Company” refer to Oak Street Net Lease Trust;
•the term “Blue Owl” refers collectively to Blue Owl Capital Inc. and its subsidiaries and affiliated entities;
•the term “Dealer Manager” refers to Blue Owl Securities LLC;
•the terms “Oak Street” and “Adviser” refer to Oak Street Real Estate Capital, LLC, an Illinois limited liability company, and a subsidiary of Blue Owl;
•the terms “Operating Partnership” and “NLT OP” refer to OakTrust Operating Partnership, L.P., a Delaware limited partnership, a subsidiary of the Company;
•the term “Operating Partnership Agreement” refers to the Limited Partnership Agreement of the Operating Partnership;
•the term “Other Blue Owl Accounts” means investment funds, REITs, vehicles, accounts (including separate accounts), products and/or other similar arrangements sponsored, advised, and/or managed by Blue Owl or its affiliates (including Oak Street), whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, surge funds, over-flow funds, co-investment vehicles and other entities formed in connection with Blue Owl or its affiliates, side-by-side or additional general partner investments with respect thereto);
•the term “Shareholders” refers to holders of our common shares of beneficial interest, par value $0.01 per share (the “Shares”). There are three classes of Shares available to investors through the Company: Class S (“Class S” or the “Class S Shares”), Class D (“Class D” or the “Class D Shares”) and Class I (“Class I” or the “Class I Shares”) (each a “Class”); and
•the term “Special Limited Partner” refers to each of Blue Owl Oak Trust Carry LLC, a controlled subsidiary of Blue Owl, and Oak Trust Carry Participant Vehicle LP, controlled by senior and other officers of Blue Owl.
The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and the Company will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “1933 Act”).
This Registration Statement does not constitute an offer of the Company or any other Blue Owl entity. Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Additionally, we will be subject to the proxy rules in Section 14 of the Exchange Act and the Company, trustees, executive officers, and principal shareholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this Registration Statement constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this Registration Statement may include statements as to:
•our future operating results;
•our business prospects and the prospects of the assets in which we may invest;
•the impact of the investments that we expect to make;
•our ability to raise sufficient capital to execute our investment strategy;
•our ability to source adequate investment opportunities to efficiently deploy capital;
•our current and expected financing arrangements and investments;
•the effect of global and national economic and market conditions generally upon our operating results, including, but not limited to, changes with respect to inflation, interest rate changes and supply chain disruptions, and changes in government rules, regulations and fiscal policies;
•the adequacy of our cash resources, financing sources and working capital;
•the timing and amount of cash flows, distributions and dividends, if any, from our investments;
•our contractual arrangements and relationships with third parties;
•actual and potential conflicts of interest with the Adviser or any of its affiliates;
•the dependence of our future success on the general economy and its effect on the assets in which we may invest;
•our use of financial leverage;
•the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;
•the ability of the Adviser or its affiliates to attract and retain highly talented professionals;
•our ability to structure investments in a tax-efficient manner and the effect of changes to tax legislation and our tax position; and
•the tax status of the assets in which we may invest.
In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Registration Statement involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Item 1A. Risk Factors” and elsewhere in this Registration Statement. Other factors that could cause actual results to differ materially include:
•changes in the economy, particularly those affecting the real estate industry;
•risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters, epidemics or other events having a broad impact on the economy;

•investing in commercial real estate assets involves certain risks, including but not limited to: tenants’ inability to pay rent; increases in interest rates and lack of availability of financing; tenant turnover and vacancies; and changes in supply of or demand for similar properties in a given market;
•adverse conditions in the areas where our investments or the properties underlying such investments are located and local real estate conditions;
•our portfolio is currently concentrated in certain industries and geographies, and, as a consequence, our aggregate return may be substantially affected by adverse economic or business conditions affecting that particular type of asset or geography;
•limitations on our business and our ability to satisfy requirements to maintain our exclusion from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or to maintain our qualification as a real estate investment trust (a “REIT”), for U.S. federal income tax purposes;
•since there is no public trading market for our Shares, repurchase of Shares by us will likely be the only way to dispose of your Shares. Our share repurchase plan provides shareholders with the opportunity to request that we repurchase their Shares on a monthly basis (presently expected to become on a quarterly basis pursuant to tender offers starting in July 2023), but we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular month in our discretion. In addition, repurchases will be subject to available liquidity and other significant restrictions. Further, our Board of Trustees may make exceptions to, modify and suspend our share repurchase plan if, in its reasonable judgement, it deems such action to be in our best interest and the best interest of our shareholders. As a result, our Shares should be considered as having only limited liquidity and at times may be illiquid;
•distributions are not guaranteed and may be funded from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds, the sale of our assets, and repayments of our real estate debt investments, and we have no limits on the amounts we may fund from such sources;
•the purchase and repurchase prices for our Shares are generally based on our prior month’s net asset value (“NAV”) and are not based on any public trading market. While there will be independent valuations of our properties from time to time, the valuation of properties is inherently subjective and our NAV may not accurately reflect the actual price at which our properties could be liquidated on any given day; and
•future changes in laws or regulations and conditions in our operating areas.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements.

SUMMARY RISK FACTORS
The following is only a summary of the principal risks that make an investment in the Company speculative or risky. The following should be read in conjunction with the complete discussion of risk factors we face, which are set forth below under “Item 1A. Risk Factors.”
Some of the more significant risks relating to our business, our private offering and investment in our Shares include:
•there is no trading market for the shares and a repurchase of shares by us under the share repurchase plan is likely the only source of liquidity and there are significant limitations to the share repurchase plan and we may suspend the share repurchase plan indefinitely;
•adverse economic conditions, including the resulting effect on consumer spending;
•adverse economic conditions and other events or occurrences that negatively affect the general economy in the United States or in markets in which our properties are geographically concentrated, including changes in interest rates or inflation;
•risks related to the ownership of commercial real estate that could affect the performance and value of our properties;
•our investment strategy may change without shareholder approval;
•we have incurred a net loss in the past and may incur a net loss in the future, and although our target leverage ratio is 60%, there is no limit on the amount we may borrow with respect to any individual property or portfolio;
•tenant and industry concentrations that make us more susceptible to adverse events than if our portfolio were more diversified;
•inability to lease vacant space or renew leases or re-lease space on favorable terms as leases expire;
•risks related to military, economic or political conflicts, including the growing conflict between Russia and Ukraine;
•actual or perceived threats associated with epidemics, pandemics or public health crises, including the ongoing COVID-19 pandemic;
•the vacancy of one or more of our properties could result in us having to incur significant capital expenditures to re-lease the property;
•properties occupied by a single tenant pursuant to a single lease subject us to risk of tenant default;
•the collection of rent from our tenants, those tenants’ financial conditions and the ability of those tenants to maintain their leases;
•bankruptcy laws may limit our remedies if a tenant becomes bankrupt and rejects the lease and we may be unable to collect balances due on our leases;
•the illiquidity of real estate investments;
•disruption due to system failures or cyber security breaches;
•compliance with fire, safety, environmental and other regulations may require us to make unanticipated expenditures;
•our access to external sources of capital is subject to factors outside of our control;

•the acquisition of properties;
•our potential indebtedness in the future;
•we will be entirely dependent upon our Adviser for all the services we require, and we cannot assure you that our Adviser will allocate the resources necessary to meet our business objectives;
•our Adviser’s liability is limited under the Investment Advisory Agreement and we have agreed to indemnify our Adviser against certain liabilities. As a result, we could experience unfavorable operating results or incur losses for which our Adviser would not be liable;
•there is no guarantee we will be able to pay distributions to our shareholders and any distributions may be from sources other than cash flow from operations;
•the purchase and repurchase prices of our shares are based on net asset value per share and not on a traded market price and, although we will use independent appraisals in the valuation of our assets, the valuation of real properties and other assets is subjective and may not reflect that actual value at which we could dispose of our assets;
•Blue Owl and Oak Street will face conflicts of interest, including with respect to the allocation of time spent by personnel;
•the continuing ability to meet the conditions for qualification as a REIT;
•we may revoke or terminate our REIT election without shareholder approval; and
•those discussed herein under “Item 1A. Risk Factors.”

ITEM  1    BUSINESS
(a) General Development of Business
We are a Maryland statutory trust formed on April 4, 2022. The Company is designed to offer individual investors an ability to access net lease real estate. We are externally managed by our Adviser, Oak Street. Blue Owl, the parent company of the Adviser, is a New York Stock Exchange listed corporation (NYSE: OWL). A division of Blue Owl, Oak Street is a real estate private equity business primarily focused on acquiring single tenant properties, triple net leased long-term to investment grade and other creditworthy tenants (together, “credit tenants”).
We are conducting a continuous private offering of our Shares in reliance on an exemption from the registration requirements of the 1933 Act to investors that are (i) accredited investors (as defined in Regulation D under the Securities Act) and (ii) in the case of Shares sold outside the United States, to persons that are not “U.S. persons” (as defined in Regulation S under the Securities Act).
(b) [Reserved]
(c) Description of Business
The Company
We are a non-listed, perpetual life REIT. We have elected and intend to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes and generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to shareholders and maintain our qualification as a REIT. Our principal office is located at 30 N. LaSalle St., Suite 4140, Chicago, IL 60602 and our telephone number is (888) 215-2015.
Blue Owl and Oak Street
Blue Owl is a global alternative asset manager with $144.4 billion in assets under management as of March 31, 2023. Anchored by a strong permanent capital base, the firm’s investment vehicles deploy private capital across Direct Lending, GP Capital Solutions and Real Estate strategies. Blue Owl’s flexible, consultative approach helps position the firm as a partner of choice for businesses seeking capital solutions to support their sustained growth. The firm’s management team is comprised of seasoned investment professionals with more than 25 years of experience building alternative investment businesses. Blue Owl employs over 500 people across ten offices globally.
Oak Street was formed in 2009 and has $23.6 billion of assets under management across closed-end funds, open-end funds and separately managed accounts as of March 31, 2023.
Investment Objective
Our investment objectives are to generate high investor returns, while seeking to minimize risk; provide for stable cash distributions generated from rents paid by creditworthy tenants; preserve and protect shareholder capital investments; realize capital appreciation in our share price from active investment and asset management; and provide for a real estate portfolio diversified by property type, industry and geography (primarily U.S. and Canada, and to a lesser extent select other foreign countries).
Investment Strategies
Our investment strategy is primarily to acquire, own, finance and lease a diversified portfolio of single-tenant commercial real estate properties subject to long-term net leases with credit tenants or guarantors across the United States, Canada and to a lesser extent select other foreign countries. We target high-quality tenants characterized by strong business and economic trends, whose businesses offer essential goods or services and which we believe are generally resistant to e-commerce and economic downside risks. Our investments in single-tenant properties will often be owned through wholly-owned subsidiaries, but may also be in the form of preferred securities or other securities, acquisitions of operating platforms or through joint ventures. In addition, we may invest in loans secured by these types of properties or other ownership interests in entities owning these types of properties, subject to the limitations imposed by reason of our intention to qualify as a REIT and maintaining our exclusion from being required to register under the Investment Company Act and the rules thereunder. We also may to a lesser extent invest in real estate debt investments, equity securities, marketable securities, cash, cash equivalents and other short-term investments, to provide a source of liquidity for our share repurchase plan, cash management, and other purposes.
Our real estate debt investments focus on non-distressed public and private real estate debt, including, but not limited to, commercial mortgage-backed securities (“CMBS”), real estate-related corporate credit, mortgages, loans, mezzanine and other forms of debt (including residential mortgage-backed securities (“RMBS”) and other residential credit, interests in collateralized debt obligation and collateralized loan obligation vehicles), and equity interests in public and private entities that invest in real estate debt as one of their core businesses, and may also include derivatives. Our investments in real estate debt will be focused in the United States, but may also include investments issued or backed of real estate in countries outside of the United States, included Canada, Europe and potentially elsewhere. The Adviser’s power to approve the acquisition of a particular investment, finance or refinance any new or existing investment or dispose of an existing investment rests with the Adviser’s investment committee (the “Investment Committee”) or particular professionals employed by the Adviser, depending on the size and type of the investment.
We have a targeted origination strategy that benefits from Oak Street’s strong network and allows us to be competitive with our net lease peers. Oak Street proactively builds and maintains strong relationships with large creditworthy companies whose businesses offer essential goods or services and which we believe are generally resistant to e-commerce and economic downside risks, and structures mutually beneficial transactions with long lease durations, and in many cases, favorable pricing. We intend to leverage Oak Street’s corporate partnerships to both source unique investment opportunities unavailable to other market participants and negotiate attractive lease terms. In addition, we will have enhanced sourcing capabilities because of our ability to utilize Blue Owl’s resources and its relationships with the financial sponsor community and service providers. Our targeted strategy means that we may be concentrated in a single investment or group of related investments.
Acquisition Strategies
We invest primarily in single-tenant, triple-net leased, properties that are subject to long-term leases with creditworthy tenants or guarantors that provide essential goods or services and which we believe are generally resistant to e-commerce and economic downside risks, or with creditworthy operating companies that hold long-term leases to tenants that provide such goods or services. In our view, creditworthy tenants are companies with steady cash flows and attractive financial metrics within their market segment, and with identifiable anchors or attributes that strengthen their balance sheets. Such tenants should have sufficient scale and a low probability of default in order to reduce the likelihood of a disruption to underwritten cash flows. We may lease property to unrated tenants that we determine to be creditworthy. As described below, each aspect of our strategy has been carefully developed to focus on maximizing predictable, strong cash flows, accretion in portfolio value, and organic growth, with an emphasis on mitigating risk in our portfolio through conservative real estate underwriting and ongoing portfolio monitoring.
Our strategy is to primarily invest in properties with long-term leases. The leases we seek to enter into typically have base non-cancelable terms, often with multiple tenant renewal options. Furthermore, we structure our leases to incorporate contractual annual rent escalations which, if achieved, has the potential to substantially enhance the value of the property’s cash flow during the lease period. In addition, we structure our long-term leases predominantly as triple-net which means that the tenant is responsible for all property operating expenses, such as maintenance and repairs, real estate taxes and insurance, and capital expenditures. As a result, we do not expect to incur significant capital expenditures relating to our properties. Given that our long-term leases include contractual annual rent escalations and that we generally do not provide cash outlays for capital expenditures and operating expenses, we expect to generate a steady, predictable stream of increasing cash flows over the long-term. In addition, we make it a top priority to remain in frequent contact with our tenants to gauge financial performance, likelihood of renewal, and new potential opportunities such as space management, capital needs, build-to-suits and sale-leasebacks. We believe our active asset management approach and proactive engagement with tenants is key to continuing to build strong relationships and uncovering future accretive opportunities.
We currently target properties with the features below, although we may also invest in properties that do not meet some or all of these criteria.
•Property Types: Industrial/Distribution, Essential and Other Retail, Flex, and Mission-Critical Office, among others.
•Tenant Sectors: Consumer Goods, Automotive Parts Manufacturing, Restaurants, Household Appliance Manufacturing, Convenience Stores, Pharmacies and Drug Stores, Grocers, Plumbing, Heating, and Air-Conditioning Contractors, among others.
•Geography: Primarily major markets across the U.S. and Canada, as well as within other select foreign countries.
•Mission Critical Nature: Key distribution centers serving regional and local stores, last-mile fulfillment, essential retail (including, but not limited to, those open through COVID-19 pandemic lockdowns), national and regional headquarters, manufacturing facilities, among others.
•Lease Structure: Absolute triple net lease (no landlord responsibility) and modified triple net lease (minimal to no landlord responsibly).
•Lease Term: Long term leases (generally 15 years or more) with multiple renewal terms.
•Rent Escalations: Contractual fixed annual rent increases (typically 1-2%).
The following chart describes the diversification of our investments in real estate based on fair value as of March 31, 2023:
__________________
1.Property Type weighting is measured as the asset value of our real estate investments for each sector category against the total asset value of all real estate investments, excluding the value of any third party interests in such real estate investments. “Real estate investments” includes our direct property investments and certain unconsolidated investments, and includes properties accounted for as Investments in real estate and transactions accounted for as Investments in leases – financing receivables.

As of March 31, 2023, we owned a diversified portfolio of 186 properties consisting of income producing assets.
The Adviser and Oak Street Administrator
The Company and the Operating Partnership (the “Company Parties”) have entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Adviser, pursuant to which the Adviser will manage the Company and the Operating Partnership on a day-to-day basis. The Company and the Operating Partnership have also entered into administration agreement, as may be amended and restated from time to time (the “Oak Street Administration Agreement”), with Oak Street Real Estate Capital, LLC (the “Oak Street Administrator”), pursuant to which the Oak Street Administrator will provider certain office and administrative services to the Company and the Operating Partnership.
The Adviser and the Administrator are each an affiliate of Blue Owl and, as such, our Adviser and Administrator have access to the broader resources of Blue Owl, subject to Blue Owl’s policies and procedures regarding the management of conflicts of interest.
Investment Focuses of Our Adviser
The real estate investment management industry is intensely competitive, and we expect it to remain so. Our Adviser competes globally and on a regional, industry and asset basis, and faces competition for investment opportunities. Our Adviser competes for investment opportunities on behalf of the Company based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price, and we expect that competition will continue to increase.
In selecting investments in the single-tenant triple-net leased property market, Oak Street focuses on the following processes and criteria.
Disciplined Acquisition Approach
Oak Street takes a disciplined approach toward the deployment of capital, which is intended to provide consistent monthly distributions and capital appreciation. Further, Oak Street has strictly adhered to acquisition guidelines and does not chase yield on overpriced opportunities. Oak Street also avoids tenants with overly cyclical (e.g., consumer discretionary) and/or weak business models. Additionally, Oak Street employs proprietary data science and an analytics platform that helps Oak Street quickly aggregate market data for analyzing investment opportunities.
Differentiated and Proprietary Transaction Sourcing
Oak Street’s robust transaction sourcing model facilitates targeting off-market or lightly marketed opportunities that allow purchase prices at more favorable levels than the broader market and better prices than achieved in brokered processes. To seek to achieve this, Oak Street leverages a flexible, solutions-oriented approach whereby Oak Street’s current size and scale of capital directly attracts the attention of prospective sale leaseback tenants, and Oak Street strategically chooses off-market deals (e.g., sale-leasebacks, developer take-outs and lease modifications) that provide attractive entry pricing. Further, long-established relationships with banking and corporate finance advisory contacts enable Oak Street’s transaction sourcing and execution. A division of Blue Owl, Oak Street also leverages the enhanced sourcing capabilities attributed to Blue Owl’s resources and its relationships with the financial sponsor community and service providers, which could result in an increased pipeline of deal opportunities for Oak Street.
Conservative Investment Parameters
Oak Street underwrites each transaction to generate a monthly cash return on equity from contractual property net operating income. As a result of Oak Street’s conservative investment parameters, including Oak Street’s focus on net leased properties, as of the date of this Registration Statement, Oak Street has a strong track-record of exceeding target returns (i.e., IRRs) for historical funds and realized transactions. Notably, as of the date of this

Registration Statement, Oak Street’s historical portfolio has rarely experienced a tenant default, missed rent payment, or vacancy, and throughout the height of the COVID-19 pandemic in 2020 and 2021, Oak Street was able to collect 100% of monthly rents from all properties, across all portfolios.1
Creative Structuring & Problem Solving
Oak Street utilizes proprietary transaction structuring solutions to enhance the benefits for its tenants and development partners of working with Oak Street and allow Oak Street to achieve better than market pricing on acquisitions. Specifically, Oak Street has the ability to work through and structure around complex issues such as credit enhancement, environmental indemnities, and off-balance sheet treatment, with a willingness to take creative approaches in restructuring asset and/or capital structures. In addition, Oak Street has proven expertise in obtaining lease modifications and extensions, with a track record of working directly with a tenant counterparty to restructure existing leases to reduce in-place rents and increase tenant control and tenure at the property.
Thorough and Programmatic Underwriting
Oak Street’s underwriting process is thorough and programmatic.  Oak Street focuses its underwriting efforts on several critical areas including: (i) tenant credit strength and operating history, (ii) tenant industry analysis to understand short-term and long-term strengths and weaknesses, and (iii) local real estate market research to understand market rental rates, vacancy rates, demographics, trends, and comparable property sale values.  The underwriting efforts prepare Oak Street with a rigorous tenant credit underwriting and financial stress testing process.
Investment Origination and Underwriting Process
Our Adviser’s underwriting approach focuses on real estate, credit, and lease-specific items.
Real Estate Underwriting. Our Adviser undertakes a full analysis of the real estate in order to mitigate risk and to identify any potential issues that may require remediation or capital expenditures. Typically, any problems identified through that analysis that result in potential remediation or capital outlay are contractually the responsibility of the tenant. Our Adviser reviews the underlying key real estate metrics of each property through detailed annual appraisals, downside analysis and replacement cost review. In addition, our Adviser evaluates the role of the property within the tenant’s core operations to ensure that each individual property offers essential goods or services. Should factors indicate that the property is overvalued or may have exposure to problems beyond the scope of the tenant’s responsibility, our Adviser will look to mitigate the risk or will decide not to move forward on acquiring the real estate investment.
Property-Level Performance. If available, our Adviser reviews property-level financial performance and evaluates the spread between the operating profits with respect to such property and the rental and loan payments expected to be received under the applicable lease relating to such property. Our Adviser believes that property-level cash flows are a key measure of risk, both in terms of default probability and long-term real estate value, inasmuch our Adviser believes that a tenant typically views the operating performance of the leased property as the first source of funding to meet its obligations under the lease.
Demographics. Our Adviser conducts demographics research to evaluate the market and sub-market in which the property is located to ensure that the target markets possess attractive customer characteristics, positive population migration and growth trends and robust income levels.
Credit Underwriting. Our Adviser performs holistic, data-driven credit reviews of potential tenants, including analyzing potential tenant business history, macro and industry level trends, corporate strategy, financial statements and financial projections. As part of our Adviser’s proactive tenant credit selection process, our Adviser seeks companies that it believes can withstand or thrive in a difficult macro-economic environment. Our Adviser believes it is important to understand a company’s position within an industry as well as the industry as a whole.
1 There can be no assurance that any expected trends or developments will continue during the life of the Company.

Lease Underwriting. In accordance with our investment criteria and responsibility to mitigate risk prior to acquisition, our Adviser rigorously underwrites each lease, seeking to identify any lease provision that could present terms that may not be as favorable as we seek.
Portfolio Monitoring. Once we close on an acquisition, our Adviser will closely monitor each investment. The oversight process relates not only to tenant credit quality but also the condition of the property and adherence to the tenant’s lease terms. Oak Street’s investment professionals review and provide periodic updates on tenant activities such as mergers and acquisitions, major strategic initiatives and earnings releases. In addition, Oak Street’s team periodically visit properties in order to maintain the close relationships we have with our tenants, their lease administrators, and property managers. Oak Street also closely monitors tenant insurance policies, as well as timely payment and maintenance of ongoing taxes and contracts in order to mitigate risk and to protect our investment.
As a manager of triple net lease assets, Oak Street is not responsible for the day-to-day management of its properties. This responsibility falls on the tenant who must maintain the interior and exterior of the building as well as pay the real estate taxes and insurance. Notwithstanding this fact, Oak Street is actively involved in oversight and monitoring of each of its assets to ensure its tenants are adhering to the terms of the lease, including but not limited to, regular meetings with its corporate tenants’ management teams, and regular dialogues that seek insights on business trends and financial health as well as potential follow-on investment opportunities.
Additionally, tenant insurance is a critical concern for Oak Street during the investment holding period. Our Adviser tracks the expiration and rollover dates of insurance policies. Oak Street makes contact with the lease administrators and insurance contacts two weeks ahead of any rollover or expiration in order to obtain updated documentation. In the event of a lapse in coverage the subject property is added to Oak Street’s umbrella coverage and the tenant is notified of the violation of the lease.
In addition to tenant insurance, Oak Street carefully monitors real estate taxes which must be paid by the tenant. Oak Street maintains precise records of all tax receipts associated with a given property. Property tax due dates are tracked on our Adviser’s internal system and the system provides an automated weekly update to inform the Oak Street team of any approaching tax deadlines. Two weeks prior to any tax due date, Oak Street contacts the taxing jurisdiction to confirm payment has occurred. If payment has not occurred, the Firm contacts the tenant’s lease administrator for clarification.
Oak Street performs site visits on an as-needed basis during which its engineer examines both the interior and exterior of the building as well as the roof to ensure there are no deferred maintenance items. Any issues are reported to the tenant in written form along with photos of the affected areas.
Members of the investment team continue to monitor credit developments of each tenant by reviewing SEC filings (e.g., 10-K, 10-Q, 8-K, Proxy, etc.), investor presentations, quarterly earnings releases and conference calls, broker research reports from several online portals, and equity/bond/CDS pricing. By maintaining an active capital markets-oriented approach relative to the typical net lease peer, our Adviser seeks to stay ahead of developments within its tenant base.
On a quarterly basis, Oak Street reviews its tenants’ credit. Oak Street reviews each of Oak Street’s tenants/guarantors and evaluates the spectrum of ratings for each issuer. Oak Street evaluates the outlook regarding the tenant’s credit (Positive/Negative/Neutral) as well as relevant commentary regarding the same. This review is in addition to any tenant-specific credit reports which highlight significant recent news items, research reports relating to the company or industry, financial performance and any other relevant information. In the event that Oak Street needs to make a decision concerning a specific tenant, such as disposition, Oak Street’s Investment Committee intends to evaluate recent events and performance of the specific tenant.
Ongoing analysis of tenant performance ultimately impacts the quality of cash flows from each specific investment. For instance, if a tenant’s performance declines substantially for an extended period of time, its credit rating may fall, increasing the perceived risk of the tenant and thus investment. By closely tracking credit performance, Oak Street can take measures to mitigate this risk or exit the asset.

Transaction Sourcing
We believe that Oak Street’s robust transaction sourcing model contributes substantially to its success by targeting off-market or lightly marketed opportunities that allow purchase prices at more favorable levels than the broader market and better prices than achieved in brokered processes. To seek to achieve this, Oak Street leverages a flexible, solutions-oriented approach whereby Oak Street’s current size and scale of capital attracts the attention of prospective sale leaseback tenants, and Oak Street strategically chooses off-market deals (e.g., sale-leasebacks, developer take-outs and lease modifications) that provide attractive entry pricing. Further, long-established relationships with banking and corporate finance advisory contacts enable Oak Street’s transaction sourcing and execution.
A division of Blue Owl, Oak Street also leverages the enhanced sourcing capabilities attributed to Blue Owl’s resources and its relationships with the financial sponsor community and service providers, which could result in an increased pipeline of deal opportunities for Oak Street.
Oak Street has also developed a data science and analytics platform to enable better understanding of Oak Street’s portfolio, opportunities, and processes. The proprietary platform includes a purpose-built database to store raw data from a variety of information providers and transformed data such as custom features, defined events and catalysts, and model output. This technology provides for a significant competitive advantage in its ability to process large data-sets and complex algorithms in a matter of seconds, thereby eliminating hours of manual time and analysis and providing the investment team with a broader set of investment opportunities. We believe this predictive analytics tool will offer a substantial enhancement to the investment strategy and great benefit for investors.
Joint Ventures
We also acquire properties in joint ventures with affiliates, including Other Blue Owl Accounts, which allows the Company and its affiliates to collectively acquire 100% ownership of a property. We will often acquire 100% interest in properties. In addition, we intend to enter into joint ventures with third parties to acquire, develop, improve or dispose of properties. In certain cases, we may not control the management of joint ventures in which we invest, but we may have the right to approve major decisions of the joint venture. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Blue Owl Accounts.
Leverage
We use leverage. Our target leverage ratio is 60%. Our leverage ratio is measured by dividing (i) consolidated property-level and entity-level debt net of cash and loan-related restricted cash, by (ii) the asset value of real estate investments (measured using the greater of fair market value and cost) plus the equity in our settled real estate debt investments. There is, however, no limit on the amount we may borrow with respect to any individual property or portfolio. Indebtedness incurred (i) in connection with funding a deposit in advance of the closing of an investment or (ii) as other working capital advances, will not be included as part of the calculation above. We may exceed our target leverage ratio at other times, particularly during a market downturn or in connection with a large acquisition.
Financing a portion of the purchase price of our assets will allow us to broaden our portfolio by increasing the funds available for investment. Financing a portion, which may be substantial, of the purchase price is not free from risk. Using debt requires us to pay interest and principal, referred to as “debt service,” all of which decrease the amount of cash available for distribution to our Shareholders or other purposes. We may also be unable to refinance the debt at maturity on favorable or equivalent terms, if at all, exposing us to the potential risk of loss with respect to assets pledged as collateral for loans. We generally seek to secure fixed-rate, non-amortizing (i.e., interest-only) debt, however certain of our debt may be floating-rate and the effective interest rates on such debt will increase when the relevant interest benchmark (e.g., SOFR) increases. We may also utilize repurchase agreements and reverse repurchase agreements to finance certain of our securities investments.

In addition, in an effort to have adequate cash available to support our share repurchase plan and to fund investments, we have reserve borrowing capacity under a line of credit. We may elect to borrow against this line of credit in part to repurchase Shares presented for repurchase during periods when we do not have sufficient proceeds from operating cash flows or the sale of Shares in our continuous private offering to fund all repurchase requests.
Oak Street Net Lease Trust Structure
We have elected to be taxed as a REIT beginning with our taxable year ended December 31, 2022, and we intend to continue to operate in a manner so as to qualify as a REIT for subsequent taxable years. In general, a REIT is a company that:
•combines the capital of many investors to acquire or provide financing for real estate assets;
•offers the benefits of a real estate portfolio under professional management;
•satisfies the various requirements of the Code, including a requirement to distribute to shareholders at least 90% of its REIT taxable income each year; and
•is generally not subject to U.S. federal corporate income taxes on its REIT taxable income that it currently distributes to its shareholders, which substantially eliminates the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally results from investments in a C corporation.
A non-listed REIT is a REIT whose shares are not listed for trading on a stock exchange or other securities market. We use the term “perpetual-life REIT” to describe an investment vehicle of indefinite duration, whose common shares are intended to be sold by the REIT monthly on a continuous basis at a price generally equal to the REIT’s prior month’s NAV per share. In our perpetual-life structure, the investor may request that we repurchase their Shares on a monthly basis, but we are not obligated to repurchase any Shares and may choose to repurchase only some, or even none, of the Shares that have been requested to be repurchased in any particular month in our discretion. While we may consider a liquidity event at any time in the future, we are not obligated by our Declaration of Trust or otherwise to effect a liquidity event at any time.
We plan to own all or substantially all of our assets through the Operating Partnership. We are the sole general partner of the Operating Partnership. The Special Limited Partners each own a special limited partner interest in the Operating Partnership. In addition, each of the Adviser and the Special Limited Partners may elect to receive units in the Operating Partnership in lieu of cash for its Management Fee and Performance Allocation, respectively. The Adviser and the Special Limited Partners may put these units back to the Operating Partnership and receive cash unless our Board of Trustees determines that any such repurchase for cash would be prohibited by applicable law or our Declaration of Trust, in which case such Operating Partnership units will be repurchased for our Class I Shares. The use of our Operating Partnership to hold all of our assets is referred to as an Umbrella Partnership Real Estate Investment Trust (UPREIT). Using an UPREIT structure may give us an advantage in acquiring properties from persons who want to defer recognizing a gain for U.S. federal income tax purposes.

The following chart shows our current ownership structure and our relationship with Oak Street, the Adviser, the Dealer Manager and their respective affiliates as of the date of this Registration Statement.

Blue Owl Capital Inc.
Blue Owl Participants
Third-Party Investors
5%
95%
General Partner Interests (32%)*
General Partner Interests (32%)*
General Partner Interests (32%)*
Blue Owl Securities LLC
Dealer Manager Agreement
Oak Street Net Lease Trust (a Maryland statutory trust)
Blue Owl Capital Carry LP
Advisory Agreement
Oak Street Real Estate Capital LLC
100%
General Partner Interest + Limited Partner Interest (82%)**
Advisory Agreement
Blue Owl Oak Trust Carry LLC
Third-Party Investors
14%**
Blue Owl Participants
Special Limited Partner (15%)
Blue Owl Participants
100%
4%**
OakTrust Operating Partnership L.P.
Special Limited Partner (85%)
Oak Trust Carry Participant Vehicle LP

***Through one or more subsidiaries. The remaining 68% is held by the principals of Blue Owl and other unit holders.**
****Percentages are as of May 2023 and are expected to fluctuate over time.**

The Board of Trustees
We operate under the direction of our Board of Trustees (the “Board” or “Board of Trustees”). Our Board of Trustees is currently comprised of seven (7) trustees, three of whom are affiliated with the Adviser and four of whom are independent of the Adviser and its affiliates (the “Independent Trustees”). Our Independent Trustees are responsible for reviewing the performance of the Adviser and approving the compensation paid to the Adviser and its affiliates. See “Item 5. Directors and Executive Officers—Biographical Information” for further information regarding the members of the Board.
The Company has an Audit Committee, which is comprised of four trustees, all of whom are Independent Trustees. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board Of Trustees in selecting, engaging and discharging our independent accountants, reviewing the plans, scope and results of the audit engagement with our independent accountants, approving professional services provided by our independent accountants (including compensation therefore), reviewing the independence of our independent accountants and reviewing the adequacy of our internal controls over financial reporting.
Investment Advisory Agreement
The description below of the Investment Advisory Agreement is only a summary. Statements in this Registration Statement concerning the Investment Advisory Agreement include the material provisions of the agreement. The description set forth below is qualified in its entirety by reference to the Investment Advisory Agreement filed as an exhibit to this Registration Statement.

Under the terms of the Investment Advisory Agreement, the Adviser is responsible for the following:
•managing the Company’s and Operating Partnership’s assets in accordance with its investment objective, policies and restrictions;
•determining the composition of the Company’s and Operating Partnership’s portfolio, the nature and timing of the changes to the Company’s and Operating Partnership’s portfolios and the manner of implementing such changes;
•making investment decisions for the Company and Operating Partnership, including negotiating the terms of investments in, and dispositions of, real estate, portfolio securities and other instruments on its behalf;
•monitoring the Company’s and Operating Partnership’s investments;
•engaging and supervising, on the Company’s and Operating Partnership’s behalf, agents and service providers to assist in making and managing the Company’s and Operating Partnership’s investments
•determining valuations of real estate and real estate-related assets held by the Company and Operating Partnership;
•performing due diligence on prospective portfolio investments;
•recommending the appropriate level of leverage and debt financing;
•exercising voting rights in respect of portfolio securities and other investments for the Company and Operating Partnership;
•serving on, and exercising observer rights for, boards of directors and similar committees of the Company’s and Operating Partnership’s portfolio investments; and
•providing the Company and Operating Partnership with such other investment advisory and related services as the Company and Operating Partnership may, from time to time, reasonably require for the investment of capital.
The Adviser’s services under the Investment Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities, and it intends to do so, so long as its services to us are not impaired. For the avoidance of doubt, the management, policies and operations of the Company Parties shall be the ultimate responsibility of the Adviser acting pursuant to and in accordance with the Declaration of Trust.
Our Board of Trustees at all times has oversight responsibility for governance, financial controls, compliance and disclosure with respect to the Company and our Operating Partnership. Pursuant to the Investment Advisory Agreement, our Board of Trustees has delegated to the Adviser the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our Board Of Trustees. We believe that the Adviser currently has sufficient staff and resources so as to be capable of fulfilling the duties set forth in the Investment Advisory Agreement.
See “—Investment Advisory Agreement” and for a discussion of Company Expenses, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Expenses—Management Fee” below for further information.
Compensation of the Adviser
Management Fee
As compensation for its services provided pursuant to the Investment Advisory Agreement, the Company pays the Adviser a management fee (the “Company Management Fee”) of 1.25% of the Company’s NAV per annum payable monthly. Additionally, to the extent that the Operating Partnership issues Operating Partnership units to parties other than the Company, the Operating Partnership will pay the Adviser a management fee (the “OP Management Fee” and, together with the Company Management Fee, the “Management Fee”) equal to 1.25% of the NAV of the Operating Partnership attributable to such Operating Partnership units not held by the Company per annum payable monthly. In calculating the Management Fee, we will use our NAV before giving effect to accruals for the Management Fee, Performance Allocation (defined below), ongoing servicing fees or distributions payable on our Shares.
The Adviser may elect to receive the Management Fee in cash, Class I Shares or Class I units of the Operating Partnership. If the Management Fee is paid in Class I Shares or Class I units of the Operating Partnership, such Shares or units may be repurchased at the Adviser’s request and will not be subject to the repurchase limits of our share repurchase plan or any Early Repurchase Deduction (as defined below). The Operating Partnership will repurchase any such Operating Partnership units for cash unless the Board determines that any such repurchase for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such Operating Partnership units will be repurchased for the Company’s Class I Shares with an equivalent aggregate NAV. The Adviser will have the option of exchanging Class I Shares for an equivalent aggregate NAV amount of other Share classes.
Performance Allocation
So long as the Investment Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partners each hold an interest in the performance allocation (“Performance Allocation”) in the Operating Partnership that entitles them to receive in the aggregate an allocation from the Operating Partnership equal to 12.5% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined below). The performance participation allocation is an incentive fee paid to the Adviser and receipt of the allocation is subject to the ongoing effectiveness of the Investment Advisory Agreement. Such allocation will be measured on a calendar year basis, made quarterly and accrued monthly.
Promptly following the end of each calendar quarter that is not also the end of a calendar year, the Special Limited Partners will be entitled to a Performance Allocation as described above calculated in respect of the portion of the year to date, less any Performance Allocation received with respect to prior quarters in that year (the “Quarterly Allocation”). The Performance Allocation that the Special Limited Partners are entitled to receive at the end of each calendar year will be reduced by the cumulative amount of Quarterly Allocations that year.
Specifically, the Special Limited Partners in the aggregate will be allocated a performance participation in an amount equal to:
First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partners equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partners pursuant to this clause (this is commonly referred to as a “Catch-Up”); and
Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.
“Total Return” for any period since the end of the prior calendar year shall equal the sum of:
(i)all distributions accrued or paid (without duplication) on the Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year plus
(ii)the change in aggregate NAV of such units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Operating Partnership units, (y) any allocation/accrual to the Performance Allocation and (z) applicable ongoing servicing fee expenses (including any payments made to us for payment of such expenses).

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such units.
“Hurdle Amount” for any period during a calendar year means that amount that results in a 5% annualized internal rate of return on the NAV of the Operating Partnership units outstanding at the beginning of the then-current calendar year and all Operating Partnership units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the Performance Allocation and applicable ongoing servicing fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Operating Partnership units repurchased during such period, which units will be subject to the Performance Allocation upon repurchase as described below.
Except as described in Loss Carryforward below, any amount by which Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.
“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Operating Partnership units repurchased during such year, which units will be subject to the Performance Allocation upon repurchase as described below. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Special Limited Partners’ performance participation. This is referred to as a “High Water Mark.”
The Special Limited Partners will also be allocated a performance participation with respect to all Operating Partnership units that are repurchased at the end of any month (in connection with repurchases of our shares in our share repurchase plan) in an amount calculated as described above with the relevant period being the portion of the year for which such unit was outstanding, and proceeds for any such unit repurchase will be reduced by the amount of any such performance participation.
If a Quarterly Allocation is made and at the end of a subsequent calendar quarter in the same calendar year the Special Limited Partners are entitled to less than the previously received Quarterly Allocation(s) (a “Quarterly Shortfall”), then subsequent distributions of any Quarterly Allocations or year-end Performance Allocations in that calendar year will be reduced by an amount equal to such Quarterly Shortfall, until such time as no Quarterly Shortfall remains. If all or any portion of a Quarterly Shortfall remains at the end of a calendar year following the application described in the previous sentence, distributions of any Quarterly Allocations and year-end Performance Allocations in the subsequent four calendar years will be reduced by (i) the remaining Quarterly Shortfall plus (ii) an annual rate of 5% on the remaining Quarterly Shortfall measured from the first day of the calendar year following the year in which the Quarterly Shortfall arose and compounded quarterly (collectively, the “Quarterly Shortfall Obligation”) until such time as no Quarterly Shortfall Obligation remains; provided, that the Special Limited Partners (or their affiliates) may make a full or partial cash payment to reduce the Quarterly Shortfall Obligation at any time; provided, further, that if any Quarterly Shortfall Obligation remains following such subsequent four calendar years, then the Special Limited Partners (or their affiliates) will promptly pay the Operating Partnership the remaining Quarterly Shortfall Obligation in cash.
Distributions on the Performance Allocation may be payable in cash or Class I units at the election of the Special Limited Partners. If a Special Limited Partner elects to receive such distributions in Class I units, the Special Limited Partner may request that the Operating Partnership repurchase such Class I units from the Special Limited Partner at a later date. Any such repurchase requests will not be subject to the Early Repurchase Deduction or similar repurchase limits that exist under our share repurchase plan. The Operating Partnership will repurchase any such Class I units for Class I Shares or cash (at the Special Limited Partners’ elections) unless our Board Of Trustees determines that any such repurchase for cash would be prohibited by applicable law or the Operating Partnership

Agreement, in which case such Class I units will be repurchased for Class I Shares. Any such repurchase request will not be subject to the Early Repurchase Deduction or similar repurchase limits that exist under our share repurchase plan.
The NAV of the Operating Partnership calculated on the last trading day of a calendar year shall be the amount against which changes in NAV is measured during the subsequent calendar year. In our first calendar year of operations, the Performance Allocation will be prorated for the portion of the calendar year.
The measurement of the foregoing net assets change is also subject to adjustment by our Board Of Trustees to account for any unit dividend, unit split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions made after the commencement of our private offering that the Board Of Trustees deems to be a return of capital (if such changes are not already reflected in the Operating Partnership’s net assets).
Except as noted above with respect to Quarterly Allocations, the Special Limited Partners will not be obligated to return any portion of performance participation paid based on our subsequent performance.
Changes in our Operating Partnership’s NAV per unit of each class will generally correspond to changes in our NAV per Share of the corresponding class of our Shares. Distributions with respect to the Performance Allocation are calculated from the Operating Partnership’s Total Return over a calendar year. As a result, the Special Limited Partners may be entitled to receive payments under the Performance Allocation for a given year even if some of our shareholders who purchased Shares during such year experienced a decline in NAV per share. Similarly, Shareholders whose Shares are repurchased during a given year may have their Shares repurchased at a lower NAV per Share as a result of an accrual for the estimated Performance Allocation at such time, even if no Performance Allocation for such year are ultimately payable to the Special Limited Partners at the end of such calendar year.
In the event the Investment Advisory Agreement is terminated, the Special Limited Partners will be allocated any accrued Performance Allocation with respect to all Operating Partnership units as of the date of such termination. See “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” below for further information about the performance allocation and management fee accrued from Inception through December 31, 2022, and during the three months ended March 31, 2023.
Performance Allocation Example
The following example illustrates how we would calculate our Special Limited Partner’s Performance Allocation at the end of the year based on the assumptions set forth in rows A through E of the table below. All amounts are with respect to the units outstanding at the end of the year. Actual results may differ materially from the following example.

A.	Beginning NAV	$1,000,000,000
B.	Loss Carryforward Amount	—
C.	Net proceeds from new issuances	—
D.	Distributions paid (in twelve equal monthly installments)	40,000,000
E.	Change in NAV required to meet 5% annualized internal rate of return(1)	9,100,000
F.	Hurdle Amount (1) (D plus E)	49,100,000
G.	Ending NAV required to meet Hurdle Amount	1,009,100,000
H.	Actual change in NAV	50,000,000
I.	Actual ending NAV	1,050,000,000
J.	Annual Total Return prior to performance allocation (D plus H)	90,000,000

K.	Excess Profits (J minus the sum of B and F)	40,900,000
L.	Performance allocation is equal to 12.5% of annual Total Return (J) because the annual Total Return exceeds the Hurdle Rate (F) plus loss carryforward account balance (B) with enough Excess Profits (K) to achieve the full Catch-Up	$11,250,000
___________________
(1)Amounts rounded to the nearest $100,000. The Hurdle Amount for any period is that amount that results in a 5% annualized internal rate of return on the NAV of the units outstanding at the end of the period. An internal rate of return reflects the timing and amount of all distributions accrued or paid (without duplication) and any issuances or repurchases of such units during the period. Internal rate of return is a metric used in business and asset management to measure the profitability of an investment, and is calculated according to a standard formula that determines the total return provided by gains on an investment over time. We believe our fee structure described herein, including the requirement that a minimum internal rate of return be achieved before the Adviser is entitled to any performance allocation, aligns the interests of our stockholders with the Adviser in a manner that is typically offered to institutional investors.
Organization and Offering Expense Reimbursement
The Adviser has agreed to advance all of our organization and offering expenses on our behalf (including legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding the ongoing servicing fees) through September 1, 2023, the first anniversary of the date on which we broke escrow for our private offering. We will reimburse the Adviser for all such advanced expenses ratably over the 60 months following the first anniversary of the Company’s first close of its private offering, which occurred on September 1, 2022. After September 1, 2023, we will reimburse the Adviser for any organization and offering expenses associated with our private offering that the Adviser incurs on our behalf as and when incurred. The Adviser will pay wholesaling compensation expenses and certain related expenses of persons associated with the Dealer Manager without reimbursement from us.
Acquisition Expense Reimbursement
We do not intend to pay the Adviser any acquisition, financing (except interest payments to the lender in cases where the lender is an affiliate of the Adviser) or other similar fees in connection with making investments. We will, however, reimburse the Adviser for out-of-pocket expenses in connection with the selection and acquisition of properties and real estate debt, whether or not such investments are acquired, and make payments to third parties or certain of the Adviser’s affiliates in connection with making investments as described in “—Fees from Other Services of the Adviser” below.
Fees from Other Services of the Adviser
We may retain certain of the Adviser’s affiliates, from time to time, for services relating to our investments or our operations, which may include accounting and audit services (including valuation support services), account management services, corporate secretarial services, data management services, trusteeship services, information technology services, finance/budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, construction management services, property management services, leasing services, property, title and/or other types of insurance and related services, transaction support services, transaction consulting services and other similar operational matters. Our Operating Partnership or its subsidiary may also issue equity incentives to certain employees of such affiliates. Any payments made to the Adviser’s affiliates will not reduce the Management Fee or Performance Allocation. Any such arrangements will be at or below market rates.
Administration
The description below of the Oak Street Administration Agreement is only a summary. Statements in this Registration Statement concerning the Oak Street Administration Agreement include the material provisions of the agreement. The description set forth below is qualified in its entirety by reference to the Oak Street Administration Agreement filed as an exhibit to this Registration Statement.

Our Adviser also serves as our administrator. Pursuant to the Oak Street Administration Agreement, our Adviser will perform or oversee the performance of required administrative services, which will include providing office space, equipment and office services, maintaining financial records, preparing reports to shareholders and reports filed with the SEC (as applicable), and managing the payment of expenses and the performance of administrative and professional services rendered by others.
We will reimburse our Adviser for services performed for us pursuant to the terms of the Oak Street Administration Agreement, which will include certain compensation expenses, and for certain organization costs incurred prior to the commencement of our operations, and for certain offering costs.
Operating Partnership
The description below of the Operating Partnership Agreement is only a summary. Statements in this Registration Statement concerning the Operating Partnership Agreement include the material provisions of the agreement. The description set forth below is qualified in its entirety by reference to the Operating Partnership Agreement filed as an exhibit to this Registration Statement.
Management of Our Operating Partnership
The Operating Partnership was formed on May 16, 2022 to acquire and hold assets on our behalf.
We currently hold and intend to continue to hold substantially all of our assets in the Operating Partnership or in subsidiary entities in which the Operating Partnership owns an interest. For purposes of satisfying the asset and gross income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of the Operating Partnership will be deemed to be our assets and income.
We are and expect to continue to be the sole general partner of the Operating Partnership. We hold limited partnership interests in the Operating Partnership, with remaining limited partnership interests held by the Special Limited Partners of the Operating Partnership and controlled subsidiaries of Blue Owl, certain Senior Managing Directors of Blue Owl and certain investors who have exchanged property, cash or other assets for limited partnership units of the Operating Partnership.
As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership. A general partner is accountable to a limited partnership as a fiduciary and consequently must exercise good faith and integrity in handling partnership affairs. No limited partner of the Operating Partnership may transact business for the Operating Partnership, or participate in management activities or decisions, except as provided in the Operating Partnership Agreement and as required by applicable law. We may not be removed as general partner by the limited partners. Our Board of Trustees will at all times have oversight and policy-making authority, including responsibility for governance, financial controls, compliance and disclosure with respect to the Operating Partnership. However, pursuant to the Investment Advisory Agreement, we have delegated to the Adviser authority to make decisions related to the management of our and the Operating Partnership’s assets, including sourcing, evaluating and monitoring our investment opportunities and making decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our Board Of Trustees.
The Special Limited Partners have expressly acknowledged and any future limited partners of the Operating Partnership will expressly acknowledge that we, as general partner, are acting on behalf of the Operating Partnership, ourselves and our shareholders collectively. Neither we nor our Board of Trustees is under any obligation to give priority to the separate interests of the limited partners of the Operating Partnership or our shareholders in deciding whether to cause the Operating Partnership to take or decline to take any actions. If there is a conflict between the interests of our shareholders on the one hand and the Operating Partnership’s limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the Operating Partnership’s limited partners, provided, however, that for so long as we own a controlling interest in the Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our shareholders or the Operating Partnership’s limited partners may be resolved in favor of our shareholders. We are not liable under the Operating Partnership Agreement to the Operating Partnership or to any of its limited partners for monetary damages for losses sustained, liabilities incurred or benefits not derived by such limited partners in connection with such decisions, provided that we have acted in good faith.
The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to (1) satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, unless the Company otherwise ceases to qualify as a REIT, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that the Operating Partnership will not be classified as a “publicly traded partnership” that is taxable as a corporation. See “—Certain U.S. Tax Considerations.”
Capital Contributions
The Company intends to contribute net offering proceeds, after payment of fees and expenses attributable to the Company’s private offering and operations, to the Operating Partnership as capital contributions. However, the Company will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and the Operating Partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with the Company’s private offering and the Company’s operations.
If the Operating Partnership requires additional funds at any time in excess of capital contributions made by the Company, the Operating Partnership may borrow funds from a financial institution or other lenders or the Company or any of its affiliates may provide such additional funds through loans, purchase of additional partnership interests or otherwise (which the Company or such affiliates will have the option, but not the obligation, of providing). In addition, the Operating Partnership may admit additional limited partners whose investments may be subject to a different management fee and repurchase limitations if our Board of Trustees concludes in good faith that such admittance is in our best interest.
Limited Partnership Units Generally
Limited partnership units represent an interest as a limited partner in the Operating Partnership. The Operating Partnership may issue additional partnership units and classes of partnership units with rights different from, and superior to, those of limited partnership units of any class, without the consent of the limited partners or our shareholders. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.
Limited partners of any class do not have the right to participate in the management of the Operating Partnership. Limited partners of any class who do not participate in the management of the Operating Partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the Operating Partnership beyond the amount of their capital contributions. The voting rights of the limited partners of any class are generally limited to approval of specific types of amendments to the Operating Partnership Agreement.
Partnership interests in the Operating Partnership, other than the special limited partner interest and general partner interest, are currently divided into three classes of units: (a) Class S units; (b) Class D units; and (c) Class I units.
Class S Units, Class D Units and Class I Units
In general, the Class S units, Class D units and Class I units are intended to correspond on a one-for-one basis with our Class S shares, Class D shares and Class I shares. When we receive proceeds from the sale of Shares, we will contribute such proceeds to the Operating Partnership and receive Operating Partnership units that correspond to the classes of our shares sold.
In general, each Class S unit, Class D unit and Class I unit will share in distributions from the Operating Partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the Operating Partnership’s liquidation, Class S units and Class D units will automatically convert to Class I units, in each case in proportion to the NAV per unit of each class, and the resulting Class I units will share on a unit-by-unit basis in the assets of the Operating Partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units and payment of the portion distributable to the holders of the special limited partner interests. In addition, a portion of the items of income, gain, loss and deduction of the Operating Partnership for U.S. federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by the Operating Partnership.
For each Class S unit, Class D unit or Class I unit, investors generally will be required to contribute money or property, with a net equity value determined by us, the general partner. Holders of Operating Partnership units will not be obligated to make additional capital contributions to the Operating Partnership. Further, these holders will not have the right to make additional capital contributions to the Operating Partnership or to purchase additional Operating Partnership units without our consent as general partner.
The Adviser may elect to receive its Management Fee in cash, Class I shares or Class I units, and distributions on the Special Limited Partners’ Performance Allocation may be payable in cash or Class I units at the election of the Special Limited Partners. See “—Special Limited Partner Interest” below.
For holders other than us, the Adviser or the Special Limited Partners, after owning an Operating Partnership unit for one year, Operating Partnership unitholders generally may, subject to certain restrictions, exchange Operating Partnership units for a corresponding number of Shares. The Adviser and the Special Limited Partners may exchange Class I units for a corresponding number of Class I Shares at any time. The Adviser and the Special Limited Partners will have the option of exchanging Class I Shares for an equivalent aggregate NAV amount of Class S or Class D Shares.
Issuance of Additional Limited Partnership Interests
As sole general partner of the Operating Partnership, we will have the ability to cause the Operating Partnership to issue additional limited partnership interests (including Operating Partnership units), preferred partnership interests or convertible securities. We have issued Operating Partnership units, and may issue more in the future.
Our Operating Partnership allows us to be organized as an UPREIT. A sale of property directly to a REIT is generally a taxable transaction to the property owner. In an UPREIT structure, a seller of appreciated property who desires to defer taxable gain on the transfer of such property may, subject to meeting applicable tax requirements, transfer the property to the Operating Partnership in exchange for limited partnership interests (including Operating Partnership units) on a tax-deferred basis. Being able to offer a seller the opportunity to defer taxation of gain until the seller disposes of its interest in the Operating Partnership may give us a competitive advantage in acquiring desired properties relative to buyers who cannot offer this opportunity.
In addition, investing in the Operating Partnership, rather than in our Shares, may be more attractive to certain institutional or other investors due to their business or tax structure.
Transferability of Interests
Without the consent of a majority in interest of the limited partners of the Operating Partnership, other than interests held by us, we may not voluntarily withdraw as the general partner of the Operating Partnership, engage in any merger, consolidation or other business combination or transfer our general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless: (1) the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners of the Operating Partnership receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or (2) in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership.
With certain exceptions, the limited partners may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as general partner.

Exculpation
We, as general partner, will not be liable to the Operating Partnership or limited partners for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence since provision has been made in the Operating Partnership Agreement for exculpation of the general partner. Therefore, purchasers of interests in the Operating Partnership have a more limited right of action than they would have absent the limitation in the Operating Partnership Agreement.
Indemnification
The Operating Partnership Agreement provides for the indemnification of us, as general partner, by the Operating Partnership for liabilities we incur in dealings with third parties on behalf of the Operating Partnership. To the extent that the indemnification provisions purport to include indemnification of liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.
Tax Matters
We are the Operating Partnership’s partnership representative and have the authority to make tax elections under the Code on the Operating Partnership’s behalf.
Allocation of Investment Opportunities
Oak Street believes our investment objectives, guidelines and strategy are generally distinct from Other Blue Owl Accounts. Accordingly, our distinctive investment strategy coupled with the scale of the real estate market leads us to believe that there will be sufficient investment opportunities. There will, however, be overlap of net lease investments and real estate-related securities investment opportunities with certain Other Blue Owl Accounts, in particular those managed by the Oak Street team, that are actively investing, and there could be similar overlap with future Other Blue Owl Accounts.
Certain inherent conflicts of interest arise from the fact that Oak Street and its affiliates, including the Adviser, will provide investment advisory and other services to the Company and Other Blue Owl Accounts. The investment guidelines and program of the Company and the Other Blue Owl Accounts may overlap and in such cases, investment opportunities will be allocated between the Company and the Other Blue Owl Accounts in a manner that may result in fewer investment opportunities being allocated to the Company than would have otherwise been the case in the absence of such Other Blue Owl Accounts. Certain allocations will, from time to time, be more advantageous to the Company relative to one or all of the Other Blue Owl Accounts, or vice versa. While the Adviser will seek to allocate investment opportunities in a way that it believes in good faith is fair and reasonable over time to the Company, there can be no assurance that the Company’s actual allocation of an investment opportunity or terms on which the allocation is made, will be as favorable as they would be if the conflicts of interest to which the Adviser is subject did not exist. See “Item 1A. Risk Factors—Risks Related to Our Relationship with Blue Owl, Our Adviser and the Investment Advisory Agreement—We may compete for capital and investment opportunities with other entities managed by our Adviser or its affiliates, subjecting our Adviser to certain conflicts of interest.”
With respect to Other Blue Owl Accounts with investment objectives or guidelines that may overlap with ours but that do not have priority over us, investment opportunities will be allocated between us and the Other Blue Owl Accounts in accordance with our prevailing policies and procedures on a basis that the Adviser and its affiliates determine to be fair and reasonable over time in their sole discretion, subject to the following considerations: (i) any applicable investment objectives of ours and such Other Blue Owl Accounts (which, for us, includes our primary objective of providing current income in the form of regular, stable cash distributions to achieve an attractive dividend yield), (ii) any investment limitations of ours and such Other Blue Owl Accounts (e.g., joint venture investments between us and an Other Blue Owl Account must be on the same terms and satisfy the restrictions of all participants, such as lowest leverage targeted by any participant), (iii) the sector, geography/location, expected return profile, expected distribution rates, anticipated cash flows, expected stability or volatility of cash flows, leverage profile, risk profile and other features of the applicable investment opportunity and its impact on portfolio concentration and diversification, (iv) avoiding allocation that could result in de minimis or odd lot investments, (v) the liquidity needs of the investment fund or account, (vi) the ability of the investment fund or account to accommodate structural, timing and other aspects of the investment process, (vii) the life cycle of the investment fund or account and (viii) legal, tax, accounting, regulatory and other considerations deemed relevant by the Adviser and its affiliates (including, without limitation, maintaining our qualification as a REIT and our status as a non-investment company exempt from the Investment Company Act). Currently, an Other Blue Owl Account invests in properties with long term net leases in the United States to non-investment grade tenants, and will be offered the opportunity to participate in such investments. The Adviser’s allocation of investment opportunities among the Company and any of the Other Blue Owl Accounts will not always, and often will not, be proportional. In circumstances where the investment objectives of multiple investment funds or accounts regularly overlap, while the specific facts and circumstances of each allocation decision will be determinative, the Adviser may also take into account prior allocation decisions.
In addition, certain Other Blue Owl Accounts have priority over us with respect to certain net lease investments, as described further below. Currently, Other Blue Owl Accounts seek to invest in properties with certain durations of long term net leases solely to investment grade tenants in the United States that meet certain return profile criteria. These Other Blue Owl Accounts have priority over us with respect to such investment opportunities, although we may have opportunities to co-invest alongside such Other Blue Owl Accounts. In addition, an Other Blue Owl Account invests in properties with net leases to non-investment grade tenants. This Other Blue Owl Account has priority over us up to a limited percentage of these investment opportunities for a finite period and finite amount. Accordingly, we may have the potential to co-invest with such Other Blue Owl Account. Other than as described above, no Other Blue Owl Accounts currently have priority over us with respect to investment opportunities. Other Blue Owl Accounts having priority over us will result in fewer investment opportunities being made available to us, and the opportunities that are available to us may have lower return profiles, shorter lease durations and/or lower-rated tenants than would otherwise be the case. There may be additional priorities over us held by future Other Blue Owl Accounts (although, because these future Other Blue Owl Accounts have yet to be organized, it is unclear what types of investment priorities (if any) such future Other Blue Owl Accounts could have over the Company).
For additional information, see “Item 7. Certain Relationships And Related Transactions, And Director Independence—Potential Conflicts of Interest—Allocation of Investment Opportunities.”
Term
The Company has been established, and is expected to continue, for an indefinite period of time. As part of the Company’s indefinite term structure, investors may request the repurchase of their shares on a quarterly basis (as further discussed below). See “—Share Repurchase Plan” below for more information regarding repurchases.
Governmental Regulations
As an owner of real estate, our operations are subject, in certain instances, to supervision and regulation by U.S. and other governmental authorities, and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which include, among other things: (i) federal and state securities laws and regulations; (ii) federal, state and local tax laws and regulations, (iii) state and local laws relating to real property; and (iv) federal, state and local environmental laws, ordinances, and regulations.
Compliance with the federal, state and local laws described above has not had a material adverse effect on our business, assets, results of operations, financial condition and ability to pay distributions, and we do not believe that our existing portfolio will require us to incur material expenditures to comply with these laws and regulations.
Competition
We face competition from various entities for investment opportunities, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships and developers. In addition to third-party competitors, other programs sponsored by the Adviser and its affiliates, particularly those with investment strategies that overlap with ours, will seek investment opportunities under Blue Owl’s prevailing policies and procedures.

In the face of this competition, we have access to the Adviser’s professionals and their industry expertise and relationships, which we believe provide us with a competitive advantage and help us source, evaluate and compete for potential investments. We believe these relationships will enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face.
Emerging Growth Company
We will be and we will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the date of an initial public offering pursuant to an effective registration statement under the 1933 Act, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Shares that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). We cannot predict if investors will find our Shares less attractive because we may rely on some or all of these exemptions.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the 1933 Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates and may result in less investor confidence.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby Shareholders will have their cash distributions automatically reinvested in additional Shares unless they elect to receive their distributions in cash. For Shareholders that participate in our distribution reinvestment plan, the cash distributions attributable to the class of Shares that such Shareholders own will be automatically invested in additional Shares of the same class. The purchase price for Shares purchased under our distribution reinvestment plan will be equal to the transaction price for such Shares at the time the distribution is payable. Shareholders will not pay any upfront selling commission, dealer manager fees, or other similar placement fees (together, the “Upfront Sales Load”) when purchasing shares under our distribution reinvestment plan; however, all outstanding Class S and Class D Shares, including those purchased under our distribution reinvestment plan, will be subject to ongoing servicing fees. Participants may terminate their participation in the distribution reinvestment plan with ten business days’ prior written notice to us. See “Description of Registrant’s Securities to be Registered—Distribution Reinvestment Plan” for more information regarding the reinvestment of distributions investors may receive from us.
Share Repurchase Plan
Until June 30, 2023, shareholders may request on a monthly basis that we repurchase all or any portion of their shares pursuant to our current share repurchase plan (the “Existing Repurchase Plan”). Under the Existing Repurchase Plan, to the extent we choose to repurchase shares in any particular month, we will only repurchase shares as of the opening of the last business day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date, except that shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price (an “Early Repurchase Deduction”) subject to certain limited exceptions, which has been waived by our Board of Trustees until September 30, 2023. However, we are not obligated to repurchase any Shares and may choose to repurchase only some, or even none, of the Shares that have been requested to be repurchased in any particular month in the discretion of our Board of Trustees. In addition, our ability to fulfill repurchase requests is subject to a number of limitations. As a result, share repurchases may not be available each month.
To have shares repurchased under the Existing Repurchase Plan, an investor’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will be made within three business days of the Repurchase Date using the prior month’s transaction price. An investor may withdraw its repurchase request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the second to last business day of the applicable month.
The aggregate NAV of total repurchases of Class S, Class D, and Class I Shares (including repurchases at certain non-U.S. investor access funds primarily created to hold our Shares) under the Existing Repurchase Plan is limited (i) to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and (ii) no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). Shares or units issued to the Adviser and its affiliates under our Management Fee, to Blue Owl Capital Holdings, LP (“Blue Owl Capital Holdings”) and its related parties for the investment of $25 million in Class I Shares, including the contribution of interests relating to one or more properties (the “Upfront Equity Investment”), to Blue Owl Capital Holdings as payments of interest for its unsecured loan to the Operating Partnership, or for a Special Limited Partner’s performance participation interest are not subject to these repurchase limitations under the Existing Repurchase Plan or New Repurchase Plan (as defined below).
In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month under the Existing Repurchase Plan, Shares repurchased at the end of the month will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next month, or upon the recommencement of the share repurchase plan, as applicable.
The Board has approved an amended and restated repurchase plan (the “New Repurchase Plan”) effective starting July 1, 2023. Under the New Repurchase Plan, rather than repurchase Shares on a monthly basis, we intend to repurchase once per quarter no more than 5% aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). The 5% quarterly limitation under the New Repurchase Plan is the same as the 5% quarterly limitation in the Existing Repurchase Plan.
Under the New Repurchase Plan—and consistent with the Existing Repurchase Plan—our Board of Trustees may amend, suspend or terminate the share repurchase plan at any time if it deems such action to be in our best interest and the best interest of our shareholders. As a result, share repurchases may not be available each quarter. Also consistent with the Existing Repurchase Plan, in the event that we determine to repurchase some but not all of the shares submitted for repurchase during any quarter under the New Repurchase Plan, shares repurchased at the end of the applicable calendar quarter will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of the share repurchase plan, as applicable.
We intend to conduct such repurchase offers under the New Repurchase Plan in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act. To the extent we offer to repurchase shares pursuant to a tender offer in any particular quarter, we expect to repurchase shares at a purchase price equal to the NAV per share as of the last business day of the applicable quarter (the “Valuation Date”), which will not be available until after the expiration of the applicable tender offer, so shareholders will not know the exact price of shares in the tender offer when they make a decision whether to tender their shares. Shareholders will not have an opportunity to withdraw their request to tender shares following the expiration of the tender offer. If shareholders tender shares in a tender offer with a Valuation Date that is within the 12 month period following the initial issue date of their tendered shares, such shares will be subject to an Early Repurchase Deduction of 2% of the aggregate NAV of the shares repurchased. The one year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. As noted above, the Early Repurchase Deduction has been waived by the Board of Trustees until September 30, 2023. Additionally, shareholders who have received Shares in exchange for their Operating Partnership units may include the period of time such shareholder held such Operating Partnership units for purposes of calculating the holding period for such Shares. The Early Repurchase Deduction may only be waived in the case of repurchase requests arising from the death or qualified disability of the holder and in other limited circumstances. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan.
Our approach to portfolio construction is to maintain a portfolio consisting predominately of income-generating, stabilized real estate investments and to a lesser extent in real estate debt investments, marketable securities, cash, cash equivalents and other short-term investments. Real estate investments cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. The real estate debt portfolio was designed as a feature of our investment program to provide current income and contribute to our overall net returns and, alongside our credit facilities and operating cash flow, as an additional source of liquidity for our share repurchase plan, cash management and other purposes. We may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of or repayment under our assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should we otherwise determine that investing our liquid assets in real estate or other investments rather than repurchasing our shares is in the best interests of the Company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, our Board of Trustees may make exceptions to, modify or suspend our share repurchase plan if it deems in its reasonable judgment such action to be in our best interest and the best interest of our shareholders.
Employees
We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Adviser or its affiliates pursuant to the terms of the Investment Advisory Agreement and Declaration of Trust. See “Item 1(c). Description of Business—Investment Advisory Agreement.”
The Private Offering
Subscriptions to purchase our Shares may be made on an ongoing basis, but investors may only purchase our Shares pursuant to accepted subscription orders as of the first business day of each month (based on the prior month’s transaction price), and to be accepted, a subscription request must be received in good order at least five business days prior to the first business day of the month (unless waived by the Dealer Manager). A subscription order may be canceled at any time before the time it has been accepted.
The purchase price per share of each class will be equal to the then-current transaction price, which will generally be our prior month’s NAV per share for such class as of the last calendar day of such month. Our NAV may vary significantly from one month to the next. We may offer shares at a price that we believe reflects the NAV per share of such shares more appropriately than the prior month’s NAV per share, including by updating a previously available offering price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. In contrast to securities traded on an exchange or over-the-counter, where the price often fluctuates as a result of, among other things, the supply and demand of securities in the trading market, our NAV will be calculated once monthly using our valuation methodology, and the price at which we sell new shares and repurchase outstanding shares will not change depending on the level of demand by investors or the volume of requests for repurchases. See “—Net Asset Value Calculation and Valuation” for more information about the calculation of NAV per share.
On each business day, our transfer agent will collect purchase orders. Notwithstanding the submission of an initial purchase order, we can reject purchase orders for any reason. Investors may only purchase our Shares pursuant to accepted subscription orders as of the first business day of each month (based on the prior month’s transaction price), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our Shares being subscribed at least five business days prior to the first business day of the month. If a purchase order is received less than five business days prior to the first business day of the month, unless waived by the Dealer Manager, the purchase order will be executed in the next month’s closing at the transaction price applicable to that month. As a result of this process, the price per Share at which a subscriber’s order is executed may be different than the price per Share for the month in which they submitted their purchase order.
Generally, within 15 calendar days after the last calendar day of each month, we will determine our NAV per Share for each Share class as of the last calendar day of the prior month, which will generally be the transaction price for the then-current month for such share class. However, in certain circumstances, the transaction price will not be made available until a later time.
Reporting Obligations
We will file our annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law.
We intend to make available on our website, when available, our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K. The SEC also maintains a website (www.sec.gov) that contains such information. Our website will contain additional information about our business, but the contents of the website are not incorporated by reference in or otherwise a part of this Registration Statement.
Certain U.S. Tax Considerations
The discussion of tax matters set forth in this Registration Statement was not intended to be used, and cannot be used by any prospective investor, for the purpose of avoiding penalties that may be imposed. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.
The following summary describes certain material U.S. federal income tax considerations relating to the ownership of our Shares as of the date hereof by U.S. holders and non-U.S. holders, each as defined below. Except where noted, this summary deals only with Shares held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities (except as described in “—Taxation of Tax-Exempt Holders of Our Shares” below), insurance companies, persons holding Shares as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons who are “foreign governments” within the meaning of Section 892 of the Code, investors in pass-through entities or U.S. holders of Shares whose “functional currency” is not the U.S. dollar. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed herein. In addition, this summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the net investment income tax. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our Shares has been requested from the U.S. Internal Revenue Service (the “IRS”) or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents.
The U.S. federal income tax treatment of holders of our Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our Shares will depend on the Shareholder’s particular tax circumstances.
EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF INTERESTS IN THE COMPANY.

Our Taxation as a REIT
We have elected to be taxed as a real estate investment trust, or a REIT, under the Code commencing with our first taxable year. Furthermore, we intend to operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code so long as our Board of Trustees determines that REIT qualification remains in our best interest.
The sections of the Code and the corresponding regulations that govern the U.S. federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.
REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a C corporation (i.e., a corporation generally subject to U.S. federal corporate income tax). Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate, to the extent declared as a dividend and subsequently paid to our shareholders, is taxed only at the shareholder level.
If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:
•We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time after, the calendar year in which the income is earned.
•If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.
•If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. corporate income tax.
•If due to reasonable cause and not willful neglect we fail to satisfy either the 75% Gross Income Test or the 95% Gross Income Test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% Gross Income Test or the 95% Gross Income Test, multiplied in either case by a fraction intended to reflect our profitability.
•If (i) we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”) due to reasonable cause and not to willful neglect, (ii) we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and (iii) we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests multiplied by the corporate tax rate.
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
•We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification as a REIT.”
If we fail to distribute during each calendar year at least the sum of:
•85% of our ordinary income for such calendar year;
•95% of our capital gain net income for such calendar year; and
•any undistributed taxable income from prior taxable years, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. holder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.
We will be subject to a 100% excise tax on amounts received by us from a taxable REIT subsidiary (a “TRS”) (or on certain expenses deducted by a TRS) if certain arrangements between us and a TRS of ours, as further described below, are not comparable to similar arrangements among unrelated parties.
If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate-level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 5-year period following its acquisition, at which time we would recognize, and would be subject to tax at the regular corporate rate on, the built-in gain.
In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to U.S. federal corporate income tax on its net income.
Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:
(1)that is managed by one or more trustees or directors;
(2)the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT;
(4)that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5)the beneficial ownership of which is held by 100 or more persons;

(6)of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;
(7)that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and
(8)that meets other tests described below regarding the nature of its income and assets.
Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year, but neither conditions (5) nor (6) apply to the first taxable year for which an election to become a REIT is made. We believe that we will maintain sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our Declaration of Trust contains restrictions regarding the ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The provisions of our Declaration of Trust restricting the ownership and transfer of our Shares are described in “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.
If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our Shares requesting information regarding the actual ownership of our Shares (as discussed below), and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our Shares. To do so, we must demand written statements each year from the record holders of significant percentages of our Shares pursuant to which the record holders must disclose the actual owners of the Shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our Shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to maintain REIT status, use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.
Ownership of Partnership Interests. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test described below (see “—Asset Tests”), the determination of a REIT’s interest in a partnership’s assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest, including the Operating Partnership, is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.
Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the stock of which is owned directly or indirectly by the

REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. All assets, liabilities and items of income, deduction and credit of qualified REIT subsidiaries and disregarded subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.
In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Income Tests.”
Taxable REIT Subsidiaries. A TRS is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a TRS. The separate existence of a TRS is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS generally is subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
Income earned by a TRS is not attributable to the REIT. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat dividends paid to us from such TRS, if any, as income. This income can affect our income and asset tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a TRS without affecting our status as a REIT. For example, we may use taxable REIT subsidiaries to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.
Several provisions of the Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to affiliated REITs. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a TRS if the IRS were to assert successfully that the economic arrangements between us and a TRS are not comparable to similar arrangements between unrelated parties.
Deductions are disallowed for business interest expense (even if paid to third parties) in excess of the sum of a taxpayer’s business interest income and 30% of the adjusted taxable income of the business, which is its taxable income computed without regard to business interest income or expense, net operating losses or the pass-through income deduction. Such limitations may also impact the amount of U.S. federal income tax paid by any of our TRSs.
Gross Income Tests
To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, for each taxable year generally must be derived directly or indirectly from:
•rents from real property;
•interest on debt secured by mortgages on real property or on interests in real property;
•dividends or other distributions on, and gain from the sale of, stock in other REITs;
•gain from the sale of real property or mortgage loans;
•abatements and refunds of taxes on real property;
•income and gain derived from foreclosure property (as described below);
•amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and
•interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term (the “75% Gross Income Test”).
Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% Gross Income Test, and from (i) dividends, (ii) interest and (iii) gain from the sale or disposition of stock or securities, which need not have any relation to real property (the “95% Gross Income Test”).
If we fail to satisfy the 75% Gross Income Test or the 95% Gross Income Test (or both) for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our U.S. federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “—Taxation of REITs in General.”
Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of the gross income tests. We will monitor the amount of our nonqualifying income, and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.
Dividends. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of earnings and profits of the distributing corporation. Our dividend income from stock in any corporation (other than any REIT), including any TRS, will be qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Dividends that we receive from any REITs in which we own stock and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person; however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.
Interest on debt secured by mortgages on real property or on interests in real property (including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services) generally is qualifying income for purposes of the 75% Gross Income Test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% Gross Income Test but will be qualifying income for purposes of the 95% Gross Income Test. The portion of the interest income that will not be qualifying income for purposes of the 75% Gross Income Test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.
We expect that the CMBS and RMBS in which we invest generally will be treated either as interests in a grantor trust or as interests in a real estate mortgage investment conduit (“REMIC”) for U.S. federal income tax purposes and that all interest income from such CMBS and RMBS will be qualifying income for the 95% gross income test. In the case of CMBS and RMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of CMBS and RMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce nonqualifying income for the holder of the related REMIC securities.
Interest, original issue discount and market discount income that we receive or accrue from mortgage-related assets generally will be qualifying income for purposes of both gross income tests.
Hedging Transactions. We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods specified in Treasury regulations, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods, or (iii) in connection with the effective termination of certain hedging transactions described above will be excluded from gross income for purposes of both the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging will not adversely affect our ability to satisfy the REIT qualification requirements.

We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.
Fee Income. Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.
Rents from Real Property. Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions described below are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased and any services provided in connection with the property. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled taxable REIT subsidiary” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, or modified, if such modification increases the rents due under such lease. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. We may, however, render services to our tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue if certain requirements are satisfied. We may also own an interest in a TRS which provides non-customary services to tenants without tainting our rental income from the related properties.
Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly, by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.
We intend to cause any services that are not usually or “customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor” who is adequately compensated and from which we do not derive revenue, and which meets certain other requirements. However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.
Prohibited Transactions Tax. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. While we intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business, we cannot assure you that we will comply with certain safe harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of such corporation at regular corporate income tax rates. We intend to structure our activities to avoid prohibited transaction characterization.
Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
•that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•for which the REIT makes a proper election to treat the property as foreclosure property.
However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.
Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
•on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% Gross Income Test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% Gross Income Test;
•on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or
•which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.
We will be subject to tax at the corporate rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% Gross Income Test, less expenses directly connected with the production of that income. However, net income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.
Phantom Income. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.
We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain debt instruments may be made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.
The terms of the debt instruments that we hold may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to a deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.
Some of the debt securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue non-de minimis original issue discount based on the constant yield to maturity of such debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument.
In addition, in the event that any debt instruments or debt securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinated mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.
Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.
As a result of each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a risk that we may have taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements Applicable to REITs.”
Asset Tests
At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets:
•At least 75% of the value of our total assets must be represented by the following:
◦interests in real property, including leaseholds and options to acquire real property and leaseholds;
◦interests in mortgages on real property;
◦stock in other REITs and debt instruments issued by publicly offered REITs;
◦cash and cash items (including certain receivables);
◦government securities;
◦investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and
◦regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under U.S. federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC (the “75% Asset Test”).
•Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class described above.

•Except for securities in TRSs and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.
•Except for securities in TRSs and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of any one issuer’s outstanding voting securities.
•Except for securities of TRSs and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception or other exceptions discussed below (the “10% Value Test”).
•Not more than 20% of the value of our total assets may be represented by the securities of one or more TRSs.
•Not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, including the Operating Partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% Value Test, as explained below).
Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% Asset Test will not be taken into account for purposes of the 10% Value Test if the debt securities meet the straight debt safe harbor. Subject to certain exceptions, debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits of any person, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, in the case of a partnership issuer, our interest as a partner in the partnership).
In addition to straight debt, the Code provides that certain other securities will not violate the 10% Value Test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of such a nature that the partnership would satisfy the 75% Gross Income Test described above under “—Income Tests.” In applying the 10% Value Test, a debt security issued by a partnership (other than straight debt or any other excluded security) is not taken into account to the extent, if any, of the REIT’s proportionate interest as a partner in that partnership.
Any stock that we hold or acquire in other REITs will be a qualifying asset for purposes of the 75% Asset Test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% Asset Test. Instead, we would be subject to the second, third, fourth, and fifth asset tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. Independent appraisals may not have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we failed to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of nonqualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we could nevertheless avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.
In the case of de minimis violations of the 10% Value Test and the 5% Value Test, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
Even if we did not qualify for the foregoing relief provisions, a REIT which fails one or more of the asset requirements for a particular tax quarter may nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the corporate tax rate and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
Annual Distribution Requirements Applicable to REITs
To qualify for taxation as a REIT, we generally must distribute dividends (other than capital gain dividends) to our Shareholders in an amount at least equal to:
•the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus
•the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.
Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration; these distributions are taxable to our Shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our shareholders of any distributions that are actually made.
If we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.
Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares.
We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (ii) the tax that we paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.
We intend to make timely distributions sufficient to satisfy the distribution requirements. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements, in which case it may be necessary to borrow funds or make non-cash distributions (including, for example, distributions of our own shares) in order to satisfy the distribution requirements.
If our taxable income for a particular year is subsequently determined to have been understated, under some circumstances we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
Like-Kind Exchanges
We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income is income earned by a TRS that is attributable to services provided to us, or on our behalf to any of our tenants, that is less than the amounts that would have been charged based upon arms’ length negotiations.

Record Keeping Requirements
We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding Shares.
Failure to Qualify
If we fail to satisfy one or more requirements of REIT qualification, other than the income tests or asset requirements, then we may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each failure.
If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income as a corporation. This would significantly reduce both our cash available for distribution to our Shareholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to Shareholders and any distributions that are made will not be deductible by us. Moreover, all distributions to Shareholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of ours. Furthermore, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced U.S. federal income tax rates on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
Tax Aspects of Our Operating Partnership and any Subsidiary Partnerships
General. Substantially all of our assets will be held through our Operating Partnership. In addition, our Operating Partnership may hold certain investments indirectly through subsidiary partnerships and limited liability companies which are treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. A partner in such entities that is a REIT will include in its income its share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of its REIT taxable income, and the REIT distribution requirements. Pursuant to these rules, for purposes of the asset tests, we will include our pro rata share of assets held by our Operating Partnership, including our share of its subsidiary partnerships and limited liability companies, based on its capital interest in each such entity.
Entity Classification. Our interests in the Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for U.S. federal income tax purposes. For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” (subject to certain exceptions). A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury regulations. If our Operating Partnership or a subsidiary partnership or limited liability company were treated as an association rather than as a partnership, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effects of our failure to meet the REIT asset and income tests. In addition, a change in the tax status of our Operating Partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership which is taxable as a corporation.

U.S. federal income tax audits of partnerships, such as our Operating Partnership or any subsidiary partnerships or limited liability companies treated as partnerships for U.S. federal income tax purposes are conducted at the entity level, but unless such an entity qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the entity itself. Under an alternative procedure, if elected, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take such adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If any of the Operating Partnership or our subsidiary partnerships or limited liability companies is able to and in fact elects the alternative procedure for a given adjustment, the amount of taxes for which such persons will be liable will be increased by any applicable penalties and a special interest charge. There can be no assurance that any such entities will make such an election for any given adjustment.
Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, Section 704(b) of the Code and the Treasury regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.
Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
Appreciated property may be contributed to our Operating Partnership in exchange for Operating Partnership units in connection with future acquisitions. The Operating Partnership Agreement requires that allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Any book-tax differences will be accounted for using any method approved under Section 704(c) of the Code and the applicable Treasury regulations as chosen by the general partner under the Operating Partnership Agreement. Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value.
Taxation of U.S. Holders of Our Shares
U.S. Holder. As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our Shares that is for U.S. federal income tax purposes:
•a citizen or resident of the United States;
•a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your advisors. A “non-U.S. holder” is a beneficial owner of our Shares that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).
Distributions Generally. As long as we qualify as a REIT, distributions made by us to our taxable U.S. holders out of our current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gains rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our common shares. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions. Under the current tax law, U.S. holders that are individuals, trusts and estates generally may deduct 20% of “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates). The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. The deduction, if allowed in full, equates to a maximum effective U.S. federal income tax rate on ordinary REIT dividends of 29.6%. Without further legislation, the deduction would sunset after 2025.
Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s shares. Rather, such distributions will reduce the adjusted basis of the shares. To the extent that distributions exceed the adjusted basis of a U.S. holder’s shares, the U.S. holder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less.
Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.
We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, U.S. holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.
Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends” to the extent that such distributions do not exceed our actual net capital gain for the taxable year. Capital gain dividends are taxed to U.S. holders of our shares as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the shareholders have held their shares. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.
Instead of paying capital gain dividends, we may elect to require Shareholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund to the extent that the tax paid by us exceeds the U.S. holder’s tax liability on the undistributed capital gain. A U.S. holder of our Shares will increase the basis in its Shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.
We must classify portions of our designated capital gain dividend into the following categories:
•a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our Shares at a federal rate of up to 20%; or
•an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our Shares at a maximum rate of 25%.
We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of shares be comprised proportionately of dividends of a particular type.
Passive Activity Loss and Investment Interest Limitation. Distributions that we make and gains arising from the disposition of our common shares by a U.S. holder will not be treated as passive activity income, and therefore U.S. holders will not be able to apply any “passive activity losses” against such income. Dividends paid by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.
Qualified Dividend Income. Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to an individual, trust or estate, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations such as TRSs, our “undistributed” REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any U.S. federal income taxes that we paid with respect to such REIT taxable income and built-in gain).
Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. The dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the shares on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation, and the dividends we receive from such an entity would not constitute qualified dividend income.
Furthermore, certain exceptions and special rules apply to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the shares on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.
In addition, even if we designate certain dividends as qualified dividend income to our shareholders, the shareholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the shareholder will only be eligible to treat the dividend as qualifying dividend income if the shareholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a shareholder will be required to hold our shares for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the share becomes ex-dividend.
Other Tax Considerations. To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.
Sales of Our Shares. Upon any taxable sale or other disposition of our Shares (except pursuant to a repurchase by us, as described below), a U.S. holder of our Shares will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between:
•the amount of cash and the fair market value of any property received on such disposition; and
•the U.S. holder’s adjusted basis in such Shares for tax purposes.
Gain or loss will be capital gain or loss if the Shares have been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the holder’s tax bracket.
In general, any loss upon a sale or exchange of our Shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.
Repurchases of Our Shares. A repurchase of our Shares will be treated as a distribution in exchange for the repurchased shares and taxed in the same manner as any other taxable sale or other disposition of our Shares discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the holder’s interest in our Shares, (ii) results in a substantially disproportionate redemption with respect to the holder, or (iii) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, common shares actually owned, as well as common shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of common shares pursuant to a repurchase generally will result in a “substantially disproportionate” redemption with respect to a holder if the percentage of our then outstanding voting shares owned by the holder immediately after the sale is less than 80% of the percentage of our voting shares owned by the holder determined immediately before the sale. The sale of common shares pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a holder if the reduction in the holder’s proportionate interest in our shares as a result of our repurchase constitutes a “meaningful reduction” of such holder’s interest.
A repurchase that does not qualify as an exchange under such tests will constitute a dividend equivalent repurchase that is treated as a taxable distribution and taxed in the same manner as regular distributions, as described above under “—Distributions Generally.” In addition, although guidance is sparse, the IRS could take the position that a holder who does not participate in any repurchase treated as a dividend should be treated as receiving a constructive distribution of our Shares taxable as a dividend in the amount of their increased percentage ownership of our Shares as a result of the repurchase, even though the holder did not actually receive cash or other property as a result of the repurchase.
Taxation of Non-U.S. Holders of Our Shares
The rules governing the U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules.

We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on ownership and disposition of the common shares, including any reporting requirements.
Distributions. Distributions by us to a non-U.S. holder on our Shares that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as may be specified under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent the income allocated to the non-U.S. holder is excess inclusion income. Dividends that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a trade or business within the United States may also be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.
A non-U.S. holder of our Shares who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for our ordinary dividends will be required (i) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (ii) if our Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder of our Shares eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Distributions that are neither attributable to gain from sales or exchanges of “U.S. real property interests” nor designated as capital gains dividends and that are in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common shares will reduce the non-U.S. holder’s adjusted basis in its common shares and will not be subject to U.S. federal income tax. Distributions that are neither attributable to gain from sales or exchanges of “U.S. real property interests” nor designated as capital gains dividends and that are in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common shares will be treated as gain from the sale of its shares, the tax treatment of which is described below under “—Sales of Our Shares.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.
We would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of our current and accumulated earnings and profits if our Shares constitutes a U.S. real property interest with respect to such non-U.S. holder, as described below under “—Sales of Our Shares.” This withholding would apply even if a lower treaty rate otherwise applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:
•The investment in the common shares is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will generally be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or
•The non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the distribution and has a “tax home” in the United States, in which case the individual will be subject to a 30% tax on the individual’s capital gains.
Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with the conduct of a trade or business in the United States. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to a U.S. real property interest if we held an interest in the underlying asset solely as a creditor.
We will be required to withhold and remit to the IRS the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.
However, the above withholding tax will not apply to any capital gain dividend with respect to (i) any class of our shares which is “regularly traded” on an established securities market located in the United States if the non-U.S. holder did not own more than 10% of such class of shares at any time during the one-year period ending on the date of such dividend or (ii) a “qualified shareholder” or a “qualified foreign pension fund”. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Distributions.” Also, the branch profits tax would not apply to such a distribution. However, it is not anticipated that our Shares will be “regularly traded” on an established securities market.
Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the shares held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual U.S. federal income tax liability. If we were to designate a portion of our net capital gain as undistributed capital gain, a non-U.S. holder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.
Sales of Our Shares. Subject to the discussion below under “—Repurchases of Our Shares,” gain recognized by a non-U.S. holder upon the sale or exchange of our shares generally would not be subject to U.S. taxation unless:
•the investment in our Shares is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

•the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or
•the non-U.S. holder is not a qualified shareholder or a qualified foreign pension fund (each as defined below) and our Shares constitute U.S. real property interests within the meaning of FIRPTA, as described below.
We anticipate that our Shares will constitute a U.S. real property interest within the meaning of FIRPTA unless we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. holders. No assurance can be given, however, that we are or will be a domestically-controlled REIT.
Even if we were not a domestically-controlled REIT, a sale of common shares by a non-U.S. holder would nevertheless not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if:
•our Shares were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and
•the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our Shares at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.
However, it is not anticipated that our Shares will be “regularly traded” on an established securities market. If gain on the sale or exchange of our Shares were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such a case, under FIRPTA the purchaser of common shares may be required to withhold 15% of the purchase price and remit this amount to the IRS.
Qualified Shareholders. Subject to the exception discussed below, a qualified shareholder who holds our Shares directly or indirectly (through one or more partnerships) will not be subject to FIRPTA withholding on distributions by us or dispositions of our Shares. While a qualified shareholder will not be subject to FIRPTA withholding on distributions by us or dispositions of our Shares, certain investors of a qualified shareholder (i.e., non-U.S. persons who hold interests in the qualified shareholder (other than interests solely as a creditor), and hold more than 10% of our Shares (whether or not by reason of the investor’s ownership in the qualified shareholder)) may be subject to FIRPTA withholding.
A qualified shareholder is a non-U.S. person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code), and (iii) maintains records on the identity of each person who, at any time during the non-U.S. person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.
Qualified Foreign Pension Funds. Any distribution to a qualified foreign pension fund (or an entity all of the interests of which are held by a qualified foreign pension fund) who holds our Shares directly or indirectly (through one or more partnerships) will not be subject to FIRPTA withholding on distributions by us or dispositions of our Shares.
A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established (a) by such country (or one or more political subdivisions thereof) to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (including self-employed individuals) or persons designated by such employees, as a result of services rendered by such employees to their employers or (b) by one or more employers to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (including self-employed individuals) or persons designated by such employees in consideration for services rendered by such employees to such employers, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information reporting about its beneficiaries is provided, or is otherwise available, to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or arrangement or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is excluded from the gross income of such entity or arrangement or is taxed at a reduced rate.
We urge non-U.S. holders to consult their own tax advisers to determine their eligibility for exemption from FIRPTA withholding and their qualification as a qualified shareholder or a qualified foreign pension fund.
Repurchases of Our Common Shares. A repurchase of our Shares that is not treated as a sale or exchange will be taxed in the same manner as regular distributions under the rules described above. See “—Taxation of U.S. Holders of Our Common Shares—Repurchases of Our Common Shares” for a discussion of when a redemption will be treated as a sale or exchange and related matters.
A repurchase of our Shares generally will be subject to tax under FIRPTA to the extent the distribution in the repurchase is attributable to gains from our dispositions of U.S. real property interests. To the extent the distribution is not attributable to gains from our dispositions of U.S. real property interests, the excess of the amount of money received in the repurchase over the non-U.S. holder’s basis in the repurchased shares will be treated in the manner described above under “—Sales of Our Shares.” The IRS has released an official notice stating that repurchase payments may be attributable to gains from dispositions of U.S. real property interests (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a repurchase payment is a distribution that is attributable to gains from our dispositions of U.S. real property interests. Due to the uncertainty, we may withhold at the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, from all or a portion of repurchase payments to non-U.S. holders other than qualified shareholders or qualified foreign pension funds. To the extent the amount of tax we withhold exceeds the amount of a non-U.S. holder’s U.S. federal income tax liability, the non-U.S. holder may file a U.S. federal income tax return and claim a refund.
U.S. Federal Income Tax Returns. If a non-U.S. holder is subject to taxation under FIRPTA on proceeds from the sale of our Shares or on distributions we make, the non-U.S. holder will be required to file a U.S. federal income tax return.
Prospective non-U.S. holders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their acquisition, ownership and disposition of our common shares, including any reporting requirements.
Taxation of Tax-Exempt Holders of Our Shares
Provided that a tax-exempt holder has not held its common shares as “debt-financed property” within the meaning of the Code and our shares of beneficial interest are not being used in an unrelated trade or business, dividend income from us generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt holder. Similarly, income from the sale of our Shares will not constitute UBTI unless the tax-exempt holder has held its common shares as debt-financed property within the meaning of the Code or has used the common shares in a trade or business.
Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under

Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our Shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”
A REIT is a “pension-held REIT” if it meets the following two tests:
•it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and
•either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.
The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Because of our Declaration of Trust’s restrictions on the number of our shares that a person may own, we do not anticipate that we will become a “pension-held REIT.”
Distribution Reinvestment Plan
Holders who participate in the distribution reinvestment plan will recognize taxable income in the amount they would have received had they elected not to participate, even though they receive no cash. These deemed distributions will be treated as actual distributions from us to the participating holders and will retain the character and U.S. federal income tax effects applicable to all distributions. Shares received under the plan will have a holding period beginning with the day after purchase, and a U.S. federal income tax basis equal to their cost, which is the gross amount of the deemed distribution.
Backup Withholding Tax and Information Reporting
U.S. Holders of Common Shares. In general, information-reporting requirements will apply to payments of dividends and proceeds of the sale of our Shares held by U.S. holders, unless such U.S. holder is an exempt recipient. A backup withholding tax may apply to such payments if such U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend or interest income. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their U.S. status to us. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Brokers that are required to report the gross proceeds from a sale of our Shares on IRS Form 1099-B will also be required to report the customer’s adjusted basis in the common shares sold and whether any gain or loss with respect to such shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in the common shares sold, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. U.S. holders should consult their own tax advisors regarding these reporting requirements and their election options.

Non-U.S. Holders of Our Shares. We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a “United States person” as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Shares within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our Shares.
Tax Shelter Reporting
If a shareholder recognizes a loss with respect to our shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any ordinary dividends and other distributions that we pay to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors to determine the applicability of this legislation in light of their individual circumstances.
Certain ERISA Considerations
The following is a summary of certain considerations associated with an investment in the Company by (i) “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended (“ERISA”)) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts (“IRAs”), “Keogh” plans and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan which is a Benefit Plan Investor (as defined below) subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Benefit Plan Investor and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Benefit Plan Investor or the management or disposition of the assets of a Benefit Plan Investor, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Benefit Plan Investor.
In considering an investment in the Company of a portion of the assets of any Plan, a fiduciary should determine, particularly in light of the risks and lack of liquidity inherent in an investment in the Company, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws, the role that an investment in the Company has in the Plan’s investment portfolio, taking into account the Plan’s purposes, the risk of loss and the potential return in respect of such investment, the composition of the Plan’s portfolio, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the Plan and the projected return of the portfolio relative to the Plan’s funding objectives.
Prohibited Transactions
ERISA and Section 4975 of the Code generally prohibit a fiduciary from causing a Benefit Plan Investor to engage in a broad range of transactions involving the assets of the Benefit Plan Investor and persons having a specified relationship to the Plan (“parties in interest” under ERISA and “disqualified persons” under the Code) unless a statutory or administrative exemption applies. Among other matters, an excise tax may be imposed pursuant to section 4975 of the Code on disqualified persons in respect of non-exempt prohibited transactions involving the assets of the Benefit Plan Investor. Generally speaking, parties in interest for purposes of ERISA would be disqualified persons under section 4975 of the Code.
The acquisition of the Shares with “plan assets” of a Benefit Plan Investor with respect to which the Company, the Adviser and their respective affiliates is considered a party in interest or a disqualified person could result in a direct or indirect prohibited transaction, unless the investment is acquired in accordance with an applicable statutory, regulatory or administrative exemption. The U.S. Department of Labor (the “DOL”) has issued a number of prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition of Shares. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers. In addition, ERISA section 408(b)(17) and section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and the Code for certain transactions, provided that neither the party in interest nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Benefit Plan Investor involved in the transaction and provided further that the Benefit Plan Investor receives no less, nor pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plan Investors considering acquiring Shares in reliance on these or any other exemption should carefully review the exemption in consultation with its legal advisors to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Plan Assets
An additional issue concerns the extent to which we or all or a portion of our assets could themselves be treated as subject to the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code. ERISA and the United States Department of Labor regulations promulgated thereunder, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) concerns the definition of what constitutes the assets of a Benefit Plan Investor for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and the prohibited transaction provisions of Section 4975 of the Code. Under ERISA and the Plan Asset Regulations, generally when a Benefit Plan Investor acquires an “equity interest” in an entity that is neither a “publicly-offered security” (within the meaning of the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company Act, the Benefit Plan Investor’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by Benefit Plan Investors within the meaning of the Plan Asset Regulations (the “25% Test”) or that the entity is an “operating company” as defined in the Plan Asset Regulations.
The Plan Asset Regulations defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by Benefit Plan Investors, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term “benefit plan investors” (“Benefit Plan Investors”) is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the total value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA).
We will not be an investment company under the Investment Company Act. Under the Plan Asset Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c) (i) sold to the Benefit Plan Investor as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act.
For so long as any Class of Shares are not considered “publicly-offered securities” within the meaning of the Plan Asset Regulations, the Company intends to limit Benefit Plan Investors’ investments in each Class of Shares to less than 25%, disregarding equity interests held by Controlling Persons, within the meaning of the Plan Asset Regulations. Accordingly, Oak Street will have the power to take certain actions to avoid having the assets of the Company characterized as “plan assets,” including, without limitation, placing restrictions on Share purchases, redemptions and participation in the distribution reinvestment plan, and requiring a Shareholder to dispose of all or part of its Shares.
If the assets of the Company were deemed to be “plan assets” under the Plan Asset Regulations, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Company, and (ii) the possibility that certain transactions in which the Company might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, the Adviser and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the Benefit Plan Investor any profit realized on the transaction and (ii) reimburse the Benefit Plan Investor for any losses suffered by the Benefit Plan Investor as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code)

involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Fiduciaries of a Benefit Plan Investor who decide to invest in the Company could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the Company or as co-fiduciaries for actions taken by or on behalf of the Company, Oak Street or the Adviser. With respect to an IRA that invests in the Company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.
Independent Fiduciaries with Financial Expertise. This Registration Statement does not constitute an undertaking to provide impartial investment advice and it is not our intention to act in a fiduciary capacity with respect to any Plan. Oak Street, the Adviser, and their respective affiliates have a financial interest in investors’ investment in shares on account of the fees and other compensation they expect to receive (as the case may be) from the Company and their other relationships with the Company as contemplated in this Registration Statement. Any such fees and compensation do not constitute fees or compensation rendered for the provision of investment advice to any Plan. Each Plan will be deemed to represent and warrant that it is advised by a fiduciary that is (a) independent of Oak Street, the Adviser, and their respective affiliates; (b) capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies contemplated in this Registration Statement; and (c) a fiduciary (under ERISA, Section 4975 of the Code or applicable Similar Law) with respect to the Plan’s investment in the shares, who is responsible for exercising independent judgment in evaluating the Plan’s investment in the shares and any related transactions.
Reporting of Indirect Compensation. Under ERISA’s general reporting and disclosure rules, certain Benefit Plan Investor are required to file annual reports (Form 5500) with the DOL regarding their assets, liabilities and expenses. To facilitate a plan administrator’s compliance with these requirements it is noted that the descriptions contained in this Registration Statement of fees and compensation, including the Management Fee payable to the Adviser and the Performance Allocation allocable to the Special Limited Partners, are intended to satisfy the disclosure requirements for “eligible indirect compensation” for which the alternative reporting option on Schedule C of Form 5500 may be available.
The foregoing discussion of ERISA and Code issues should not be construed as legal advice.
Fiduciaries of Covered Plans should consult their own counsel with respect to issues arising under ERISA and the Code and make their own independent decision regarding an investment in the Company.
Governmental Plans and Non-U.S. Plans
Certain Plans, such as governmental plans and non-U.S. plans, may not be subject to ERISA or Section 4975 of the Code, but may be subject to provisions of Similar Laws which may restrict the type of investments such a Plan may make or otherwise have an impact on such a Plan’s ability to invest the REIT. Accordingly, each Plan, including governmental and foreign plans, considering an investment in the shares should consult with their counsel regarding their proposed investment in the shares.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Each Plan fiduciary should consult with its legal advisor concerning the considerations discussed above before making an investment in the Company. As indicated above, Similar Laws governing the investment and management of the assets of Plans that are not subject to ERISA or Section 4975 of the Code, such as governmental and non-U.S. plans, may contain fiduciary and prohibited transaction requirements similar to those under ERISA and Section 4975 of the Code. Accordingly, Plans, in consultation with their advisors, should consider the impact of their respective laws and regulations on an investment in the Company and the considerations discussed above, if applicable.

ITEM 1A.     RISK FACTORS
Risk Factors
A purchase of the Company’s shares involves a high degree of risk and is suitable only for sophisticated individuals and institutions for whom a purchase of the Company’s shares does not represent a complete investment program and who fully understand and are capable of bearing the risks of a purchase of the Company’s shares. There can be no assurance that the business objectives of the Company will be achieved, that any acquisitions targeted pursuant to the Company’s business objectives will be made by the Company or that a Shareholder will receive a return of its capital. In addition, there will be occasions when the Adviser and its affiliates will encounter potential conflicts of interest in connection with the Company, as described below under “Item 7. Certain Relationships and Related Transactions, and Director Independence—Potential Conflicts of Interest.” The following discussion enumerates certain risk factors that should be carefully evaluated before making a purchase of the Company’s shares. This summary does not purport to be a complete discussion of all of the risks and other factors and considerations which relate to or might arise from investing in the Company.
Risks Related to Our Business and Operations
We are subject to risks related to the ownership of commercial real estate that could affect the performance and value of our properties.
Factors beyond our control can affect the performance and value of our properties and may cause the performance and value of our properties to decline. Our core business is the ownership of single-tenant commercial net leased properties. Accordingly, our performance is subject to risks incident to the ownership of commercial real estate, including:
•inability to collect rents from tenants due to financial hardship, including bankruptcy;
•changes in local real estate conditions in the markets where our properties are located, including the availability and demand for the properties we own;
•changes in trends and preferences among consumers and tenants that affect the demand for products and services offered by our tenants or reduce the attractiveness and marketability of our properties to tenants or cause decreases in market rental rates;
•adverse changes in the general economic climate or in international, national, regional and local economic conditions;
•inability to renew leases, lease vacant space or re-let space upon expiration or termination of existing leases thereby increasing or prolonging vacancies, which could adversely affect our financial condition, cash flows and results of operations;
•environmental risks, including the presence of hazardous or toxic substances on our properties;
•the subjectivity of real estate valuations and decreases in such valuations over time;
•illiquidity of real estate investments, which may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions;
•changes in operating costs and expenses or energy, labor and supply shortages;
•changes in governmental laws and regulations, zoning or other local regulatory restrictions, fiscal policies or other factors pertaining to local government institutions and the related costs of compliance which inhibit interest in the markets in which our properties are located;
•negative changes in interest rates and the availability of financing;

•significant liquidated damages, loss of deposits or other financial or governance penalties if we fail to consummate transactions or fail to fund capital commitments contemplated by any agreements we make;
•successor liability for investments in existing entities (e.g., buying out a distressed partner or acquiring an interest in an entity that owns a real property);
•competition from other real estate companies similar to ours and competition for tenants, including competition based on rental rates, age and location of properties and the quality of maintenance, insurance and management services;
•acts of God, including natural disasters and public health crises, which may result in uninsured losses;
•strikes, riots, social or civil unrest, or acts of war or terrorism, including consequences of such activities; and
•various creditor risk, interest rate risk, prepayment and extension risks, among others, in connection with our ownership of CMBS and other real estate debt.
We have limited opportunities to increase rents under our long-term leases with tenants, which could impede our growth and materially and adversely affect us.
We typically lease our properties pursuant to long-term net leases with initial terms of 15-20 years or more that often have renewal options. Substantially all of our leases provide for periodic rent escalations, but these built-in increases may be less than what we otherwise could achieve in the market.
Long-term net leases generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, long-term net leases have an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. If we do not accurately judge the potential for increases in market rental rates when negotiating these long-term leases, significant increases in future property operating costs, to the extent not covered under the net leases could result in us receiving less than fair value from these leases. As a result, income to and distributions from us could be lower than they would otherwise be if we did not engage in long-term net leases.
If we are unable to raise substantial additional funds, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.
Our private offering is being made on a “best efforts” basis, meaning that the Dealer Manager and participating broker-dealers are only required to use their best efforts to sell our Shares and have no firm commitment or obligation to purchase any shares. As a result, the amount of proceeds we raise in our private offering may be substantially less than the amount we would need to create a diversified portfolio of investments. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. Moreover, the potential impact of any single asset’s performance on the overall performance of our portfolio will increase unless and until we raise sufficient proceeds to diversify the portfolio. Further, we expect to have certain fixed operating expenses, regardless of whether we are able to raise substantial funds in our private offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions to you.
We face risks associated with the deployment of our capital.
In light of the nature of our continuous private offering in relation to our investment strategy and the need to be able to deploy potentially large amounts of capital quickly to capitalize on potential investment opportunities, if we have difficulty identifying and purchasing suitable properties on attractive terms, there could be a delay between the time we receive net proceeds from the sale of our Shares in our private offering or any private offering and the time we invest the net proceeds. We may also from time to time hold cash pending deployment into investments or have less than our targeted leverage, which cash or shortfall in target leverage may at times be significant, particularly at times when we are receiving high amounts of offering proceeds and/or times when there are few attractive investment opportunities. Such cash may be held in an account for the benefit of our shareholders that may be invested in money market accounts or other similar temporary investments, each of which are subject to the management fees.
The business of identifying, structuring and completing real estate and real estate-related transactions is highly competitive and involves a high degree of uncertainty. In the event we are unable to find suitable investments such cash may be maintained for longer periods which would be dilutive to overall investment returns. For example, we will continue to pay the Adviser the base Management Fee based on our NAV, which includes cash, money market accounts and other similar temporary investments. This could cause a substantial delay in the time it takes for your investment to realize its full potential return and could adversely affect our ability to pay regular distributions of cash flow from operations to you. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and investors should understand that such low interest payments on the temporarily invested cash may adversely affect overall returns. In the event we fail to timely invest the net proceeds of sales of our Shares or do not deploy sufficient capital to meet our targeted leverage, our results of operations and financial condition may be adversely affected.
In addition, the targeted nature of our investment strategy means that significant amounts of our capital may be committed to a single investment or group of related investments. Accordingly, we may be obligated to devote future capital raised in our private offering to such committed investments and unable to pursue other potential investment opportunities at ideal times, if at all.
Following its initial investment in any investment, we are permitted to invest additional funds in such investment or could have the opportunity to increase our investment in such investment by investing in additional real estate assets related thereto (whether for opportunistic reasons, to fund the needs of the investment, as an equity cure under applicable debt documents or for other reasons). There can be no assurance that we will make follow on investments or that we will have sufficient funds to make all or any of such follow-on investments (including an event of default under applicable debt documents in the event an equity cure cannot be made). Any decision by us not to make follow on investments or our inability to make such investments could have a substantial adverse effect on a particular real estate asset in need of such an investment.
If we are unable to successfully integrate new investments and manage our growth, our results of operations and financial condition may suffer.
We have in the past and may in the future significantly increase the size and/or change the types of investments in our portfolio. We may be unable to successfully and efficiently integrate newly acquired investments into our existing portfolio or otherwise effectively manage our assets or growth. In addition, increases in the size of our investment portfolio and/or changes in our investment focus may place significant demands on our Adviser’s administrative, operational, asset management, financial and other resources which could lead to decreased efficiency. Any failure to effectively manage such growth or increase in scale could adversely affect our results of operations and financial condition.
Adverse economic conditions, including the resulting effect on consumer spending, could have a material and adverse effect on our business, financial condition, results of operations and cash flows.
Our business could be significantly affected by global and national economic and market conditions generally and by the local economic conditions where our properties are concentrated. A recession, slowdown and/or sustained downturn in the U.S. real estate market and the markets in which our tenants operate would have a pronounced impact on us, the value of our assets and our profitability. Reduction in consumer or corporate spending could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our primary business is to lease properties. When individuals and companies purchase and produce fewer goods, our tenants have less demand for our properties. We could also be materially and adversely affected by any overall weakening of, or disruptions in, the financial markets. Specific risks related to adverse economic conditions, among others, may include:
•increased re-leasing exposure, which may require tenant concessions or reduced rental rates, or the inability to capture increased rental rates upon the expiration of below-market leases;
•increased levels of tenant defaults under, or non-renewals of, leases; and
•volatility and uncertainty in equity and credit markets or reduced access to credit that may restrict our ability to access additional financing for our capital needs, including expansion, acquisition activities, refinancing and other purposes, on favorable terms or at all.
The length and severity of any economic slowdown or downturn cannot be predicted. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space. The occurrence of any of the foregoing could have a material and adverse effect on our business, financial condition, results of operations and cash flows.
Global economic, political and market conditions may adversely affect our business, financial condition and results of operations, including our revenue growth and profitability.
The current worldwide financial markets situation, as well as various social and political tensions in the United States and around the world (including wars and other forms of conflict, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility, may have long term effects on the United States and worldwide financial markets, and may cause economic uncertainties or deterioration in the United States and worldwide. For example, the COVID-19 pandemic continues to adversely impact global commercial activity and has contributed to significant volatility in financial markets. In addition, the rising conflict between Russia and Ukraine, and resulting market volatility, could adversely affect our business, financial condition or results of operations. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our Shares and/or debt securities to decline. The failure of certain financial institutions, namely banks, may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. The failure of a bank (or banks) with which we and/or our tenants have a commercial relationship could adversely affect, among other things, our or our tenant’s ability to access deposits or borrow from financial institutions on favorable terms. We monitor developments and seek to manage our investments in a manner consistent with achieving our investment objective, but there can be no assurance that we will be successful in doing so. See “—Political, social and economic uncertainty, including uncertainty related to the COVID-19 pandemic, creates and exacerbates risks.”
We are subject to additional risks from our non-U.S. investments.
We have in the past and may in the future invest in real estate located outside of the United States and real estate debt issued in, and/or backed by real estate in, countries outside the United States. Non-U.S. real estate and real estate-related investments involve certain factors not typically associated with investing in real estate and real estate-related investments in the U.S., including risks relating to (i) currency exchange matters, including fluctuations in the rate of exchange between the U.S. dollar and the various non-U.S. currencies in which such investments are denominated, and costs associated with conversion of investment principal and income from one currency into another; (ii) differences between U.S. and non-U.S. real estate markets, including potential price volatility in and relative illiquidity of some non-U.S. markets; (iii) certain economic, social and political risks, including potential exchange-control regulations, potential restrictions on non-U.S. investment and repatriation of capital, the risks associated with political, economic or social instability, including the risk of sovereign defaults, regulatory change, and the possibility of expropriation or confiscatory taxation or the imposition of withholding or other taxes on dividends, interest, capital gains, other income or gross sale or disposition proceeds, and adverse economic and political developments; (iv) the possible imposition of non-U.S. taxes on income and gains and gross sales or other proceeds recognized with respect to such investments; (v) different laws and regulations including differences in the legal and regulatory environment or enhanced legal and regulatory compliance; and (vi) less publicly available information. Furthermore, while we may have the capacity, but not the obligation, to mitigate such additional risks, including through the utilization of certain foreign exchange hedging instruments, there is no guarantee that we will be successful in mitigating such risks and in turn may introduce additional risks and expenses linked to such efforts.
Adverse economic conditions and other events or occurrences that negatively affect the general economy in the United States or in markets in which our properties are geographically concentrated may materially and adversely affect our results of operations.
Our operating performance may be impacted by the economic conditions of specific markets in which we have concentrations of properties. Our revenues from, and the value of, our properties located in geographic markets may be affected by local or regional real estate conditions (such as an oversupply of or reduced demand for properties) and the local or regional economic climate. Business layoffs, downsizing, industry slowdowns, changing demographics and other factors may adversely impact the economic climate in these markets. Because of the number of properties we have located in certain of our geographic markets, a downturn in their economies or real estate conditions or any decrease in demand for properties resulting from the regulatory environment, business climate or energy or fiscal problems therein could materially and adversely affect our and our tenants’ businesses. We are exposed to general economic conditions, local, regional, national and international economic conditions and other events and occurrences that negatively affect the markets in which we own properties. All of our properties are located in the United States, and a downturn in the United States economy, or unfavorable political or economic changes in the United States, could materially and adversely affect us disproportionately to our competitors whose portfolios are more geographically diverse.
We are subject to tenant and industry concentrations that make us more susceptible to adverse events than if our portfolio were more diversified.
Any adverse change in the financial condition of our tenants we have significant concentrations of now or in the future, or any downturn in the industries in which our tenants operate, or in any other industry in which we may have a significant concentration now or in the future, could adversely affect our tenants that are involved in such industries, their demand for our properties, their ability to renew or re-lease our properties at the same or increased rent, or at all, and their ability to make rental payments on properties already leased to them.
To the extent that tenants and potential tenants are adversely affected by macro or microeconomic changes, our properties may experience decreases in demand, higher default rates on leases or other payments and amounts due, or other adverse results, all of which may have a material and adverse effect on our business, financial condition, results of operations and cash flows.
Our assessment that certain of our tenants’ businesses are insulated from e-commerce pressure may prove to be incorrect, and changes in macroeconomic trends may adversely affect our tenants, either of which could impair our tenants’ ability to make rental payments to us and thereby materially and adversely affect us.
We invest in properties leased, in many instances, to tenants engaged in businesses that we believe are generally insulated from the impact of e-commerce, including manufacturing, grocery stores and pharmacies. While we believe our assessment to be accurate, certain industries previously thought to be resistant or immune to the pressure of the increasing level of e-commerce have ultimately been proven to be susceptible to competition from e-commerce. Overall business conditions and the impact of technology, particularly in the retail industry, are rapidly changing, and our tenants may be adversely affected by technological innovation, changing consumer preferences and competition from non-traditional sources. To the extent our tenants face increased competition from non-traditional competitors, such as internet vendors, their businesses could suffer. There can be no assurance that our tenants will be successful in meeting any new competition, and a deterioration in our tenants’ businesses could impair their ability to meet their lease obligations to us and thereby materially and adversely affect us.
Additionally, while we believe that many of the businesses operated by our tenants are benefiting from current favorable macroeconomic trends that support consumer spending, such as strong and growing employment levels, a relatively low interest rate environment and positive consumer sentiment, these trends are subject to change. Economic conditions are generally cyclical, and developments that discourage consumer spending, such as increasing unemployment, wage stagnation, decreases in the value of real estate, inflation or increasing interest rates, could adversely affect our tenants, impair their ability to meet their lease obligations to us and materially and adversely affect us. See “Risk Factors–Adverse economic conditions, including the resulting effect on consumer spending, could have a material and adverse effect on our business, financial condition, results of operations and cash flows.”
We may be unable to lease vacant space or renew leases or re-lease space on favorable terms as leases expire.
We are subject to the risk that, upon the expiration of leases for space located in our properties, leases may not be renewed by existing tenants at the same or increased rents, or at all, the space may not be re- leased to new tenants or the terms of renewal or re-leasing (including the cost of required renovations or concessions to tenants) may be less favorable to us than current lease terms. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge to retain tenants when our tenants’ leases expire. In addition, certain of our tenants may sub-lease properties to third parties without our consent. If a tenant subleases a property to a third party, the original tenant remains obligated under the lease. However, if one of our existing tenants subleases a property, it could increase the likelihood that a lease will not be renewed at the end of its term or that the original tenant may default under its obligations under the lease. In the event of default by a significant number of tenants, we may experience delays and incur substantial costs in enforcing our rights as landlord, and we may be unable to re-lease spaces. If rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases expire, our financial condition, results of operations and cash flows, could be materially and adversely affected.
There are risks associated with construction and renovation.
The Company is permitted to acquire direct or indirect interests in underdeveloped real property (which could be non-income producing), and properties in which the Company invests may require construction and/or renovation in order to meet tenant needs. To the extent that the Company invests in such assets, it will be subject to the risks normally associated with such assets and construction activities, including the possibility of construction cost overruns and delays due to various factors (including inclement weather, labor or material shortages, the unavailability of construction and permanent financing and timely receipt of zoning and other regulatory approvals), the availability of both construction and permanent financing on favorable terms and market or site deterioration after acquisition. Any unanticipated delays or expenses could have an adverse effect on the operations and financial condition of the Company. Properties under construction or renovation are likely to receive little or no cash flow from the date of acquisition through the date of completion of such work and would likely continue to experience operating deficits after the date of completion. In addition, market conditions could change during the course of construction that make such construction less attractive than at the time it was commenced.
Actual or perceived threats associated with epidemics, pandemics or public health crises, including the ongoing COVID-19 pandemic, could have a material adverse effect on our results of operations and the businesses of our tenants.
In response to the COVID-19 pandemic, many counties and states within the United States, including those in which we operate, have adopted certain measures to mitigate the ongoing public health crisis. Such measures include “shelter in place” or “stay at home” rules, restrictions on travel, and restrictions on the types of businesses that may continue to operate in many counties and states within the United States. In May 2020, many state and local governments began lifting, in whole or in part, the “stay-at-home” mandates, effectively removing or lessening the limitations on travel and allowing many businesses to reopen in full or limited capacity. However, in light of new variants of COVID-19, certain restrictions have been put back in place and others may be added in the future.
The on-going COVID-19 pandemic, and any future epidemics, pandemics, and other public health crises could materially and adversely affect our ability to pay distributions, and our and our tenants’ results of operations and liquidity.
The extent to which the COVID-19 pandemic impacts our investments and operations will depend on future developments, including, among others, the duration of the pandemic, new information that may emerge concerning the severity of COVID-19, and the actions taken to contain the COVID-19 pandemic or treat the disease, particularly in the markets in which our properties are located. These developments and the full impact of the COVID-19 pandemic on our business are highly uncertain and cannot be predicted with confidence. Nevertheless, the COVID-19 pandemic and any future epidemics, pandemics or public health crises could materially and adversely affect our business, financial condition, liquidity and results of operations, as well as our ability to pay distributions to our shareholders, for the reasons discussed above.
The vacancy of one or more of our properties could result in us having to incur significant capital expenditures to re-lease the property.
The loss of a tenant, either through lease expiration or tenant bankruptcy or insolvency, may require us to spend significant amounts of capital before the property it is suitable for a new tenant and cause us to incur significant costs to source new tenants. In many instances, the leases we enter into or assume through acquisition are for properties that are specifically suited to the particular business of our tenants. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant.
In addition, in the event we decide to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed or modified. This potential limitation on our ability to sell a property may limit our ability to quickly modify our portfolio in response to changes in our tenants’ business prospects, economic or other conditions, including tenant demand.
Properties occupied by a single tenant pursuant to a single lease subject us to risk of tenant default.
Our strategy focuses on owning, operating and investing in single-tenant, net leased commercial properties. Therefore, the financial failure of, or default in payment by, a tenant under its lease is likely to cause a significant or complete reduction in our rental revenue from that property and possibly a reduction in the value of the property. We may also experience difficulty or a significant delay in re-leasing or selling such property. This risk is magnified in situations where we lease multiple properties to a single tenant and the financial failure of the tenant’s business affects more than a single property. A failure or default by such a tenant could reduce or eliminate rental revenue from multiple properties and reduce the value of such properties, which could materially and adversely affect us.
There are risks associated with the termination or expiration of leases and tenant defaults.
The Company’s properties are generally expected to be subject to a single tenant occupying 100% of each property. There can be no assurance that the Company will be able to retain tenants in any of their respective properties upon the expiration of their leases. Upon the expiration or early termination of such leases, the availability of the entire building may have an adverse effect on the Company’s ability to achieve the lease terms and rents it might otherwise be able to achieve if space were to turn over in smaller portions, spread out over a period of time. If the space is suited to the particular needs of a former tenant, then the Company may have difficulty finding a new tenant for the space or may need to redevelop such space.
The success of the Company’s investments will materially depend on the financial stability of its tenants. A default by a tenant on its lease payments would cause the Company to lose the revenue associated with such lease and require the Company to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. The Adviser could fail to, or be unable to, discover factors that would indicate a heightened level of uncertainty with respect to particular key tenants when performing due diligence on prospective investments. An early termination of a lease by a bankrupt tenant would result in unanticipated expenses to re-let the premises. Tenant defaults thus increase the risk that the Company, and hence investors, could suffer a loss.
In addition, if a tenant defaults or goes bankrupt, the Company would likely experience delays in enforcing its rights as landlord and could incur substantial costs in protecting its investment and re-letting property. In the event of a tenant’s bankruptcy or insolvency, the Company could be restricted from evicting such tenant solely because of its bankruptcy. However, a bankruptcy court could potentially authorize the tenant to terminate its leases with the

Company. In such instances, the Company’s claim against the bankrupt tenant for unpaid future rent would be an unsecured prepetition claim subject to statutory limitations, and therefore such amounts received in bankruptcy are likely to be substantially less than the remaining rent the Company otherwise would be owed under the lease. Further, any claim the Company has for unpaid past rent could be substantially less than the amount owed. If a lease is terminated, the Company could be unable to lease property for the rent previously received or sell the investment without incurring a loss. These events could limit the Company’s ability to make distributions and decrease the value of an investment in the Company.
We may be concentrated with exposure to a limited number of tenants. The Company is more likely to experience higher rates of lease default or termination in the event of a downturn in a particular industry or market than it would if the tenant base were more diversified. The Company’s revenue from and the value of the investments in the Company’s portfolio could be affected by a number of factors, including a deterioration in the financial condition of a particular tenant and the corresponding downgrading of its credit rating. These factors could have a material adverse effect on the Company’s operating results and financial condition. The Company’s ability to sell or lease its investments could be difficult due to economic factors beyond the Company’s control. If, due to credit default and/or vacancy, the Company is unable to obtain favorable lease terms for its properties, it could be forced to sell investments at a loss due to the repositioning expenses likely to be incurred.
Our performance depends on the collection of rent from our tenants, those tenants’ financial conditions and the ability of those tenants to maintain their leases.
A substantial portion of our income is derived from rental revenues. As a result, our performance depends on the collection of rent from our tenants at the properties in our portfolio. Our income would be negatively affected if a significant number of our tenants at the properties in our portfolio or any major tenants, among other things: (i) fail to make rental payments when due; (ii) renew leases at lower rates; (iii) decline to extend or renew leases upon expiration; (iv) become bankrupt or insolvent; or (v) experience a downturn in their business. Any of these actions could result in the termination of the tenant’s lease and our loss of rental revenue. We cannot be certain that any tenant whose lease expires will renew or that we will be able to re-lease space on economically advantageous terms. The loss of rental revenue from a number of tenants and difficulty replacing such tenants, particularly in the case of a substantial tenant with leases in multiple locations, may materially and adversely affect our profitability and our ability to meet our debt and other financial obligations.
Bankruptcy laws may limit our remedies if a tenant becomes bankrupt and rejects the lease and we may be unable to collect balances due on our leases.
If a tenant becomes bankrupt or insolvent, that could adversely affect the income we receive from the leases we have with that tenant. Our tenants may experience downturns in their operating results due to adverse changes to their business or economic conditions, and those tenants that are highly leveraged may have a higher possibility of filing for bankruptcy or insolvency. We may not be able to evict a tenant solely because of its bankruptcy. On the other hand, a bankruptcy court might authorize the tenant to terminate its leases with us. If that happens, our claim against the bankrupt tenant for unpaid future rent would be an unsecured prepetition claim subject to statutory limitations, and therefore such amounts received in bankruptcy are likely to be substantially less than the remaining rent we otherwise were owed under the leases. Additionally, any claim we have for unpaid past rent could be substantially less than the amount owed. If the lease for such a property is rejected in bankruptcy, our revenue would be reduced. To the extent a tenant vacates specialized space in one of our properties, re-leasing the vacated space could be more difficult than re-leasing less specialized space. Furthermore, dealing with a tenant bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs, which could materially and adversely affect our ability to execute our business strategies. Any such event could have a material and adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

We may invest significantly in real estate-related equity, which is subordinate to any indebtedness, but involves different rights.
We may invest significantly in non-controlling preferred equity positions, common equity and other real estate-related interests. Preferred equity investments generally rank junior to all existing and future indebtedness, including commercial mezzanine and mortgage loans, but rank senior to the owners’ common equity. Preferred equity investments typically pay a dividend rather than interest payments and often have the right for such dividends to accrue if there is insufficient cash flow to pay currently. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically (but not always) has the right to effectuate a change of control with respect to the ownership of the property. In addition, equity investments may be illiquid or have limited liquidity due to lock-out periods, limited trading volume or other limitations or prohibitions against their transfer, sale, pledge or disposition, including any necessary registration with the SEC requiring coordination with the issuer for the sale of such securities. Our investments in real estate-related equity securities will involve risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related equity securities are subject to their own operating and other expenses and may be subject to a management fee and/or performance-based compensation (e.g., promote), which we as equity holders will indirectly bear. Issuers of real estate-related common equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate discussed in “—Risks Related to Our Business and Operations.”
We may invest in equity of other REITs that invest in real estate or real estate debt as one of their core businesses and other real estate-related companies, which subjects us to certain risks including those risks associated with an investment in our own Shares.
REITs that invest primarily in real estate or real estate debt are subject to the risks of the real estate market, the real estate debt market and the securities market.
REITs are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in financing a limited number of projects. REITs may be subject to a management fees and other expenses, and so when we invest in REITs we will bear our proportionate share of the costs of the REITs’ operations. Investing in REITs and real estate-related companies involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. The market value of REIT shares and the ability of the REIT to distribute income may be adversely affected by several factors, including the risks described herein that relate to an investment in our common shares. REITs depend generally on their ability to generate cash flow to make distributions to shareholders, and certain REITs have self-liquidation provisions by which mortgages held may be paid in full and distributions of capital returns may be made at any time. In addition, distributions received by us from REITs may consist of dividends, capital gains and/or return of capital. Generally, dividends received by us from REIT shares and distributed to our Shareholders will not constitute “qualified dividend income” eligible for the reduced tax rate applicable to qualified dividend income. In addition, the performance of a REIT may be affected by changes in the tax laws or by its failure to qualify for tax-free pass-through of income.
REITs (especially mortgage REITs) are also subject to interest rate risk. Rising interest rates may cause REIT investors to demand a higher annual yield, which may, in turn, cause a decline in the market price of the equity securities issued by a REIT.
Investing in certain REITs and real estate-related companies, which often have small market capitalizations, may also involve the same risks as investing in other small capitalization companies. REITs and real estate-related companies may have limited financial resources and their securities may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities.
Inflation may materially and adversely affect us and our tenants.
Increased inflation could lead to interest rate increases that could have a negative impact on variable rate debt we currently have or that we may incur in the future. During times when inflation is greater than the increases in rent provided by many of our leases, rent increases will not keep up with the rate of inflation, which could cause the value of our properties to decline. Increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect the tenants’ ability to pay rent owed to us, which in turn could materially and adversely affect us. Inflationary expectations or periods of rising inflation could also be accompanied by rising prices of commodities that are critical to the construction and/or operation of logistics facilities. The market value of the Company’s investments could potentially decline in value in times of higher inflation rates. Some of the Company’s investments could have income linked to inflation, whether by regulation or contractual arrangement or other means. However, as inflation could affect both income and expenses, any increase in income could potentially not be sufficient to cover increases in expenses.
Moreover, as inflation increases, the real value of the interests in the Company and distributions therefrom can decline. If the Company is unable to increase the revenue and profits of its investments at times of higher inflation, it could be unable to pay out higher distributions to shareholders to compensate for the relative decrease in the value of money, thereby affecting the expected return of investors.
Our business and operations could suffer in the event of system failures or cyber security breaches.
Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal and hosted information technology systems, our systems are vulnerable to damages from any number of sources, including energy blackouts, natural disasters, terrorism, war, telecommunication failures and cyber security attacks, such as computer viruses, malware or unauthorized access. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed to not be detected and, in fact, may not be detected. We may also incur additional costs to remedy damages caused by such disruptions. Any compromise of our security could result in a violation of applicable privacy and other laws, unauthorized access to information of ours and others, significant legal and financial exposure, damage to our reputation among our tenants and investors generally, loss or misuse of the information and a loss of confidence in our security measures, any of which could harm our business.
Third parties with which the Adviser does business are also sources of cybersecurity or other technological risk. The Adviser outsources certain functions and these relationships allow for the storage and processing of the Adviser’s information, as well as client, counterparty, employee, and borrower information. While the Adviser engages in actions to reduce its exposure resulting from outsourcing, ongoing threats may result in unauthorized access, loss, exposure, destruction, or other cybersecurity incidents that adversely affects the Adviser’s data, resulting in increased costs and other consequences as described above.
Actions by our competitors in the markets in which we own properties may decrease or prevent increases in the occupancy and rental rates of our properties.
We are subject to competition in the leasing of our properties. We compete with other owners and operators of real estate and real estate developers, some of which have greater financial resources and greater access to debt and equity capital than we do. Many of our competitors own properties similar to ours in the same markets in which our properties are located. If one of our properties is nearing the end of the lease term or becomes vacant and our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer substantial rent concessions to retain tenants when such tenants’ leases expire or to attract new tenants. In addition, if our competitors sell assets similar to assets we intend to divest in the same markets and/or at valuations below our internal valuations for comparable assets, we may be unable to divest our assets at favorable pricing or on favorable terms, if at all.
Compliance with fire, safety, environmental and other regulations may require us to make unanticipated expenditures that materially and adversely affect us.
We are required to operate our properties in compliance with fire and safety regulations, building codes, environmental regulations, and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and may be required to obtain approvals from various authorities with respect to our properties, including prior to acquiring a property or when undertaking improvements of any of our existing properties. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or improvements, or that additional regulations will not be adopted that increase such delays or result in additional costs. Additionally, failure to comply with any of these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants or other types of liability in which the limited liability characteristic of business ownership could potentially be ignored, and the Company could suffer a significant loss. While we intend to only acquire properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements may change and new requirements may be imposed which would require significant unanticipated expenditures by us and could materially and adversely affect us.
Our access to external sources of capital is subject to factors outside of our control and could materially and adversely affect our growth prospects and our ability to take advantage of strategic opportunities, satisfy debt obligations and make distributions to our shareholders.
In order to maintain our qualification as a REIT, we are generally required under the Code to annually distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to U.S. federal corporate income tax to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including acquisition financing, from operating cash flow due to differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes or the effect of non-deductible capital expenditures, the creation of reserves, certain restrictions on distributions under loan documents or required debt or amortization payments. Consequently, in order to meet the REIT distribution requirements and maintain our REIT status and to avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis in order to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings.
Therefore, we may need to rely on third-party sources to fund our capital needs. We may not be able to obtain financing on favorable terms or at all. In addition, any additional debt we incur will increase our leverage and debt service obligations. Our access to third-party sources of capital depends, in part, on:
•general market conditions;
•the market’s perception of our growth potential;
•our current debt levels;
•our current and expected future earnings;
•our cash flow and dividends; and
•the net asset value of our shares.
If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties or satisfy our debt service obligations.
To the extent that capital is not available to acquire additional properties, profits may not be realized or their realization may be delayed, which could result in an earnings stream that is less predictable than some of our competitors or a failure to meet our projected earnings and distributable cash flow levels in a particular reporting period. Such a failure to meet our projected earnings and distributable cash flow levels in a particular reporting period could have an adverse effect on our financial condition and on the net asset value of our shares.

The acquisition of properties involves risks that could materially and adversely affect our business, financial condition, results of operations and cash flows.
We have acquired properties and will continue to acquire properties both through the direct acquisition of real estate and through the acquisition of entities that own real estate. The acquisition of properties involves risks, including the risk that we may not be successful in identifying attractive properties or that, once identified, we may not be successful in consummating an acquisition. We may incur significant transaction expenses, including finder’s fees, in connection with our acquisition of properties. When we acquire properties in new markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. The acquired single-tenant net leased property may not perform as anticipated and any costs for rehabilitation, repositioning, renovation and improvements may exceed our estimates. Furthermore, the acquired properties or entities may be subject to liabilities, which may be without any recourse, or with only limited recourse, with respect to unknown liabilities, such as liabilities for clean-up of undisclosed environmental contaminations, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, trustees, officers and others indemnified by the former owners of the properties. As a result, if a liability were asserted against us based on ownership of any of these entities or properties, then we may have to pay substantial sums to defend or settle it which could materially and adversely affect our cash flows.
Additionally, there is, and it is expected there will continue to be, significant competition for properties that meet our investment criteria from other well-capitalized investors, including both publicly traded REITs and private institutional investment funds, some of which could have greater financial resources and a greater access to debt and equity capital to acquire properties than we do.
Declining real estate valuations and impairment charges could materially and adversely affect our business, financial condition, results of operations and cash flows.
We continuously monitor events and changes in circumstances, including those resulting from an economic downturn that could indicate that the carrying value of the real estate and related intangible assets in which we have an ownership interest may not be recoverable. Examples of such indicators may include a significant decrease in net asset value, a significant adverse change in the extent or manner the property is being used or in its physical condition, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development, or a history of operating or cash flow losses.
When such impairment indicators exist, we review an estimate of the future undiscounted net property cash flows expected to result from the real estate investment’s use and eventual disposition and compare it to the carrying value of the property. We consider factors such as future rental rates and occupancy, trends and prospects, leasing demand, competition and other factors. If our future undiscounted net cash flow evaluation indicates that we are unable to recover the net carrying value of a real estate investment, an impairment loss is recorded to the extent that the net carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated future cash flows is highly subjective and is based on numerous assumptions, including future occupancy, rental rates, property operating expenses, capital requirements and holding periods. These assumptions could differ materially from actual results in future periods. A worsening real estate market may cause us to re-evaluate the assumptions used in our impairment analysis. Impairment charges could materially and adversely affect our business, financial condition, results of operations and cash flows.
There are additional risks associated with sale-leaseback transactions.
The Company invests in sale-leaseback transactions, whereby it leases the properties it purchases back to the sellers of such properties. A transaction structured as a sale-leaseback could be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect the Company from a business and financial perspective. If the sale-leaseback were re-characterized as a financing, the Company might not be considered the owner of the property, and as a result, would have the status of a creditor in relation to the tenant. In that event, the

Company would no longer have the right to sell or encumber its ownership interest in the property. Instead, the Company would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, the Company could be bound by the new terms, and prevented from foreclosing its lien on the property. If the sale-leaseback were re-characterized as a joint venture, the Company and its tenant could be treated as co-venturers with respect to the property. As a result, the Company could be held liable, under some circumstances, for debts incurred by the tenant relating to the property. Either of these outcomes could adversely affect the Company’s cash flow and the amount available for distributions to shareholders. In the event that any sale-leaseback transaction is challenged and re-characterized as a financing transaction or a loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed.
We are exposed to various environmental risks, which may result in unanticipated losses that could affect our business, financial condition, results of operations and cash flows.
We are subject to federal, state and local laws, statutes, regulations and ordinances relating to pollution, the protection of the environment and human health and safety. Under certain environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances, including, without limitation, asbestos, asbestos-containing materials, lead-based paint, polychlorinated biphenyls, mold or mildew, or waste or petroleum products, released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with contamination. These laws often impose liability without regard to whether the owner or operator knew of, or caused, the contamination, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral.
Because certain environmental laws are retroactive, and impose liability on persons who owned a property at the time it became contaminated, it is possible we could incur cleanup costs or other environmental liabilities even after we sell the properties. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on our properties, environmental laws also may impose restrictions on the manner in which the properties may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all.
Environmental laws that govern the presence, maintenance and removal of asbestos-containing building materials may impose fines and penalties on building owners or operators for failure to comply with these requirements or expose such owners and operators to third-party liability for personal injury associated with exposure to asbestos fibers. Such laws require that building owners or operators properly manage and maintain asbestos, adequately notify or train those that come into contact with asbestos and undertake special precautions, including removal or other abatement, if asbestos would be disturbed. The cost of removing and disposing of any material containing asbestos, if found, may be significant and we could be liable for related damages, fines and penalties. In addition, third parties may seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials. Some of our properties are known to contain asbestos-containing building materials.
There may be environmental liabilities associated with our properties of which we are unaware. We expect to obtain Phase I environmental assessments on all properties we acquire upon acquisition. Phase I environmental site assessments are limited in scope and therefore may not reveal all environmental conditions affecting a property. Therefore, there could be undiscovered environmental liabilities on the properties we own. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based products or waste products that could create a potential for release of hazardous substances or penalties if tanks do not comply with legal standards. Some of our properties may contain asbestos-containing materials. Liabilities and costs associated with environmental contamination at, on, under or emanating from our properties, defending against claims related to alleged or actual environmental issues, or complying with environmental, health and safety laws could be material and could have a material and adverse effect on our business, financial condition, results of operations, cash flows, the net asset value of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders.
In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could be subject to strict liability by virtue of our ownership interest. We cannot be sure that our tenants will, or will be able to, satisfy their indemnification obligations, if any, under our leases. Furthermore, the discovery of environmental liabilities on any of our properties could lead to significant remediation costs or to other liabilities or obligations attributable to the tenant of that property or could result in material interference with the ability of our tenants to operate their businesses as currently operated. Noncompliance with environmental laws or discovery of environmental liabilities could each individually or collectively affect such tenant’s ability to make payments to us, including rental payments and, where applicable, indemnification payments.
We are exposed to the potential impacts of future climate change and climate change-related risks.
We are exposed to potential physical risks from possible future changes in climate. Our properties may be exposed to rare catastrophic weather events, such as severe storms or floods. If the frequency of extreme weather events increases due to climate change, our exposure to these events could increase. In addition, we may be adversely impacted by regulatory changes related to climate change as a result of potential impacts of such changes on the supply chain or stricter energy efficiency standards for buildings. We cannot provide any assurance that any existing or future regulatory changes will not materially and adversely impact our business in the future.
Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.
Our tenants are required to maintain comprehensive insurance coverage for the properties they lease from us pursuant to our leases. Pursuant to such leases, our tenants are required to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. All tenants are required to maintain casualty coverage and most carry limits at 100% of replacement cost. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism, or acts of war, may be uninsurable or not economically insurable. In the event there is damage to our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for the indebtedness, even if these properties are irreparably damaged. In addition, if uninsured damages to a property occur or a loss exceeds policy limits and we do not have adequate cash to fund repairs, we may be forced to sell the property at a loss or to borrow capital to fund the repairs.
Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, may make any insurance proceeds we receive insufficient to repair or replace a property if it is damaged or destroyed. In that situation, the insurance proceeds received may not be adequate to restore our economic position with respect to the affected real property. Furthermore, in the event we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications without significant capital expenditures which may exceed any amounts received pursuant to insurance policies, as reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. The loss of our capital investment in or anticipated future returns from our properties due to material uninsured losses could materially and adversely affect us.

We may obtain only limited representations and warranties when we acquire a property and may only have limited recourse if our due diligence did not identify issues that may subject us to unknown liabilities or lower the value of our property, which could adversely affect our financial condition and ability to make distributions to you.
The seller of a property often sells the property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited representations, warranties and indemnifications that will survive for only a limited period after the closing. Also, many sellers of real estate are single-purpose entities without any other significant assets. The acquisition of, or purchase of, properties with limited representations and warranties or from undercapitalized sellers increases the risk that we may lose some or all of our invested capital in the property, lose rental income from that property or may be subject to unknown liabilities with respect to such properties.
The Adviser will perform due diligence on each investment prior to its acquisition. Regardless of the thoroughness of the due diligence process, not all circumstances affecting the value of an investment can be ascertained through the due diligence process. The due diligence process also at times requires the Adviser to rely on limited resources available to the Adviser, including information provided by the target of the investment and third-party consultants, legal advisors, accountants and investment banks. As a result, there can be no assurance that the due diligence process will reveal or highlight all relevant facts that are necessary or helpful in evaluating an investment opportunity. The Adviser’s due diligence process cannot ensure the Company will not acquire an investment that results in significant losses to the Company or that the Company will not overpay for an investment, which would cause the Company’s performance to suffer.
Our significant amount of debt may subject us to increased risk of loss and could adversely affect our results of operations and financial condition.
We currently have outstanding indebtedness and, subject to market conditions and availability, we may incur a significant amount of additional debt through bank credit facilities (including term loans and revolving facilities), warehouse facilities and structured financing arrangements, public and private debt or bond issuances (including through securitizations), repurchase and/or reverse repurchase agreements and derivative instruments, in addition to transaction or asset specific funding arrangements. We may also issue additional debt securities to fund our growth. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, the type of assets we are funding, whether the financing is recourse or non-recourse, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. We may significantly increase the amount of leverage we utilize at any time without approval of our Board of Trustees. In addition, we may leverage individual assets at substantially higher levels.
If we are unable to refinance our debt on acceptable terms, or at all, we may be forced to dispose of one or more of our properties on disadvantageous terms, which may result in losses to us and may adversely affect cash available for distributions to our shareholders. In addition, if then prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, our interest expense would increase, which would materially and adversely affect our future operating results and liquidity. We may also refinance our debt through equity financings, which may not be available on acceptable terms or at all and which could be dilutive to our shareholders.
Our substantial outstanding indebtedness, and the limitations imposed on us by our financing agreements, could have other significant adverse consequences, including the following:
•we may be required to dedicate a substantial portion of our cash flow to paying principal and interest payments on our indebtedness, reducing the cash flow available to fund our business, to pay dividends, including those necessary to maintain our REIT qualification, or to use for other purposes;
•we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities or meet operational needs;

•we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;
•we may violate restrictive covenants in our loan documents, which would entitle the lenders to require us to retain cash for reserves or to pay down loan balances, and we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under our hedge agreements and these agreements may not effectively hedge interest rate fluctuation risk; and
•we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans.
If any one of these events were to occur, our business, financial condition, results of operations, cash flows, the net asset value of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders could be materially and adversely affected.
We may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate acquired and may borrow under mortgages on properties after they are acquired. Depending on the level of leverage and decline in value, if mortgage payments are not made when due, one or more of the properties may be lost (and our investment therein rendered valueless) as a result of foreclosure by the mortgagee(s). A foreclosure may also have substantial adverse tax consequences for us.
In addition, many of these same issues may also apply to the credit facilities which we have in place. For example, the loan documents for such facilities may include various coverage ratios, the continued compliance with which may not be completely within our control. If such coverage ratios are not met, the lenders under such credit facilities may declare any unfunded commitments to be terminated and declare any amounts outstanding to be due and payable. We may also rely on short-term financing that would be especially exposed to changes in availability.
Conflicts of interest also have the potential to arise to the extent that a subscription line is used to make an investment that is later sold in part to co-investors since, to the extent co-investors are not required to act as guarantors under the relevant facility or pay related costs or expenses, co-investors nevertheless stand to receive the benefit of the use of the subscription line and neither the Company nor investors generally will be compensated for providing the relevant guarantee(s) or being subject to the related costs, expenses and/or liabilities.
Although borrowings by us have the potential to enhance overall returns that exceed our cost of funds, they will further diminish returns (or increase losses on capital) to the extent overall returns are less than our cost of funds. As a result, the possibilities of profit and loss are increased. Borrowing money to purchase properties provides us with the advantages of leverage, but exposes us to greater market risks and higher current expenses.
There can be no assurance that a leveraging strategy will be successful, and such strategy may subject us to increased risk of loss and could adversely affect our results of operations and financial condition.
We may encounter adverse changes in the credit markets.
Any adverse changes in the global credit markets could make it more difficult for us to obtain favorable financing. Our ability to generate attractive investment returns for our Shareholders will be adversely affected to the extent we are unable to obtain favorable financing terms. If we are unable to obtain favorable financing terms, we may not be able to adequately leverage our portfolio, may face increased financing expenses or may face increased restrictions on its investment activities, any of which would negatively impact our performance.
Our investments are substantially illiquid.
Our ability to dispose of investments could be limited for several reasons. Illiquidity could result from the absence of an established market for the investments, as well as legal, contractual or other restrictions on their resale by us. Dispositions of investments could be subject to contractual and other limitations on transfer or other restrictions that would interfere with subsequent sales of such investments or adversely affect the terms that could be obtained upon any disposition thereof. In view of these limitations on liquidity, the return of capital and the realization of gains, if any, generally will occur only upon the partial or complete disposition of an investment.

While an investment could be sold at any time, it is generally expected that this will not occur until a number of years after the initial investment. Before such time, there could potentially be no current return on the investment. Furthermore, the expenses of operating the Company (including the Management Fee payable to the Adviser or its designee) could potentially exceed its income, thereby requiring that the difference be paid from the Company’s capital.
We may be adversely affected by changes in the LIBOR reporting practices.
In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (“ARRC”) which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to USD-LIBOR in derivatives and other financial contracts. On November 30, 2020, ICE Benchmark Administration (“IBA”), the administrator of LIBOR, with the support of the United States Federal Reserve and the United Kingdom’s Financial Conduct Authority, announced plans to consult on ceasing publication of USD LIBOR on December 31, 2021 for only the one week and two-month USD LIBOR tenors, and on June 30, 2023 for all other USD LIBOR tenors. While this announcement extends the transition period to June 2023, the United States Federal Reserve concurrently issued a statement advising banks to stop new USD LIBOR issuances by the end of 2021. In light of these recent announcements, the future of LIBOR at this time is uncertain and any changes in the methods by which LIBOR is determined or regulatory activity related to LIBOR’s phase-out could cause LIBOR to perform differently than in the past or cease to exist. If that were to occur, the level of interest payments we incur may change. In addition, although certain of our LIBOR based obligations provide for alternative methods of calculating the interest rate payable on certain of our obligations if LIBOR is not reported, which include requesting certain rates from major reference banks in London or New York, or alternatively using LIBOR for the immediately preceding interest period or using the initial interest rate, as applicable, uncertainty as to the extent and manner of future changes may result in interest rates and/or payments that are higher than, lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on our obligations if LIBOR rate was available in its current form. Although regulators and IBA have made clear that the recent announcements should not be read to say that LIBOR has ceased or will cease, in the event LIBOR does cease to exist, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.
We are not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in its current form.
We have or may have contracts that are indexed to LIBOR and monitor and evaluate the related risks, which include interest amounts on variable rate debt and the swap rate for interest rate swaps. In the event that LIBOR is discontinued, the interest rates will be based on a fallback reference rate specified in the applicable documentation governing such debt or swaps or as otherwise agreed upon. Such an event would not affect our ability to borrow or maintain already outstanding borrowings, but the alternative reference rate could vary from the underlying exposure or be higher and more volatile than LIBOR. Certain risks arise in connection with transitioning contracts to an alternative reference rate, including any resulting value transfer that may occur. The value of loans, securities, or derivative instruments tied to LIBOR could also be impacted if LIBOR is limited or discontinued. For some instruments, the method of transitioning to an alternative rate may be challenging, as they may require substantial negotiation with each respective counterparty. If a contract is not transitioned to an alternative reference rate and LIBOR is discontinued, the impact is likely to vary by contract. If LIBOR is discontinued or if the method of calculating LIBOR changes from its current form, interest rates on our current or future indebtedness may be adversely affected.

The agreements governing our indebtedness place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks, and our failure to comply with all covenants in our existing or future financing agreements could materially and adversely affect us.
The agreements governing our indebtedness, including the mortgages on our properties and on certain equity interests in certain property-owning subsidiaries and the mortgages on properties or equity interests that we may incur in the future likely will, contain covenants that place restrictions on us and our subsidiaries. Risks related to these covenants will also apply to agreements governing future indebtedness. These covenants may restrict, among other things, our and our subsidiaries’ ability to:
•incur additional indebtedness (including guarantee obligations);
•incur liens;
•engage in certain fundamental changes, including changes in the nature of the business, mergers, liquidations and dissolutions;
•sell assets;
•pay dividends and make share repurchases and redemptions (with exceptions for customary REIT distributions and certain payments to be made with the proceeds of a qualified initial public offering);
•make acquisitions, investments, loans and advances;
•pay certain subordinated indebtedness;
•modify the terms of organizational documents;
•engage in certain transactions with affiliates; and
•enter into negative pledge clauses and clauses restricting subsidiary distributions.
These covenants could impair our ability to grow our business, take advantage of attractive business opportunities or successfully compete. A breach of any of these covenants or covenants under any other agreements governing our indebtedness, as well as our inability to make required payments, could result in an event of default under the instruments governing the applicable indebtedness. Upon the occurrence of an event of default under any of our financing agreements, the lenders could elect to declare all outstanding debt under such agreements to be immediately due and payable. Capital obtained from other sources may not be available to us or may be available only on unattractive terms. If we were unable to repay or refinance the accelerated debt, the lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of our properties, and our assets may not be sufficient to repay such debt in full. In addition, financing agreements may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default on its debt and to enforce remedies, including acceleration of the maturity of such debt upon the occurrence of a default under such other indebtedness. If we default on several of our financing agreements or any significant financing agreement, we could be materially and adversely affected.
Covenants in the agreements governing our indebtedness could restrict our ability to make distributions to our shareholders necessary to qualify as a REIT, which could materially and adversely affect us and the net asset value of our shares.
We intend to operate in a manner to allow us to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gain, each year to our shareholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, including net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute or are deemed to have distributed to our shareholders in a calendar year is less than a minimum amount specified under the Code. Our credit facilities contain, and certain of the agreements governing our existing and future indebtedness may contain, restrictions on our ability to make distributions to our shareholders, and we may be unable to make distributions necessary for us to avoid U.S. federal corporate income and excise taxes and maintain our qualification as a REIT without breaching such agreements. If we default under covenants that restrict our ability to make distributions and are unable to cure the default, refinance the indebtedness or meet payment obligations, our business, financial condition, results of operations and cash flows generally and, in particular, the amount of our distributable cash flow could be materially and adversely affected.
The financial covenants in our loan agreements may restrict our operating or acquisition activities, which may harm our financial condition and operating results.
The financial covenants in our loan agreements may restrict our operating, acquisition and divestiture activities, which may harm our financial condition and operating results. Our unsecured credit facility and the mortgages on our properties and on certain equity interests in certain property-owning subsidiaries contain customary negative covenants, such as those that limit our ability, without the prior consent of the lender, to sell or otherwise transfer any ownership interest, to further mortgage the applicable property, to enter into leases, or to discontinue insurance coverage. Our ability to borrow under our unsecured credit facility is subject to compliance with these financial and other covenants, including restrictions on the maximum availability, which is based on the adjusted net operating income of designated unencumbered properties, the payment of dividends, and overall restrictions on the amount of indebtedness we can incur. If we breach covenants in our debt agreements, the lenders could declare a default and require us to repay the debt immediately and, if the debt is secured, take possession of the property or properties securing the loan.
An increase in market interest rates may materially and adversely affect us and our tenants.
If interest rates increase, so could the Company’s interest costs for new debt, including variable-rate debt obligations under any credit facility or other financing. This increased cost could make the financing of any development or acquisition more costly. Rising interest rates could limit the Company’s ability to refinance existing debt when it matures or cause it to pay higher interest rates upon refinancing, which would adversely impact liquidity and profitability. In addition, an increase in interest rates could decrease the access third parties have to credit or the amount they are willing to pay for the Company’s assets.
We use reverse repurchase agreements to finance our securities investments, which may expose us to risks that could result in losses.
We use reverse repurchase agreements as a form of leverage to finance our securities investments (including, but not limited to, CMBS), and the proceeds from reverse repurchase agreements may be invested in additional securities. There is a risk that the market value of the securities acquired from the proceeds received in connection with a reverse repurchase agreement may decline below the price of the securities underlying the reverse repurchase agreement that we have sold but remain obligated to repurchase. Reverse repurchase agreements also involve the risk that the counterparty liquidates the securities we delivered to it under the reverse repurchase agreements following the occurrence of an event of default under the applicable repurchase agreement by us, which may be at an inopportune time in the market. In addition, there is a risk that the market value of the securities we retain may decline. If the buyer of securities under a reverse repurchase agreement were to file for bankruptcy or experiences insolvency, we may be adversely affected. Furthermore, our counterparty may require us to provide additional margin in the form of cash, securities or other forms of collateral under the terms of the derivative contract. Also, in entering into reverse repurchase agreements, we bear the risk of loss to the extent that the proceeds of the reverse repurchase agreement are less than the value of the underlying securities. In addition, the interest costs associated with reverse repurchase agreements transactions may adversely affect our results of operations and financial condition, and, in some cases, we may be worse off than if we had not used such instruments.

Failure to hedge effectively against interest rate changes may materially and adversely affect our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.
Subject to any limitations required to maintain qualification as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest rate cap or collar agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.
The success of any joint venture investments that we may make could be materially and adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and liquidity and disputes between us and our joint venture partners.
We expect to enter into joint ventures to acquire, develop, improve or dispose of properties, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. We may acquire non-controlling interests or shared control interests in joint ventures. Even if we have some control in a joint venture, we would not be in a position to exercise sole decision-making authority regarding the joint venture. There can be no assurance that we will be able to form new joint ventures, or attract third-party investment or that additional investments in new or existing ventures to develop or acquire properties will be successful. Further, there can be no assurance that we are able to realize value from such investments.
Such joint venture investments involve risks not otherwise present in a wholly-owned single-tenant net leased property or a redevelopment project, including (i) potentially inferior financial capacity, diverging business goals and strategies and the need for our joint venture partners’ continued cooperation; (ii) the possibility that our joint venture partners might become bankrupt, default on its obligations, encounter liquidity or insolvency issues, suffer a deterioration in their creditworthiness, or fail to fund their share of required capital contributions; (iii) our inability to take certain actions with respect to the joint ventures’ activities that we believe are favorable to us if our joint venture partners do not agree; (iv) our inability to control the legal entities that have title to the real estate associated with the joint ventures, meaning the joint venture partners could take actions that subject the property to liabilities in excess of, or other than, those contemplated; (v) our lenders may not be easily able to sell our joint venture assets and investments or may view them less favorably as collateral, which could negatively affect our liquidity and capital resources; (vi) our joint venture partners can take actions that we may not be able to anticipate or prevent, which could result in negative impacts on our debt and equity; (vii) our joint venture partners could have rights with respect to the disposition of certain investments or the liquidation of their interest therein, (viii) in certain circumstances, we could be liable for the actions of our joint venture partners, (ix) our joint venture partners’ business decisions or other actions or omissions may be inconsistent with the business interests or goals of the Company, may be contrary to the Company’s investment objective, or may result in harm to our reputation or adversely affect the value of our investments and (x) our joint venture partners may be in a position to take actions that could conflict with our ability to maintain our qualification as a REIT.
In addition, the joint venture partner could have authority to remove the Blue Owl affiliated investment manager of the joint venture. If such removal were to occur, we would be joint venture partners with a third-party manager, in which case it could be significantly more difficult for us to implement our investment objective with respect to any of our investments held through such joint ventures. Under a joint venture arrangement, we and the joint venture partner could each have preemptive rights in respect of future issuances by the joint venture, which could limit a joint venture’s ability to attract new third-party capital.
The joint venture partner could from time to time be a joint venture partner or interest holder in another joint venture or other vehicle in which the Adviser or its affiliates has an interest or otherwise controls. The joint venture partner could also be entitled to receive payments from, or allocations or performance-based payments (e.g., carried interest) in respect of, the Company as well as such investments, and in such circumstances, any such amounts could be treated as a Company expense and will not, even if they have the effect of reducing any retainers or minimum amounts otherwise payable by the Adviser, be deemed paid to or received by the Adviser or reduce the Management Fee. Moreover, the Adviser could receive fees associated with capital invested by a joint venture partner relating to investments in which the Company participates. This could be in connection with a joint venture in which the Company participates or other similar arrangements with respect to assets or other interests retained by a seller or other commercial counterparty with respect to which the Adviser performs services. In addition, the Company is permitted to co-invest with non-affiliated co-investors or partners whose ability to influence the affairs of the companies in which the Company invests could be significant and even greater than that of the Company and as such, the Company could be required to rely upon the abilities and management expertise of such joint venture partner. It could also potentially be more difficult for the Company to sell its interest in any joint venture, partnership or entity with other owners than to sell its interest in other types of investments (and any such investment could be subject to a buy-sell right, right of first refusal, right of first offer or other similar right). Under a joint venture arrangement, we and the joint venture partner could be subject to lock-ups, which could prevent us from disposing of our interests in the joint venture at a time it determines it would be advantageous to exit. The Company is permitted to grant joint venture partners approval rights with respect to major decisions concerning the management and disposition of the investment, which would increase the risk of deadlocks or unanticipated exits from an investment. A joint venture partner could have a right of first offer, tag-along rights, drag-along rights, consent rights or other similar rights in respect of any transfers of the ownership interests in the joint venture to third parties, which could have the effect of making such transfers more complicated or limiting or delaying us from selling our interest in the applicable investment. A deadlock could delay the execution of the business plan for the investment, require the Company to engage in a buy-sell of the venture with the joint venture partner, conduct the forced sale or other liquidation of such investment or require alternative dispute resolution in order to resolve such deadlock. Additionally, in certain scenarios, the Company is permitted to grant joint venture partners the right to put (i.e., sell) their interests in an investment to the Company, or call (i.e., buy) the Company’s interests in an investment. As a result of these risks, the Company could be unable to fully realize its expected return on any such investment.
Any of the foregoing might subject a single-tenant net leased property to liabilities in excess of those contemplated and could have a material adverse effect on the value of our joint venture investments.
Compliance or failure to comply with regulatory requirements could result in substantial costs.
Government authorities at all levels are actively involved in the regulation of land use and zoning, environmental protection and safety and other matters affecting the ownership, use and operation of real property. Regulations could be promulgated that could restrict or curtail certain usages of existing structures, or require that such structures be renovated or altered in some manner. The promulgation and enforcement of such regulations could increase expenses, and lower the income or rate of return, as well as adversely affect the value of any of our investments. Operators are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce our revenue and profitability.
Our properties are subject to various federal, state and local regulatory requirements, such as the ADA and state and local fire and life safety requirements, building codes and other land use regulations. Noncompliance could result in the imposition of governmental fines or the award of damages to private litigants. While we believe that we are currently in material compliance with these regulatory requirements, the requirements may change or new requirements may be imposed that could require significant unanticipated expenditures by us that could affect our cash flow and results of operations. If we are required to make substantial modifications to the properties that we own or acquire, whether to comply with the ADA or other changes in governmental rules and regulations, our business, financial condition, results of operations, cash flows, the net asset value of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders could be materially and adversely affected.
The businesses of the Company and the Adviser and their affiliates, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the United States and other jurisdictions in which they operate relating to, among other things, antitrust law, anti-money laundering laws, anti-bribery laws, laws relating to foreign officials, privacy laws with respect to client information and the regulatory oversight of the trading and other investment activities of investment managers, including the Adviser. Each of the regulatory bodies with jurisdiction over the Company and the Adviser or their affiliates, has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could expose the Company or the Adviser to liability or other risks.
Additionally, such oversight and regulation will likely cause the Company to incur additional expenses, divert the attention of the Adviser and its personnel and may result in fines if the Company is deemed to have violated any regulations. Regulation generally as well as regulation more specifically addressed to the alternative asset management industry, including tax laws and regulation, could increase the cost of identifying, structuring and completing loan transactions, the profitability of enterprises and the cost of operating the Company. Additional regulation could also increase the risk of third party litigation. The transactional nature of the business of the Company exposes the Company and the Adviser and certain related parties generally to the risks of third party litigation. Under the Declaration of Trust, the Company will generally, to the extent permitted by law, be responsible for indemnifying the Adviser and certain related parties for losses or obligations they may incur with respect to such litigation.
We may obtain limited or no warranties when we purchase a property, which increases the risk that we may lose invested capital in, or rental revenue from, such property.
We may acquire properties in the future that are sold in “as is” condition, on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In other acquisitions, the purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Also, many sellers of real estate are single-purpose entities without any other significant assets. The purchase of properties with limited warranties or from undercapitalized sellers increases the risk that we may lose some or all of our invested capital in the property (and in some cases, have liabilities greater than our investment) as well as the loss of rental revenue from such property.
We may be subject to litigation or threatened litigation, which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business.
We may be subject to litigation or threatened litigation for damages that occur on or liabilities derived from the ownership of our properties. In particular, we are subject to the risk of personal injury claims, employment and labor claims and others. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. Additionally, whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention to its successful resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant, or involve our agreement with terms that restrict the operation of our business. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of such claims or of those that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could have a material adverse effect on our business, financial condition, results of operations, cash flows, the net asset value of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage and could expose us to increased risks that would be uninsured, or adversely impact our ability to attract officers and trustees, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, the net asset value of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders.

General Risks Related to Investments in Real Estate Debt
Investments in real estate debt are subject to risks including various creditor risks and early redemption features that may materially adversely affect our results of operations and financial condition.
The debt and other interests in which we may invest may include secured or unsecured debt at various levels of an issuer’s capital structure. The real estate debt in which we may invest may not be protected by financial covenants or limitations upon additional indebtedness, may be illiquid or have limited liquidity, and may not be rated by a credit rating agency. Real estate debt is also subject to other creditor risks, including (i) the possible invalidation of an investment transaction as a “fraudulent conveyance” under relevant creditors’ rights laws, (ii) so-called lender liability claims by the issuer of the obligation and (iii) environmental liabilities that may arise with respect to collateral securing the obligations. Our investments may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation held by us earlier than expected, resulting in a lower return to us than anticipated or reinvesting in a new obligation at a lower return to us.
Our debt investments face prepayment risk and interest rate fluctuations that may adversely affect our results of operations and financial condition.
During periods of declining interest rates, the issuer of a security or borrower under a loan may exercise its option to prepay principal earlier than scheduled, forcing us to reinvest the proceeds from such prepayment in lower yielding securities or loans, which may result in a decline in our return. Debt investments frequently have call features that allow the issuer to redeem the security at dates prior to its stated maturity at a specified price (typically greater than par) only if certain prescribed conditions are met. An issuer may choose to redeem debt if, for example, the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. During periods of rising interest rates, the expected weighted average life of a debt investment may increase, which may decrease the expected yield on a debt investment purchased at a discount.
The market price of our investments will change in response to changes in interest rates and other factors. During periods of declining interest rates, the market price of fixed-rate debt investments generally rises. Conversely, during periods of rising interest rates, the market price of such investments generally declines. The magnitude of these fluctuations in the market price of debt investments is generally greater for securities with longer maturities. If the U.S. Federal Reserve or other relevant central banks increase benchmark interest rates, this could also negatively impact the price of debt instruments and could adversely affect the value of our investments and the NAV and price per share of our shares.
Reinvestment risk could affect the price for our shares or their overall returns.
Reinvestment risk is the risk that income from our portfolio will decline if we invest the proceeds from matured, traded or called securities at market interest rates that are below our real estate debt portfolio’s current earnings rate. A decline in income could affect the NAV of our shares or their overall returns.
Debt-oriented real estate investments face a number of general market-related risks that can affect the creditworthiness of issuers, and modifications to certain loan structures and market terms make it more difficult to monitor and evaluate investments.
Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact our performance by making it more difficult for issuers to satisfy their debt payment obligations, increasing the default risk applicable to issuers, and/or making it relatively more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of issuers and/or real estate collateral relating to our investments and may include economic and/or market fluctuations, changes in environmental and zoning laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand for competing properties in an area (as a result, for instance, of overbuilding), fluctuations in real estate fundamentals (including average occupancy, operating income and room rates for hotel properties), the financial resources of tenants, changes in availability of debt financing which may render the sale or refinancing of properties difficult or impracticable, changes in building, environmental and other laws, energy and supply shortages, various uninsured or uninsurable risks, natural disasters, political events, trade barriers, currency exchange controls, changes in government regulations (such as rent control), changes in real property tax rates and operating expenses, changes in interest rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, outbreaks of an infectious disease, epidemics/pandemics or other serious public health concerns, negative developments in the economy or political climate that depress travel activity (including restrictions on travel or quarantines imposed), environmental liabilities, contingent liabilities on disposition of assets, acts of God, terrorist attacks, war, demand and/or real estate values generally and other factors that are beyond the control of the Adviser. Such changes may develop rapidly and it may be difficult to determine the comprehensive impact of such changes on our investments, particularly for investments that may have inherently limited liquidity. These changes may also create significant volatility in the markets for our investments which could cause rapid and large fluctuations in the values of such investments. There can be no assurance that there will be a ready market for the resale of our debt investments because such investments may not be liquid. Illiquidity may result from the absence of an established market for the investments, as well as legal or contractual restrictions on their resale by us. The value of securities of companies which service the real estate business sector may also be affected by such risks.
The Adviser cannot predict whether economic conditions generally, and the conditions for real estate debt investing in particular, will deteriorate in the future. Declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our investment activities. In addition, market conditions relating to real estate debt investments have evolved since the financial crisis, which has resulted in a modification to certain loan structures and market terms. For example, it has become increasingly difficult for real estate debt investors in certain circumstances to receive full transparency with respect to underlying investments because transactions are often effectuated on an indirect basis through pools or conduit vehicles rather than directly with the borrower. These and other similar changes in loan structures or market terms may make it more difficult for us to monitor and evaluate investments.
The operating and financial risks of issuers and the underlying default risk across capital structures may adversely affect our results of operations and financial condition.
Our securities investments involve credit or default risk, which is the risk that an issuer or borrower will be unable to make principal and interest payments on its outstanding debt when due. The risk of default and losses on real estate debt instruments will be affected by a number of factors, including global, regional and local economic conditions, interest rates, the commercial real estate market in general, an issuer’s equity and the financial circumstances of the issuer, as well as general economic conditions. Such default risk will be heightened to the extent we make relatively junior investments in an issuer’s capital structure since such investments are structurally subordinate to more senior tranches in such issuer’s capital structure, and our overall returns would be adversely affected to the extent one or more issuers is unable to meet its debt payment obligations when due. To the extent we hold an equity or “mezzanine” interest in any issuer that is unable to meet its debt payment obligations, such equity or mezzanine interest could become subordinated to the rights of such issuer’s creditors in a bankruptcy. Furthermore, the financial performance of one or more issuers could deteriorate as a result of, among other things, adverse developments in their businesses, changes in the competitive environment or an economic downturn. As a result, underlying properties or issuers that we expected to be stable may operate, or expect to operate, at a loss or have significant fluctuations in ongoing operating results, may otherwise have a weak financial condition or be experiencing financial distress and subject our investments to additional risk of loss and default.
Certain risks associated with CMBS may adversely affect our results of operations and financial condition.
We invest a portion of our assets in pools or tranches of CMBS, including, but not limited to, single asset-single borrower (“SASB”) CMBS, conduit and agency-backed securities, collateralized loan obligations (“CLOs”) backed by commercial real estate (“CRE”) loans, and horizontal and other risk retention investments. The collateral underlying CMBS generally consists of commercial mortgages on real property that has a multifamily or commercial use, such as retail space, office buildings and warehouse, lodging and entertainment, self-storage, and industrial properties, and which from time to time include assets or properties owned directly or indirectly by one or more Other Blue Owl Accounts. CMBS may be issued in a variety of issuances, including through private transactions, with varying structures including senior and subordinated classes.
Mortgage-backed securities may also have structural characteristics that distinguish them from other securities. The interest rate payable on these types of securities may be set or effectively capped at the weighted average net coupon of the underlying assets themselves. As a result of this cap, the return to investors in such a security would be dependent on the relevant timing and rate of delinquencies and prepayments of mortgage loans bearing a higher rate of interest. In general, early prepayments will have a greater impact on the yield to investors. Federal and state law may also affect the return to investors by capping the interest rates payable by certain mortgagors. Certain mortgage-backed securities may provide for the payment of only interest for a stated period of time. In addition, in a bankruptcy or similar proceeding involving the originator or the servicer of the CMBS (often the same entity or an affiliate), the assets of the issuer of such securities could be treated as never having been truly sold to the originator to the issuer and could be substantively consolidated with those of the originator, or the transfer of such assets to the issuer could be voided as a fraudulent transfer.
The credit markets, including the CMBS market, have periodically experienced decreased liquidity on the primary and secondary markets during periods of market volatility. Such market conditions could re-occur and would impact the valuations of our investments and impair our ability to sell such investments if we were required to liquidate all or a portion of our CMBS investments quickly. Additionally, certain of our securities investments, such as horizontal or other risk retention investments in CMBS, may have certain holding period and other restrictions that limit our ability to sell such investments.
Concentrated CMBS investments may pose specific risks beyond the control of the Adviser that may adversely affect our results of operations and financial condition.
Default risks with respect to CMBS investments may be further pronounced in the case of SASB CMBSs or CMBSs secured by a small or less diverse collateral pool, which is the majority of our real estate debt portfolio. At any one time, a portfolio of CMBS may be backed by commercial mortgage loans disproportionately secured by properties in only a few states, regions or foreign countries. As a result, such investments may be more susceptible to geographic risks relating to such areas, including adverse economic conditions, declining home values, adverse events affecting industries located in such areas and other factors beyond the control of the Adviser relative to investments in multi-issuer CMBS or a pool of mortgage loans having more diverse property locations.
The quality of the CMBS is dependent on the credit quality and selection of the mortgages for each issuance.
CMBS are also affected by the quality of the credit extended. As a result, the quality of the CMBS is dependent upon the selection of the commercial mortgages for each issuance and the cash flow generated by the commercial real estate assets, as well as the relative diversification of the collateral pool underlying such CMBS and other factors such as adverse selection within a particular tranche or issuance.
Our CMBS investments face risks associated with extensions that may adversely affect our results of operations and financial condition.
Our CMBS and other investments may be subject to extension, resulting in the term of the securities being longer than expected. Extensions are affected by a number of factors, including the general availability of financing in the market, the value of the related mortgaged property, the borrower’s equity in the mortgaged property, the financial circumstances of the borrower, fluctuations in the business operated by the borrower on the mortgaged property, competition, general economic conditions and other factors. Such extensions may also be made without the Adviser’s consent.
There are certain risks associated with the servicers of commercial real estate loans underlying CMBS and other investments.
The exercise of remedies and successful realization of liquidation proceeds relating to commercial real estate loans underlying CMBS and other investments may be highly dependent on the performance of the servicer or special servicer. The servicer may not be appropriately staffed or compensated to immediately address issues or concerns with the underlying loans. Such servicers may exit the business and need to be replaced, which could have a negative impact on the portfolio due to lack of focus during a transition. Special servicers frequently are affiliated with investors who have purchased the most subordinate bond classes, and certain servicing actions, such as a loan extension instead of forcing a borrower pay off, may benefit the subordinate bond classes more so than the senior bonds. While servicers are obligated to service the portfolio subject to a servicing standard and maximize the present value of the loans for all bond classes, servicers with an affiliate investment in the CMBS or other investments may have a conflict of interest. There may be a limited number of special servicers available, particularly those which do not have conflicts of interest. In addition, to the extent any such servicers fail to effectively perform their obligations pursuant to the applicable servicing agreements, such failure may adversely affect our investments.
We may invest in commercial mortgage loans which are non-recourse in nature and include limited options for financial recovery in the event of default; an event of default may adversely affect our results of operations and financial condition.
We may invest from time to time in commercial mortgage loans, including mezzanine loans and B-notes, which are secured by residential, commercial or other properties and are subject to risks of delinquency and foreclosure and risks of loss. Commercial real estate loans are generally not fully amortizing, which means that they may have a significant principal balance or balloon payment due on maturity. Full satisfaction of the balloon payment by a commercial borrower is heavily dependent on the availability of subsequent financing or a functioning sales market, as well as other factors such as the value of the property, the level of prevailing mortgage rates, the borrower’s equity in the property and the financial condition and operating history of the property and the borrower. In certain situations, and during periods of credit distress, the unavailability of real estate financing may lead to default by a commercial borrower. In addition, in the absence of any such takeout financing, the ability of a borrower to repay a loan secured by an income-producing property will depend upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Furthermore, we may not have the same access to information in connection with investments in commercial mortgage loans, either when investigating a potential investment or after making an investment, as compared to publicly traded securities.
Commercial mortgage loans are usually non-recourse in nature. Therefore, if a commercial borrower defaults on the commercial mortgage loan, then the options for financial recovery are limited in nature. To the extent the underlying default rates with respect to the pool or tranche of commercial real estate loans in which we directly or indirectly invest increase, the performance of our investments related thereto may be adversely affected. Default rates and losses on commercial mortgage loans will be affected by a number of factors, including global, regional and local economic conditions in the area where the mortgage properties are located, the borrower’s equity in the mortgage property, the financial circumstances of the borrower, tenant mix and tenant bankruptcies, property management decisions, including with respect to capital improvements, property location and condition, competition from other properties offering the same or similar services, environmental conditions, real estate tax rates, tax credits and other operating expenses, governmental rules, regulations and fiscal policies, acts of God, terrorism, social unrest and civil disturbances. A continued decline in specific commercial real estate markets and property valuations may result in higher delinquencies and defaults and potentially foreclosures. In the event of default, the lender will have no right to assets beyond collateral attached to the commercial mortgage loan. The overall level of commercial mortgage loan defaults remains significant and market values of the underlying commercial real estate remain distressed in many cases. It has also become increasingly difficult for lenders to dispose of foreclosed commercial real estate without incurring substantial investment losses, ultimately leading to a decline in the value of such investments.
In the event of any default under a mortgage or real estate loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage or real estate loan, which could have a material adverse effect on our profitability. In the event of the bankruptcy of a mortgage or real estate loan borrower, the mortgage or real estate loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage or real estate loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Additionally, in the event of a default under any senior debt, the junior or subordinate lender generally forecloses on the equity, purchases the senior debt or negotiates a forbearance or restructuring arrangement with the senior lender in order to preserve its collateral.
Our investments in RMBS, which may include government mortgage pass-through securities and non-agency RMBS, are subject to certain other risks which may adversely affect our results of operations and financial condition.
Our investments in RMBS are subject to the risks of defaults, foreclosure timeline extension, fraud, home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal accompanying the underlying residential mortgage loans. To the extent that assets underlying our investments are concentrated geographically, by property type or in certain other respects, we may be subject to certain of the foregoing risks to a greater extent. In the event of defaults on the residential mortgage loans that underlie our investments in RMBS and the exhaustion of any underlying or any additional credit support, we may not realize our anticipated return on our investments and we may incur a loss on these investments. At any one time, a portfolio of RMBS may be backed by residential mortgage loans with disproportionately large aggregate principal amounts secured by properties in only a few states or regions in the United States or in only a few foreign countries. As a result, the residential mortgage loans may be more susceptible to geographic risks relating to such areas, such as adverse economic conditions, adverse political changes, adverse events affecting industries located in such areas and natural hazards affecting such areas, than would be the case for a pool of mortgage loans having more diverse property locations. We may also acquire non-agency RMBS, which are backed by residential property but, in contrast to agency RMBS, their principal and interest are not guaranteed by federally chartered entities such as the Fannie Mae and Freddie Mac and, in the case of the Government National Mortgage Association (“Ginnie Mae”), the U.S. government. In addition, we may invest in government mortgage pass-through securities, which represent participation interests in pools of residential mortgage loans purchased from individual lenders by a federal agency or originated by private lenders and guaranteed by a federal agency, including those issued or guaranteed by Ginnie Mae, Fannie Mae and Freddie Mac. Ginnie Mae certificates are direct obligations of the U.S. Government and, as such, are backed by the “full faith and credit” of the United States. Fannie Mae is a federally chartered, privately owned corporation and Freddie Mac is a corporate instrumentality of the United States. Fannie Mae and Freddie Mac certificates are not backed by the full faith and credit of the United States but the issuing agency or instrumentality has the right to borrow, to meet its obligations, from an existing line of credit with the U.S. Treasury. The U.S. Treasury has no legal obligation to provide such line of credit and may choose not to do so.
We will face risks related to our investments in collateralized debt obligations.
We may also invest from time to time in collateralized debt obligations (“CDOs”). CDOs include, among other things, CLOs and other similarly structured securities. A CLO is a trust typically collateralized by a pool of loans, which may include, among others, CRE loans, domestic and foreign senior secured loans, senior unsecured loans and subordinate corporate loans, including loans that may be rated below investment grade or equivalent unrated loans. Certain investments in CRE CLOs may be backed by transitional loans (as opposed to stabilized properties) for renovation or maintenance projects. CDOs may charge a management fee and administrative expenses. For CLOs, the cash flows from the trust are split into two or more portions, called tranches, varying in risk and yield. The riskiest portion is the “equity” tranche which bears the bulk of defaults from the bonds or loans in the trust and serves to protect the other, more senior tranches from default in all but the most severe circumstances. Since it is partially protected from defaults, a senior tranche from a CLO trust typically has higher ratings and lower yields than the underlying securities, and can be rated investment grade. Despite the protection from the equity tranche, CLO tranches can experience substantial losses due to actual defaults, increased sensitivity to defaults due to collateral default and disappearance of protecting tranches, market anticipation of defaults and aversion to CLO securities as a class. The risks of an investment in a CDO depend largely on the type of the collateral and the class of the CDO in which we invest. In addition, to the extent that a collateral manager of a CLO has the ability to reinvest underlying loan payments into new property loans (i.e., revolving pools), we will be reliant on the ability of the collateral manager to source and select new property loans for the CLO.
Normally, CLOs and other CDOs are privately offered and sold, and thus are not registered under the securities laws. As a result, certain investments in CDOs may be characterized as illiquid securities and volatility in CLO and CDO trading markets may cause the value of these investments to decline. Moreover, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the trust or other conduit arrangement for such securities, we may incur significant losses. Also, with respect to the CLOs and CDOs in which we may invest, control over the related underlying loans will be exercised through a special servicer or collateral manager designated by a “directing certificate holder” or a “controlling class representative,” or otherwise pursuant to the related securitization documents. We may acquire classes of CLOs or CDOs for which we may not have the right to appoint the directing certificate holder or otherwise direct the special servicing or collateral management. With respect to the management and servicing of those loans, the related special servicer or collateral manager may take actions that could adversely affect our interests. In addition to the risks associated with debt instruments (e.g., interest rate risk and credit risk), CDOs carry additional risks including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) the possibility that we may invest in CDOs that are subordinate to other classes; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results.
Risks Related to Our Relationship with Blue Owl, Our Adviser and the Investment Advisory Agreement
We depend on the Adviser to select our investments and otherwise conduct our business, and any material adverse change in its financial condition or our relationship with the Adviser could have a material adverse effect on our business and ability to achieve our investment objectives.
Our success is dependent upon our relationship with, and the performance of, the Adviser in the acquisition and management of our real estate portfolio and our corporate operations, as well as the persons and firms the Adviser retains to provide services on our behalf. The Adviser may suffer or become distracted by adverse financial or operational problems in connection with Blue Owl’s (or its affiliate’s) businesses and activities unrelated to us and over which we have no control. Should the Adviser fail to allocate sufficient resources to perform its responsibilities to us for any reason, we may be unable to achieve our investment objectives or to pay distributions to our shareholders.
The Adviser’s inability to retain the services of key professionals could hurt our performance.
The Adviser’s power to approve the acquisition of a particular investment, finance or refinance any new or existing investment or dispose of an existing investment rests with the Investment Committee or particular professionals employed by the Adviser, depending on the size and type of the investment. Accordingly, our success depends to a significant degree upon the contributions of certain key professionals employed by the Adviser, each of whom would be difficult to replace. There is ever increasing competition among alternative asset firms, financial institutions, private equity firms, investment advisers, investment managers, real estate investment companies, real estate investment trusts and other industry participants for hiring and retaining qualified investment professionals and there can be no assurance that such professionals will continue to be associated with the us or the Adviser, particularly in light of our perpetual-life nature, or that replacements will perform well. If any of these persons were to cease their association with us, our operating results could suffer. Although there are key professionals employed by the Adviser, we believe the “key person” concept to be inapplicable to our structure as a perpetual-life REIT and do not maintain key person life insurance on any person. Our future success depends, in large part, upon the Adviser’s ability to attract and retain highly skilled managerial, operational and marketing professionals. If the Adviser loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.
We pay substantial fees and expenses to our Adviser and the Special Limited Partners, which payments increase the risk that you will not earn a profit on your investment.
Pursuant to the Investment Advisory Agreement, we pay significant fees to our Adviser, and the Special Limited Partners hold a significant Performance Allocation. These payments may reduce our total return.
The Management Fee payable to our Adviser pursuant to the Investment Advisory Agreement is payable regardless of the performance of our portfolio, which may reduce our Adviser’s incentive to devote the time and effort increasing our total return.

The existence of the Special Limited Partners’ 12.5% Performance Allocation in our Operating Partnership, which is based on our total distributions plus the change in NAV per Share, may create an incentive for the Adviser to make riskier or more speculative investments on our behalf or cause us to use more leverage than it would otherwise make in the absence of such performance-based payments. In addition, the change in NAV per Share will be based on the value of our investments on the applicable measurement dates and not on realized gains or losses. As a result, the Performance Allocation may receive distributions based on unrealized gains in certain assets at the time of such distributions and such gains may not be realized when those assets are eventually disposed of. Except in limited circumstances, the Special Limited Partners will not be obligated to return any portion of Performance Allocation due to the subsequent negative performance.
Because the Management Fee and Performance Allocation are based on our NAV, the Adviser may also be motivated to accelerate acquisitions in order to increase NAV or, similarly, delay or curtail repurchases to maintain a higher NAV, and the Dealer Manager may also be incentivized to sell more of our Shares to increase aggregate NAV, which would, in each case, increase amounts payable to the Adviser and the Special Limited Partners, but may make it more difficult for us to efficiently deploy new capital. In addition, we are required to reimburse the Adviser or its affiliates for documented costs and expenses incurred by it and its affiliates on our behalf, except those specifically required to be borne by the Adviser under our Investment Advisory Agreement. Accordingly, to the extent that the Adviser retains other parties to provide services to us, expenses allocable to us will increase.
There are conflicts of interest in our relationships with our Adviser, which could result in outcomes that are not in our best interests.
We are subject to conflicts of interest arising out of our relationships with our Adviser. Pursuant to the Investment Advisory Agreement, our Adviser is obligated to supply us with our management team. However, our Adviser is not obligated to dedicate any specific personnel exclusively to us, nor are the Oak Street and Blue Owl personnel provided to us by our Adviser obligated to dedicate any specific portion of their time to the management of our business. Additionally, our Adviser is a wholly-owned subsidiary of Oak Street, which is a wholly-owned subsidiary of Blue Owl.
We have acquired properties in which Oak Street, Blue Owl or its affiliates have an interest to purchase our initial portfolio and intend to acquire or sell additional properties in which Oak Street, Blue Owl or its affiliates have or may have an interest. Similarly, Oak Street or its affiliates, including Oak Street Real Estate Capital Fund V and Oak Street Real Estate Capital Net Lease Property Fund, are currently active and may acquire or sell properties in which we have or may have an interest. Although such acquisitions or dispositions may present conflicts of interest, we nonetheless may pursue and consummate such transactions, subject to any requirements in our organizational documents, including any required approvals by our Independent Trustees. Additionally, we may engage in transactions directly with Oak Street, our Adviser or their affiliates, subject to any requirements in our organizational documents. When we acquire a property from Oak Street or one of its affiliates, including in connection with our acquisition of the initial portfolio from Other Blue Owl Accounts, or sell a property to Oak Street or one of its affiliates, the purchase price we pay to Oak Street or one of its affiliates or the purchase price paid to us by Oak Street or one of its affiliates may be higher or lower, respectively, than the purchase price that would have been paid to or by us if the transaction were the result of arms’ length negotiations with an unaffiliated third party. Oak Street will face conflicts of interest in determining this purchase price and there is no assurance that any conflict will be resolved in our favor.
Additionally, Oak Street and Blue Owl sponsor investment funds and intend to sponsor investment funds in the future and the economic terms of such funds may be more advantageous to Oak Street and Blue Owl than the economic terms received by the Adviser. As such, Oak Street and Blue Owl may be incentivized to prioritize the acquisition or disposition of any properties by such future funds over those of the Company.
Oak Street and Blue Owl also face conflicts of interest with respect to our continuous private offering. As our NAV grows the Adviser’s Management Fee will grow as well and there will also be the potential for a larger Performance Allocation. This may incentivize Oak Street and Blue Owl to continue our offering even at times when it is not otherwise beneficial to us.

Our Adviser’s liability is limited under the Investment Advisory Agreement, and we have agreed to indemnify our Adviser against certain liabilities. As a result, we could experience unfavorable operating results or incur losses for which our Adviser would not be liable.
Pursuant to the Investment Advisory Agreement, our Adviser will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Trustees in following or declining to follow its directives. Our Adviser maintains a contractual, as opposed to a fiduciary relationship, with us. Under the terms of the Investment Advisory Agreement, our Adviser, its officers, members and personnel, any person controlling or controlled by our Adviser and any person providing sub-advisory services to our Adviser will not be liable to us, any subsidiary of ours, our trustees, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the Investment Advisory Agreement, except those resulting from acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of our Adviser’s duties under the Investment Advisory Agreement.
In addition, we have agreed to indemnify our Adviser and each of its officers, directors, members, Advisers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Investment Advisory Agreement, except where attributable to criminal conduct, willful misfeasance, bad faith, gross negligence in or reckless disregard of the performance of the Adviser’s duties under the Investment Advisory Agreement. As a result, we could experience unfavorable operating results or incur losses for which our Adviser would not be liable.
Termination of the Investment Advisory Agreement without cause could be difficult and costly and may cause us to be unable to execute our business plan, which could materially and adversely affect us.
If we fail to renew the Investment Advisory Agreement or the Investment Advisory Agreement is terminated, our Adviser’s obligation to provide us with our executive officers and personnel upon whom we rely for the operation of our business will end. As a result, the termination of the Investment Advisory Agreement could materially and adversely affect us and may inhibit change of control transactions that may be in the interest of our non-Oak Street affiliated shareholders.
If our Adviser ceases to be our Adviser pursuant to the Investment Advisory Agreement, counterparties to our agreements may cease doing business with us.
If our Adviser ceases to be our Adviser, it could constitute an event of default or early termination event under financing and other agreements we may enter into in the future, upon which our counterparties may have the right to terminate their agreements with us. If our Adviser ceases to be our Adviser for any reason, including upon the non-renewal of the Investment Advisory Agreement, our business and our ability to make distributions to our shareholders may be materially and adversely affected.
The Adviser and its affiliates, including our officers and some of our trustees, may face conflicts of interest caused by payment arrangements with us and our affiliates, which could result in increased risk-taking by us.
Certain investment advisers and other indirect subsidiaries of Blue Owl will receive substantial fees from us in return for their services, including the Performance Allocation. These fees could influence the advice provided to us. Generally, the more equity we sell in offerings and the greater the risk assumed by us with respect to our investments, including through the use of leverage, the greater the potential for growth in our assets and profits, and, correlatively, the fees payable by us to the Dealer Manager and our Adviser. These payment arrangements could affect our Adviser’s or its affiliates’ judgment with respect to offerings of equity and investments made by us, which allow our Adviser or its affiliates to earn increased fees.

The time and resources that individuals associated with our Adviser devote to us may be diverted, and we may face additional competition due to, among other things, the fact that neither our Adviser nor its affiliates is prohibited from raising money for or managing another entity that makes the same types of investments that we target.
Blue Owl is not prohibited from raising money for and managing future investment entities, in addition to the Blue Owl clients, that make the same or similar types of investments as those we target. As a result, the time and resources that our Adviser devotes to us may be diverted, and during times of intense activity in other investment programs they may devote less time and resources to our business than is necessary or appropriate. In addition, we may compete with any such investment entity also managed by the Adviser or its affiliates for the same investors and investment opportunities. Furthermore, certain members of the Investment Committee are officers of Blue Owl and will devote a portion of their time to the operations of Blue Owl, including with respect to public company compliance, investor relations and other matters.
The Adviser and its affiliates may face conflicts of interest with respect to services performed for issuers to which we may have exposure as landlord.
Our Adviser and its affiliates may provide a broad range of financial services to companies that may be our tenants, including providing arrangement, syndication, origination, structuring and other services to such companies, and will generally be paid fees for such services, in compliance with applicable law, by the companies. Any payment received by our Adviser or its affiliates for providing these services will not be shared with us and may be received before we realize a return on our investment. In addition, we may enter into sale leaseback transactions with companies in which Other Blue Owl Accounts provide lending or hold a minority interest. In the event of a restructuring, such Other Blue Owl Accounts would be a secured lender of the company and we would be an unsecured lender. Oak Street could, in certain circumstances, have an incentive not to pursue actions against a tenant that would be in the best interest of the Company. While Oak Street will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among the Other Blue Owl Accounts, such transactions are not required to be presented to the Company’s Board of Trustees for approval (unless otherwise required by our Declaration of Trust or investment guidelines), and there can be no assurance that any conflicts will be resolved in the Company’s favor.
The Adviser or its affiliates may have incentives to favor their respective other accounts and clients and/or Blue Owl over us, which may result in conflicts of interest that could be harmful to us.
Because our Adviser and its affiliates manage assets for, or may in the future manage assets for, other investment companies, pooled investment vehicles and/or other accounts (including institutional clients, pension plans, co-invest vehicles and certain high net worth individuals), certain conflicts of interest are present. For instance, our Adviser and its affiliates may receive asset management performance-based, or other fees from certain accounts that are higher than the fees received by our Adviser from us. In addition, certain members of the Investment Committee and other executives and employees of our Adviser will hold and receive interests in Blue Owl and its affiliates, in addition to cash and carried interest. In these instances, a portfolio manager for our Adviser may have an incentive to favor the higher fee and/or performance-based fee accounts over us and/or to favor Blue Owl. In addition, a conflict of interest exists to the extent our Adviser, its affiliates, or any of their respective executives, portfolio managers or employees have proprietary or personal investments in other investment companies or accounts or when certain other investment companies or accounts are investment options in our Adviser’s or its affiliates’ employee benefit plans. In these circumstances, our Adviser has an incentive to favor these other investment companies or accounts over us. Finally, Oak Street will face conflicts of interest in connection with the acquisition of our initial portfolio from Other Blue Owl Accounts. In particular, although the initial portfolio acquisition was approved by our Board of Trustees based in part on independent appraisals, the purchase price paid and the timing of the various acquisitions will impact the performance-based fees that Oak Street is entitled to receive from such Other Blue Owl Accounts, which could incentivize Oak Street to cause us to acquire such assets at higher prices or acquire assets at inopportune times. Our Board of Trustees will seek to monitor these conflicts but there can be no assurances that such monitoring will fully mitigate any such conflicts.

Our fee structure may create incentives for our Adviser to make speculative investments or use substantial leverage.
The Performance Allocation paid by us to the Special Limited Partners may create an incentive for our Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such payment arrangements. The way in which the Performance Allocation is determined may encourage our Adviser to use leverage to increase the leveraged return on our investment portfolio.
The fact that our base Management Fee is payable based upon our average gross assets (which includes any borrowings used for investment purposes) may encourage our Adviser to use leverage to make additional investments. Such a practice could make such investments more risky than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns. Under certain circumstances, the use of substantial leverage may increase the likelihood of our defaulting on our borrowings, which would be detrimental to holders of our Shares.
We may compete for capital and investment opportunities with other entities managed by our Adviser or its affiliates, subjecting our Adviser to certain conflicts of interest.
Our Adviser will experience conflicts of interest in connection with the management of our business affairs relating to and arising from a number of matters, including: the allocation of investment opportunities by our Adviser and its affiliates; payment to our Adviser; services that may be provided by our Adviser and its affiliates to issuers in which we may invest; investments by us and other clients of our Adviser; the formation of additional investment funds managed by our Adviser; differing recommendations given by our Adviser to us versus other clients; our Adviser’s use of information gained from issuers in our portfolio for investments by other clients, subject to applicable law; and restrictions on our Adviser’s use of “inside information” with respect to potential investments by us.
Specifically, we may co-invest in and/or compete for investments with the Other Blue Owl Accounts, subjecting our Adviser and its affiliates to certain conflicts of interest in evaluating the suitability of investment opportunities and making or recommending investments on our behalf. To mitigate these conflicts, Oak Street will seek to execute such transactions for all of the participating investment accounts, including us, on a fair and reasonable basis and in accordance with the Oak Street’s investment allocation policy in effect at the time (and subject to change), taking into account such factors as the relative amounts of capital available for new investments; cash on hand; existing commitments and reserves; the investment programs and portfolio positions of the participating investment accounts, including portfolio construction, diversification and concentration considerations; the investment objectives, guidelines and strategies of each client; the clients for which participation is appropriate in each client’s life cycle; targeted leverage level; targeted asset mix and any other factors deemed appropriate.
Oak Street’s allocation policy seeks to ensure equitable allocation of investment opportunities between us and/or Other Blue Owl Accounts.
Actions by our Adviser or its affiliates on behalf of their other accounts and clients may be adverse to us and our investments and harmful to us.
Oak Street and its affiliates manage assets for accounts other than us, including, but not limited to, the Blue Owl clients. Actions taken by the Oak Street Advisers and their affiliates on behalf of the Blue Owl clients may be adverse to us and our investments, which could harm our performance. Decisions made with respect to the securities held by one of the Blue Owl clients may cause (or have the potential to cause) harm to the different class of securities of the issuer held by Other Blue Owl Accounts. While Oak Street and its affiliates have developed general guidelines regarding when two or more funds can invest in different parts of the same company’s capital structure and created a process that they employ to handle those conflicts when they arise, their decision to permit the investments to occur in the first instance or their judgment on how to minimize the conflict could be challenged. If the Oak Street and its affiliates fail to appropriately address those conflicts, it could negatively impact their reputation and ability to raise additional funds and the willingness of counterparties to do business with them or result in potential litigation against them.

Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect our results of operations.
We, directly or through our Adviser, may obtain confidential information about the companies that become our tenants or be deemed to have such confidential information. Our Adviser may come into possession of material, non-public information through its members, officers, directors, employees, principals or affiliates. In addition, Blue Owl clients may invest in entities that manage companies that are our tenants and, as a result, may obtain additional confidential information about such companies. The possession of such information may, to our detriment, limit the ability of us and our Adviser to buy or sell a security or otherwise to participate in an investment opportunity. In certain circumstances, employees of our Adviser may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict our ability to trade in the securities of such companies. For example, if personnel of our Adviser come into possession of material non-public information with respect to our investments, such personnel will be restricted by our Adviser’s information-sharing policies and procedures or by law or contract from sharing such information with our management team, even where the disclosure of such information would be in our best interests or would otherwise influence decisions taken by the members of the management team with respect to that investment. This conflict and these procedures and practices may limit the freedom of our Adviser to enter into or exit from potentially profitable investments for us, which could have an adverse effect on our results of operations. Accordingly, there can be no assurance that we will be able to fully leverage the resources and industry expertise of our Adviser in the course of its duties. Additionally, there may be circumstances in which one or more individuals associated with our Adviser will be precluded from providing services to us because of certain confidential information available to those individuals or to other parts of our Adviser.
The recommendations given to us by our Adviser may differ from those rendered to their other clients.
Our Adviser and its affiliates may give advice and recommend an investment to other clients which may differ from advice given to, or investments recommended or bought for, us even though such other clients’ investment objectives may be similar to ours, which could have an adverse effect on our business, financial condition and results of operations.
Risks Related to Our Organization and Structure
Blue Owl owns a significant number of Shares. The control of the voting power of our shares by Blue Owl will provide it with substantial influence over matters requiring shareholder approval, including the election of trustees. Blue Owl may have interests that are different from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership and voting power could have the effect of delaying or preventing a change of control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the net asset value of the shares to decline or prevent our shareholders from realizing a premium over the net asset value for their shares.
Our shareholders generally have limited voting rights.
As permitted by Maryland law, our Declaration of Trust provides that we generally cannot (a) amend our Declaration of Trust if such amendment would materially and adversely affect the contract rights of our outstanding shares, or (b) consolidate, merge, convert, or transfer all or substantially all of its assets, unless the action is advised by our Board of Trustees and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter.
Our shareholders can also vote on the removal of trustees under limited circumstances and the election of successor trustees if the vacancy was created by removal of the trustee by shareholder vote, and such other matters as may be (a) provided in our Bylaws or (b) submitted to a shareholder vote by our Board of Trustees.
All other matters are subject to the discretion of our Board of Trustees. Thus, except as set forth above or in any class or series of our shares and subject to the restrictions on transfer and ownership of our shares contained in our Declaration of Trust, holders of Shares do not have the right to vote on any matter.

Our Declaration of Trust and Bylaws contain provisions that may delay, defer or prevent an acquisition of our shares or a change of control and that provide Oak Street with substantial control of us following our private offering.
Our Declaration of Trust, with certain exceptions, authorizes our Board of Trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exception is granted by our Board of Trustees, no person may own more than 9.9% in value or in number, whichever is more restrictive, of our outstanding Shares, or 9.9% in value of the aggregate of our outstanding shares of beneficial interest. These restrictions may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or transfer of all or substantially all of our assets) that might provide a premium to the purchase price of our shares for our shareholders.
Conflicts of interest could arise between the interests of our shareholders and the interests of holders of OP Units in our Operating Partnership, which may impede business decisions that could benefit our shareholders.
Conflicts of interest could arise as a result of the relationships between us, on the one hand, and our Operating Partnership or any limited partner thereof, on the other. Our trustees and officers have duties to us under applicable Maryland law. At the same time, we, as the sole general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Delaware law and the Operating Partnership Agreement in connection with the management of our Operating Partnership. Our duties as the general partner of our Operating Partnership and its limited partners may come into conflict with the duties of our trustees and officers to our Company.
Unless otherwise provided for in a partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Operating Partnership Agreement provides that, in the event of a conflict between the interests of the shareholders, on the one hand, and the separate interests of the limited partners of our Operating Partnership, on the other hand, we, in our capacity as the general partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the shareholders or the limited partners of our Operating Partnership and, in the event of such a conflict that cannot be resolved in a manner not adverse to both us, as the general partner, and the shareholders and to the limited partners of our Operating Partnership, may be resolved in favor of us, as the general partner, and the shareholders, and any action or failure to act on our part as the general partner of our Operating Partnership that gives priority to the separate interests of us, as the general partner, or our shareholders that does not result in a violation of the contract rights of the limited partners under the Operating Partnership Agreement, does not violate any duty owed by us, as the general partner, to the Operating Partnership and/or its partners or violate the obligation of good faith and fair dealing. The Operating Partnership Agreement further will provide that to the extent that we, in our capacity as the general partner of our Operating Partnership, have duties (including fiduciary duties) and liabilities relating thereto to the Operating Partnership or the limited partners of the Operating Partnership, we, as the general partner, shall not be liable to the Operating Partnership or to any other partners for all actions taken in good faith.
Our conflict of interest policy may not be successful in eliminating the influence of future conflicts of interest that may arise between us and our trustees, officers and employees.
We have adopted a policy that transactions in which our trustees, officers or employees have a material direct or indirect pecuniary interest must be approved by a majority of our disinterested trustees. Other than this policy, however, we may not adopt additional formal procedures for the review and approval of conflict of interest transactions generally. As such, our policies and procedures may not be successful in eliminating the influence of conflicts of interest.

Our Declaration of Trust contains a provision that expressly permits the Adviser and its affiliates and our trustees and officers affiliated with the Adviser to pursue transactions that may be competitive with, or complementary to, our business.
Oak Street, a division of Blue Owl, is in the business of making investments in real estate and real estate-related enterprises and is under no obligation to engage in any transactions with us, to present any acquisition opportunities to us or to assist us in any way. Oak Street may compete with us for investments in properties and for tenants, and there is no assurance that any conflicts of interest created by such competition will be resolved in our favor. Our Declaration of Trust provides that if the Adviser, any of its affiliates or any of our trustees or officers affiliated with the Adviser, acquires knowledge of a potential business opportunity, we renounce any potential interest or expectation in such business opportunity. Accordingly, the Adviser and its affiliates and our trustees and officers affiliated with the Adviser may exploit any business opportunity or direct such opportunity to any person or entity other than us, including acquisition opportunities that may be competitive with, or complementary to, our business. As a result, those acquisition opportunities may not be available to us and could materially and adversely affect our business, financial condition, results of operations, cash flows, the net asset value of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders.
Our Board of Trustees may change our major corporate, investment and financing policies without shareholder approval and those changes may materially and adversely affect our business, financial condition, results of operations and cash flows.
Our Board of Trustees will determine and may alter or eliminate our major corporate policies, including our acquisition, investment, financing, growth, operations and distribution policies and whether to maintain our status as a REIT. While our shareholders have the power to remove trustees in certain situations, our shareholders will have limited direct control over changes in our policies and those changes could materially and adversely affect our business, financial condition, results of operations, cash flows, the net asset value of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders.
Risks Related to Our Status as a REIT
If we (or any of our Subsidiary REITs) do not qualify as a REIT, or fail to remain qualified as a REIT, we (and each such Subsidiary REIT, as applicable) will be subject to U.S. federal income tax as a subchapter C corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our shareholders.
We, and each of our subsidiary entities through which we currently invest in real estate that have elected to be taxed as REITs (our “Subsidiary REITs”), intend to operate in a manner that allows us, and our Subsidiary REITs, to qualify as a REIT for U.S. federal income tax purposes. Our qualification and our Subsidiary REITs’ qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Our ability and our Subsidiary REITs’ ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance and our Subsidiary REITs’ compliance with the REIT income and quarterly asset requirements also depend upon our ability to successfully manage the composition of our income and assets on an ongoing basis. For example, rent that we (or a Subsidiary REIT) receive from a particular tenant will not satisfy the 75% Gross Income Test (and thus could cause us or the applicable Subsidiary REIT to fail to qualify as a REIT) if we, or an owner of 10% or more of our shares (or the shares of the applicable Subsidiary REIT), directly, indirectly or constructively, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). In addition, the Code generally requires that we distribute annually at least 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gains). We may not have sufficient liquidity to meet such distribution requirement. See generally “Certain U.S. Tax Considerations—Gross Income Tests.”
Accordingly, there can be no assurance that the IRS will not contend that we have failed one or more of the REIT requirements. If we (or any of our Subsidiary REITs) were to fail to qualify as a REIT in any taxable year, we

(and each applicable Subsidiary REIT) would be subject to U.S. federal corporate income tax on our taxable income, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for our operations or for distribution to our shareholders, which in turn could have a material adverse impact on the net asset value of our shares. Unless we were entitled to relief under certain Code provisions, we (and each applicable Subsidiary REIT) also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.
Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code, and no assurance can be given that we will satisfy such tests on a continuing basis. See generally “Certain U.S. Tax Considerations” for additional information regarding these qualification tests.
Qualifying as a REIT involves highly technical and complex provisions of the Code.
Qualification as a REIT involves the application of highly technical and complex Code provisions and the Treasury Regulations promulgated thereunder for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification (and the qualification of our Subsidiary REITs) as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, our ability and the ability of our Subsidiary REITs to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we (or our Subsidiary REITs) have no control or only limited influence, including in cases where we (or our Subsidiary REITs) own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT.
Our Board of Trustees is authorized to revoke our REIT election without shareholder approval, which may cause adverse consequences to our shareholders.
Our Declaration of Trust authorizes our Board of Trustees to revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interests to qualify as a REIT. Our Board of Trustees has duties to us and our shareholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interests and in the best interests of our shareholders. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our shareholders, which may cause a reduction in the total return to our shareholders.
REIT distribution requirements could adversely affect our ability to execute our business plan.
We (and our Subsidiary REITs) generally must distribute annually at least 90% of our REIT taxable income, as discussed above. In addition, we (and our Subsidiary REITs) will be subject to a 4% nondeductible excise tax if the actual amount that we distribute or are deemed to have distributed to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our shareholders, and our Subsidiary REITs intend to make distributions to the Operating Partnership, in order to comply with the REIT requirements of the Code and avoid U.S. federal income and excise taxes. From time to time, we (and our Subsidiary REITs) may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we (or any of our Subsidiary REITs) do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity (or increase the costs, or reduce the equity, of any of our Subsidiary REITs). Thus, compliance with the REIT requirements may hinder our ability and our Subsidiary REITs’ ability to grow, which could materially and adversely affect the net asset value of our shares.
Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.
Even if we (and our Subsidiary REITs) remain qualified for taxation as a REIT, we (and our Subsidiary REITs) may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. See “Item 1(c). Description of Business—Certain U.S. Tax Considerations—REITS in General.” For example, net income from a “prohibited transaction” will be subject to a 100% tax. In addition, we (or our Subsidiary REITs) may not be able to distribute all of our income in any given year, which would result in corporate-level taxes, and we (or our Subsidiary REITs) may not make sufficient distributions to avoid excise taxes. We (and our Subsidiary REITs) may also decide to retain certain gains from the sale or other disposition of our assets and pay income tax directly on such gains. In that event, our shareholders would be required to include such gains in income and would receive a corresponding credit for their share of taxes paid by us. We may also be subject to state and local taxes on our income or assets, either directly or at the level of our Operating Partnership or at the level of the other entities through which we indirectly own our assets (e.g., at our Subsidiary REITs). Any of these taxes (whether imposed at the level of our Operating Partnership or at the level of other entities through which we indirectly own our assets) would decrease cash available for distribution to our shareholders.
Furthermore, to the extent that we (or any of our Subsidiary REITs) conduct operations outside of the United States, our operations would subject us to applicable non-U.S. taxes, regardless of our status as a REIT for U.S. federal income tax purposes.
Our ownership of, and relationship with, any taxable REIT subsidiary will be restricted and a failure to comply with the restrictions could jeopardize our REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries (“TRSs”). A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS, directly or indirectly, owns more than 35% of the voting power or value of the stock will in turn automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay U.S. federal, state and local income tax at the relevant corporate income tax rates on any income that it earns, and there is no requirement that a TRS must make a distribution of its taxable income to the parent REIT. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Although we plan to monitor our investments in TRSs (if any), there can be no assurance that we will be able to comply with the 20% limitation or avoid the application of the 100% excise tax, each as discussed above.
Applicable REIT laws may restrict certain business activities.
As a REIT, we will be subject to various restrictions on our income, assets and activities. Business activities that could be affected by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate. Due to these restrictions, we anticipate that we will conduct certain business activities, including those mentioned above, in one or more of our TRSs. Our TRSs (if any) will be taxable as subchapter C corporations and subject to federal, state, local and, if applicable, non-U.S. taxation on their taxable income.
Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.
To qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, U.S. government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more TRSs. See “Item 1(c). Description of Business —Certain U.S. Tax Considerations—Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.
As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders. In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our shareholders and the ownership of our shares. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.
Investments outside the United States may subject us to additional taxes and could present additional complications to our ability to satisfy the REIT qualification requirements.
Non-U.S. investments may subject us to various non-U.S. tax liabilities, including withholding taxes. In addition, operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are typically structured differently than they are in the United States or are subject to different legal rules may present complications to our ability to structure non-U.S. investments in a manner that enables us to satisfy the REIT qualification requirements.
We may be subject to built-in gains tax on the disposition of certain of our assets.
If we acquire certain assets from a subchapter C corporation in a tax-deferred transaction, we may be subject to a built-in gain tax on a future disposition of such assets. If we dispose of any such assets during the five-year period following acquisition of the assets, we will be subject to U.S. federal income tax, and applicable state and local taxes, at the applicable corporate income tax rates on any gain recognized from the disposition of such assets to the extent of any “built-in gain.” Built-in gain means the excess of (i) the fair market value of the assets on the date that they were contributed to or acquired by us in a tax-deferred transaction over (ii) the adjusted tax basis of such assets on such date. Our measurement of built-in gains takes into account our allocable share of the built-in gain in the assets of any partnership in which we hold an interest. We would be subject to this corporate-level income tax liability (without the benefit of the deduction for dividends paid) even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and the distribution requirement. We may choose to forgo otherwise attractive opportunities to sell assets in a taxable transaction during the five-year built-in gain recognition period in order to avoid this built-in gain tax. However, there can be no assurance that such a taxable transaction will not occur. The amount of any such built-in gain tax could be material and the resulting tax liability could have a negative effect on our cash flow and limit our ability to pay distributions required to maintain our status as a REIT. See “Description of Registrant’s Securities to be Registered—Distribution Policy.”
We may be subject to adverse legislative or regulatory tax changes that could reduce our operating cash flows or profitability or your after-tax return on an investment in our shares.
There are a number of issues associated with an investment in a REIT that are related to the U.S. federal income tax laws, including, but not limited to, the consequences of a company’s failing to qualify or to continue to qualify as a REIT and the tax rates applicable to REITs and their shareholders. At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended or modified. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We, our Subsidiary REITs and our shareholders could be materially and adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. and non-U.S. income tax laws applicable to investments in real estate, REITs, similar entities and investments. Additional changes may continue to occur in the future, both in and outside of the United States, and may impact our taxation, the taxation of our Subsidiary REITs or that of our tenants or shareholders.
Our shareholders and prospective investors are urged to consult with their own tax advisors regarding the status of legislative, regulatory or administrative developments and proposals with respect to taxation (including recently enacted legislation intended to support the economy during the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act) and their potential effect on an investment in our shares.
Federal income tax provisions applicable to REITs may restrict our business decisions regarding the potential sale of properties.
The U.S. federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% excise tax. Under existing law, whether property is held as inventory or primarily for sale in the ordinary course of business depends upon all of the facts and circumstances with respect to the particular transaction. We (and our Subsidiary REITs) intend to hold our properties for investment with a view to income and long-term appreciation, to engage in the business of acquiring and owning properties and to make occasional sales of properties consistent with our investment objectives. In such event, the property disposition would not be subject to these prohibited transaction rules. There can be no assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% excise tax. Moreover, the potential application of this penalty tax could deter us from selling one or more properties even though it otherwise would be in the best interests of us and our shareholders for us to do so. There is a statutory safe harbor available for a limited number of sales in a single taxable year of properties that have been owned by a REIT for at least two years, but that safe harbor likely would not apply to all sales transactions that we might otherwise consider. As a result, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may materially and adversely affect us.
The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
We may acquire mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.
If our Operating Partnership failed to be treated as a pass-through entity for U.S. federal income tax purposes, we could cease to qualify as a REIT.
If the IRS were to successfully challenge the status of our Operating Partnership as a pass-through entity for U.S. federal income tax purposes, it would be taxable as a corporation. In the even that this occurs, it would reduce the amount of distributions that our Operating Partnership could make to us. This could also result in our failing to qualify as a REIT and becoming subject to a corporate-level tax on our income, which would substantially reduce our cash available to pay distributions and the yield on your investment.
Special considerations relating to benefit plan investors.
We intend to conduct our affairs so that our assets should not be deemed to be “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations. In this regard, until such time as each class of the shares are considered “publicly-offered securities” (within the meaning of the Plan Asset Regulations), the REIT intends to limit investment in each class of shares by “benefit plan investors” to less than 25% of the total value of each class of shares (within the meaning of the Plan Asset Regulations). Accordingly, the Adviser will have the power to take certain actions to avoid having the assets of the REIT characterized as “plan assets,” including, without limitation, placing restrictions on Share purchases, redemptions and participation in the distribution reinvestment plan, and requiring a shareholder to dispose of all or part of its shares. In addition, during any period when a “plan asset” condition may exist or may have existed, any ERISA investor will be deemed to have automatically appointed the Adviser as their ERISA fiduciary in connection with the management of our assets during any period in which the “plan asset” condition exists.
If, notwithstanding our intent, assets of the REIT were deemed to be “plan assets” under the Plan Asset Regulations, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Company, and (ii) the possibility that certain transactions in which the Company might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, the Adviser and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the “benefit plan investor” any profit realized on the transaction and (ii) reimburse the “benefit plan investor” for any losses suffered by the “benefit plan investor” as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Fiduciaries of “benefit plan investors” who decide to invest in the REIT could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the REIT or as co-fiduciaries for actions taken by or on behalf of the REIT, Oak Street or the Adviser. With respect to a “benefit plan investor” that is an individual retirement account (“IRA”) that invests in the REIT, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.
The fiduciary of each prospective investor must independently determine that our shares are an appropriate investment, taking into account the fiduciary’s obligations under ERISA, the Code and applicable Similar Laws, and the facts and circumstances of each investing Plan investor.
Tax Risks Related to Investing in Our Shares
Non-U.S. holders may be subject to U.S. federal income tax upon their receipt of certain distributions from us or upon their disposition of our shares.
In addition to any potential withholding tax on ordinary dividends, a non-U.S. holder (as such term is defined below under “Certain U.S. Tax Considerations—Taxation of U.S. Holders of our Common Shares”), other than a “qualified shareholder” or a “qualified foreign pension fund,” that disposes of a “U.S. real property interest” (“USRPI”) (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), or that receives a distribution from a REIT that is attributable to gains from such a disposition, is generally subject to U.S. federal income tax under FIRPTA on the amount received from (or, in the case of a distribution, to the extent attributable to gains from) such disposition. Such tax does not apply, however, to the disposition of stock in a REIT that is “domestically controlled.” Generally, a REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. Proposed Treasury regulations issued on December 29, 2022 modify the existing criteria for qualification as a domestically controlled REIT and provide that the ownership by non-U.S. persons will be determined by looking through pass through entities and certain U.S. corporations, among others. We cannot assure you that we will qualify as a domestically controlled REIT under the proposed regulations or the final rules if and when enacted or otherwise. If were to fail to so qualify, amounts received by a non-U.S. holder on certain dispositions of shares of beneficial interest would be subject to tax under FIRPTA, unless (i) our Shares were regularly traded on an established securities market and (ii) the non-U.S. holder did not, at any time during a specified testing period, hold more than 10% of our Shares. However, we do not expect our Shares to be regularly traded on an established securities market. Furthermore, certain distributions by us may be subject to tax under FIRPTA unless the conditions in clauses (i) and (ii) of the immediately preceding sentence are satisfied, subject to certain exceptions. See “Item 1(c). Description of Business —Certain U.S. Tax Considerations —Taxation of Non-U.S. Holders of Our Common Shares—Sales of Our Shares.”

A non-U.S. holder other than a “qualified shareholder” or a “qualified foreign pension fund,” that receives a distribution from a REIT that is attributable to gains from the disposition of a USRPI as described above, including in connection with a repurchase of our shares, is generally subject to U.S. federal income tax under FIRPTA to the extent such distribution is attributable to gains from such disposition, regardless of whether the difference between the fair market value and the tax basis of the USRPI giving rise to such gains is attributable to periods prior to or during such non-U.S. holder’s ownership of our shares. In addition, a repurchase of our shares, to the extent not treated as a sale or exchange, may be subject to withholding as an ordinary dividend. See “Item 1(c). Description of Business —Certain U.S. Tax Considerations —Taxation of Non-U.S. Holders of Our Common Shares—Distributions Generally, and—Repurchases of our Common Shares.”
Potential non-U.S. holders should inform themselves as to the U.S. tax consequences, and the tax consequences within the countries of their citizenship, residence, domicile, and place of business, with respect to the purchase, ownership and disposition of our shares.
We may in the future choose to pay dividends in the form of our own shares, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.
We may seek in the future to distribute taxable dividends that are payable in cash or our shares. Shareholders (that are not otherwise exempt from U.S. federal income tax) receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the net asset value of our shares at the time of the sale. In addition, in such case, a U.S. shareholder could have a capital loss with respect to the shares sold that could not be used to offset such dividend income.
Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in shares.
Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.
With limited exceptions, dividends received from us by most U.S. shareholders that are individuals, trusts or estates are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) applicable to qualified dividends generally received from taxable subchapter C corporations, but generally are eligible for the lower effective tax rates applicable to qualified REIT dividends under Section 199A of the Code, which is currently scheduled to sunset in 2025. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay qualified dividends, which could inhibit our ability to grow or pursue certain investment opportunities.
Risks Related to our Private Offering and Ownership of Our Shares
We have a limited operating history and there is no assurance that we will be able to successfully achieve our investment objectives.
We have a limited operating history and may not be able to achieve our investment objectives. We cannot assure you that the past experiences of the Adviser and its affiliates will be sufficient to allow us to successfully achieve our investment objectives. As a result, an investment in our Shares may entail more risk than the common shares of beneficial ownership of a REIT with a substantial operating history.

The cash available for distribution to shareholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future. We may use borrowed funds to make distributions.
All distributions will be made at the discretion of our Board of Trustees and will depend on our earnings, our financial condition, maintenance of our REIT qualification, limitations under Maryland law and other factors as our Board of Trustees may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital generally is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. To the extent that such distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such shares. See “Item 1(c). Description of Business —Certain U.S. Tax Considerations —Taxation of U.S. Holders of Our Common Shares—Distributions Generally.” If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.
Our use of OP Units as consideration to acquire properties could result in shareholder dilution or limit our ability to sell such properties, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We have and may in the future acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for OP Units, which may result in shareholder dilution. The value attributable to such OP Units will be determined based on negotiations with the single-tenant net leased property seller and, therefore, may not reflect the fair market value of such OP Units if a public market for such OP Units existed. If the value of such OP Units is greater than the value of the related single-tenant net leased property, your interest in us may be diluted. Additionally, this acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell properties at a time, or on terms, that would be favorable absent such restrictions, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
You may be restricted from acquiring or transferring certain amounts of our Shares.
The share ownership restrictions of the Code for REITs and the 9.9% share ownership limit in our Declaration of Trust may inhibit market activity in our shares and restrict our business combination opportunities.
In order to qualify as a REIT for each taxable year beginning in the last half of 2023, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding shares at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our shares of beneficial interest under this requirement. Additionally, at least 100 persons must beneficially own our shares during at least 335 days of a taxable year for each taxable year beginning in 2023. To help ensure that we meet these tests, our Declaration of Trust restricts the acquisition, transfer and ownership of our shares.
Our Declaration of Trust, with certain exceptions, requires our trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board of Trustees, our Declaration of Trust prohibits any person from beneficially or constructively owning (a) more than 9.9% in value or number of shares, whichever is more restrictive, of the outstanding Shares or (b) more than 9.9% (in value or number of shares, whichever is more restrictive) of the aggregate of our shares of all classes or series, or such other percentages determined by our Board of Trustees in accordance with our Declaration of Trust. Our Board of Trustees may not grant an exemption from this restriction to any person if such exemption would result in our failing to qualify as a REIT. This as well as other restrictions on transferability and ownership will not apply, however, if our Board of Trustees determines in good faith that it is no longer in our best interests to continue to qualify as a REIT.

Your interest in us will be diluted if we issue additional shares. Your interest in our assets will also be diluted if the Operating Partnership issues additional units.
Holders of our shares will not have preemptive rights to any shares we issue in the future. Our Declaration of Trust authorizes us to issue an unlimited number of shares of beneficial interest, par value $0.01 per share, including an unlimited number of common shares, of which an unlimited number of shares are classified as Class S shares, an unlimited number of shares are classified as Class D shares and an unlimited number of shares are classified as Class I shares, and an unlimited number of preferred shares of beneficial interest, par value $0.01 per share. In addition, our Board of Trustees may amend our Declaration of Trust from time to time to decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without shareholder approval. After a shareholder purchase shares in our private offering, our Board of Trustees may elect, without shareholder approval, to: (1) sell additional shares in this or future offerings; (2) issue common shares or units in our Operating Partnership in private offerings; (3) issue common shares or units in our Operating Partnership upon the exercise of the options we may grant to our Independent Trustees, officers, or future employees; (4) issue common shares or units in our Operating Partnership to the Adviser or the Special Limited Partners, or their successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us or the Performance Allocation; (5) issue common shares or units in our Operating Partnership to sellers of properties we acquire, or (6) issue equity incentives to certain employees of affiliated service providers or to third parties as satisfaction of obligations under incentive arrangements. To the extent we issue additional common shares after a shareholder purchases shares in our private offering, your percentage ownership interest in us will be diluted. Because we hold all of our assets through the Operating Partnership, to the extent we issue additional units of our Operating Partnership after a shareholder purchases shares in our private offering, your percentage ownership interest in our assets will be diluted. Because certain classes of the units of our Operating Partnership may, in the discretion of our Board of Trustees, be exchanged for common shares, any merger, exchange or conversion between our Operating Partnership and another entity ultimately could result in the issuance of a substantial number of common shares, thereby diluting the percentage ownership interest of other shareholders. Because of these and other reasons, our shareholders may experience substantial dilution in their percentage ownership of our shares or their interests in the underlying assets held by our Operating Partnership. Operating Partnership units may have different and preferential rights to the claims of common units of our Operating Partnership which correspond to the common shares held by our shareholders. Certain units in our Operating Partnership may have different and preferential rights to the terms of the common Operating Partnership units which correspond to the common shares held by our shareholders.
There is no public trading market for our shares; therefore, your ability to dispose of your shares will likely be limited to repurchase by us. If you do sell your shares to us, you may receive less than the price you paid.
There is no current public trading market for our shares, and we do not expect that such a market will ever develop. Therefore, repurchase of shares by us will likely be the only way for you to dispose of your shares. An investment in the Company should be viewed as an illiquid investment. We expect to continue to repurchase shares at a price equal to the transaction price of the class of shares being repurchased on the date of repurchase (which will generally be equal to our prior month’s NAV per share) and not based on the price at which you initially purchased your shares, except that, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price. As a result, you may receive less than the price you paid for your shares when you sell them to us pursuant to our share repurchase plan. See “Item 1(c). Description of Business —Share Repurchase Plan.”
Your ability to have your shares repurchased is limited. We may choose to repurchase fewer shares than have been requested to be repurchased, in our discretion at any time, and the amount of shares we may repurchase is subject to caps. Further, our Board of Trustees may make exceptions to, modify or suspend our share repurchase plan if it deems such action to be in our best interest.
Under the Existing Repurchase Plan, we may choose to repurchase fewer shares than have been requested in any particular month to be repurchased, or none at all, in our discretion at any time. We may repurchase fewer shares than have been requested to be repurchased due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or because we have determined that investing in real property or other illiquid investments is a better use of our capital than repurchasing our shares. In addition, the aggregate NAV of total repurchases (including repurchases at certain non-U.S. investor access funds primarily created to hold our shares) is limited, in any calendar month, to no more than 2% of our aggregate NAV (measured using the aggregate NAV as of the end of the immediately preceding month) and, in any calendar quarter, to shares whose aggregate value is no more than 5% of our aggregate NAV (measured using the average aggregate NAV at the end of the immediately preceding three months). Shares or units issued to the Adviser and its affiliates under our management fee, to Blue Owl Capital Holdings and its related parties for the Upfront Equity Investment, to Blue Owl Capital Holdings as payments of interest for its unsecured loan to the Operating Partnership, or for a Special Limited Partner’s performance participation interest are not subject to these repurchase limitations. Other purchases of shares or units by the Adviser and its affiliates are subject to these repurchase limitations.
Under the New Repurchase Plan, rather than repurchase shares on a monthly basis, we intend, but are not obligated, to offer to repurchase once per quarter no more than 5% aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). The 5% quarterly limitation under the New Repurchase Plan is the same as the 5% quarterly limitation in the Existing Repurchase Plan.
Further, our Board may in the future make exceptions to, modify, or suspend our share repurchase plan if in its reasonable judgment it deems such action to be in our best interest. Our Board cannot terminate our share repurchase plan absent a liquidity event which results in our shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law. If the full amount of all our shares requested to be repurchased in any given month or calendar quarter (as applicable) are not repurchased, funds will be allocated pro rata based on the total number of shares being repurchased without regard to class and subject to the volume limitation. All unsatisfied repurchase requests must be resubmitted after the start of the next month or calendar quarter, or upon the recommencement of the share repurchase plan, as applicable.
The vast majority of our assets consist of properties that cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy repurchase requests. In addition, is uncertain as to when profits, if any, will be realized. Losses on unsuccessful investments could be realized before gains on successful investments are realized. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of the Company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Upon suspension of our share repurchase plan, our share repurchase plan requires our Board to consider at least quarterly whether the continued suspension of the plan is in the best interest of the Company and its shareholders; however, we are not required to authorize the recommencement of the share repurchase plan within any specified period of time. As a result, investors’ ability to have shares repurchased by us may be limited and at times they may not be able to liquidate their investment. See “Item 1(c). Description of Business —Share Repurchase Plan.”
Economic events that may cause our shareholders to request that we repurchase their shares may materially adversely affect our cash flow and our results of operations and financial condition.
Economic events affecting the U.S. economy, such as the general negative performance of the real estate sector, could cause our shareholders to seek to sell their shares to us pursuant to our share repurchase plan at a time when such events are adversely affecting the performance of our assets. Even if we decide to satisfy all resulting repurchase requests, our cash flow could be materially adversely affected. In addition, if we determine to sell assets to satisfy repurchase requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Shares less attractive to investors.
We will be and we will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the date of an initial public offering pursuant to an effective registration statement under the 1933 Act, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Shares that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our Shares less attractive because we may rely on some or all of these exemptions.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the 1933 Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates and may result in less investor confidence.
The amount and source of distributions we may make to our shareholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.
We have not established a minimum distribution payment level, and our ability to make distributions to our shareholders may be adversely affected by a number of factors, including the risk factors described in this Registration Statement. We have a limited track record and may not generate sufficient income to make distributions to our shareholders. Our Board of Trustees (or a committee of our Board of Trustees) will make determinations regarding distributions based upon, among other factors, our financial performance, debt service obligations, debt covenants, REIT qualification and tax requirements and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our shareholders are:
•our inability to invest the proceeds from sales of our shares on a timely basis in income-producing properties;
•our inability to realize attractive risk-adjusted returns on our investments;
•high levels of expenses or reduced revenues that reduce our cash flow or non-cash earnings; and
•defaults in our investment portfolio or decreases in the value of our investments.
As a result, we may not be able to make distributions to our shareholders at any time in the future, and the level of any distributions we do make to our shareholders may not increase or even be maintained over time, any of which could materially and adversely affect the value of your investment.
We may not generate sufficient cash flow from operations to fully fund distributions to shareholders. Therefore, we may fund distributions to our shareholders from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of our shares or Operating Partnership units), the sale of our assets, and repayments of our real estate debt investments. We may also defer operating expenses or pay expenses (including the fees of the Adviser or distributions to the Special Limited Partners) with our shares or Operating Partnership units in order to preserve cash flow for the payment of distributions. The ultimate repayment of these deferred expenses could adversely affect our operations and reduce the future return on your investment. We may repurchase shares or redeem Operating Partnership units from the Adviser or the Special Limited Partners shortly after issuing such units or shares. The payment of expenses in our shares or with Operating Partnership units will dilute your ownership interest in our portfolio of assets. There is no guarantee any of our operating expenses will be deferred and the Adviser and Special Limited Partners are under no obligation to receive future fees or distributions in our shares or Operating Partnership units and may elect to receive such amounts in cash.
Purchases and repurchases of our shares are not made based on the current NAV per share of our shares.
Generally, our transaction price per share and the price at which we make repurchases of our shares will equal the NAV per share of the applicable class as of (i) the last business day of the prior month under the Existing Repurchase Plan and (ii) the last business day of the applicable calendar quarter under the New Repurchase Plan. The NAV per share, if calculated as of the date on which you make your subscription request or repurchase request, may be significantly different than the transaction price you pay or the repurchase price you receive. Certain of our investments or liabilities are subject to high levels of volatility from time to time and could change in value significantly between the end of the prior month as of which our NAV is determined and the date that you acquire or repurchase our shares, however (i) the prior month’s NAV per share under the Existing Repurchase Plan and (ii) the NAV per share on last business day of the calendar quarter under the New Repurchase Plan will generally continue to be used as the transaction price per share and repurchase price per share. In exceptional circumstances, we may in our sole discretion, but are not obligated to, offer and repurchase shares at a different price that we believe reflects the NAV per share of such shares more appropriately than the prior month’s NAV per share under Existing Repurchase Plan (or the NAV per share on last business day of the calendar quarter under the New Repurchase Plan), including by updating a previously available offering price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month under the Existing Repurchase Plan (or the NAV per share on last business day of the calendar quarter under the New Repurchase Plan) and we believe an updated price is appropriate. In such exceptional cases, the transaction price and the repurchase price will not equal our NAV per share as of any time.
Valuations and appraisals of our real estate and real estate debt are estimates of fair value and may not necessarily correspond to realizable value.
For the purposes of calculating our monthly NAV, our properties will generally initially be valued at cost, which we expect to represent fair value at that time. Each property will be valued by an independent third-party appraisal firm annually. Annual appraisals may be delayed for a short period in exceptional circumstances. Thereafter, valuations of properties will generally be determined by the Adviser based in part on appraisals of each of our properties by independent third-party appraisal firms at least once per year in accordance with valuation guidelines and expected to be approved by our Board of Trustees. The Adviser will value our properties monthly, based on current material market data and other information deemed relevant, with review and confirmation for reasonableness by our independent valuation advisor.
Investments in real estate debt and other securities with readily available market quotations will be valued monthly at fair market value. Certain investments, such as mortgages, mezzanine loans, preferred equity or private company investments, are unlikely to have market quotations and thus will generally be fair valued by the Adviser. In the case of loans acquired by us, such initial value will generally be the acquisition price of such loan. In the case of loans originated by us, such initial value will generally be the par value of such loan. Each such investment will then be valued by the Adviser within the first full month after we invest in such investment and no less than monthly thereafter. Additionally, the Adviser may in its discretion consider material market data and other information that becomes available after the end of the applicable month in valuing our assets and liabilities and calculating our NAV for a particular month. For more information regarding our valuation process, see “Net Asset Value Calculation and Valuation Guidelines.”
Although monthly valuations of each of our real properties will be reviewed and confirmed for reasonableness by our independent valuation advisor, such valuations are based on asset- and portfolio-level information provided by the Adviser, including historical operating revenues and expenses of the properties, lease agreements on the properties, revenues and expenses of the properties, information regarding recent or planned capital expenditures and any other information relevant to valuing the real property, which information will not be independently verified by our independent valuation advisor. Similarly, each month, our independent valuation advisor will review and confirm for reasonableness our monthly valuations of our real estate debt and other securities for which market quotations are not readily available. However, such valuations are based on information provided by the Adviser, which information will not be verified by our independent valuation advisor. While the independent valuation advisor reviews for reasonableness the assumptions, methodologies and valuation conclusions applied by the Adviser for our property and certain real estate debt and other securities valuations as set forth in our valuation guidelines, the independent valuation advisor is not responsible for, and does not calculate, our NAV, and the Adviser is ultimately and solely responsible for the determination of our NAV.
Within the parameters of our valuation guidelines, the valuation methodologies used to value our properties and certain of our investments will involve subjective judgments and projections and may not be accurate. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations and appraisals of our properties and other investments will be only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond our control and the control of the Adviser and our independent valuation advisor. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset could be sold in the market, and the difference between carrying value and the ultimate sales price could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal. In recent months, there has been limited transaction volume in private real estate which increases the degree of difficulty in determining appropriate valuations. This market environment in particular makes it more difficult to value the initial portfolio we are acquiring from Other Blue Owl Accounts. There will be no retroactive adjustment in the valuation of such assets, the offering price of our shares, the price we paid to repurchase our shares or NAV-based fees we paid to the Adviser and the Dealer Manager to the extent such valuations prove to not accurately reflect the realizable value of our assets. Because the price a shareholder will pay for our shares in our private offering, and the price at which their shares may be repurchased by us pursuant to our share repurchase plan are generally based on our prior month’s NAV per share under the Existing Repurchase Plan (or the NAV per share on last business day of the calendar quarter under the New Repurchase Plan), a shareholder may pay more than realizable value or receive less than realizable value for their investment.
Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month.
We anticipate that the annual appraisals of our consolidated properties will be conducted on a rolling basis, such that properties may be appraised at different times but each property would be appraised at least once per year. When these appraisals are considered by the Adviser for purposes of valuing the relevant property, there may be a material change in our NAV per share amounts for each class of our shares from those previously reported. In addition, actual operating results for a given month may differ from what we originally budgeted for that month, which may cause a material increase or decrease in the NAV per share amounts. We will not retroactively adjust the NAV per share of each class reported for the previous month. Therefore, because a new annual appraisal may differ materially from the prior appraisal or the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to take into consideration the new appraisal or actual operating results may cause the NAV per share for each class of our shares to increase or decrease, and such increase or decrease will occur in the month the adjustment is made.
It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.
The Adviser’s determination of our monthly NAV per share will be based in part on appraisals of each of our properties provided annually by independent third-party appraisal firms in individual appraisal reports and monthly valuations of our real estate debt and other securities for which market prices are not readily available provided by the Adviser (with valuations of real estate debt reviewed by the independent valuation advisor), each in accordance with valuation guidelines approved by our Board of Trustees. As a result, our published NAV per share in any given month may not fully reflect any or all changes in value that may have occurred since the most recent appraisal or valuation. The Adviser will review appraisal reports and monitor our real estate and real estate debt, and is responsible for notifying the independent valuation advisor of the occurrence of any property-specific or market-driven event it believes may cause a material valuation change in the real estate valuation, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our real estate and real estate debt or liabilities between valuations, or to obtain complete information regarding any such events in a timely manner. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, yet obtaining sufficient relevant information after the occurrence has come to light and/or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the NAV per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation guidelines. Depending on the circumstance, the resulting potential disparity in our NAV may be in favor or to the detriment of either shareholders who repurchase their shares, or shareholders who buy new shares, or existing shareholders.
NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.
The methods used by our Adviser and State Street Bank and Trust Company (“State Street”) to calculate our NAV, including the components used in calculating our NAV, is not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish NAV solely for purposes of establishing the price at which we sell and repurchase our shares, and you should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.
In addition, calculations of our NAV, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with generally accepted accounting principles. These valuations may differ from liquidation values that could be realized in the event that we were forced to sell assets.
Additionally, errors may occur in calculating our NAV, which could impact the price at which we sell and repurchase our shares and the amount of the Adviser’s management fee and the Special Limited Partners’ Performance Allocations. The Adviser has implemented certain policies and procedures to address such errors in NAV calculations. If such errors were to occur, the Adviser, depending on the circumstances surrounding each error and the extent of any impact the error has on the price at which our shares were sold or repurchased or on the amount of the Adviser’s management fee or the Special Limited Partners’ Performance Allocations, may determine in its sole discretion to take certain corrective actions in response to such errors, including, subject to Oak Street’s policies and procedures, making adjustments to prior NAV calculations. You should carefully review the disclosure of our valuation policies and how NAV will be calculated under “Net Asset Value Calculation and Valuation Guidelines.”
You may have current tax liability on distributions you elect to reinvest in our shares.
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in our shares to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless you are a tax-exempt entity, you may be forced to use funds from other sources to pay your tax liability on the reinvested dividends.

ITEM 2        FINANCIAL INFORMATION
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Registration Statement on Form 10. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed in Item 1A — “Risk Factors” in this Registration Statement on Form 10.
Overview
Oak Street Net Lease Trust invests primarily in stabilized income-generating commercial real estate in the United States. To a lesser extent, we may invest outside the U.S. and in real estate debt. The Company is the sole general partner and majority limited partner in NLT OP, and we own substantially all of our assets through NLT OP. We are externally managed by Oak Street. The Company’s principal business is the acquisition, ownership, financing and leasing of single-tenant commercial real estate properties subject to long-term net leases with investment grade and other creditworthy tenants or guarantor, and its management does not distinguish the principal business, or group the operations, by geography or property type for purposes of measuring performance. Accordingly, the Company has only one reportable segment.
The Company was formed on April 4, 2022 (“Inception”) as a Maryland statutory trust; however, no activity occurred until the first capital funding from Blue Owl on August 9, 2022.
The Company is a non-listed, perpetual life real estate investment trust (“REIT”) that qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to Shareholders and maintain our qualification as a REIT.
As of March 31, 2023, we have received net proceeds of $1,051.6 million from the sale of our common shares. We have contributed the net proceeds to NLT OP in exchange for a corresponding number of Class S, Class D, and Class I units of the NLT OP. NLT OP has primarily used the net proceeds to make investments in real estate and real estate debt as further described below under “Investment Portfolio.” We intend to continue selling shares on a monthly basis.
Emerging Growth Company Status
We will be and we will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the date of an initial public offering pursuant to an effective registration statement under the 1933 Act, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Shares that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our Shares less attractive because we may rely on some or all of these exemptions.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the 1933 Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates and may result in less investor confidence.
Recent Developments
The Company’s businesses are materially affected by conditions in the financial markets and economic conditions in the U.S. and to a lesser extent, elsewhere in the world.
In 2022, global markets continued to experience significant volatility, driven by concerns over persistent inflation, rising interest rates, slowing economic growth and geopolitical uncertainty. Inflation persisted at multi-decade highs in many major economies around the world, prompting central banks to pursue monetary policy tightening actions that are likely to continue to create headwinds to economic growth. Continued global supply chain disruption, including due to recurrent COVID-19 restrictions and the ongoing war between Russia and Ukraine, are also contributing to mounting inflationary pressure.
Headline economic measures were generally healthy in the fourth quarter. However, while inflation remains elevated and, in response, the Federal Reserve has indicated its intention to continue raising interest rates, it remains to be seen whether recent bank failures will cause the Federal Reserve to change this approach, creating further uncertainty for the economy and for our Shareholders. Additionally, rising rates, increasing costs and supply chain issues may dampen consumer spending and slow corporate profit growth, which may negatively impact equity values. While there is a debate among economists as to whether such factors, coupled with economic contraction in the U.S. throughout 2022, indicate that the U.S. has entered, or in the near term will enter, a recession, it remains difficult to predict the full impact of recent changes and any future changes in interest rates or inflation.
Q1 2023 Highlights (Results of Operations)
Operating Results
•Declared monthly net distributions totaling $16.1 million for the three months ended March 31, 2023. The details of the average annualized distribution rates and total returns are shown in the following table:

	Class I	Class D	Class S
Annualized Distribution Rate(1)	6.76%	6.61%	5.93%
Year-to-Date Total Return, without upfront selling commissions	0.81%	0.75%	0.55%
Year-to-Date Total Return, assuming maximum upfront selling commissions(2)	N/A	(0.74)%	(2.85)%
Inception-to-Date Total Return, without upfront selling commissions	6.01%	4.21%	4.90%
Inception-to-Date Total Return, assuming maximum upfront selling commissions(2)	N/A	2.67%	1.36%
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(1)The annualized distribution rate is calculated as the current month's distribution annualized and divided by the prior month’s net asset value, which is inclusive of all fees and expenses. The Company believes the annualized distribution rate is a useful measure of overall investment performance of our shares.
(2)Total return is calculated as the change in NAV per share during the respective periods plus any distributions per share declared in the period and assumes any distributions are reinvested in accordance with our distribution reinvestment plan. The Company believes total return is a useful measure of the overall investment performance of our shares.
Investments
•Acquired 4 industrial properties with a total purchase price of $249.0 million for the three months ended March 31, 2023. The acquisitions are consistent with our strategy of acquiring diversified, income-producing, commercial real estate assets concentrated in high growth markets.
•Made an equity investment in STORE Capital, LLC (“STORE”) of $212.8 million consisting of an initial investment amount of $160.0 million and subsequent investments totaling $52.8 million. The Company’s investment, combined with those of affiliates of the Company, through Ivory OSREC OS Aggregator (“OS Aggregator”) totaled $1,000 million, representing 12.1% of the closing capital contribution of STORE.
•Sold $23.8 million of investments in real estate debt, consisting of CMBS during the three months ended March 31, 2023.
Capital Activity and Financings
•Raised net proceeds of $311.3 million from the sale of our common shares, and repurchased 208,694 of our common shares for $2.1 million, in each case for the three months ended March 31, 2023.
•Incurred additional secured and unsecured debt of $46.7 million and $98.3 million, respectively during the three months ended March 31, 2023.
Overall Portfolio
•Our portfolio as of March 31, 2023 consisted of investments in real estate (77%), investments in leases (16%), investments in real estate debt (1%), and investments in unconsolidated real estate affiliates (6%), based on fair value.
•Our 186 properties as of March 31, 2023 consisted primarily of Industrial (62%), Retail (22%), Land (8%), Office (8%), and Flex (0%), based on fair value.
•Our investments in real estate debt as of March 31, 2023, consisted of a commercial real estate loan. For further details on credit rating and underlying real estate collateral, refer to “Investment Portfolio – Investments in Real Estate Debt”.
•Our investments in unconsolidated real estate affiliates consisted of equity investments in STORE, and Fleet Farm. As of March 31, 2023, our investments in STORE and Fleet Farm were $215.6 million and $6.3 million, respectively.
2022 Highlights (Results of Operations)
Operating Results
•Declared monthly net distributions totaling $11.8 million from Inception to December 31, 2022. The details of the average annualized distribution rates and total returns are shown in the following table:

	Class I	Class D	Class S
Inception-to-Date Total Return, without upfront selling commissions	5.15%	3.43%	4.33%
Inception-to-Date Total Return, assuming maximum upfront selling commissions(1)	N/A	1.9%	0.8%
__________________
(1)Total return is calculated as the change in NAV per share during the respective periods plus any distributions per share declared in the period and assumes any distributions are reinvested in accordance with our distribution reinvestment plan. The Company believes total return is a useful measure of the overall investment performance of our shares.
Investments
•Acquired 148 retail, 27 industrial, four office, two land, and one flex properties across 24 transactions with a total purchase price of $3,020.4 million from Inception through December 31, 2022. The acquisitions are consistent with our strategy of acquiring diversified, income-producing, commercial real estate assets concentrated in high growth markets and included the following:
◦Assets were acquired from various funds that were also managed by Oak Street as follows:
•54 properties were acquired from Oak Street Real Estate Capital Fund IV, LP (“Fund IV”) with a total acquisition value of $355.8 million paid in cash.

•87 properties were acquired from Oak Street Real Estate Fund V OP (SH) LP (“Fund V”) with a total acquisition value of $467.8 million paid in a combination of NLT shares and cash.
•5 properties were acquired from Oak Street MAI Special Opportunity Fund, LP (“MAI LP”) with a total acquisition value of $1,288.8 million paid in a combination of NLT OP units and cash. As of December 31, 2022, these properties are all still under development, however the tenants are currently paying rent.
◦Acquired 36 properties from third parties at a total estimated fair value of $908.0 million.
•Invested $73.8 million in real estate debt, consisting of CMBS and other investments in debt issued by real estate-related companies from Inception through December 31, 2022.
Capital Activity and Financings
•Raised net proceeds of $740.3 million from the sale of our common shares from Inception to December 31, 2022. The Company received no requests for repurchase, and thus did not repurchase any of our common shares from Inception to December 31, 2022.
•Assumed property-level debt of $519.2 million and incurred additional unsecured debt of $1,507.7 million from Inception to December 31, 2022.
Overall Portfolio
•Our portfolio as of December 31, 2022 consisted of investments in real estate (80%), investments in leases (18%), and investments in real estate debt (2%), based on fair value.
•Our 182 properties as of December 31, 2022 consisted primarily of Industrial (59%), Retail (24%), Land (9%), Office (8%), and Flex (0%), based on fair value.
•Our investments in real estate debt as of December 31, 2022 consisted of a diversified portfolio of CMBS, and a commercial real estate loan. For further details on credit rating and underlying real estate collateral, refer to “Investment Portfolio – Investments in Real Estate Debt”.

Investment Portfolio
Real Estate Investments
The following chart describes the diversification of our investments in real estate by property type1 based on fair value as of March 31, 2023:
The following chart describes the diversification of our investments in real estate by property type1 based on fair value as of December 31, 2022:
1     Property Type weighting is measured as the asset value of our real estate investments for each sector category against the total asset value of all real estate investments, excluding the value of any third-party interests in such real estate investments. “Real estate investments” includes our direct property investments and certain unconsolidated investments, and includes properties accounted for as Investments in real estate and transactions accounted for as Investments in leases – financing receivables.

The following table provides a summary of our portfolio as of March 31, 2023, including Investments in real estate and Investments in leases – financing receivables:

Property Type	Number of Properties	Sq. Feet (in thousands)	Occupancy Rate (3)	Average Effective Annual Base Rent Per Leased Square Foot	Gross Asset Value (2) ($ in thousands)	Annual Base Rent ($ in thousands)	Percentage of Total Revenue
Industrial	31	14,044	100%	8.4	$2,053,039	$118,312	59%
Retail(1)	148	1,875	100%	23.1	733,216	43,380	21%
Land	2	1,526	N/A	14.0	267,172	21,375	11%
Office	4	1,006	100%	19.1	255,025	19,186	9%
Flex	1	12	100%	9.4	1,843	110	0%
Total	186	18,463			$3,310,295	$202,363	100%
_____________
(1)Retail includes properties owned by unconsolidated entities.
(2)Based on fair value as of March 31, 2023.
(3)Occupancy rate is excluded from Land investments and properties under development.
The following table provides a summary of our portfolio as of December 31, 2022, including Investments in real estate and Investments in leases – financing receivables:

Property Type	Number of Properties	Sq. Feet (in thousands)	Occupancy Rate (3)	Average Effective Annual Base Rent Per Leased Square Foot	Gross Asset Value (2) ($ in thousands)	Annual Base Rent ($ in thousands)	Percentage of Total Revenue
Industrial	27	10,889	100%	9.28	$1,807,809	$101,093	55%
Retail (1)	148	1,875	100%	24.02	$734,583	$45,043	24%
Land	2	1,526	N/A	14.00	$265,480	$21,375	11%
Office	4	1,006	100%	19.07	$238,840	$19,186	10%
Flex	1	12	100%	9.10	$1,836	$109	—%
Total	182	15,308			$3,048,548	$186,806	100%
_____________
(1)Retail includes properties owned by unconsolidated entities.
(2)Based on fair value as of December 31, 2022.
(3)Occupancy rate is excluded from Land investments and properties under development.

Real Estate and Leases
The following table provides information regarding our real estate property types as of March 31, 2023:

Property Type and Investment	Number of Properties	Location	Acquisition Date	Ownership Interest	Sq. Feet	Occupancy Rate
Industrial:
Amazon	5	Various	Aug. - Dec. 2022	100%	4,964	N/A(2)
Dorel Industries	1	Cornwall, ON	November 2022	100%	492	100%
EquipmentShare.com	11	Various	Oct. - Nov. 2022	100%	222	100%
Magna International	1	Bowling Green, KY	September 2022	100%	1,175	100%
Paradigm	3	Various	October 2022	100%	314	100%
Whirlpool	1	Amana, IA	November 2022	100%	1,572	100%
Tenneco	5	Various	December 2022	100%	2,150	100%
LOC Performance	2	Various	March 2023	100%	990	100%
QVC	2	Various	January 2023	100%	2,165	100%
Retail:
Cracker Barrel	53	Various	September 2022	100%	537	100%
Fleet Farm(1)	2	Various	August 2022	49%	428	100%
Mountain Express	55	Various	September 2022	100%	237	100%
Walgreen Co.	30	Various	September 2022	100%	440	100%
Maverick Gaming	8	Various	Sep. - Oct. 2022	100%	233	100%
Office:
Chubb	2	Whitehouse, NJ	November 2022	100%	429	100%
Energy Center	1	Houston, TX	October 2022	100%	524	100%
EquipmentShare.com	1	Colombia, MO	October 2022	100%	53	100%
Flex:
Johnson Controls	1	Seattle, WA	September 2022	100%	12	100%
Land:
Bally’s	1	Chicago, IL	November 2022	100%	1,311	N/A(2)
HOF Village Waterpark	1	Canton, OH	November 2022	100%	215	N/A(2)
Total	186				18,463
__________________
(1)Investment is unconsolidated real estate affiliate. Occupancy is excluded for unconsolidated investments.
(2)Occupancy rate is excluded from Land investments and properties under development.
The following table provides information regarding our real estate property types as of December 31, 2022:

Property Type and Investment	Number of Properties	Location	Acquisition Date	Ownership Interest	Sq. Feet	Occupancy Rate
Industrial:
Amazon	5	Various	Aug. - Dec. 2022	100%	4,964	N/A(2)
Dorel Industries	1	Cornwall, ON	November 2022	100%	492	100%
EquipmentShare.com	11	Various	Oct. - Nov. 2022	100%	222	100%
Magna International	1	Bowling Green, KY	September 2022	100%	1,175	100%
Paradigm	3	Various	October 2022	100%	314	100%
Whirlpool	1	Amana, IA	November 2022	100%	1,572	100%
Tenneco	5	Various	December 2022	100%	2,150	100%
Retail:
Cracker Barrel	53	Various	September 2022	100%	537	100%

Fleet Farm(1)	2	Various	August 2022	49%	428	100%
Mountain Express	55	Various	September 2022	100%	237	100%
Walgreen Co.	30	Various	September 2022	100%	440	100%
Maverick Gaming	8	Various	Sept. - Oct. 2022	100%	233	100%
Office:
Chubb	2	Whitehouse, NJ	November 2022	100%	429	100%
Energy Center	1	Houston, TX	October 2022	100%	524	100%
EquipmentShare.com	1	Colombia, MO	October 2022	100%	53	100%
Flex:
Johnson Controls	1	Seattle, WA	September 2022	100%	12	100%
Land:
Bally’s	1	Chicago, IL	November 2022	100%	1,311	N/A(2)
HOF Village Waterpark	1	Canton, OH	November 2022	100%	215	N/A(2)
Total	182				15,308
__________________
(1)Investment is unconsolidated real estate affiliate. Occupancy is excluded for unconsolidated investments.
(2)Occupancy rate is excluded from Land investments and properties under development.
Lease Expirations
The following schedule details the expiring leases at our real estate properties by annualized base rent and square footage as of March 31, 2023 ($ and square feet data in thousands):

Year	Number of Expiring Leases	Annualized Base Rent (1)	% of Total Annualized Base Rent Expiring	Square Feet	% of Total Square Feet Expiring
2023 (remaining)	—	$—	—%	—	—%
2024	—	—	—%	—	—%
2025	—	—	—%	—	—%
2026	—	—	—%	—	—%
2027	—	—	—%	—	—%
2028	1	1,908	1%	191	1.03%
2029	—	—	—%	—	—%
2030	—	—	—%	—	—%
2031	—	—	—%	—	—%
Thereafter	185	200,455	99%	18,272	98.97%
Total	186	$202,363	100%	18,463	100%
__________________
(1)The Company had not entered into any tenant concessions or rent abatements as of March 31, 2023.
Investments in Real Estate Debt
The following table details our investments in real estate debt as of March 31, 2023 ($ in thousands):

Type of Security/Loan	Weighted Average Coupon (1)	Weighted Average Maturity Date (2)	Face Amount	Cost Basis	Fair Value
Commercial real estate loan	14.0%	12/16/2024	50,000	50,000	50,000
Total investments in real estate debt	14.0%		$50,000	$50,000	$50,000
__________________
(1)The term SOFR refers to the relevant floating benchmark rates, one-month SOFR. Fixed rate commercial real estate loan is reflected as a spread over the relevant floating benchmark rates, for purposes of the weighted-average.

(2)Weighted average maturity date is based on the fully extended maturity date of the instrument.
The following table details our investments in real estate debt as of December 31, 2022 ($ in thousands):

Type of Security/Loan	Weighted Average Coupon (1)	Weighted Average Maturity Date (2)	Face Amount	Cost Basis	Fair Value
CMBS	SOFR + 2.6%	2/12/2038	$23,837	$23,839	$23,816
Commercial real estate loan	14.0%	12/16/2024	50,000	50,000	50,000
Total investments in real estate debt	10.3%		$73,837	$73,839	$73,816
__________________
(1)The term SOFR refers to the relevant floating benchmark rates, one-month SOFR. Fixed rate commercial real estate loan is reflected as a spread over the relevant floating benchmark rates, for purposes of the weighted-average.
(2)Weighted average maturity date is based on the fully extended maturity date of the instrument.
Results of Operations
Our financial results for the three months ended March 31, 2023 and the period from Inception through December 31, 2022 are referred to as the “Successor” periods. The financial information presented for the three months ended March 31, 2022 and the year ended December 31, 2021 and from January 1, 2022 to the period up through each properties’ respective acquisition date in 2022 (the “Acquisition”), together the “Predecessor” periods, have been prepared under provisions of Rule 3-14 of Regulation S-X promulgated by the SEC for properties that were contributed by Fund IV and Fund V, and is not intended to be a complete presentation of the actual operation of these combined entities for the periods presented. As these periods are not a complete presentation of the revenues and expenses for the Predecessor, certain financial statement line items in the Predecessor periods are not comparable to the Successor periods. Therefore, certain expenses such as interest, depreciation and amortization, non-recurring professional fees, corporate expenses, and management fees have been excluded from the our discussion below for the comparison of results of operations.
Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022
The following table sets forth information regarding the consolidated results of operations for the three months ended March 31, 2023, and the combined revenues and certain operating expenses of properties contributed by Fund IV and Fund V prior to Acquisition ($ in thousands):

	Successor	Predecessor	2023 vs. 2022
	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022	$
Revenues
Rental revenue	$46,041	$12,893	$33,148
Income from investment in leases - financing receivables	13,669	—	13,669
Other revenue	—	—	—
Total revenues	59,710	12,893	46,817

Expenses (for the Predecessor periods Certain operating expenses)
Rental property operating	7,289	11	7,278
General and administrative	3,308	6	3,302
Management fee	4,072	*	4,072
Performance participation allocation	—	*	—
Depreciation and amortization	13,108	*	13,108
Total expenses (for the Predecessor periods Total certain operating expenses)	27,777	17	27,760

Other expense
Income from unconsolidated real estate affiliates	3,594	—	3,594
Interest expense	(24,126)	*	(24,126)
Other income	1,884	—	1,884
Total other expense	(18,648)	—	(18,648)
Net income (for the Predecessor period Revenues in excess of certain operating expenses)	$13,285	$12,876	$409
Net income attributable to non-controlling interests	$(2,975)	$—	$(2,975)
Net loss attributable to NLT shareholders	$10,310	$12,876	$(2,566)
Net income per common share - basic**	$0.11
Net income per common share - diluted**	$0.10
Weighted-average common shares outstanding - basic	98,086,696
Weighted-average common shares outstanding - diluted	127,139,959
_______________
*Management fee, Performance participation allocation, Depreciation and amortization, and Interest expense are not presented in the Predecessor periods due to the fact that the Predecessor period is prepared under the provisions of Rule 3-14 of Regulation S-X.
**     All classes of common shares are allocated net income/(loss) at the same rate per share and receive the same gross distribution per share. Note that net loss per share of common shares is not presented for the Predecessor periods as the Predecessor was not unitized.
These financial statements are not comparable between the Successor and Predecessor periods due to a difference in the basis of accounting between the periods; the Predecessor periods were prepared under the provisions of Rule 3-14 of Regulation S-X, while the Successor period has been presented for the consolidated operations of NLT. Additionally, there was a step up in basis upon acquisition of the properties by NLT.

Rental Revenue
Rental revenue from our income property operations was approximately $46.0 million for the three months ended March 31, 2023 and approximately $12.9 million during the Predecessor period for the three months ended March 31, 2022. The increase in respective revenues during the periods presented is primarily due to an increase in the real estate portfolio from 141 properties as of January 1, 2022 to 170 properties as of March 31, 2023.
Income from investment in leases - financing receivables
Income from investment in leases - financing receivables was approximately $13.7 million for the three months ended March 31, 2023, compared to $0 million during the Predecessor period for the three months ended March 31, 2022 when the Company did not have Investment in leases - financing receivables. The increase in respective revenues during the periods presented is due to the investment in properties that were accounted for as financing receivables resulting from failed sales-leaseback transactions under US GAAP for the three months ended March 31, 2023.
Rental Property Operating Expenses
Rental property operating expenses were approximately $7.3 million for the three months ended March 31, 2023, and $0 million during the Predecessor period for the three months ended March 31, 2022. The increase in respective expenses during the periods presented is primarily due to a difference in the basis of accounting between the periods; the Predecessor periods were prepared under the provisions of Rule 3-14 of Regulation S-X, while the Successor period has been presented for the consolidated operations of NLT. Further, there was an increase in the real estate portfolio from 141 properties as of January 1, 2022, to 170 properties as of March 31, 2023, including 6 properties for which the rental property operating expenses are recorded gross of reimbursements of the tenant.
General & Administrative Expenses
General & Administrative Expenses were approximately $3.3 million for the three months ended March 31, 2023, and approximately $0 million during the Predecessor period for the three months ended March 31, 2022. The significant increase in respective General & Administrative Expenses for the three months ended March 31, 2023 is primarily due to a difference in the basis of accounting between the periods; the Predecessor periods were prepared under the provisions of Rule 3-14 of Regulation S-X, while the Successor period has been presented for the consolidated operations of NLT. Further, there was an increase due to legal fees, accounting & admin-related fees, audit fees, appraisal/valuation fees, and various other professional fees.
Income from Unconsolidated Real Estate Affiliates
Income from unconsolidated real estate affiliates was approximately $3.6 million for the three months ended March 31, 2023, and $0 million during the Predecessor period for the three months ended March 31, 2022. The increase in Income from unconsolidated real estate affiliates is due to investments made during the Successor period.
Other Income
Other income was approximately $1.9 million for the three months ended March 31, 2023, and $0 million during the Predecessor period for the three months ended March 31, 2022. The increase in other income was primarily due to interest income from investments in real estate debt.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021
The following table sets forth information regarding the consolidated results of operations from Inception Through December 31, 2022 and the combined revenues and certain operating expenses of properties contributed by Fund IV and Fund V prior to Acquisition, ($ in thousands):

	Successor	Predecessor
	From Inception through December 31, 2022	From January 1, 2022 through Acquisition	Year Ended December 31, 2021
Revenues
Rental revenue	$36,547	$35,729	$43,445
Income from investment in leases - financing receivables	9,169	—	—
Other revenue	—	—	7
Total revenues	45,716	35,729	43,452

Expenses (for the Predecessor periods Certain operating expenses)
Rental property operating	5,583	27	38
General and administrative	5,694	18	14
Management fee	3,050	*	*
Performance participation allocation	4,189	*	*
Depreciation and amortization	10,859	*	*
Total expenses (for the Predecessor periods Total certain operating expenses)	29,375	45	52

Other expense
Income from unconsolidated real estate affiliates	300	—	—
Interest expense	(18,649)	*	*
Other income	1,127	—	—
Total other expense	(17,222)	—	—
Net income (loss) (for the Predecessor periods Revenues in excess of certain operating expenses)	$(881)	$35,684	$43,400
Net income attributable to non-controlling interests	$(503)	$—	$—
Net loss attributable to NLT shareholders	$(1,384)	$—	$—
Net loss per common share - basic and diluted**	$(0.03)
Weighted-average common shares outstanding, basic and diluted	45,918,641
_______________
*Management fee, Performance participation allocation, Depreciation and amortization, and Interest expense are not presented in the Predecessor periods due to the fact that the Predecessor period is prepared under the provisions of Rule 3-14 of Regulation S-X.
**     All classes of common shares are allocated net income/(loss) at the same rate per share and receive the same gross distribution per share. Note that net loss per share of common shares is not presented for the Predecessor periods as the Predecessor was not unitized.
These financial statements are not comparable between the Predecessor and Successor periods due to a difference in the basis of accounting between the periods; the Predecessor periods were prepared under the provisions of Rule 3-14 of Regulation S-X, while the Successor period has been presented for the consolidated operations of NLT. Additionally, there was a step up in basis upon acquisition of the properties by NLT.

Rental Revenue
Rental revenue from our income property operations was approximately $36.5 million during the period from Inception to December 31, 2022, approximately $35.7 million during the Predecessor period from January 1, 2022 to Acquisition, and approximately $43.4 million during the Predecessor year ended December 31, 2021. The increase in respective revenues during the periods presented is primarily due to an increase in the real estate portfolio from 73 properties as of January 1, 2021 to 166 properties as of December 31, 2022.
Income from investment in leases - financing receivables
Income from investment in leases - financing receivables was approximately $9.2 million during the period from Inception to December 31, 2022, compared to $0 in the Predecessor period from January 1, 2022 to Acquisition and the Predecessor year ended December 31, 2021 when the Company did not have Investment in leases - financing receivables. The increase in respective revenues during the periods presented is due to the investment in properties that were accounted for as financing receivables resulting from failed sales-leaseback transactions under US GAAP during the period from Inception through December 31, 2022.
Rental Property Operating Expenses
Rental property operating expenses were approximately $5.6 million during the period from Inception to December 31, 2022, and an immaterial amount during the Predecessor period from January 1, 2022 to Acquisition and the Predecessor year ended December 31, 2021. The increase in respective expenses during the periods presented is primarily due to a difference in the basis of accounting between the periods; the Predecessor periods were prepared under the provisions of Rule 3-14 of Regulation S-X, while the Successor period has been presented for the consolidated operations of NLT. Further, there was an increase in the real estate portfolio from 73 properties as of January 1, 2021 to 166 properties as of December 31, 2022, including 5 properties that were not triple net leases for which the rental property operating expenses are recorded gross of reimbursements of the tenant.
General & Administrative Expenses
General & Administrative Expenses were approximately $5.7 million during the period from Inception to December 31, 2022, approximately $0 million during the Predecessor period from January 1, 2022 to Acquisition and the year ended December 31, 2021. The significant increase in respective General & Administrative Expenses from Inception to December 31, 2022 is primarily due to a difference in the basis of accounting between the periods; the Predecessor periods were prepared under the provisions of Rule 3-14 of Regulation S-X, while the Successor period has been presented for the consolidated operations of NLT. Further, there was an increase due to legal fees, accounting & admin-related fees, audit fees, appraisal/valuation fees, and various other professional fees.
Income from Unconsolidated Real Estate Affiliates
Income from unconsolidated real estate affiliates was approximately $0.3 million during the period from Inception to December 31, 2022, and $0 in the Predecessor period from January 1, 2022 to Acquisition and the year ended December 31, 2021. The increase in Income from unconsolidated real estate affiliates is due to an investment made during the Successor period.
Other Income
Other income was approximately $1.1 million during the period from Inception to December 31, 2022, and $0 in the Predecessor period from January 1, 2022 to Acquisition and the year ended December 31, 2021. The increase in Other income was primarily due to interest income from investments in real estate debt.

Net Asset Value
We calculate NAV per share in accordance with the valuation guidelines that have been approved by our Board of Trustees. Our total NAV presented in the following tables includes the NAV of our Class S, Class I, and Class D common shares, as well as the partnership interests of NLT OP held by parties other than the Company.
The following table provides a breakdown of the major components of our NAV as of March 31, 2023 and December 31, 2022, respectively ($ and shares/units in thousands):

Components of NAV	March 31, 2023
Cash and cash equivalents	$36,898
Restricted cash	100,276
Investments in real estate	2,551,693
Investment in leases - financing receivables	519,213
Investments in real estate debt	50,000
Intangible assets, net	111,714
Investments in unconsolidated entities	222,391
Other assets	32,718
Mortgage notes and credit facility	(1,919,517)
Affiliate line of credit	(250,000)
Due to Affiliates	(5,527)
Accounts payable and accrued expenses	(44,516)
Other Liabilities	(22,313)
Net Asset Value	$1,383,030
Number of outstanding shares/units	136,104,261

Components of NAV	December 31, 2022
Cash and cash equivalents	$29,232
Restricted cash	104,346
Investments in real estate,	2,281,514
Investment in leases - financing receivables	519,212
Investments in real estate debt	73,816
Intangible assets, net	111,677
Investments in unconsolidated entities	6,905
Other assets	64,101
Mortgage notes and credit facility	(1,776,373)
Affiliate line of credit	(250,000)
Due to Affiliates	(6,979)
Accounts payable and accrued expenses	(53,834)
Other Liabilities	(13,163)
Net Asset Value	$1,090,454
Number of outstanding shares/units	106,321,180

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of March 31, 2023 ($ in thousands, except per share/unit data):

NAV per share	Class I Shares		Class D Shares	Class S Shares	Third - Party Operating Partnership Units (2)	Total
NAV	$513,932		$27,057	$558,581	$283,460	$1,383,030
Number of outstanding shares/units	50,442,460	(1)	2,699,163	55,141,062	27,821,576	136,104,261
NAV Per Share/Unit as of March 31, 2023	$10.1885		$10.0244	$10.1300	$10.1885
__________________
(1)Includes 922,229 Class I Shares subject to redemption features, classified as Redeemable common shares.
(2)Includes the partnership interests of NLT OP held by the Special Limited Partner and other NLT OP interests held by parties other than us.
The following table provides a breakdown of our total NAV and NAV per share/unit by class as of December 31, 2022 ($ in thousands, except per share/unit data):

NAV per share	Class I Shares		Class D Shares	Class S Shares	Third - Party Operating Partnership Units (2)	Total
NAV	$327,901		$14,016	$443,879	$304,658	$1,090,454
Number of outstanding shares/units	31,897,559	(1)	1,385,421	43,401,686	29,636,514	106,321,180
NAV Per Share/Unit as of December 31, 2022	$10.2798		$10.1171	$10.2272	$10.2798
__________________
(1)Includes 229,300 Class I Shares subject to redemption features, classified as Redeemable common shares.
The following table details the weighted average capitalization rate by property type, which is the key assumption used in the valuations as of March 31, 2023:

Property Type	Capitalization Rate
Flex	6.00%
Industrial	5.42%
Land	6.89%
Office	7.65%
Retail	6.21%
The following table details the weighted average capitalization rate by property type, which is the key assumption used in the valuations as of December 31, 2022:

Property Type	Capitalization Rate
Flex	6.00%
Industrial	5.21%
Land	6.92%
Office	7.71%
Retail	6.18%
These assumptions are determined by the Adviser and reviewed by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values at March 31, 2023:

Input	Hypothetical Change	Flex	Industrial	Land	Office	Retail
Capitalization Rate	0.25 % Decrease	+4.3%	+4.0%	+3.5%	+3.6%	+4.5%
(weighted average)	0.25 % Increase	(4.0%)	(3.7%)	(3.3%)	(3.3%)	(4.1%)
For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values at December 31, 2022:

Input	Hypothetical Change	Flex	Industrial	Land	Office	Retail
Capitalization Rate	0.25 % Decrease	+4.3%	+4.0%	+3.5%	+3.5%	+4.6%
(weighted average)	0.25 % Increase	(4.0%)	(3.7%)	(3.2%)	(3.3%)	(4.2%)
The following table reconciles shareholders’ equity and NLT OP partner’s capital per our Consolidated Balance Sheet to our NAV ($ in thousands):

March 31, 2023
Shareholder’s equity	$1,022,892
Non-controlling interests attributable to NLT OP	269,298
Redeemable non-controlling interests	4,191
Redeemable common shares	9,450
Total partners’ capital of NLT OP under GAAP	1,305,831
Adjustments:
Accrued shareholder servicing fee	31,737
Accrued organization and offering costs	8,780
Accumulated depreciation and amortization under GAAP	24,470
Unrealized net real estate and real estate debt appreciation	23,147
Accrued interest on financing receivable	(4,281)
Straight-line rent	(6,654)
NAV	$1,383,030

December 31, 2022
Shareholder’s equity	$736,083
Non-controlling interests attributable to NLT OP	293,316
Redeemable non-controlling interests	1,657
Redeemable common shares	2,357
Total partners’ capital of NLT OP under GAAP	1,033,413
Adjustments:
Accrued shareholder servicing fee	25,562
Accrued organization and offering costs	6,369
Accumulated depreciation and amortization under GAAP	11,015
Unrealized net real estate and real estate debt appreciation	18,396
Accrued interest on financing receivable	(1,821)
Straight-line rent	(2,480)
NAV	$1,090,454
The following details the adjustments to reconcile GAAP shareholders’ equity and total partners’ capital of NLT OP to our NAV:
•Under GAAP, we accrue the ongoing shareholder servicing fee as an offering cost at the time we sell the Class D and Class S shares. For purposes of calculating NAV, we recognize the ongoing servicing fee as a reduction of NAV on a monthly basis when such fee is paid.
•The Adviser agreed to advance certain organization and offering costs on our behalf through September 1, 2023. Such costs will be reimbursed to the Adviser on a pro-rata basis over a 60 month period beginning September 1, 2023. Under GAAP, organization costs have been accrued as a liability. For purposes of calculating NAV, such costs will be recognized as paid over the 60 month reimbursement period.
•We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization is not recorded for purposes of calculating our NAV.
•Our investments in real estate are presented at their depreciated cost basis in our GAAP consolidated financial statements. Additionally, our mortgage notes, term loan credit facilities, and unsecured revolving credit facilities (“Debt”) are presented at their amortized cost basis in our consolidated GAAP financial statements. As such, any increases or decreases in the fair market value of our investments in real estate or our Debt are not included in our GAAP results. For purposes of calculating our NAV, our investments in real estate and our Debt are recorded at fair value.
•In accordance with GAAP, the Company accrues interest income from Investments in leases – financing receivables under the effective interest method. Interest income in excess of the payment is recorded as interest receivable, which is not recognized for purposes of calculating NAV.
•We recognize rental revenue on a straight-line basis under GAAP. Such straight-line rent adjustments are excluded for purposed of calculating NAV.
Distributions
Beginning September 21, 2022, we declared monthly distributions for each class of our common shares, which are generally paid 20 days after month-end. We have paid distributions consecutively each month since such time. Each class of our common shares received the same aggregate gross distribution per share, which was $0.1750 and $0.2333 per share for the three months ended March 31, 2023 and from Inception through December 31, 2022, respectively. The net distribution varies for each class based on the applicable shareholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the Dealer Manager for further remittance to the applicable distributor.
The following table details the total net distributions for each of our share classes from Inception to March 31, 2023:

Record Date	Class I Shares	Class D Shares	Class S Shares
September 1, 2022	$0.0583	$0.0563	$0.0513
October 31, 2022	0.0583	0.0563	0.0513
November 30, 2022	0.0583	0.0563	0.0513
December 31, 2022	0.0583	0.0562	0.0511
January 31, 2023	0.0583	0.0562	0.0511
February 28, 2023	0.0583	0.0563	0.0512
March 31, 2023	0.0583	0.0562	0.0510
Total	$0.4083	$0.3937	$0.3583
From Inception to December 31, 2022, we declared net distributions in the amount of $11.8 million. The following table outlines the tax character of our distributions paid in 2022 as a percentage of total distributions. The distribution declared on December 31, 2022 paid in January of the following year and is excluded from the analysis below as it was a 2023 tax event.

	Ordinary Income	Capital Gains	Return of Capital
2022 Tax Year	—	—	100%
The following tables detail our distributions declared for the three months ended March 31, 2023 and for the period from Inception through December 31, 2022, respectively ($ in thousands):

	Three Months Ended March 31, 2023
	Amount	Percentage
Distributions
Payable in cash	$8,809	55%
Reinvested in shares	7,270	45%
Total distributions	$16,079	100%
Sources of Distributions
Cash flows from operating activities	$16,079	100%
Offering proceeds	—	—%
Total sources of distributions	$16,079	100%

Cash flows from operating activities	$46,953
Funds from Operations (1)	$20,685
Adjusted Funds from Operations (1)	$23,455
________________
(1)See “Funds from Operations and Adjusted Funds from Operations” below for a description of Funds from Operations and Adjusted Funds from Operations. Refer to below for reconciliations of these amounts to GAAP net loss attributable to NLT shareholders and for considerations on how to review these metrics.

	From Inception Through December 31, 2022
	Amount	Percentage
Distributions
Payable in cash	$6,568	56%
Reinvested in shares	5,260	44%
Total distributions	$11,828	100%
Sources of Distributions
Cash flows from operating activities	$11,828	100%
Offering proceeds	—	—%
Total sources of distributions	$11,828	100%

Cash flows from operating activities	$36,756
Funds from Operations (1)	$7,470
Adjusted Funds from Operations (1)	$15,273
________________
(1)See “Funds from Operations and Adjusted Funds from Operations” below for a description of Funds from Operations and Adjusted Funds from Operations. Refer to below for reconciliations of these amounts to GAAP net loss attributable to NLT shareholders and for considerations on how to review these metrics.
Funds from Operations and Adjusted Funds from Operations
We believe funds from operations (“FFO”) is a meaningful non-GAAP supplemental measure of our operating results. Our consolidated financial statements are presented using historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments have decreased over time. However, we believe that the value of our real estate investments will fluctuate over time based on market conditions and, as such, depreciation under historical cost accounting may be less informative as a measure of our performance. FFO is an operating measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”) that is broadly used in the REIT industry. FFO, as defined by NAREIT and presented below, is calculated as net income or loss (computed in accordance with GAAP), excluding (i) depreciation and amortization, (ii) impairment of investments in real estate, (iii) net gains or losses from sales of real estate, and (iv) similar adjustments for non-controlling interests and unconsolidated entities.
We also believe that adjusted FFO (“AFFO”) is an additional meaningful non-GAAP supplemental measure of our operating results. AFFO further adjusts FFO to reflect the performance of our portfolio by adjusting for items we believe are not directly attributable to our operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i) straight-line rental income and expense, (ii) deferred income amortization, (iii) amortization of above- and below-market lease intangibles, (iv) amortization of mortgage premium/discount, (v) unrealized gains or losses from changes in the fair value of real estate debt and other financial instruments, (vi) gains and losses resulting from foreign currency translations, (vii) non-cash performance participation allocation, even if repurchased by us, (viii) management fees paid in shares or NLT OP units, even if subsequently repurchased by us, (ix) non-cash interest expense on affiliate line of credit paid in shares or NLT OP units, even if subsequently repurchased by us, (x) organization costs, (xi) amortization of deferred financing costs, (xii) shareholder servicing fees paid during the period, and (xiii) similar adjustments for non-controlling interests and unconsolidated entities. AFFO is not defined by NAREIT and our calculation of AFFO may not be comparable to disclosures made by other REITs.
The Company’s definition of AFFO excludes the impact of the amortization of deferred financing costs (“DFCs”) on our debt, which is included in GAAP net income (loss). We do not consider the amortization of DFCs to be directly attributable to our operations and view DFCs similar to acquisition expenses, which are capitalized into the cost basis of our investments, and therefore excluded from AFFO. We believe that excluding amortization of DFCs from our calculations of AFFO and results in metrics that better reflect the results of our operations.

FFO and AFFO should not be considered more relevant or accurate than GAAP net income (loss) in evaluating our operating performance. In addition, FFO and AFFO should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO and AFFO are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our shareholders. In addition, our methodology for calculating AFFO may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported AFFO may not be comparable to the AFFO reported by other companies.
The following table presents a reconciliation of net income (loss) attributable to NLT shareholders to FFO and AFFO attributable to NLT shareholders ($ in thousands) for the three months ended March 31, 2023:

Three Months Ended March 31, 2023
Net income (loss) attributable to NLT shareholders	$10,310
Adjustments to arrive at FFO:
Depreciation and amortization	13,108
Amount attributable to investment in unconsolidated affiliate	149
Amount attributable to non-controlling interests for above adjustments	(2,882)
FFO attributable to NLT shareholders	20,685
Adjustments to arrive at AFFO:
Straight-line rental income	(4,162)
Amortization of ground lease and below market lease intangibles	129
Amortization of mortgage discount	159
Provision for credit losses	(72)
Accretion of tenant loan receivable	(2,460)
Non-cash performance participation allocation	—
Management fee	4,072
Interest on affiliate line of credit	4,076
Organization costs	118
Amortization of deferred financing costs	3,130
Shareholder servicing fees	(1,093)
Amount attributable to investment in unconsolidated affiliate	(54)
Amount attributable to non-controlling interests for above adjustments	(1,073)
AFFO attributable to NLT shareholders	$23,455
The following table presents a reconciliation of net income (loss) attributable to NLT shareholders to FFO and AFFO attributable to NLT shareholders ($ in thousands) from Inception through December 31, 2022:

From Inception Through December 31, 2022
Net (loss) income attributable to NLT shareholders	$(1,384)
Adjustments to arrive at FFO:
Depreciation and amortization	10,859
Amount attributable to investment in unconsolidated affiliate	223
Amount attributable to non-controlling interests for above adjustments	(2,228)
FFO attributable to NLT shareholders	7,470

Adjustments to arrive at AFFO:
Straight-line rental income	(2,480)
Amortization of ground lease and below market lease intangibles	156
Amortization of mortgage discount	45
Accretion of tenant loan receivable	(1,821)
Performance participation allocation	4,189
Management fee	3,050
Interest on affiliate line of credit	3,776
Organization costs	1,944
Amortization of deferred financing costs	1,775
Shareholder servicing fees	(619)
Amount attributable to investment in unconsolidated affiliate	(92)
Amount attributable to non-controlling interests for above adjustments	(2,120)
AFFO attributable to NLT shareholders	$15,273
Liquidity and Capital Resources
Liquidity
We believe we have sufficient liquidity to operate our business, with $36.9 million of immediate liquidity as of March 31, 2023, comprised of cash and cash equivalents. In addition to our immediate liquidity, we obtain incremental liquidity through the sale of our common shares, from which we generated net proceeds of $311.3 million and $740.3 million for the three months ended March 31, 2023 and the period from Inception through December 31, 2022, respectively. In addition, we may incur indebtedness secured by our real estate and real estate debt investments, borrow money through unsecured financings, or incur other forms of indebtedness. We may also generate incremental liquidity through the sale of our real estate and real estate debt investments.
Our primary liquidity needs are to fund our investments, make distributions to our shareholders, repurchase common shares pursuant to our share repurchase plan, pay operating expenses, fund capital expenditures, and repay indebtedness. Our operating expenses include, among other things, the management fee we pay to the Adviser and the performance participation allocation that NLT OP pays to the Special Limited Partner, both of which will impact our liquidity to the extent the Adviser or the Special Limited Partner elect to receive such payments in cash, or subsequently redeem shares or OP units previously issued to them.
Our cash needs for acquisitions and other capital investments will be funded primarily from the sale of common shares and through the incurrence or assumption of debt. Other potential future sources of capital include secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.
We continue to believe that our current liquidity position is sufficient to meet the need of our expected investment activity.
Capital Resources
As of March 31, 2023, our indebtedness included loans secured by our properties, unsecured credit facilities, and an affiliate line of credit.
The following table is a summary of our indebtedness as of March 31, 2023 ($ in thousands):

Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(6)(7)	Maximum Facility Size	Principal Balance Outstanding
Mortgage notes & credit facility:
Unsecured term loan credit facility(2)	S+ 1.95%	8/11/2027	$973,000	$973,000
Unsecured revolving credit facility(3)	S+ 2.00%	8/11/2026	417,000	394,313
Mortgages(4)	S+ 2.59%	10/20/2024	N/A	566,256
Discount on assumed debt				(250)
Deferred financing costs, net				(11,293)
Total Mortgage notes & credit facility, net:				$1,922,026

Affiliate line of credit
Affiliate line of credit(5)	S + 2.00%		$250,000	250,000
Affiliate line of credit, net:				$250,000

Total indebtedness				$2,172,026
__________________
(1)The term “S” refers to the relevant floating benchmark rates, which include 30-day SOFR, three-month SOFR, one-month EURIBOR, and one-month SONIA as applicable to each loan. As of March 31, 2023, we have outstanding interest rate swaps with an aggregate notional balance of $987.3 million and outstanding interest rate caps with an aggregate notional balance of $568.8 million that mitigate our exposure to potential future interest rate increases under our floating-rate debt.
(2)The unsecured credit facility bears interest at a base rate plus a margin ranging from 0.25% to 1.85%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the unsecured credit facility for the three months ended March 31, 2023, was 6.40%. We have interest rate swaps with notional values of $700 million and $250 million, that are structured such that the SOFR rates result in fixed rates of 3.65% and 3.42%, respectively.
(3)The unsecured revolving credit facility bears interest at a base rate plus a margin ranging from 0.30% to 1.90%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the unsecured revolving credit facility for the three months ended March 31, 2023, was 6.46%.
(4)Certain of these mortgage loans include one-year extension options subject to the satisfaction of certain conditions. The Company believes conditions will be met to exercise the extension options. In March 2023, certain of our mortgages were amended to transition certain LIBOR-based rates to certain replacement reference rates. As of March 31, 2023, this reference rate transition has impacted only certain of our mortgages. We have interest rate swaps and caps with an aggregate notional value of $37.3 million and $568.8 million, respectively, that are structured such that the variable rates result in a fixed rate 3.74% and a capped rate of 3.00% respectively.
(5)The affiliate line of credit bears interest at a base rate plus a margin ranging from 0.30% to 1.90%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the affiliate line of credit for the three months ended March 31, 2023 was 6.52%.
(6)For loans where the Company, at its sole discretion, has extension options, the maximum maturity date has been assumed.
(7)The Company’s mortgage and notes payable contain yield or spread maintenance provisions.

The following table is a summary of our indebtedness as of December 31, 2022 ($ in thousands):

Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(6)(7)	Maximum Facility Size	Principal Balance Outstanding
Mortgage notes & credit facility:
Unsecured term loan credit facility(2)	SOFR+ 1.95%	8/11/2027	$973,000	$953,000
Unsecured revolving credit facility(3)	SOFR+ 2.00%	8/11/2026	$417,000	$316,000
Mortgages(4)	L+ 2.55%	9/11/2024	N/A	$519,522
Discount on assumed debt				$(407)
Deferred financing costs, net				$(11,178)
Total Mortgage notes & credit facility, net:				$1,776,937

Affiliate line of credit
Affiliate line of credit(5)	SOFR + 2.00%		$250,000	$250,000
Affiliate line of credit, net:				$250,000

Total indebtedness				$2,026,937
_______________
(1)SOFR represents the Secured Overnight Financing Rate, which includes 30-day SOFR, and three-month SOFR as applicable to each loan. The term “L” refers to the relevant floating benchmark rate, one-month LIBOR. As of December 31, 2022, we have outstanding interest rate swaps with an aggregate notional balance of $700,000 and outstanding interest rate caps with an aggregate notional balance of $568,843 that mitigate our exposure to potential future interest rate increases under our floating-rate debt.
(2)The unsecured credit facility bears interest at a base rate plus a margin ranging from 0.25% to 1.85%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the unsecured credit facility from Inception through December 31, 2022 was 5.32%. We have interest rate swaps with an aggregate notional value of $700 million, that are structured such that the SOFR rate results in a fixed rate of 3.60%.
(3)The unsecured revolving credit facility bears interest at a base rate plus a margin ranging from 0.30% to 1.90%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the unsecured revolving credit facility from Inception through December 31, 2022 was 5.93%.
(4)Mortgages bear variable interest at LIBOR plus 2.55%. These mortgage loans include a one-year extension option subject to the satisfaction of certain conditions. We have interest rate caps with an aggregate notional value $568.8 million, that are structured such that the variable rates result in a capped rate of 3.00%.
(5)The affiliate note payable bears interest at a base rate plus a margin ranging from 0.30% to 1.90%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the affiliate note payable from Inception through December 31, 2022 was 5.41%.
(6)For loans where the Company, at its sole discretion, has extension options, the maximum maturity date has been assumed.
(7)The Company’s mortgage and notes payable contain yield or spread maintenance provisions.
On September 1, 2022, the Company commenced the offering of its shares through a continuous private placement offering. The Company is authorized to issue an unlimited number of each of its three classes of shares of its common shares (Class I shares, Class D shares, and Class S shares).
As of May 12, 2023, we had received net proceeds of $1.25 billion from selling an aggregate 123,313,353 common shares in the private offering (consisting of 61,549,572 Class S shares, 3,253,035 Class D shares, and 58,510,746 Class I shares).
Cash Flows
Three Months Ended March 31, 2023
Cash flows provided by operating activities was $47.0 million for the three months ended March 31, 2023.
Cash flows used in investing activities was $461.1 million for the three months ended March 31, 2023. Cash flows used in investing activities were primarily used to fund the acquisitions of and capital improvements to real estate investments, acquisition of the investment in STORE, offset by proceeds from the sale of investments in real estate debt, which made up $463.0 million of cash flows used in investing activities.

Cash flows provided by financing activities was $418.0 million for the three months ended March 31, 2023, primarily due to a net increase in borrowings of $141.7 million and $311.3 million from the issuance of our common shares and OP units.
Year Ended December 31, 2022
Cash flows provided by operating activities was $36.8 million from Inception to December 31, 2022.
Cash flows used in investing activities was $2,094.5 million from Inception to December 31, 2022. Cash flows used in investing activities were primarily used to fund the acquisitions of and capital improvements to real estate investments, which made up $1,471.2 million of cash flows used in investing activities. Cash flows of $519.2 million was also used to fund investments in properties accounted for as financing receivables in failed sales-leaseback transactions.
Cash flows provided by financing activities was $2,191.6 million from Inception to December 31, 2022 primarily due to a net increase in borrowings of $1,269.0 million and $740.3 million from the issuance of our common shares and OP units.
Critical Accounting Estimates
The preparation of the financial statements in accordance with GAAP involve significant judgments and assumptions and require estimates about matters that are inherently uncertain. These judgments will affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our consolidated financial statements. The following is a summary of our significant accounting policies that we believe are the most affected by our judgments, estimates, and assumptions. See Note 2 to our consolidated financial statements for further descriptions of the below accounting policies.
Investments in Real Estate
We expect that most of our acquisitions will qualify as asset acquisitions rather than business combinations pursuant to ASC 805. Upon the acquisition of a property, we assess the fair value of the acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-market” and “below-market” leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and we allocate the purchase price to the acquired assets and assumed liabilities, on a relative fair value basis. The most significant portion of the allocation is to building, land, and construction in process and requires the use of market based estimates and assumptions. We assess and consider fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions.
The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. We also consider an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals.
Acquired above-market and below-market leases are recorded at their fair values (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses.
Impairment of Investments in Real Estate
We review real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Since cash flows on real estate properties considered to be “long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized, and such loss could be material to our results. If we determine that an impairment has occurred, the affected assets must be reduced to their fair value.
We review investments in unconsolidated real estate affiliates for impairment each quarter or when there is an event or change in circumstances that indicates a decrease in value. If there is a decrease in value due to a series of operating losses or other factors, the investment is evaluated to determine if the loss in value is considered other than temporary. Although a current fair value below the carrying value of the investment is an indicator of impairment, we will only recognize an impairment if the loss in value is determined to be an other than temporary impairment (“OTTI”). If an impairment is determined to be other than temporary, we will record an impairment charge sufficient to reduce the investment’s carrying value to its fair value, which would result in a new cost basis. This new cost basis will be used for future periods when recording subsequent income or loss and cannot be written up to a higher value as a result of increases in fair value. For equity investments in entities that hold real estate, the estimated fair value of the underlying investment’s real estate is calculated as described above. The fair value of the underlying investment’s debt, if any, is calculated based on market interest rates and other market information.
Investment in Leases – Financing Receivables
We account for our investments in leases under ASC 842, which requires significant estimates and judgments by management in its application. Upon lease inception or lease modification, we assess the lease classification of both the land and building components of the property to determine whether each component should be classified as a direct financing, sales-type, or operating lease. The determination of lease classification requires the calculation of the rate implicit in the lease, which is driven by significant estimates, including the estimation of both the value assigned to the land and building property components upon acquisition and the estimation of the unguaranteed residual value of such components at the end of the non-cancellable lease term. If the lease component is determined to be a direct financing or sales-type lease, revenue is recognized over the life of the lease using the rate implicit in the lease.
In accordance with ASC 842, for transactions in which we enter into a contract to acquire an asset and lease it back to the seller under a sales-type lease (i.e., a sale leaseback transaction), the Company must determine whether control of the asset has transferred to us. In cases whereby control has not transferred to the Company, we do not recognize the underlying asset but instead recognize a financial asset in accordance with ASC 310 “Receivables”. The accounting for the financing receivable under ASC 310 is materially consistent with the accounting for our investments in leases – sales type under ASC 842. We have concluded that the sales-type leases are required to be accounted for as an Investment in leases – financing receivable on our Consolidated Balance Sheet in accordance with ASC 310, since control of the underlying assets was not considered to have transferred to the Company under GAAP.
Valuation of Derivatives
We enter into derivative instruments for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our variable rate notes payable. We record these derivative instruments at fair value on the accompanying consolidated balance sheet. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments and included in interest expense as presented in the accompanying consolidated statement of operations.
The calculation of the fair value of derivative instruments is complex and different inputs used in the model can result in significant changes to the fair value of derivative instruments and the related gain or loss on derivative instruments included as interest expense in the accompanying consolidated statement of operations. The valuation of our derivative instruments is based on a proprietary model using the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps and caps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.
Recent Accounting Pronouncements
See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this registration statement on Form 10 for a discussion concerning recent accounting pronouncements.
Future Cash Requirements
The following table aggregates our contractual obligations and commitments with payments due subsequent to March 31, 2023 ($ in thousands).

Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Indebtedness(1)	$2,183,569	$—	$566,256	$1,367,313	$250,000
Organizational and offering costs	8,780	878	3,512	3,512	878
Total	$2,192,349	$878	$569,768	$1,370,825	$250,878
_______________
(1)Mortgage loans assumes the exercise of one-year extension options.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to interest rate risk with respect to our variable-rate indebtedness, whereas an increase in interest rates would directly result in higher interest expense. We seek to manage our exposure to interest rate risk by utilizing a mix of floating rate financings with staggered maturities and through interest rate hedging agreements to fix all or a portion of our variable rate debt. As of March 31, 2023 and December 31, 2022, the outstanding principal balance of our indebtedness was $2,183.6 million and $2,038.5 million, respectively and consisted of mortgage notes, term loan credit facilities, unsecured revolving credit facilities, and an affiliate line of credit.
Certain of our mortgage notes, term loan credit facilities, unsecured revolving credit facilities and affiliate line of credit payable are variable rate and indexed to one-month SOFR, three-month SOFR, 1 month U.S. Dollar denominated LIBOR, one-month EURIBOR, and one-month SONIA (collectively, the “Reference Rates”). We have executed interest rate swaps and caps for a portion of these borrowings to hedge the risk of increasing interest rates. For the three months ended March 31, 2023 and the period from Inception to December 31, 2022, a 10 basis point increase in each of the Reference Rates would have resulted in increased interest expense of $1.9 million and $2.2 million, respectively.
LIBOR and certain other floating rate benchmark indices to which our floating rate loans and other loan agreements are tied, including, without limitation, the Euro Interbank Offered Rate (collectively, “IBORs”), are the subject of recent national, international and regulatory guidance and proposals for reform. As of December 31, 2022, the ICE Benchmark Association, or IBA, ceased publication of all non-USD LIBOR and previously announced its intention to cease publication of remaining U.S. dollar LIBOR settings immediately after June 30, 2023. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, has identified the Secured Overnight Financing Rate (“SOFR”), a new index calculated using short-term repurchase agreements, backed by Treasury securities, as its preferred alternative rate for U.S. Dollar denominated LIBOR. Market participants have started to transition to the Sterling Overnight Index Average, (“SONIA”), in line with guidance from the U.K. regulators. At this time, it is not possible to predict how markets will respond to SOFR, SONIA, or other alternative reference rates as the transition away from the IBOR benchmarks proceeds. Despite the LIBOR transition in other markets, benchmark rate methodologies in Europe, Australia, Canada, and Switzerland have been reformed and rates such as the Euro Interbank Offered Rate (“EURIBOR”), the Stockholm Interbank Offered Rate (“STIBOR”), the Canadian Dollar Offered Rate (“CDOR”), and the Australian Bank Bill Swap Reference Rate (“BBSY”), may persist as International Organization of Securities Commissions (“IOSCO”), compliant reference rates moving forward. However, multi-rate environments may persist in these markets as regulators and working groups have suggested market participants adopt alternative reference rates.
Investments in Real Estate Debt
As of March 31, 2023 and December 31, 2022, we held $50.0 million and $73.8 million of investments in real estate debt, respectively. Our investments in real estate debt consist of floating-rate and fixed rate. The floating rates are indexed to the Reference Rates, and as such, are exposed to interest rate risk. Our net income will increase or decrease depending on interest rate movements. While we cannot predict factors that may or may not affect interest rates, for the three months ended March 31, 2023 and the period from Inception to December 31, 2022, a 10 basis point increase or decrease in the Reference Rates would have resulted in an inconsequential increase or decrease to income from investments in real estate debt.
We may also be exposed to market risk with respect to our investments in real estate debt due to changes in the fair value of our investments. We seek to manage our exposure to market risk with respect to our investments in real estate debt by making investments in real estate debt backed by different types of collateral and varying credit ratings. The fair value of our investments may fluctuate, therefore the amount we will realize upon any sale of our investments in real estate debt is unknown. However, as of March 31, 2023 and December 31, 2022, a 10% change in the fair value of our investments in real estate debt would result in a change in the carrying value of our investments in real estate debt of $5.0 million and $7.4 million, respectively.

ITEM  3    PROPERTIES
Our corporate headquarters are located at 30 N. LaSalle St., Suite 4140 Chicago, IL, 60602. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted. For an overview of our real estate investments, see Item 2 “Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Portfolio.”
We have acquired, signed or identified the properties in the table below using proceeds of our continuous private offering and other financing sources available to us. As of March 31, 2023, the weighted average credit rating of NLT’s tenants was BBB+.

Closed Portfolio Investments (as of March 31, 2023)
Tenant	# of Properties	Purchase Price	Type	Annual Escalations (1)	Weighted Average Lease Term
Amazon (2)	5	$1,288,784,307	Industrial	1.0%	16
Bally's	1	$200,893,497	Land	CPI-Linked	99
QVC	2	$186,875,040	Industrial	2.0%	20
Cracker Barrel	53	$184,763,378	Retail	1.0%	17
Mountain Express	55	$179,463,846	Retail	2.0%	25
Enbridge / McDermott	1	$176,266,750	Office	2.5%	13
Walgreen Co.	30	$171,031,441	Retail	0.9%	11
Magna International	1	$171,019,219	Industrial	1.3%	9
Maverick Gaming	8	$158,145,627	Retail	2.5%	40
Tenneco Inc.	5	$128,957,265	Industrial	3.0%	20
Whirlpool	1	$115,501,476	Industrial	1.3%	12
EquipmentShare.com Inc.	12	$54,483,094	Industrial	2.0%	17
LOC Performance	2	$52,302,468	Industrial	2.0%	20
HOFV	1	$50,549,728	Land	2.5%	99
STNL IG Portfolio	NA	$50,000,000	Loan	NA	NA
Federal Insurance Co.	2	$47,436,810	Office	2.0%	17
Paradigm	3	$41,001,946	Industrial	2.5%	20
Dorel Industries	1	$35,106,379	Industrial	2.0%	15
Fleet Farm (3)	2	$30,927,576	Retail	2.0%	24
Johnson Controls	1	$1,831,882	Flex	1.0%	10
STORE (4)	NA	$212,846,775	Industrial / Retail	NA	NA
Total Closed	186	$3,538,188,504	NA	1.7%	24

Pipeline Investments (as of March 31, 2023)
Tenant	# of Properties	Purchase Price	Type	Annual Escalations (1)	Weighted Average Lease Term
STORE (5)	N/A	$1,024,711,886	Industrial / Retail	N/A	N/A
Save Mart Supermarkets	12	209,091,283	Industrial / Retail	1.8%	14
Tenneco	14	200,000,000	Industrial	3.0%	20
Maverick Gaming	3	47,476,190	Retail	2.5%	40
Total Pipeline	29	1,481,279,359	NA	2.0%	19
__________________
As of March 31, 2023.
(1)Represents average annual contractual rent escalations.
(2)Acquired through issuance of units of the Operating Partnership.
(3)Fleet Farm shown at 100% basis in table above versus NLT’s 49.1% ownership.
(4)Represents the amount invested by NLT. NLT and its affiliates have invested $1,063,027,085 in the aggregate.
(5)Represents the estimated remaining purchase obligation of OS Aggregator under the Forward Interest Purchase Agreement as of March 31, 2023. The purchase price of STORE units increases as GIC makes capital contributions to STORE and decreases as a result of certain capital distributions to GIC from STORE See Note 4 to our consolidated financial statements for further discussion.
(6)Unless otherwise noted herein, pipeline transactions are not guaranteed to close on the terms set forth above or at all.

ITEM  4    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of May 12, 2023, the following table sets out certain ownership information with respect to our shares for those persons who directly or indirectly own, control or hold with the power to vote five percent or more of our outstanding shares, each of our trustees and officers and all officers and trustees as a group. As of May 12, 2023, there were a total of 125,801,386 common shares issued and outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and includes securities that a person has the right to acquire within 60 days. The address for each of the persons named below is in care of our principal executive offices at 30 N. LaSalle St., Suite 4140, Chicago, IL.

Name and Address	Shares Owned	Percentage
Blue Owl (1)(2)	7,674,593	6.1%
Marc Zahr (1)	3,252,106	2.5%
Michael Reiter (1)	142,792	*
Alan Kirshenbaum	—	—
Kevin Halleran	—	—
Rick Buoncore (1)	832,236	*
Fred Cummings	4,123	*
Michael Mackey	4,123	*
Jonathan Shames	4,123	*
All current executive officers and trustees as a group (10 persons)	4,239,503	3.3%
All shares listed in the table above are Class I shares or Operating Partnership units.
____________
*    Represents less than 1%.
(1)Ownership includes units of the Operating Partnership.
(2)Reflects 3,903,362 Class I shares held by Blue Owl Capital Holdings, LP, 2,777,242 Class I shares held by Oak Street Real Estate Capital Fund V OP (SH) LP, 932,846 Operating Partnership units held by Oak Street GP Holdings, LLC, and 61,143 Operating Partnership units held by Blue Owl Oak Trust Carry LLC (collectively, the “Blue Owl Holders”). Each of the Blue Owl Holders is indirectly controlled by Blue Owl Capital Inc., a public company with its shares listed on the New York Stock Exchange. Blue Owl Capital Inc. may be deemed to beneficially own the securities held by the Blue Owl Holders, but disclaims beneficial ownership of such securities. The address of the Blue Owl Holders is c/o Blue Owl Capital Inc., 399 Park Avenue, New York, New York 10022.

ITEM  5    DIRECTORS AND EXECUTIVE OFFICERS
We operate under the direction of our Board of Trustees. Our Board of Trustees has retained the Adviser to manage the acquisition and dispositions of our investments, subject to the Board of Trustees’ supervision.
Board of Trustees and Executive Officers
Information regarding the Board of Trustees and executive officers are set forth below:

Name	Age*	Position	Position Held Since
Marc Zahr	43	Chief Executive Officer, President, and Trustee	2022
Michael Reiter	45	Chief Operating Officer and Trustee	2022
Alan Kirshenbaum	51	Trustee	2022
Kevin Halleran	40	Chief Financial Officer	2022
Andrew Murphy	50	Secretary	2022
Rick Buoncore	66	Trustee	2022
Fred Cummings	56	Trustee	2022
Michael Mackey	56	Trustee	2022
Jonathan Shames	61	Trustee	2022
__________________
*As of January 1, 2023
We currently have a seven-member board. Our Board of Trustees may change the number of trustees, but not to fewer than three nor more than fifteen, unless we amend our bylaws. Although our Declaration of Trust does not require a minimum number of Independent Trustees, but the Board of Trustees has determined that Rick Buoncore, Fred Cummings, Michael Mackey and Jonathan Shames are Independent Trustees, giving the Company a majority independent Board of Trustees. We expect the Board to continue to have a majority of Independent Trustees, except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of a successor Independent Trustee. Each trustee has at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Company.
Each trustee will serve until his or her resignation, removal, death, dissolution, termination of legal existence, adjudication of legal incompetence or until the election and qualification of his, her or its successor. Although the number of trustees may be increased or decreased, a decrease may not shorten the term of any incumbent trustee. Any trustee may resign at any time or may be removed in certain limited circumstances by the shareholders upon the affirmative vote of shareholders entitled to cast at least a two-thirds of all the votes entitled to be cast generally in the election of trustees. A vacancy on our Board of Trustees resulting from any cause other than removal by the shareholders, may be filled only by a vote of a majority of the remaining trustees, or in the case of election of an Independent Trustees, after nomination by a majority of the remaining Independent Trustees (if any remaining trustees are Independent Trustees). A vacancy on our Board of Trustees resulting from removal by the shareholders may be filled only by the shareholders.
Our Board of Trustees will generally meet quarterly or more frequently if necessary. Our trustees are not required to devote all of their time to our business and are only required to devote the time to our business as their duties may require. Consequently, in the exercise of their duties as trustees, our trustees will rely heavily on the Adviser and on information provided by the Adviser. As part of our trustees’ duties, the Board will supervise the relationship between us and the Adviser. Our Board of Trustees is empowered to approve the payment of compensation to trustees for services rendered to us.
Our Board of Trustees will adopt written policies on investments and borrowings, the general terms of which are set forth in this Registration Statement. The Board of Trustees may revise these policies or establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance. Our Board of Trustees, including a majority of our Independent Trustees, will review our investment policies with sufficient frequency, and at least annually, to determine that they are in our best interest.
Biographical Information
Trustees
Our trustees have been divided into two groups — Independent Trustees and Non-Independent Trustees.
Non-Independent Trustees
Marc Zahr is the Founder and the President of Oak Street, a division of Blue Owl, and a member of the Blue Owl Capital Inc.’s Executive Committee and Board of Directors. Mr. Zahr served as the Managing Partner and Chief Executive Officer at Oak Street from September 2009 to December 2021, and has been with Blue Owl since December 2021. Mr. Zahr also serves as the Chairman of the Board of Trustees of the Company. As the Head of the Blue Owl Real Estate division, Mr. Zahr is responsible for the overall direction and leadership of all real estate related activities. He manages and oversees the firm’s investment activities which include sourcing, underwriting and negotiating all acquisitions. Mr. Zahr also leads the real estate Investment Committees and new product development. Mr. Zahr was honored as one of Crain’s Chicago Business’s 40 Under 40 for 2018. Prior to Blue Owl, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios. Mr. Zahr also served as a Fixed Income Trader at TM Associates and an Associate at Merrill Lynch. Mr. Zahr received a B.A. in Communications from the University of Dayton. Mr. Zahr is a valuable member of our Board because of his vast real estate experience and his leadership within Oak Street and Blue Owl.
Michael Reiter is the Chief Operating Officer of Oak Street, a division of Blue Owl. Mr. Reiter has served as Chief Operating Officer of Oak Street and as a member of the real estate Investment Committees since July 2017 and has been with Blue Owl since December 2021. Mr. Reiter is responsible for the oversight, implementation and execution of the Company’s capital markets, business development, investment and asset management activities. Prior to joining Oak Street, Mr. Reiter served as a Managing Director in the Real Estate Investment Management division at Cantor Fitzgerald. Mr. Reiter was a member of the Board of Trustees of Plymouth Industrial REIT, Inc. and a Senior Vice President and Head of Capital Markets at VEREIT, Inc. and American Realty Capital, where he was responsible for real estate acquisitions, capital markets and business development. Mr. Reiter commenced his career as a Certified Public Accountant at Ernst & Young as a Manager in the real estate advisory and assurance practices. Mr. Reiter received his B.S. in Economics from the University of Wisconsin, Madison and his M.S. in Accounting, cum laude, from the University of Notre Dame. Mr. Reiter is a valuable member of our Board because of his broad-based experience in real estate and investment management industries.
Alan Kirshenbaum is Executive Vice President of the Owl Rock BDCs (defined below), the Chief Financial Officer of Blue Owl and also serves as the Chief Operating Officer and Chief Financial Officer of Owl Rock Technology Advisors, Owl Rock Technology Advisors II LLC, Owl Rock Capital Advisors LLC, Owl Rock Private Fund Advisors LLC, and Owl Rock Diversified Advisors LLC (the “Owl Rock Advisers”). He has served in these roles since October 2015. Mr. Kirshenbaum has served on the board of directors of Owl Rock Technology Income Corp (“ORTIC”) and Owl Rock Technology Finance Corp. II (“ORTF II”) since June 2021 and October 2021, respectively. Previously, Mr. Kirshenbaum served as Chief Operating Officer and Chief Financial Officer of Owl Rock Capital Corporation (“ORCC”) and Owl Rock Technology Finance Corp. (“ORTF”), and as Chief Operating Officer of Owl Rock Capital Corporation II (“ORCC II”), Owl Rock Capital Corporation III (“ORCC III”) and Owl Rock Core Income Corp. (“ORCIC,” together with ORTIC, ORTF II, ORTF, ORCC, ORCC II and ORCC III, the “Owl Rock BDCs”). In addition, Mr. Kirshenbaum served on the boards of ORCC and ORCC II from 2015-2021, ORTF from 2018-2021, and ORCC III and ORCIC from 2020-2021. Prior to Owl Rock, Mr. Kirshenbaum was Chief Financial Officer of Sixth Street Specialty Lending (fka TPG Specialty Lending, Inc.), a BDC traded on the NYSE (TSLX). Mr. Kirshenbaum was responsible for building and overseeing TSLX’s finance, treasury, accounting and operations functions from August 2011 through October 2015, including during its initial public offering in March 2014. From 2011 to 2013, Mr. Kirshenbaum also was Chief Financial Officer of TPG

Special Situations Partners. From 2007 to 2011, Mr. Kirshenbaum was the Chief Financial Officer of Natsource, a private investment firm and, prior to that, Managing Director, Chief Operating Officer and Chief Financial Officer of MainStay Investments. Mr. Kirshenbaum joined Bear Stearns Asset Management (“BSAM”) in 1999 and was BSAM’s Chief Financial Officer from 2003 to 2006. Before joining BSAM, Mr. Kirshenbaum worked in public accounting at KPMG and J.H. Cohn. Mr. Kirshenbaum is actively involved in a variety of non-profit organizations including the Boy Scouts of America. Mr. Kirshenbaum also is a member of the Rutgers University Dean’s Cabinet. Mr. Kirshenbaum received a B.S. from Rutgers University and an M.B.A. from New York University Stern School of Business. Mr. Kirshenbaum is a valuable member of our Board because of his established leadership within Blue Owl, his expertise in accounting and financial reporting matters, as well as his extensive experience in the investment management industry.
Independent Trustees
Rick Buoncore has served as a Managing Partner of MAI Capital Management, LLC (“MAI”) since February 2007. He joined MAI in 2007 as a result of the acquisition of McCormack Advisors International by BC Investment Partners (“BC”) for which Rick was a founding partner. Prior to the acquisition, Mr. Buoncore served as Managing Partner of BC from 2005 to 2007 which offered wealth advisory services to individuals and families. The merged entity was renamed to MAI and is based in Cleveland, Ohio. Prior to BC, Mr. Buoncore was Chief Executive Officer for Victory Capital Management, a subsidiary of KeyCorp, from 1999 to 2005. He joined Spears, Benzak, Salomon & Farrell, Inc. (“SBSF”), a New York based investment management firm, in 1991 as Managing Director and Chief Financial Officer for which later became a division of Victory known as Victory SBSF. Mr. Buoncore worked for KPMG from 1978 until 1985 as an audit manager, specializing in Real Estate. Thereafter he worked for Shearson Lehman Brothers from 1985 to 1991 as Senior Vice President in the Investment Banking Division of Lehman Brothers specializing in cable, cellular, and other media industry transactions. While no longer active in public accounting, he began his career as a Certified Public Accountant. Mr. Buoncore is a member of the AICPA and NYS Society of CPAs. Mr. Buoncore received a B.S. in Accounting from Fordham University. Mr. Buoncore is a valuable member of our Board because of his extensive experience in wealth advisory and investment management industries.
Fred Cummings has served as the President and Founder of Elizabeth Park Capital Management since February 2008. He serves as Portfolio Manager for the privately held, alternative asset management firm focused on long/short equity, event-driven, and customized investment opportunities in the banking sector. Mr. Cummings is an investment and banking portfolio manager with 30+ years’ industry experience leading disciplined, client-focused investment practices. Prior to founding Elizabeth Park, Mr. Cummings achieved a distinguished 17-year career at KeyBanc Capital Markets as one of the sell-side’s foremost Senior Analysts covering the banking sector. He additionally served as a Senior Analyst for FSI Group, a financial services hedge fund. He launched his career at McDonald & Co. as a sell-side Junior Analyst. He actively supports Oberlin College’s Connect Cleveland Initiative and Business Scholars Speaking Program as an honored guest speaker for 23 consecutive years. Mr. Cummings is an alumnus and ardent supporter of Western Reserve Academy (WRA). Mr. Cummings dedicates his time serving on several boards, including The Marshall Project (since January 2014), Strategic Value Bank Partners (since January 2015), and Nirvana Analytics (since January 2017). He serves as an investment committee member for Laurel School and WRA. Mr. Cummings was named 2017’s Crain’s Cleveland Business Who’s Who and Cleveland.com’s People to Watch in 2015. As an industry expert, he has been featured on various media outlets, including The Wall Street Journal, INC Magazine, Crain’s Cleveland Business, CNN Money and was a cited expert in the recently published book by Wiley called Bank Investing, a Practitioners Field Guide. Mr. Cummings received a B.A. in Economics with honors from Oberlin College. Mr. Cummings is a valuable member of our Board because of his vast experience and active involvement in alternative asset management and banking industries.
Michael Mackey has served as the Executive Vice President at Alliant/Mesirow Insurance Services, Inc., where he oversees insurance and risk management operations for a large team of specialists that services a diverse portfolio of private and public sector entities, since July 2016. With over 30 years of experience in the insurance industry, Mr. Mackey provides clients with targeted risk management solutions in areas such as property and casualty, mergers and acquisitions, restructurings, executive liability, employee benefits, and total cost of risk. His prior experience includes reinsurance and underwriting analysis. Mr. Mackey served as a past Trustee for the State University Retirement System (SURS) and as a Governmental Affairs Chairman for the Professional Independent Insurance

Agents of Illinois. He also previously served as a board member for both the Sun-Times Media Holdings, the International Visitors Center of Chicago, and the Greater North Michigan Avenue Association (GNMAA). Prior to that, Mr. Mackey proudly served in the Illinois Army National Guard as a military reservist for six years. Mr. Mackey is currently a Director for the Western Golf Association/Evans Scholars Foundation (WGA ESF), and a Trustee at St. Patrick High School in Chicago. Mr. Mackey received a B.B.A. in Finance from Loyola University Chicago. Mr. Mackey is a valuable member of our Board because of his extensive experience in the insurance industry, and his expertise in underwriting and risk management solutions.
Jonathan Shames has served as a board member of the Board of Company as well as Chairman of its Audit Committee since August 2022. He retired from Ernst & Young Global Limited in July 2022 after a 38-year career that included senior leadership positions, as well as responsibility for major global accounts, with a particular focus in the Private Equity sector. Mr. Shames has U.S. and international experience, leading C-suite and board engagements across multiple sectors while also building and leading global, national and local practices. Since March 2022, Mr. Shames has served currently serves as a senior advisor to Morgan Franklin Consulting, a management and technology consulting firm that works with leading businesses to address critical finance, technology, and business objectives. In addition, Mr. Shames is involved in various other civic, not-for-profit and other organizations, including Wolf Trap Foundation (Associates Board), Fairfax County Public Schools (Citizen Audit Committee member) and Enquire.AI (Board of Advisors), a technology-based expert knowledge platform. He is a licensed CPA and is qualified to serve as a financial expert as prescribed under SEC, NYSE and NASDAQ rules. Mr. Shames received a B.A. in Economics from Colgate University and an M.B.A. in Finance from New York University. Mr. Shames is a valuable member of our Board because of his comprehensive experience in audit, accounting and financial reporting matters, across different industries.
Executive Officers
For information concerning the background of Mr. Zahr and Mr. Reiter see “—Directors and Executive Officers—Non-Independent Trustees” above.
Kevin Halleran has served as the Chief Financial Officer of Oak Street, a division of Blue Owl, since May 2022. In this role, Mr. Halleran is responsible for the financial reporting of Oak Street and its subsidiaries. Prior to joining Oak Street, from November 2020 to May 2022, Mr. Halleran served as the Executive Vice President and Chief Financial Officer at Donahue Schriber Realty Group, where he led the organizational restructuring of the company and later facilitated the merger of the company. Prior to joining Donahue Schriber, Mr. Halleran spent more than six years with Starwood Retail Partners LLC (“SRP”) from May 2014 to October 2020. At SRP, he was the senior finance executive for the organization and led all aspects of finance and accounting. Mr. Halleran started his career at KPMG and was responsible for multiple private real estate fund and public real estate investment trust clients. Mr. Halleran earned a B.S. in Accounting and Finance from DePaul University in Chicago.
Andrew Murphy has served as the Secretary of the Company and a Managing Director in the Blue Owl Legal Department since May 2021, and joined Owl Rock Capital as a Managing Director in February 2020. Prior to joining Owl Rock, Mr. Murphy was Senior Vice President and Managing Counsel at OppenheimerFunds from August 2017 to May 2019, responsible for legal matters relating to the firm’s exchange traded funds. Prior to that, from August 2007 to July 2017, Mr. Murphy was counsel at Goldman Sachs Asset Management supporting the firm’s institutional asset management, investment company and third-party distribution businesses. Previously, from February 2001 to June 2007, Mr. Murphy was counsel at AllianceBernstein and served as Director of Compliance for AllianceBernstein Investments, Inc. Mr. Murphy received a B.A. in History from Trinity College and a J.D. from Boston College Law School.
Although most of the services provided to the Company by the individuals who are executive officers are in their respective roles as executive officers of the Adviser, they have certain duties as executive officers of the Company arising from Maryland law, our Declaration of Trust and our bylaws. These duties include executing contracts and other instruments in our name and on our behalf and such other duties as may be prescribed by our Board of Trustees from time to time.

Our executive officers will act as our agents, execute contracts and other instruments in our name and on our behalf, and in general perform all duties incident to their offices and such other duties as may be prescribed by our Board of Trustees from time to time. Our officers will devote such portion of their time to our affairs as is required for the performance of their duties, but they are not required to devote all of their time to us.
Committees
Our entire Board of Trustees is responsible for supervising our business. However, pursuant to our Declaration of Trust and bylaws, our Board of Trustees may delegate some of its powers to one or more committees as deemed appropriate by the Board of Trustees, provided that each committee consists of at least a majority of Independent Trustees. Members of each of the committees discussed below have been appointed by our Board of Trustees.
The Board of Trustees currently has an Audit Committee (as defined below) and may form additional committees in the future.
Audit Committee
The audit committee of the Board of Trustees (the “Audit Committee”) is currently composed of Mr. Buoncore, Mr. Cummings, Mr. Mackey and Mr. Shames, all of whom are Independent Trustees. Mr. Shames serves as Chair of the Audit Committee. Our Board determined that Mr. Shames is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act.
The Adviser may appoint additional trustees to the Board and the Audit Committee from time to time.
In accordance with its written charter approved by the Board, the Audit Committee (a) assists the Board’s oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our independent registered public accounting firm; (b) prepares an Audit Committee report, if required by the SEC, to be included in our annual proxy statement; (c) oversees the scope of the annual audit of our financial statements, the quality and objectivity of our financial statements, accounting and financial reporting policies and internal controls; (d) determines the selection, appointment, retention and termination of our independent registered public accounting firm, as well as approving the compensation thereof; (e) pre-approves all audit and non-audit services provided to us and certain other persons by such independent registered public accounting firm; and (f) acts as a liaison between our independent registered public accounting firm and the Board.

ITEM  6    EXECUTIVE COMPENSATION
(a)Compensation of Executive Officers
We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Adviser, Blue Owl or their affiliates, pursuant to the terms of the Investment Advisory Agreement and the Oak Street Administration Agreement, as applicable. Our day-to-day investment operations will be managed by the Adviser. Most of the services necessary for the sourcing and administration of our investment portfolio are provided by investment professionals employed by the Adviser or its affiliates.
None of our executive officers will receive direct compensation from us. Additionally, we do not determine the form and amount of compensation and benefits awarded by the Adviser, Blue Owl or their affiliates to our executive officers for their services to us. Instead, the Adviser, Blue Owl and their affiliates have discretion to determine the form and level of cash compensation and other benefits paid to and earned by our executive officers for their services to us. The Adviser, Blue Owl and their affiliates also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs.
We will reimburse the Adviser, Blue Owl and/or their affiliates for expenses incurred on our behalf, which can include the compensation, overhead (including rent, office equipment and utilities) and other expenses incurred, charged or specifically attributed or allocated by the Adviser, Blue Owl and/or their affiliates in performing administrative and/or accounting services for the Company or the Operating Partnership (including but not limited to legal and compliance, finance, accounting, operations, investor relations, tax, valuation and internal audit personnel and other non-investment professionals that provide services to the Company; provided, that any such expenses, fees, charges or related costs shall not be greater than what would be paid to an unaffiliated third party for substantially similar services). See “Item 1(c). Description of Business—Investment Advisory Agreement” and “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
Pursuant to the terms of the Oak Street Administration Agreement, we reimburse the Adviser, Blue Owl or their affiliates for our portion of the compensation, benefits and related administrative expenses (including travel expenses) paid by the Adviser (or its affiliates) to our executive officers (based on the percentage of time such individuals devote, on the Adviser’s estimated basis, to the business affairs of the Company and/or in acting on behalf of the Company).
In addition, the Oak Street Administration Agreement does not require that any of our executive officers dedicate a specific amount of time to fulfilling the Adviser, Blue Owl, or their affiliates’ obligations to us under the Oak Street Administration Agreement and does not require a specified amount or percentage of the fees under the agreement to be allocated to our executive officers. Instead, members of our management team are required to devote such amount of their time to our management as necessary and appropriate, commensurate with our level of activity. Furthermore, except as described above, the Adviser, Blue Owl, and their affiliates do not compensate their employees who serve as our executive officers specifically for their services to us, because these individuals also provide investment management and other services to other investment vehicles that are sponsored, managed or advised by affiliates of the Adviser or Blue Owl. Accordingly, the Adviser and Blue Owl have informed us that, aside from amounts reimbursed under the Oak Street Administration Agreement, they cannot otherwise identify the portion of the compensation awarded to our other executive officers that relates solely to such executives’ services to us.
From Inception through December 31, 2022, we had accrued $0, $438,002, and $152,537 in connection with the compensation expenses of Messrs. Zahr, Halleran, and Murphy (our “named executive officers”), respectively, that were specifically attributed to services performed for us and due to be reimbursed to the Adviser, Blue Owl, and/or their affiliates.

Summary Compensation Table
The following table sets forth all compensation paid to or accrued by our named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal years presented.

Name and Principal Position	Fiscal Year	Salary ($)(2)	Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)
Marc Zahr(1) Chief Executive Officer, President, and Trustee	2022	—	—	—	—
Kevin Halleran Chief Financial Officer	2022	$123,123	$312,000	$2,879	$438,002
Andrew Murphy Secretary	2022	$47,510	$71,264	$33,763	$152,537
______________
(1)Pursuant to the terms of the Oak Street Administration Agreement, we do not reimburse the Adviser, Blue Owl and/or their affiliates for any compensation paid to Mr. Zahr for services rendered to us.
(2)Represents the allocable share of salary and bonus paid by the Adviser, Blue Owl and their affiliates during 2022 that was reimbursed by the Company pursuant to our Oak Street Administration Agreement.
(3)Represents the allocable share of share-based compensation expenses reimbursed by the Company for equity awards made by the Adviser, Blue Owl and their affiliates.
Outstanding Equity Awards as of December 31, 2022
There were no outstanding equity awards held by our named executive officers as of December 31, 2022.
(b)Compensation of Trustees
We compensate each of our non-employee trustees who are not affiliated with Blue Owl with an annual retainer of $150,000, consisting of $50,000 cash and a $100,000 grant of restricted Shares. Additionally, the Chairman of the Audit Committee will receive an additional retainer of $10,000. The annual grant of restricted Shares will be based on the then-current per Share transaction price of our Class I Shares at the time of grant and generally vest one year from the date of grant. During 2022, we did not grant any restricted Shares to our non-employee trustees and their cash compensation was prorated to reflect that our operations did not commence until August. We do not intend to pay our trustees additional fees for attending Board meetings, but we intend to reimburse each of our trustees for reasonable out-of-pocket expenses incurred in attending Board and committee meetings (including, but not limited to, airfare, hotel and food). Our trustees who are affiliated with Blue Owl will not receive additional compensation for serving on the Board of Trustees or committees thereof.
The following table sets forth the compensation earned by or paid to our trustees for the fiscal year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)
Richard Buoncore	$20,833	—
Fred Cummings	20,833	—
Michael Mackey	20,833	—
Jonathan Shames	25,000	—
______________
(1)There were no outstanding equity awards held by our trustees as of December 31, 2022.

ITEM  7    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
(a)Transactions with Related Persons, Promoters and Certain Control Persons
Investment Advisory Agreement; Operating Partnership Agreement
We have entered into the Investment Advisory Agreement with the Adviser pursuant to which we pay the Management Fee and certain Company expenses. We have also entered into the Operating Partnership Agreement, pursuant to which the Special Limited Partners are entitled to receive the Performance Allocation. In addition, pursuant to the Investment Advisory Agreement and the Operating Partnership Agreement, we reimburse the Adviser for certain expenses as they occur. See “Item 1(c). Description of Business—Investment Advisory Agreement” and “—Partnership Agreement.” Each of the Investment Advisory Agreement and the Operating Partnership Agreement has been approved by the Board, including the Independent Trustees.
To date, the Adviser has received the management fee in Class I Shares. During the three months ended March 31, 2023, the Company issued 321,425 shares to the Adviser as payment for management fees. The Company also had a payable of $2.8 million related to the management fees as of March 31, 2023. From Inception to December 31, 2022, the Adviser was issued 98,849 Class I shares as payment for $1.0 million of management fees. The Adviser has not submitted any repurchase requests for shares previously issued as payment for management fees to date.
Performance Participation Allocation
In addition to the fees paid to the Adviser for services provided pursuant to the Investment Advisory Agreement, each Special Limited Partner holds a performance participation interest in the Operating Partnership that entitles it to receive an allocation of the Operating Partnership’s total return. Total return is defined as total distributions plus the change in the Company’s NAV per share, adjusted for subscriptions and repurchases. The performance participation allocation is an incentive fee paid to the Adviser and receipt of the allocation is subject to the ongoing effectiveness of the Investment Advisory Agreement. Under the Operating Partnership Agreement, the Special Limited Partners are entitled to an allocation from the Operating Partnership equal to 12.5% of total return, after the other unit holders have received a total return of 5% (after recouping any loss carryforward amount). The allocation of the performance participation interest is measured on a calendar year basis and is paid quarterly in Operating Partnership units, Shares, or cash, at the election of the Special Limited Partner. During the three months ended March 31, 2023, the Company did not recognize any performance participation allocation expense in the Company’s Condensed Consolidated Statement of Operations. From Inception to December 31, 2022, the Company recognized $4.2 million of performance participation allocation expense in the Company’s Consolidated Statement of Operations.
Organizational and Offering Costs
The Adviser agreed to advance all of the organization and offering costs on behalf of the Company (including legal, marketing, due diligence, administrative, accounting, design and website expenses, fees and expenses of our escrow agent and transfer agent, and other expenses attributable to the Company’s organization, but excluding ongoing servicing fees) through September 1, 2023. Such costs will be reimbursed to the Adviser pro rata over 60 months beginning September 1, 2023. As of March 31, 2023 and December 31, 2022, the Company had accrued $8.8 million and $6.4 million of organizational and offering costs, respectively.
Real Estate Transactions
During our fiscal year ended December 31, 2022, we acquired assets from various funds that were also managed by Oak Street as follows:
•54 properties were acquired from Fund IV with a total estimated acquisition value of $355.8 million paid in cash.
•87 properties were acquired from Fund V with a total estimated acquisition value of $467.8 million paid in a combination of Shares of the Company and cash.

•5 properties were acquired from MAI LP with a total estimated acquisition value of $1,288.8 million paid in Operating Partnership Units and cash. As of December 31, 2022, these properties were under development. One of the five properties was placed in service during the three-months ended March 31, 2023.
For additional information on these transactions, please see “Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio” in the “Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio Notes to Combined Statements of Revenues and Certain Operating Expenses” below.
During the quarter ended March 31, 2023, we did not acquire assets from any funds that were managed by Oak Street.
Dealer Manager Agreement
We entered into a Dealer Manager Agreement with the Dealer Manager, and we have entered into participating broker-dealer agreements with certain broker-dealers. Under the terms of the Dealer Manager Agreement and the participating broker-dealer agreements, Blue Owl Securities serves as the dealer manager, and certain participating broker-dealers solicit capital, for our private offering of shares of Class S, Class D and Class I Shares.
We will pay the Dealer Manager an ongoing servicing fee (i) with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate net asset value of our outstanding Class S shares and (ii) with respect to our outstanding Class D Shares equal to 0.25% per annum of the aggregate net asset value of our outstanding Class D Shares. We will not pay an ongoing servicing fee with respect to our outstanding Class I Shares.
For the three-months ended March 31, 2023 and from Inception to December 31, 2022, we paid $1.0 million and $623 thousand, respectively, in ongoing servicing fees to the Dealer Manager. As described above, the Dealer Manager reallowed (paid) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers. As of December 31, 2022, we had accrued $25.9 million of shareholder servicing fees related to Class D and Class S Shares sold.
Promissory Note with Blue Owl Capital Holdings
On August 8, 2022, the Operating Partnership entered into an interest-bearing revolving promissory note with an affiliate, Blue Owl Capital Holdings, in the principal amount of up to $250.0 million. The interest is payable monthly in arrears at Blue Owl Capital Holdings’s election in (i) cash, (ii) Class I units of the Operating Partnership (using the most recently available net asset value per unit), or (iii) Class I shares of the Company (using the most recently available net asset value per share).
As of March 31, 2023, $250.0 million was outstanding under the affiliate notes payable and had accrued interest expense in the amount of $2.7 million. Any unpaid principal balance and unpaid accrued interest is payable on demand upon 120 days written notice by Blue Owl Capital Holdings.
Indemnification Agreements with Trustees and Officers
We have entered into indemnification agreements with our trustees and officers. The indemnification agreements are intended to provide our trustees and officers the maximum indemnification permitted under Maryland law. Each indemnification agreement provides that we shall indemnify the trustee or officer who is a party to the agreement including the advancement of legal expenses, if, by reason of his or her status with the Company, such trustee or officer is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.
For additional information of the our related party transactions, please see “Item 13. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements (Unaudited) – Note 7 – Debt,” “Item 13. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 6 – Debt,” “Item 13. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements (Unaudited) – Note 9 – Related Party Transactions” and “Item 13. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 8 – Related Party Transactions.”

Sale of Shares to Blue Owl Capital Holdings
In conjunction with our commencement of operations, on August 9, 2022, we issued and sold 190,000 shares of our Class I Shares to Blue Owl Capital Holdings, for an aggregate purchase price of $1.9 million. On January 18, 2023, Blue Owl Capital Holdings acquired 210,000 of our Class I Shares from Owl Rock Feeder FIC LLC, an entity owned and controlled by certain of Blue Owl’s senior management, for an aggregate purchase price of $2,158,758. On February 1, 2023, we issued and sold an additional 2,042,841.30 of our Class I Shares to Blue Owl Capital Holdings, for an aggregate purchase price of $21 million.
Potential Conflicts of Interest
Various potential and actual conflicts of interest may arise from the overall investment activities of Blue Owl and its affiliates, including Oak Street. By acquiring shares of the Company, each investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest. The following briefly summarizes some of these conflicts but is not intended to be an exclusive list of all such conflicts. Any references to Oak Street in this section includes its affiliates, partners, members, shareholders, officers, directors and employees.
General Scope of Potential Conflicts of Interest
Oak Street and its affiliates engage in investment activities that are independent from and may from time to time conflict with those of the Company. In the future, instances may arise in which the interests of Oak Street or its affiliates conflict with the interests of investors or the Company.
Dealing with Conflicts of Interest
Although Oak Street believes that its interests with respect to the success of the Company are generally aligned with the interests of investors, it is possible that conflicts of interest between Oak Street and its affiliates and the Company might arise.
From time to time, the Company and Other Blue Owl Accounts (whether existing or formed in the future) may make different types of and/or investments at different levels of an issuer’s or borrower’s capital structure or otherwise in different classes of the same issuer’s securities. The Company may make investments that are senior or junior to, or have rights and interests different from or adverse to, the investments made by the Other Blue Owl Accounts. Such investments may conflict with the interests of such Other Blue Owl Accounts in related investments, and the potential for any such conflicts of interests may be heightened in the event of a default or restructuring of any such investments. In addition, we may enter into sale leaseback transactions with companies in which Other Blue Owl Accounts provide lending or hold a minority interest. In the event of a restructuring, such Other Blue Owl Accounts would be a secured lender of the company and we would be an unsecured lender. Oak Street could, in certain circumstances, have an incentive not to pursue actions against a tenant that would be in the best interest of the Company. While Oak Street will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among the Other Blue Owl Accounts, such transactions are not required to be presented to the Company’s Board Of Trustees for approval (unless otherwise required by our Declaration of Trust or investment guidelines), and there can be no assurance that any conflicts will be resolved in the Company’s favor.
Other Activities; Allocation of Time
The officers, managers and employees of Oak Street also serve as officers, managers and employees of Other Blue Owl Accounts and/or Blue Owl. Oak Street has widespread and varied business interests and the officers, managers and employees of Oak Street may owe fiduciary duties to such other Blue Owl-related entities under applicable law. Conflicts of interest may arise in allocating management time, services or functions among the respective officers and employees of Oak Street and there will be no specific obligation to devote any particular portion of their time to the affairs of the Company. Such officers and employees may enter (and thus spend time and resources on) other businesses that the respective officer or employee deems non-conflicting with the Company. The Adviser and its respective affiliates manage other investment entities, and are not prohibited from raising money for and managing future investment entities, including Other Blue Owl Accounts that make the same types of investments as those the Company targets. As a result, the time and resources that the Adviser devotes to the Company will, from time to time, be diverted, and during times of intense activity in other programs they could devote less time and resources to the Company than is necessary or appropriate. In addition, the Company could compete with any such investment entity also managed by the Adviser for the same investors and investment opportunities.
In addition, although Oak Street officers and employees will devote such portion of their business time and effort to the Company as they determine to be reasonable and appropriate to properly manage the Company and implement the Company’s investment strategy, none of them will devote all of his or her working time to the affairs of the Company. The working time of the employees of Oak Street and the investment professionals of Oak Street will be subject to their prior commitments to other business activities, including the Other Blue Owl Accounts, and potential future commitments to other business activities. Thus, Oak Street and its officers, managers and employees may have conflicts of interest in allocating management time, resources, and functions among the Company and other Oak Street entities as well as to individual properties.
Oak Street and its affiliates may face conflicts of interest with respect to services performed for issuers to which the Company may have exposure as landlord.
Oak Street and its affiliates may provide a broad range of financial services to companies that may be tenants of the Company, including providing arrangement, syndication, origination, structuring and other services to such companies, and will generally be paid fees for such services, in compliance with applicable law, by the companies. Any payments received by Oak Street or its affiliates for providing these services will not be shared with the Company and may be received before the Company realizes a return on its investment. In addition, the Company may enter into sale leaseback transactions with companies in which Other Blue Owl Accounts provide lending or hold a minority interest. Oak Street and its affiliates may face conflicts of interest with respect to services performed for these companies, on the one hand, and recommendations to the Company, on the other hand and could, in certain instances, have an incentive not to pursue actions against a company that would be in the Company’s best interest.
Oak Street or its affiliates may have incentives to favor their respective other accounts and clients and/or Oak Street over the Company, which may result in conflicts of interest that could be harmful to the Company.
Because Oak Street and its affiliates manage assets for, or may in the future manage assets for, other investment companies, pooled investment vehicles and/or other accounts (including institutional clients, pension plans, co-invest vehicles and certain high net worth individuals), certain conflicts of interest are present. For instance, the Adviser and its affiliates may receive asset management performance-based, or other fees from certain accounts that are higher than the fees and allocation received by the Adviser and Special Limited Partners from the Company. In addition, certain members of the Investment Committee and other executives and employees of the Adviser will hold and receive interests in Oak Street and its affiliates, in addition to cash and carried interest. In these instances, a portfolio manager for the Adviser may have an incentive to favor the higher fee and/or performance-based fee accounts over us and/or to favor Blue Owl and/or its affiliates. In addition, a conflict of interest exists to the extent the Adviser, its affiliates, or any of their respective executives, portfolio managers or employees have proprietary or personal investments in other investment companies or accounts or when certain other investment companies or accounts are investment options in our Adviser’s or its affiliates’ employee benefit plans. In these circumstances, the Adviser has an incentive to favor these other investment companies or accounts over the Company. The Board of Trustees will seek to monitor these conflicts but there can be no assurances that such monitoring will fully mitigate any such conflicts.
Payment of Oak Street and Affiliates
Oak Street and its affiliates may receive substantial fees for services rendered to the Company and will also be entitled to reimbursement for out-of-pocket expenses incurred in connection with the business affairs of the Company. These fees are not the result of arm’s length negotiations. Oak Street believes that the significant investment by Oak Street and its affiliates in the Company operates to align, to some extent, the interests of the

Adviser with the interests of Shareholders, although the Adviser has or is permitted to have economic interests in such other investment funds and investments as well as receive management fees and incentive based payments and carried interest relating to these interests. Such other investment funds and investments that the Adviser and/or its affiliates manage could compete with the Company or investments acquired by the Company, including leasing properties to the same tenants as the Company. In addition, the Adviser may have an incentive to cause the Company to pay the foregoing fees to Oak Street to the detriment of other third-party creditors of the Company. Any of the foregoing decisions may be detrimental to investors and may reduce the return on the investments made by investors pursuant to the offering. As the management fee does not correlate to the performance of the Company’s investments, the possibility exists that a significant management fee would be payable even if the Company experiences a net loss during a given year.
Allocation of Investment Opportunities
Certain inherent conflicts of interest arise from the fact that Oak Street and its affiliates, including the Adviser, will provide investment advisory and other services to the Company and Other Blue Owl Accounts. The investment guidelines and program of the Company and the Other Blue Owl Accounts may or may not overlap, in whole or in part, and if there is any such overlap, investment opportunities will be allocated between the Company and the Other Blue Owl Accounts in a manner that may result in fewer investment opportunities being allocated to the Company than would have otherwise been the case in the absence of such Other Blue Owl Accounts. Certain allocations will, from time to time, be more advantageous to the Company relative to one or all of the Other Blue Owl Accounts, or vice versa. While the Adviser will seek to allocate investment opportunities in a way that it believes in good faith is fair and reasonable over time to the Company, there can be no assurance that the Company’s actual allocation of an investment opportunity or terms on which the allocation is made, will be as favorable as they would be if the conflicts of interest to which the Adviser is subject did not exist.
With respect to Other Blue Owl Accounts with investment objectives or guidelines that may overlap with ours but that do not have priority over us, investment opportunities will be allocated between us and the Other Blue Owl Accounts in accordance with our prevailing policies and procedures in effect at the time (and subject to change) on a basis that the Adviser and its affiliates determine to be fair and reasonable over time in their sole discretion, subject to the following considerations: (i) any applicable investment objectives of ours and such Other Blue Owl Accounts (which, for us, includes our primary objective of providing current income in the form of regular, stable cash distributions to achieve an attractive dividend yield), (ii) any investment limitations of ours and such Other Blue Owl Accounts (e.g., joint venture investments between us and an Other Blue Owl Account must be on the same terms and satisfy the restrictions of all participants, such as lowest leverage targeted by any participant), (iii) the sector, geography/location, expected return profile, expected distribution rates, anticipated cash flows, expected stability or volatility of cash flows, leverage profile, risk profile and other features of the applicable investment opportunity and its impact on portfolio concentration and diversification, (iv) avoiding allocation that could result in de minimis or odd lot investments, (v) the liquidity needs of the investment fund or account, (vi) the ability of the investment fund or account to accommodate structural, timing and other aspects of the investment process, (vii) the life cycle of the investment fund or account and (viii) legal, tax, accounting, regulatory and other considerations deemed relevant by the Adviser and its affiliates (including, without limitation, maintaining our qualification as a REIT and our status as a non-investment company exempt from the Investment Company Act). The relevance of each of these criteria will vary from investment opportunity to investment opportunity. Currently, an Other Blue Owl Account invests in properties with long term net leases in the United States to non-investment grade tenants, and will be offered the opportunity to participate in such investments. The Adviser’s allocation of investment opportunities among the Company and any of the Other Blue Owl Accounts will not always, and often will not, be proportional. In circumstances where the investment objectives of multiple investment funds or accounts regularly overlap, while the specific facts and circumstances of each allocation decision will be determinative, the Adviser may also take into account prior allocation decisions.
If, through the foregoing analysis, the Adviser determines an investment opportunity to be appropriate for multiple investment funds or accounts, the Adviser generally will determine the appropriate size of the opportunity for each such investment fund or account. If an investment opportunity falls within the mandate of two or more investment funds or accounts, and there are no restrictions on such funds or accounts investing with each other, then each investment fund or account will receive the amount of the investment that it is seeking, as determined based on the criteria set forth above.
Certain allocations will, from time to time, be more advantageous to the Company relative to one or all of the other investment funds, or vice versa. While the Adviser will seek to allocate investment opportunities in a way that it believes in good faith is fair and reasonable over time to the Company, there can be no assurance that the Company’s actual allocation of an investment opportunity, if any, or terms on which the allocation is made, will be as favorable as they would be if the conflicts of interest to which the Adviser is subject did not exist.
Additionally, conflicts of interest can arise if the Company makes an investment in a portfolio investment in conjunction with an investment made by an Other Blue Owl Account, or if it were to enter into a sale-leaseback transaction or otherwise invest in the securities of a company in which an Other Blue Owl Account has already made an investment, even if investing in the same class of securities. For instance, the Company will not necessarily invest through the same investment vehicles, have the same access to credit or employ the same hedging or investment strategies as such Other Blue Owl Account. This could result in differences in price, terms, leverage and associated costs. Further, there can be no assurance that the Company and the Other Blue Owl Account(s) that invest in the same company will exit, or have the opportunity to exit, such investment at the same time or on the same terms. The Adviser and its affiliates could express inconsistent views of commonly held investments or of market conditions more generally. There can be no assurance that the return on the Company’s investments will be the same as the returns obtained by Other Blue Owl Account(s) participating in a given transaction or with a particular company. Given the nature of the relevant conflicts there can be no assurance that any such conflict can be resolved in a manner that is beneficial to both the Company and the relevant Other Blue Owl Accounts. In that regard, actions could be taken for Other Blue Owl Account(s) that adversely affect the Company.
Currently, Other Blue Owl Accounts seek to invest in properties with certain durations of long term net leases solely to investment grade tenants in the United States that meet certain return profile criteria. These Other Blue Owl Accounts have priority over us with respect to such investment opportunities, although we may have opportunities to co-invest alongside such Other Blue Owl Accounts. In addition, an Other Blue Owl Account invests in properties with net leases to non-investment grade tenants. This Other Blue Owl Account has priority over us up to a limited percentage of these investment opportunities for a finite period and finite amount. Accordingly, we may have the potential to co-invest with such Other Blue Owl Account. Other than as described above, no Other Blue Owl Accounts currently have priority over us with respect to investment opportunities. The Adviser will direct certain relevant investment opportunities to those Other Blue Owl Accounts and may cause the Company to co-invest alongside or enter into joint ventures with these Other Blue Owl Accounts. Other Blue Owl Accounts having priority over us will result in fewer investment opportunities being made available to us, and the opportunities that are available to us may have lower return profiles, shorter lease durations and/or lower-rated tenants than would otherwise be the case. Over time, certain investment opportunities suitable for us are likely also to be suitable for certain Other Blue Owl Accounts. In determining which Other Blue Owl Accounts should participate in such investment opportunities, subject to the Declaration of Trust and applicable laws and regulations, the Adviser and its affiliates are subject to potential conflicts of interest among the investors in us and investors in the Other Blue Owl Accounts. We are permitted to invest, together with other funds advised by the Adviser and its affiliates, in the manner set forth in the relevant partnership agreements and the Adviser’s allocation policy and pursuant to applicable law. We are also permitted to make investments in a portfolio investment that would allow Other Blue Owl Accounts to redeem or realize their interest in such portfolio investment. In the event that the available amount of an investment opportunity in which we will invest exceeds an amount appropriate for us, such excess could also be offered to one or more other potential investors.
Oak Street or its affiliates may also give advice to the Other Blue Owl Accounts that may differ from advice given to the Company even though its investment objectives may be the same or similar to those of the Company.
Platform Arrangements
The Company may invest (directly or indirectly) and/or co-invest with third parties (or affiliated managers or other persons) with respect to specified investments or categories of investments through joint ventures, investment platforms, internally or externally managed REITs, other entities or similar arrangements (“Platform

Arrangements”), thereby acquiring non-controlling interests in certain investments. Such Platform Arrangements are generally expected to be in or alongside existing or newly formed operators, consultants and/or managers that pursue such opportunities and could include capital and/or assets contributed by third party investors or such platform managers. Platform Arrangements generally provide one or more of the following services: origination or sourcing of potential investment opportunities, due diligence and negotiation of potential investment opportunities and/or servicing, development and management (including turnaround) and disposition of investments. In such cases, the Company significantly relies on the existing management, board of directors and other shareholders of such companies, which could include representation of other financial investors with whom the Company is not affiliated and whose interests could conflict with the interests of the Company. Moreover, in the case where the Company co-invests, such investments will involve risks not present in investments where a third party is not involved, including the possibility that a third party partner or co-venturer has financial difficulties resulting in a negative impact on such investment, has economic or business interests or goals that are inconsistent with those of the Company, is in a position to take (or block) action in a manner contrary to the Company’s investment objectives, or the increased possibility of default, diminished liquidity or insolvency by the third party partner or co-venturer due to a sustained or general economic downturn. In addition, the Company could in certain circumstances be liable for the actions of its third party partners or co-venturers. Investments made in Platform Arrangements also could involve arrangements including carried interest, management fees and/or other fees or compensation payable to such third party partners or co-venturers, particularly in those circumstances where such third-party partners or co-investors include a management group, as well as to operators, consultants and/or managers. The services provided by such persons to Platform Arrangements are generally expected to be similar to, and overlap with, services provided by the Adviser to the Company or its other clients. The Company generally expects that appropriate minority shareholder rights will be obtained to protect its interests to the extent possible. There can be no assurance that such minority shareholder rights will be available or that such rights will provide sufficient protection of the Company’s interests.
In addition, we may be subject to expenses and liabilities related to employees or management teams of certain portfolio entities owned by us. Such expenses and liabilities may include compensation, overhead and other administrative costs, as well as potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes, and other employee-related liabilities and grievances. We may also be subject to other operational risks from such employees, including cybersecurity risks or as a result of employee error or malfeasance. In addition, we may encounter unforeseen costs and expenses associated with acquiring such portfolio entities and such expenses may have an adverse effect on our results of operations.
Fees and Expenses
The Adviser faces a variety of potential conflicts of interest when it determines allocations of various fees and expenses to the Company. The Adviser intends to allocate common expenses in a manner that is fair and reasonable over time or in such other manner as may be required by applicable law or the Investment Advisory Agreement. With respect to broken deal expenses, such expenses will generally be allocated among all eligible funds and accounts in a manner that is fair and reasonable over time and in accordance with policies adopted by the Adviser and the Investment Advisory Agreement. In other cases, from time to time, the Company will bear a higher portion of a shared expense, but receive a smaller benefit, relative to other beneficiaries of services to which such shared expense relates. In addition, from time to time the Company will incur higher costs for services due to such service being utilized by multiple beneficiaries or for other reasons. By way of example, the Company could potentially bear higher insurance premiums in connection with policies that cover multiple investment funds or accounts managed by the Adviser or its affiliates, and/or the Adviser or such affiliates themselves, including due to the Adviser’s and the Company’s affiliation with Blue Owl as a public company.
Relationships with Affiliated Persons
The Adviser could also, from time to time, employ personnel with pre-existing ownership interests in or who were employed by portfolio companies owned by the Company or other funds or investment vehicles advised by the Adviser; conversely, former personnel or executives of the Adviser will, from time to time, serve in significant management roles at portfolio companies or service providers recommended by the Adviser. Similarly, the Adviser and/or its personnel maintain relationships with (or are permitted to invest in) financial institutions, service providers and other market participants, including, but not limited to, investment advisers, banks, brokers, financial advisors, consultants, finders (including executive finders and portfolio company finders), executives, attorneys, accountants, institutional investors, family offices, lenders, current and former employees, and current and former portfolio company executives, as well as certain family members or close contacts of these persons. Certain of these persons or entities will invest (or will be affiliated with an investor) in, engage in transactions with and/or provide services (including services at reduced rates) to, the Adviser, and/or the Company, other funds or other investment vehicles the Adviser advises. The Adviser will have a conflict of interest with the Company in recommending the retention or continuation of a third-party service provider to the Company or a portfolio investment owned by the Company if such recommendation, for example, is motivated by a belief that the service provider or its affiliate(s) will continue to invest in one or more funds the Adviser or one of its affiliates advises, will provide the Adviser information about markets and industries in which the Adviser operates (or is contemplating operations) or will provide other services that are beneficial to the Adviser and its affiliates. The Adviser will have a conflict of interest in making such recommendations, in that the Adviser has an incentive to maintain goodwill between itself and the existing and prospective portfolio companies for the Company and other funds and investment vehicles that the Adviser advises, while the products or services recommended will not necessarily be the best available to the portfolio investments held by the Company.
Over the life of the Company, subject to oversight by the Company’s Board Of Trustees, the Adviser generally expects to exercise its discretion to recommend to the Company or to a portfolio investment thereof that it contract for services with various service providers, potentially including, among others: (i) the Adviser (or an affiliate, which include other portfolio companies of the Company or Other Blue Owl Accounts) and at rates determined or substantively influenced by the Adviser; or (ii) an entity with which the Adviser or its affiliates or current or former members of their personnel has a relationship or from which such person derives a financial or other benefit. This subjects the Adviser to potential conflicts of interest, because although it intends to select service providers that it believes are aligned with its operational strategies and that will enhance portfolio investment performance, the Adviser will have an incentive to recommend the related or other person because of its financial or business interest. Additionally, there is a possibility that the Adviser, because of such incentive or for other reasons (including whether the use of such persons could establish, recognize, strengthen or cultivate relationships that have the potential to provide longer-term benefits to the Adviser, the Company or Other Blue Owl Accounts), favors such retention or continuation even if a better price and/or quality of service provider could be obtained from another person. Whether or not the Adviser has a relationship with or receives financial or other benefit from recommending a particular service provider, there can be no assurance that no other service provider is more qualified to provide the applicable services or could provide such services at lesser cost.
In addition, the Adviser could encounter conflicts of interest in respect of the Company’s leasing of property to portfolio companies of funds advised by the investment managers in which Dyal funds (which are part of the Blue Owl platform) acquire minority interests (“Partner Managers”). In particular, Blue Owl will own all or substantially all of the management fee streams from the Company and a portion of the incentive fees attributable to the GP Capital Solutions division. Portfolio companies of funds advised by the Partner Managers may be tenants of assets owned by the Company. As a fiduciary, the Adviser is obligated to act in the best interest of the Company, which could require the Adviser to cause the Company, its capacity as landlord, to take actions that could be adverse to the portfolio companies owned by funds managed by the Partner Managers. Because such actions could adversely affect Blue Owl’s relationships with Partner Managers, or potentially impact the value of a Dyal fund’s investment in a Partner Manager, the Adviser could, in certain circumstances, have an incentive not to pursue actions against a tenant that would be in the best interest of the Company. As a result, although the Adviser believes that the Blue Owl platform will enhance the Adviser’s ability to source investment opportunities for the Company through, among other things, enhanced relationships with Partner Managers, it could also result in additional conflicts of interest.
Existing Relationships
Oak Street and its affiliates have long-term relationships with a significant number of tenants, developers, institutions and corporations. In determining whether to invest in a particular property on behalf of the Company, the Adviser will consider those relationships, and there may be certain transactions that will not be undertaken on behalf of the Company in view of such relationships. In addition, the existence and development of such relationships may be considered in the management of the Company and its investments. In providing property leasing, development or other types of services to its clients, Oak Street, the Adviser or their respective affiliates may recommend activities that could directly or indirectly compete with or adversely affect the Company.
Affiliated Dealer Manager
The Company has entered into the Dealer Manager Agreement with the Dealer Manager. Pursuant to the Dealer Manager Agreement, the Company will indemnify the Dealer Manager, its officers, directors and any person who controls the dealer manager, in certain circumstances.
The Dealer Manager is an affiliate of the Adviser and will not make an independent review of us or our continuous private offering. This relationship may create conflicts in connection with the dealer manager’s due diligence obligations under the federal securities laws. Due to its affiliation with the Adviser, no independent review of the Company will be made by the Dealer Manager in connection with the distribution of our Shares in our private offering.
Affiliated Business Development Companies
Notwithstanding the above, affiliates of the Adviser currently serve as investment adviser to certain investment companies that have elected to be regulated as BDCs under the Investment Company Act (the “Owl Rock BDCs”). For purposes of the Investment Company Act, the Company is considered an affiliate of the Owl Rock BDCs. The Owl Rock BDCs may, to the extent their investment objectives overlap, co-invest with the Company, but are prohibited under the Investment Company Act from participating in certain transactions with their affiliates absent an exemptive order from the SEC. The SEC staff granted such an exemptive order (the “Exemptive Order”) to the Owl Rock BDCs, the Adviser and certain future affiliated funds, pursuant to which the Owl Rock BDCs are permitted to co-invest in portfolio companies with certain affiliated funds, including the Company, in a manner consistent with the relevant Owl Rock BDCs’ investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, and subject to compliance with certain conditions. Given the election of such affiliates to be regulated as a BDC, there could be certain restrictions or limitations on the Company’s ability to co-invest with an affiliated BDC and/or on the Company’s ability to conduct transactions with portfolio companies of an affiliated BDC.
The Adviser’s Actions on Behalf of its Other Accounts and Clients
The Adviser and its affiliates currently manage assets for other investment funds and accounts. Actions taken by the Adviser or its affiliates on behalf of such investment funds and accounts could be adverse to the Company and the Company’s investments, which could harm the Company’s performance. For example, the Company could, in certain cases, invest in the same assets as other investment funds or accounts managed by the Adviser and its affiliates, and, in certain cases, the Company’s investments could include different obligations or levels of the capital structure of the same asset in which another investment fund or account invests. Decisions made with respect to the securities held by one such other investment fund or account could cause (or have the potential to cause) harm to the different class of securities held by another such investment fund or account (including the Company).
Relationship with Blue Owl
The relationship with the other businesses of Blue Owl could create conflicts in the operation and management of the Oak Street business and result in the principals devoting time to the Blue Owl business that would not otherwise have been required. The principals of Oak Street could be required to devote a material portion of their time to the business and operations of Blue Owl. In particular, Oak Street has not previously functioned as a publicly listed entity or a subsidiary thereof. Significant time and resources could, accordingly, be required to be devoted to the operations of Blue Owl, including with respect to compliance, public company investor relations and other matters that did not previously impact the Oak Street business. The allocation of that time to the affairs of Blue Owl could limit the ability of Oak Street individuals to devote time to the investment program of the Company and could adversely affect the investment performance of the Company.

Employees of Blue Owl could be incentivized to favor actions that result in the appreciation of Blue Owl stock, which may not be aligned with the returns of the Company. Certain members of the investment team have received and hold interests in Blue Owl or its affiliates, in addition to cash and carried interest. Certain arrangements have also been established as part of the business combination. Each of these could create an incentive for certain persons to favor the Blue Owl business. The investment team is required to and are expected to manage the Company in a manner that complies with their duties and to cause the Company to fulfill its contractual obligations to its shareholders. Subject to the foregoing, however, as a result of the ongoing ownership in Blue Owl, those individuals could also be incentivized to take actions to favor the appreciation of Blue Owl stock. While the growth of the Blue Owl business is generally expected to align with the performance of the Company, the performance of Blue Owl is expected to be heavily influenced by the growth of Blue Owl’s assets under management and to a lesser extent the investment performance of the Company. Although the interests of the investment team generated by the Company are expected to align their interests with those of the Company, Blue Owl’s combined business strategy and their interests in Blue Owl could give rise to potential conflicts of interests with respect to the investment advice they provide to the Company and the development of the Blue Owl business. There can be no assurance that Blue Owl will successfully develop and implement structures that successfully balance such incentives.
Overlapping Investments with Other Blue Owl Clients
Other investment funds or accounts managed by the Adviser or its affiliates could invest, hold or otherwise acquire positions in portfolio investments in which the Company invests or has invested (or the tenant(s) thereof), subject to applicable law. Similarly, the Company could invest, hold or otherwise acquire positions in portfolio investments in which such other investment funds or accounts already hold investments. In addition, the Company could enter into sale-leaseback transactions with portfolio companies of Other Blue Owl Accounts, or could lease property to tenants who also lease property owned by such Other Blue Owl Accounts (including as the result of a sale-leaseback transaction) or in which Other Blue Owl Accounts have equity, debt or other tenant relationships.
Accordingly, the Adviser and its funds could, in certain situations, invest in different parts of the capital structure of a company or other asset, or have different commercial relationships with a company or other asset, in which the Company invests (including potential joint investments by the Company and Oak Street’s open-end net lease fund in the same transaction, in which the Manager is permitted to allocate each fund preferred and common classes of interests in its discretion). The interests of the Company and such Blue Owl funds will not always be aligned, which could give rise to actual or potential conflicts of interest, or the appearance of such conflicts of interest. Actions taken for the Company could be adverse to Blue Owl or other investments funds it manages, or vice versa. Where Blue Owl, its affiliates, or its investment funds, including the Company, invest in different parts of the capital structure or have different commercial relationships with of a portfolio investment, their respective interests could diverge significantly in the case of financial distress of the investment, including whether to enforce claims and whether to initiate restructuring or liquidation inside or outside of bankruptcy, and the terms of any workout or restructuring. For example, one vehicle could hold common equity securities of an investment and another vehicle could purchase convertible debt securities or preferred interests in such investment. Questions could arise as to whether payment obligations and covenants at the portfolio investment level should be enforced, modified or waived, or whether debt should be refinanced or restructured. The fact that one investment vehicle’s interests sit higher in a company’s waterfall, that another vehicle rents properties with more favorable attributes to the same tenant, or the stage of maturity of each investment vehicle (i.e., how close to the end of the vehicle’s life it may be) also could impact decision-making regarding potential sales processes, including what valuation to target and whether an exit should be pursued. If additional capital is necessary as a result of financial or other difficulties, or to finance growth or other opportunities, investment vehicles may or may not provide such additional capital and, if provided, each investment vehicle generally will supply such additional capital in such amounts, if any, as determined by the Adviser or its affiliates in their sole discretion. Because of the different legal rights associated with debt and equity of the same portfolio investment (including any security or collateral associated with such interest), the Adviser and its affiliates could face a conflict of interest in respect of the advice given to, and the actions taken on behalf of, the Company versus an Other Blue Owl Account (e.g., the terms of debt or debt-like instruments, the enforcement of covenants, the terms and recapitalizations and the resolution of workouts or bankruptcies). In addition, there can be no assurance that the terms of or the return on the Company’s investment will be equivalent to or better than the terms of or returns obtained by Blue Owl or its other investment funds participating in the transaction, and the yield payable with respect to common and preferred securities in a transaction may differ. The Adviser’s ability to implement the Company’s strategies effectively could be limited to the extent that contractual obligations entered into in respect of investments made by Blue Owl impose restrictions on the Company engaging in transactions that the Adviser may otherwise be interested in pursuing.
Where multiple Other Blue Owl Accounts invest in the same company or enter into transactions with a common counterparty (including potential tenants) at different times, the first Other Blue Owl Account to invest typically will bear a higher level of diligence and transaction fees, costs and expenses than later Other Blue Owl Accounts; similarly, to the extent a transaction does not proceed, the first Other Blue Owl Account to invest typically will bear the full amount of broken-deal expenses and diligence costs relating to the transaction or counterparty, as applicable, regardless of whether Other Blue Owl Accounts could or would have invested in the company in potential future transactions. Interests purchased by a later-investing investment vehicle may have more attractive terms and conditions than the interests issued to the earlier investment vehicle and may be higher in the capital structure than those held by the earlier vehicle.
In connection with any investment in which any Other Blue Owl Account also participates, the Adviser reserves the right to make independent decisions regarding recommendations of when the Company, as compared to any Other Blue Owl Account, should purchase and sell investments. As a result, the Company could purchase an investment at a time when a separate Other Blue Owl Account is selling the same or a similar investment, or vice versa. Conflicts of interest will also arise in situations where the Company (i) makes an equity or other subordinated investment in a portfolio investment that has issued, is issuing or subsequently issues a debt instrument or other senior security to an Other Blue Owl Account or (ii) purchases securities, the proceeds of which are used by a portfolio investment to repay a loan to the portfolio entity from an Other Blue Owl Account. If a portfolio investment in which the Company and an Other Blue Owl Account hold different classes of securities (e.g., in different levels of the capital structure) encounters financial problems, decisions over the terms of any workout will raise conflicts of interest (including conflicts over proposed waivers and amendments to debt covenants).
Overlapping investing also raises the risk of using the assets of the Company to support the portfolio of Other Blue Owl Account(s), which action might be motivated by a desire by Blue Owl to attempt to reduce the potential clawback liability of an affiliate of the Adviser and/or Blue Owl (and therefore the guarantor liability of the ensuing carry recipients). In determining whether to make an overlapping investment and upon what terms, Blue Owl will act in accordance with Blue Owl’s applicable investment allocation policies and procedures, which may be amended from time to time.
Cross-transactions
From time to time, subject to applicable law and the Adviser’s policies, the Adviser could seek to effect a purchase or sale of an investment (a “cross-transaction”) between the Company and one or more other investment funds or accounts managed by the Adviser or its affiliates (for example, where such investment is bridged by the Company or such other investment fund or account as permitted pursuant to the relevant limited partnership agreements). Such transactions will generally require the consent of the Board under the Declaration of Trust.
Separate Accounts
Blue Owl and its personnel manage assets for one or more advisory clients through a fund-of-one, joint venture or separate account or similar arrangement employing an investment strategy investing in parallel with, or similar to, the strategy of the Company. Such arrangements could afford those clients different terms than shareholders of the Company with respect to fees and expenses, subscription, withdrawal and redemption rights and the content and frequency of reports. Advisory clients that have been granted additional access to portfolio information or enhanced transparency could be able to make investment decisions based on information and at times not generally available to other investors, including Company shareholders. Any such investment decisions made by these advisory clients on the basis of such information could adversely affect the market value of the Company’s portfolio and therefore the value of the Company’s Shares.

Intangible Benefits
In connection with its services to the Company and its investments, the Adviser, its affiliates and personnel expect to receive the benefit of certain tangible and intangible benefits. For example, in the course of the Adviser’s operations, including research, due diligence, investment monitoring, operational improvements and investment activities, the Adviser and its personnel expect to receive and benefit from information, “know-how,” experience, analysis and data relating to Company or investment (as applicable) operations, terms, trends, market demands, customers, vendors and other metrics (collectively, “Adviser Information”). In many cases, the Adviser Information will include tools, procedures and resources developed by the Adviser to organize or systematize Adviser Information for ongoing or future use. Although the Adviser expects the Company and its investments generally to benefit from the Adviser’s possession of Adviser Information, it is possible that any benefits will be experienced solely by other or future funds or investments (or by the Adviser and its affiliates) and not by the Company or investment from which Adviser Information was originally received. Adviser Information will be the sole intellectual property of the Adviser and solely for the use of the Adviser. The Adviser reserves the right to use, share, license, sell or monetize Adviser Information, without offset to Management Fees, and the Company or investment will not receive any financial or other benefit of such use, sharing, licensure, sale or monetization. Additionally, expenses relating to the Company or its investments are expected to be charged using credit cards or other widely available third-party rewards programs that provide airline miles, hotel stays, travel rewards, traveler loyalty or status programs, “points,” “cash back,” rebates, discounts and other arrangements, perquisites and benefits under the available terms of such reward programs. Such terms are expected to vary from time to time, and any such rewards (whether or not de minimis or difficult to value) generally will inure to the benefit of the personnel participating in the rewards program, rather than the investments, the Company or its investors; no such rewards will offset Management Fees. Further, from time to time the Adviser and/or its affiliates and personnel and persons selected by them expect to receive the benefit of “friends and family” and similar discounts from portfolio investments of the Company or Other Blue Owl Accounts under which such portfolio investments make their goods and/or services available at reduced rates.
Asset-Based Property Management Fees
From time to time, the Adviser and/or its affiliates that are part of the Oak Street business enter into asset-based property management fee arrangements for Other Blue Owl Accounts. For example, in instances where an Other Blue Owl Account invests in issuers of asset-backed securities, its manager or an affiliate will generally be appointed as a property manager and receive an annual asset-based fee paid monthly, calculated on either (i) the lower of the allocated loan amount of each property and the collateral value of all properties held by the relevant master trust, or (ii) the gross cost of all properties held by the relevant master trust; although these fees may differ across Other Blue Owl Accounts. As a result of these asset-based property management fee arrangements, the Adviser and such affiliates encounter certain conflicts of interest. The Adviser and/or such affiliates receive asset-based fees from Other Blue Owl Accounts that invest in issuers of Asset-Backed Securities (“ABS Funds”). Generally, the assets and initial equity of such ABS Fund will be contributed by one or more Other Blue Owl Accounts as a refinancing mechanism and investment opportunities will not be offered directly to such ABS Funds through any other means, mitigating the conflict of interest which would arise regarding favoritism in investment allocation based on fee structure. However, a conflict of interest exists wherein the Adviser and/or its affiliates that are part of the Oak Street business are incentivized to pursue such a refinancing mechanism in order to incur an additional asset-based fee. To mitigate this conflict, a pro-rata portion of the asset-based fees associated with ABS Funds is netted against the amounts payable to the Adviser or such affiliates by any contributing Other Blue Owl Account. Separately, when monetizing Company assets, the Adviser has an incentive to select transaction partners who are willing to negotiate ongoing asset-based property management fee agreements.
Material, Non-Public Information; Other Regulatory Restrictions
As a result of the investment management and related activities of Blue Owl, as well as investments made by Blue Owl for its own account, Blue Owl will from time to time acquire confidential or material non-public information and therefore be restricted from initiating certain transactions, which could affect the activities of the Company. Disclosure of such information to Blue Owl’s personnel responsible for the affairs of the Company will be on a need-to-know basis only, and the Company could not be free to act upon any such information. Therefore, the Company could not be provided access to material non-public information in the possession of Blue Owl which could be relevant to an investment decision to be made by the Company, and the Company could initiate a transaction or sell a portfolio investment which, if such information had been known to it, could not have been undertaken. In the event that material, non-public information is disclosed to Blue Owl or an employee of, or other person affiliated with, Blue Owl, the Company could be prohibited by applicable securities laws and/or Blue Owl’s internal policies from acting upon such information, even if the persons actually in receipt of such information are not actively involved in the affairs of the Company. Due to these restrictions, the Company could not be able to initiate a transaction that it otherwise could have initiated and could not be able to sell an investment that it otherwise could have sold.
Similarly, anti-money laundering, anti-boycott and economic and trade sanction laws and regulations in the United States and other jurisdictions could prevent Blue Owl or the Company from entering into transactions with certain individuals or jurisdictions. OFAC and other governmental bodies administer and enforce laws, regulations and other pronouncements that establish economic and trade sanctions on behalf of the United States. Among other things, these sanctions could prohibit transactions with or the provision of services to, certain individuals or portfolio investments owned or operated by such persons, or located in jurisdictions identified from time to time by OFAC. Additionally, antitrust laws in the United States and other jurisdictions give broad discretion to the U.S. Federal Trade Commission, the United States Department of Justice and other U.S. and non-U.S. regulators and governmental bodies to challenge, impose conditions on, or reject certain transactions. In certain circumstances, antitrust restrictions relating to an Other Blue Owl Account’s acquisition of a portfolio company or other investment could preclude the Company from making an attractive investment or require it to sell all or a portion of certain portfolio investments (or vice versa).
As a result of any of the foregoing, the Company could be adversely affected because of Blue Owl’s inability or unwillingness to participate in transactions that could violate such laws or regulations, or by remedies imposed by any regulators or governmental bodies. Any such laws or regulations could make it difficult or could prevent the Company from pursuing investment opportunities, require the sale of part or all of certain portfolio investments on a timeline or in a manner deemed undesirable or could limit the ability of the Company or one or more portfolio investments from conducting their intended business in whole or in part. Consequently, there can be no assurance that the Company will be able to participate in all potential investment opportunities that fall within its investment objectives.
Lack of Separate Representation; No Representation of Investors
Simpson Thacher & Bartlett LLP, counsel to the Company, also represents Oak Street. Simpson Thacher & Bartlett LLP’s representation of Oak Street and the Company is limited to specific matters as to which it has been consulted by Oak Street and/or the Company. There may exist other matters which could have a bearing on the Company and/or Oak Street as to which Simpson Thacher & Bartlett LLP has not been consulted.
In the course of advising Oak Street and/or the Company, there are times when the interests of the shareholders may differ from those of the Company and/or Oak Street with respect to a particular issue. Simpson Thacher & Bartlett LLP does not represent the interests of shareholders in resolving those issues. In connection with our private offering and subsequent advice to the Company, neither Simpson Thacher & Bartlett nor any other law firm retained by Oak Street is representing the shareholders or any other prospective investor. Accordingly, prospective investors are strongly urged to consult their tax and legal advisors with respect to the tax and other legal aspects of an investment in the Company and the transactions contemplated hereby and with specific reference to their own personal financial and tax situation.
Other Conflicts
The Adviser and the Company will generally engage common legal counsel and other advisors in a particular transaction, including a transaction in which there are conflicts of interest. Members of the law firms engaged to represent the Company could be investors in the Company and could also represent one or more the companies/tenants or investors involved in the Company’s investment program. In the event of a significant dispute or divergence of interest between the Company, Oak Street and/or its affiliates, the parties will at times engage separate counsel in the sole discretion of Oak Street and its affiliates, and in litigation and other circumstances separate representation will occasionally be required. Additionally, the Oak Street and its affiliates and the Company and the companies/tenants involved in the Company’s investment program will at times engage other common service providers (including accountants, administrators, lenders, bankers, brokers, attorneys, consultants, and investment or commercial banking firms). Such advisors and services providers may be investors in the Company, affiliates of Oak Street and its affiliates and/or sources of investment opportunities and co-investors or counterparties therewith. In certain circumstances, the law firm or service provider may charge varying rates or engage in different arrangements for services provided to Oak Street and its affiliates and the Company. This may result in Oak Street or its affiliates receiving a more favorable rate on services provided to it by such a common service provider than those payable by the Company, or Oak Street or its affiliates receiving a discount on services even though the Company receives a lesser, or no, discount. This creates a conflict of interest between Oak Street and its affiliates, on the one hand, and the Company on the other hand, in determining whether to engage such service providers, including the possibility that Oak Street will favor the engagement or continued engagement of such persons if it receives a benefit from such service providers, such as lower fees, that it would not receive absent the engagement of such services provider by the Company.
Certain advisors and other services providers to the Company, or certain entities in which the Company has an investment, may also provide goods or services to, or have business, personal, financial or other relationships with, Oak Street or the Company’s affiliates. These relationships may influence Oak Street or its affiliates in deciding whether to select or recommend such service providers to perform services for the Company. The Adviser will generally select a Company’s service providers and will determine the compensation of such providers without review by or consent of the Company’s investors. To the extent allowable under its governing documents, the Company, regardless of the relationship to Oak Street and its affiliates of the person performing the services, will generally bear the fees, costs and expenses related to such services. This may create an incentive for the Adviser or its affiliates to select service providers based on the potential benefit to Oak Street and its affiliates rather than the Company.
From time to time, Oak Street and its affiliates may engage and retain senior or special advisors, advisors, consultants, and other similar professionals who may be listed on Oak Street’s website or other collateral materials but are independent industry executives and not employees or affiliates of Oak Street and who receive payments from the Company. In such circumstances, such fees or other compensation earned by such persons will be retained by them and will not be deemed to be earned by the Adviser and its affiliates. Such amounts will not be subject to any offset or sharing arrangements and will not benefit the Company or investors.
By subscribing for shares of the Company, investors will be deemed to have consented to the allocation of these benefits other than to the Company, including to Oak Street and its affiliates and other clients, and to have waived the conflict of interest that arises from engaging such counterparties.
Other Considerations
No Independent Advice
The terms of the agreements and arrangements under which the Company is established and will be operated have been or will be established by Blue Owl and are not the result of arm’s-length negotiations or representations of Shareholders by separate counsel. Potential investors should therefore seek their own legal, tax and financial advice before making an investment in the Company.
Certain Business Relationships
Certain of our current trustees and officers are directors, officers or employees of the Adviser.
Trustee Independence
Our Declaration of Trust defines an Independent Trustee as a Trustee who (a) is not an officer or employee of the Company, any subsidiary of the Company, or Blue Owl or its affiliates, (b) the Board affirmatively determines has no material relationship with the Company and (c) otherwise satisfies the director independence tests provided for in Section 303A.02 of the New York Stock Exchange Listed Company Manual, as may be amended from time to time.
(b)Promoters and Certain Control Persons
The Adviser may be deemed a promoter of the Company. We have entered into the Investment Advisory Agreement with the Adviser. The Adviser, for its services to us, will be entitled to receive Management Fees in addition to the reimbursement of certain expenses. The Special Limited Partners of the Operating Partnership will also be entitled to receive the Performance Allocation, as described herein. In addition, under the Investment Advisory Agreement and Declaration of Trust, we expect, to the extent permitted by applicable law, to indemnify the Adviser and certain of their affiliates. See “Item 1(c). Description of Business.”

ITEM  8    LEGAL PROCEEDINGS
Neither we, the Adviser, nor Blue Owl are currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceeding threatened against us, the Adviser or Blue Owl. From time to time, we, the Adviser or Blue Owl may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. We may also be subject to regulatory proceedings. While the outcome of these legal or regulatory proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

ITEM 9        MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
Market Information
Our outstanding Shares will be offered and sold in transactions exempt from registration under the 1933 Act under Section 4(a)(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our Shares currently, nor can we give any assurance that one will develop.
Because our Shares are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Shares may not be sold or transferred (i) except as permitted under the Declaration of Trust and (ii) unless the Shares are registered under applicable securities laws or specifically exempted from registration. Accordingly, an investor must be willing to bear the economic risk of investment in the Shares unless and until we accept their repurchase or transfer. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Shares.
Holders
As of May 12, 2023 there were 3,844 holders of record of our Class S shares, 395 holders of record of our Class D shares, and 2,021 holders of record of our Class I shares.
Calculation and Valuation of Net Asset Value
Our NAV for each class of shares is determined by the Adviser based on the net asset values of our investments (including real estate debt and other securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities, including the allocation/accrual of any performance participation to the Special Limited Partners, and will also include the deduction of any ongoing servicing fees specifically applicable to such class of shares, in all cases as described below.
Our Board of Trustees, including a majority of our Independent Trustees, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used by the Adviser and our independent valuation advisor in connection with estimating the values of our assets and liabilities for purposes of our NAV calculation. These guidelines are intended to produce a fair and accurate estimate of the price that would be received for our investments in an arm’s-length transaction between a willing buyer and a willing seller in possession of all material information about our investments. Our independent valuation advisor will review our valuation guidelines and methodologies related to investments in real property and real estate debt (as described below) with the Adviser and our Board of Trustees at least annually. From time to time, our Board of Trustees, including a majority of our Independent Trustees, may adopt changes to the valuation guidelines if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV.
The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities as described below and will likely differ from the book value of our equity reflected in our financial statements. To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we expect to adopt a model, as explained below, that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements. The Adviser will calculate the fair value of our real estate properties based on factors it considers relevant, such as data obtained from the Adviser’s experience in the market, the most recent values provided by third-party independent appraisers, and input from brokerage firms and/or real estate consulting professionals. The Adviser may retain additional third-parties to assist with our valuations of certain investments. Because these fair value calculations will involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of our assets may differ from their actual realizable value or future fair value. While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no rule or regulation that requires we calculate NAV in a certain way. As a result, other REITs may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. Shareholders should not consider NAV to be equivalent to shareholders’ equity or any other GAAP measure.
Our Independent Valuation Advisor
With the approval of our Board of Trustees, including a majority of our Independent Trustees, we have engaged Kroll, to serve as our independent valuation advisor with respect to our real properties and certain real estate debt securities. In such capacity, Kroll will review and confirm for reasonableness monthly internal valuations of real estate properties and certain real estate debt securities prepared and provided by the Adviser. The Adviser, with the approval of our Board of Trustees, including a majority of our Independent Trustees, may engage additional independent valuation advisors in the future as our portfolio grows. While our independent valuation advisor reviews for reasonableness the assumptions, methodologies and valuation conclusions applied by the Adviser for our property and certain real estate debt and other securities valuations as set forth in our valuation guidelines, our independent valuation advisor is not responsible for, and does not calculate, our NAV. The Adviser is ultimately and solely responsible for the determination of our NAV.
Our independent valuation advisor may be replaced at any time, in accordance with agreed-upon notice requirements, by a majority vote of our Board of Trustees, including a majority of our Independent Trustees. Our independent valuation advisor will discharge its responsibilities in accordance with our valuation guidelines.
We have agreed to pay fees to our independent valuation advisor upon its delivery to us of its review reports. We have also agreed to indemnify our independent valuation advisor against certain liabilities arising out of this engagement. The compensation we pay to our independent valuation advisor will not be based on the estimated values of our properties.
Additional Valuation Information
Our Board of Trustees will not be involved in the monthly valuation of our assets and liabilities, but will periodically receive and review such information about the valuation of our assets and liabilities prepared by the Adviser as it deems necessary to exercise its oversight responsibility. Our NAV per share for each class of shares will be calculated by State Street based on a final valuation provided by the Adviser (as described further below), and such calculation will be reviewed and confirmed by the Adviser. Pursuant to our valuation services agreement with our independent valuation advisor, the independent valuation advisor will review the Adviser’s monthly valuations. Based in part on these valuations and third-party appraisals (which we do not presently expect to be reviewed by the independent valuation advisor), the Adviser will render a final valuation in order for State Street to calculate our NAV. The appraisals for our property investments performed by independent third-party appraisal firms will be one of several components considered by the Adviser in determining the value of our properties that will be used when State Street calculates our NAV per share for each class of shares.
Our independent valuation advisor and certain of the independent third-party appraisers have provided, and are expected to continue to provide, real estate appraisal, appraisal management and real estate valuation advisory services to Oak Street and its affiliates and have received, and are expected to continue to receive, fees in connection with such services. Our independent valuation advisor and certain of the independent third-party appraisers and their respective affiliates may from time to time in the future perform other commercial real estate and financial advisory services for Oak Street and its affiliates, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the independent valuation advisor or the applicable appraiser as certified in the applicable appraisal report.

Valuation of Investments
Consolidated Properties
For the purposes of calculating our monthly NAV, our properties will initially be valued at cost, which we expect to represent fair value at that time, subject to any variation pursuant to our valuation guidelines. In accordance with GAAP, we determine whether the acquisition of a property qualifies as an asset acquisition or business combination. We capitalize acquisition-related costs associated with asset acquisitions and expense such costs associated with business combinations.
Each property will be valued by an independent third-party appraisal firm annually. Annual appraisals may be delayed for a short period in exceptional circumstances. Each third-party appraisal is performed in accordance with the Uniform Standards of Professional Appraisal Practice, or the similar industry standard for the country where the property appraisal is conducted, and reviewed by our independent valuation advisor for reasonableness. Upon conclusion of the appraisal, the independent third-party appraisal firm prepares a written report with an estimated range of gross market value of the property. Concurrent with the appraisal process, the Adviser values each property and, taking into account the appraisal, among other factors, determines the appropriate valuation within the range provided by the independent third-party appraisal firm. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI (a Designated Member of the Appraisal Institute) or similar designation or, for international appraisals, a public or other certified expert for real estate valuations. We believe our policy of obtaining appraisals by independent third parties will meaningfully enhance the accuracy of our NAV calculation. Any appraisal provided by an independent third-party appraisal firm will be performed in accordance with our valuation guidelines.
The Adviser will value our properties monthly, based on current material market data and other information deemed relevant, with review and confirmation for reasonableness by our independent valuation advisor. When an annual appraisal is received, our valuations will fall within the range of the third-party appraisal; however, updates to valuations thereafter may be outside of the range of values provided in the most recent third-party appraisal. Although monthly reviews of each of our real property valuations will be performed by our independent valuation advisor, such reviews are based on asset and portfolio level information provided by the Adviser, including historical or forecasted operating revenues and expenses of the properties, lease agreements on the properties, revenues and expenses of the properties, information regarding recent or planned estimated capital expenditures, the then-most recent annual third-party appraisals, and any other information relevant to valuing the real estate property, which information will not be independently verified by our independent valuation advisor.
The Adviser will monitor our properties for events that the Adviser believes may be expected to have a material impact on the most recent estimated values of such property, and will notify our independent valuation advisor of such events. If, in the opinion of the Adviser, an event becomes known to the Adviser (including through communication with our independent valuation advisor) that is likely to have any material impact on previously provided estimated values of the affected properties, the Adviser may adjust the valuation of such properties, subject to the review and confirmation for reasonableness of our independent valuation advisor. If deemed appropriate by the Adviser or our independent valuation advisor, any necessary adjustment will be determined as soon as practicable. Annual appraisals may also trigger an adjustment in the value of a property when received.
For example, a valuation adjustment may be appropriate to reflect the occurrence of an unexpected property-specific event such as a termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or a significant capital market event that may cause the value of a wholly-owned property to change materially. Valuation adjustments may also be appropriate to reflect the occurrence of broader market-driven events identified by the Adviser or our independent valuation advisor which may impact more than a specific property. Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time.
In general, we expect that any adjustments to appraised values will be calculated promptly after a determination that a material change has occurred and the financial effects of such change are quantifiable by the Adviser.

However, rapidly changing market conditions or material events may not be immediately reflected in our monthly NAV. The resulting potential disparity in our NAV may be detrimental to shareholders whose shares are repurchased or new purchasers of our common shares, depending on whether our published NAV per share for such class is overstated or understated.
Real estate appraisals will be reported on a free and clear basis (for example, without taking into consideration any mortgage on the property), irrespective of any property level financing that may be in place. We expect to use the income capitalization approach (direct capitalization or discounted cash flows) as the primary methodology to value properties, and we generally expect to use the direct capitalization method more frequently than the discounted cash flow method. In the direct capitalization method, a capitalization rate is applied to the forward 12 months net operating income of each property to derive fair market value. In the discounted cash flow methodology a property’s value is calculated by discounting the estimated cash flows and the anticipated terminal value of the subject property by the assumed new buyer’s normalized weighted average cost of capital for the subject property. Consistent with industry practices, the income approach may incorporate subjective judgments regarding comparable rental and operating expense data, capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence as well as the residual value of the asset as components in determining value. Other methodologies that may also be used to value properties include sales comparisons and replacement cost approaches. Under the sales comparison approach, the independent third-party appraiser develops an opinion of value by comparing the subject property to similar, recently sold properties in the surrounding or competing area.
The replacement cost approach relies on the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution. Because the appraisals are performed by independent third-party appraisal firms, the Adviser’s determination of the appropriate valuations for our properties based on the range of values provided in such reports and any subsequent updates to the valuation of our properties made by the Adviser involve subjective judgments, the estimated fair value of our assets that will be included in our NAV may not reflect the liquidation value or net realizable value of our properties.
In conducting their investigations and analyses, our independent valuation advisor and other independent third-party appraisal firms will take into account customary and accepted financial and commercial procedures and considerations as they deem relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us, such as (i) historical or forecasted operating revenues and expenses of the property; (ii) lease agreements on the property; (iii) the revenues and expenses of the property; (iv) information regarding recent or planned estimated capital expenditures; and (v) any other information relevant to valuing the real estate property. Although our independent valuation advisor may review information supplied or otherwise made available by us for reasonableness, it will assume and rely upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and will not undertake any duty or responsibility to verify independently any of such information. Our independent valuation advisor will not make or obtain an independent valuation or appraisal of any of our other assets or liabilities (contingent or otherwise) other than our real properties. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with our independent valuation advisor, our independent valuation advisor will assume that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting currently available estimates and judgments of our management and the Adviser, and will rely upon the Adviser to advise our independent valuation advisor promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of review.
In performing their analyses, the Adviser, our independent valuation advisor and other independent third-party appraisal firms will make numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, our independent valuation advisor and other independent third-party appraisal firms will assume that we have clear and marketable title to each real estate property valued, that no title defects exist unless specifically informed to the contrary, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our independent valuation advisor’s review, opinions and conclusions will necessarily be based upon market, economic, financial and other circumstances and conditions existing prior to the valuation, and any material change in such circumstances and conditions may affect our independent valuation advisor’s review and conclusions. Our independent valuation advisor’s review reports may contain other assumptions, qualifications and limitations set forth in the respective appraisal reports that qualify the review, opinions and conclusions set forth therein. As such, the carrying values of our real properties may not reflect the price at which the properties could be sold in the market, and the difference between carrying values and the ultimate sales prices could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal.
Pursuant to our valuation services agreement with our independent valuation advisor, each individual appraisal report for our assets will be addressed solely to us to assist the Adviser in calculating our NAV. The appraisal reports relating to our properties will not be addressed to the public, will not contain any conclusion regarding our NAV and may not be relied upon by any other person to establish an estimated value of our common shares and will not constitute a recommendation to any person to purchase or sell any common shares. In preparing appraisal reports, independent third-party appraisal firms will not be requested to solicit third-party indications of interest for our common shares or any of our properties in connection with possible purchases thereof or the acquisition of all or any part of us.
The Adviser’s valuation of each other investment’s liabilities, including any third-party incentive fee payments or investment level debt, deal terms and structure will not be reviewed by our independent valuation advisor or appraised. State Street will then incorporate such adjusted valuations into our NAV, which will then be reviewed and confirmed by the Adviser.
Unconsolidated Properties Held Through Joint Ventures
Unconsolidated properties held through joint ventures generally will be valued in a manner that is consistent with the guidelines and standards described above for consolidated properties, except that portfolios of unconsolidated properties may be classified in groups based on certain factors, including but not limited to, property status (e.g., vacant, operating), type of property (e.g., retail, manufacturing), regional location of property, and remaining lease term. The independent valuation adviser may provide positive assurances on the values of a portion of the properties in each group of such an unconsolidated portfolio each month, with each property receiving a positive assurance from the independent valuation adviser on an annual basis or more frequently. In addition, annual third-party appraisals may be performed on a portion of the properties in each group of such an unconsolidated portfolio each year.
Once we determine the fair value of any other assets and liabilities of the joint venture, the value of our interest in the joint venture would then be determined by the Adviser using a hypothetical liquidation calculation to value our interest in the joint venture, which would be a percentage of the joint venture’s NAV. Unconsolidated properties held in a joint venture that acquires multiple properties over time may be valued as a single investment.
Valuation of Real Estate Debt and Other Securities
In general, real estate debt and other securities will be valued by the Adviser based on market quotations or at fair value determined in accordance with GAAP. GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
Readily available market quotations
Market quotations may be obtained from third-party pricing service providers or, if not available from third-party pricing service providers, broker-dealers for certain of our real estate debt and other securities. When reliable market quotations for real estate debt and other securities are available from multiple sources, the Adviser will use commercially reasonable efforts to use two or more quotations and will value such investments based on the average of the quotations obtained. However, to the extent that one or more of the quotations received is determined in good faith by the Adviser to not be reliable, the Adviser may disregard such quotation if the average of the remaining quotations is determined in good faith to be reliable by the Adviser. Securities that are traded publicly on an exchange or other public market (stocks, exchange traded derivatives and securities convertible into publicly-traded securities, such as warrants) will be valued at the closing price of such securities in the principal market in which the security trades.
No readily available market quotations
If market quotations are not readily available (or are otherwise not reliable for a particular investment), the fair value will be determined in good faith by the Adviser. Due to the inherent uncertainty of these estimates, estimates of fair value may differ from the values that would have been used had a ready market for these investments existed and the differences could be material. Market quotes are considered not readily available in circumstances where there is an absence of current or reliable market-based data (e.g., trade information, bid/ask information, or broker-dealer quotations).
Certain investments, such as mortgages, mezzanine loans, preferred equity or private company investments, are unlikely to have market quotations.
In the case of loans acquired by us, such initial value will generally be the acquisition price of such loan. In the case of loans originated by us, such initial value will generally be the par value of such loan. Each such investment will then be valued by the Adviser within the first full month after we make such investment and no less frequently than monthly thereafter in accordance with the procedures set forth in the immediately following paragraph.
To conduct its initial monthly valuations of such loan investments, the Adviser will initially determine if there is adequate collateral real estate value supporting such investments and whether the investment’s yield approximates market yield. If the market yield is estimated to approximate the investment’s yield, then such investment is valued at its par value. If the market yield is not estimated to approximate the investment’s yield, the Adviser will project the expected cash flows of the investment based on its contractual terms and discount such cash flows back to the valuation date based on an estimated market yield.
Market yield is estimated as of each monthly valuation date based on a variety of inputs regarding the collateral asset(s) performance, local/macro real estate performance, and capital market conditions, in each case as determined in good faith by the Adviser. These factors may include, but are not limited to: purchase price/par value of such real estate debt or other difficult to value securities; debt yield, capitalization rates, loan-to-value ratio, and replacement cost of the collateral asset(s); borrower financial condition, reputation, and indications of intent (e.g., pending repayments, extensions, defaults, etc.); and known transactions or other price discovery for comparable debt investments. In the absence of collateral real estate value supporting such securities, the Adviser will consider the residual value to its securities, following repayment of any senior debt or other obligations of the collateral asset(s). For each month that the Adviser does not perform a valuation of such investments, it will review such investment to confirm that there have been no significant events that would cause a material change in value of such investment. Our independent valuation advisor will generally review and confirm the reasonableness of the valuation of our real estate debt investments without readily available market quotations upon the Adviser’s initial valuation of such investment and each month thereafter.
Our Board of Trustees has delegated to the Adviser the responsibility for monitoring significant events that may materially affect the values of our real estate debt and other securities investments and for determining whether the value of the applicable investments should be re-evaluated in light of such significant events. Except as otherwise provided in our valuation guidelines, the valuation of our real estate debt and other securities will not be reviewed by our independent valuation advisor or appraised.
Liabilities
We will include the fair value of our liabilities as part of our NAV calculation. We expect that these liabilities will include the fees payable to the Adviser and the Dealer Manager, any accrued Performance Allocation to the Special Limited Partners, accounts payable, accrued operating expenses, property-level mortgages, any portfolio-level credit facilities and other liabilities. All liabilities will be valued using widely accepted methodologies specific to each type of liability. Liabilities related to ongoing servicing fees will be allocable to a specific class of shares and will only be included in the NAV calculation for that class, as described below. Our debt will be valued at fair value in accordance with GAAP. For purposes of calculating our NAV, the organization and offering expenses paid by the Adviser through September 1, 2023 will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse the Adviser for these costs. The Adviser’s valuation of each investment’s liabilities, including any third-party incentive fee payments or investment level debt, deal terms and structure will not be reviewed by the independent valuation advisor or appraised.
NAV and NAV Per Share Calculation
Our NAV will be calculated for each of these classes by State Street. Our Board of Trustees, including a majority of our Independent Trustees, may replace State Street with another party, including our Adviser, if it is deemed appropriate to do so. The Adviser is solely responsible for reviewing and confirming our NAV, and overseeing the process around the calculation of our NAV, in each case, as performed by State Street.
Each class will have an undivided interest in our assets and liabilities, other than class-specific ongoing servicing fees. In accordance with the valuation guidelines, State Street calculates our NAV per Share for each class as of the last calendar day of each month, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties based in part upon individual appraisal reports provided periodically by third-party independent valuation firms, as finally determined and updated monthly by the Adviser, with review and confirmation for reasonableness by our independent valuation advisor, (2) our real estate debt and other securities for which third-party market quotes are available, (3) our other real estate debt and other securities, if any, and (4) our other assets and liabilities. Because ongoing servicing fees allocable to a specific class of shares will only be included in the NAV calculation for that class, the NAV per Share for our share classes may differ. Operating Partnership units will be valued in the same fashion. Our valuation procedures include the following methodology to determine the monthly NAV of our Operating Partnership and the units. Our Operating Partnership has classes of units that are each economically equivalent to our corresponding classes of Shares.
Accordingly, on the last day of each month, the NAV per Operating Partnership unit of such units equals the NAV per Share of the corresponding class. To the extent our Operating Partnership has classes of units that do not correspond to a class of our Shares, such units will be valued in a manner consistent with these guidelines. The NAV of our Operating Partnership on the last calendar day of each month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.
Our NAV for each class of Shares will be based on the net asset values of our investments (including real estate debt and other securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities (including the allocation/accrual of any performance participation to the Special Limited Partners and the deduction of any ongoing servicing fees specifically applicable to such class of shares). At the end of each month, before taking into consideration repurchases or class-specific expense accruals for that month, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of Shares based on each class’s relative percentage of the previous aggregate NAV plus issuances of Shares that were effective on the first calendar day of such month. The NAV calculation is available generally within 15 calendar days after the end of the applicable month.
Changes in our monthly NAV include, without limitation, accruals of our net portfolio income, interest expense, the management fee, any accrued performance participation, distributions, unrealized/realized gains and losses on assets, any applicable organization and offering costs and any expense reimbursements. Changes in our monthly NAV also include material non-recurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the month. Notwithstanding anything herein to the contrary, the Adviser may in its discretion consider material market data and other information that becomes available after the end of the applicable month in valuing our assets and liabilities and calculating our NAV for a particular month. On an ongoing basis, the Adviser will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of monthly accruals for which financial information is available.
Following the aggregation of the net asset values of our investments, the addition of any other assets (such as cash on hand), and the deduction of any other liabilities, State Street incorporates any class-specific adjustments to our NAV, including additional issuances and repurchases of our Shares and accruals of class-specific ongoing servicing fees. For each applicable class of Shares, the ongoing servicing fee is calculated as a percentage of the aggregate NAV for such class of Shares. At the close of business on the date that is one business day after each record date for any declared distribution, our NAV for each class will be reduced to reflect the accrual of our liability to pay any distribution to our shareholders of record of each class as of the record date. NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of Shares outstanding for that class at the end of such month.
The combination of the Class S NAV, Class D NAV and Class I NAV equals the aggregate net asset value of our assets, which will consist almost entirely of the value of our interest in the Operating Partnership, less our liabilities, including liabilities related to class-specific ongoing servicing fees. The value of our interest in the Operating Partnership is equal to the excess of the aggregate NAV of the Operating Partnership over the portion thereof that would be distributed to any limited partners other than us if the Operating Partnership were liquidated. The aggregate NAV of the Operating Partnership is the excess of the value of the Operating Partnership’s assets (including the fair value of its properties, real estate debt and other securities, cash and other investments) over its liabilities (including the fair value of its debt, any declared and accrued unpaid distributions, any accrued Performance Allocation and the expenses attributable to its operations). The Adviser calculates the fair value of the assets and liabilities of the Operating Partnership as directed by our valuation guidelines based upon values received from various sources, as described in more detail above.
Net portfolio income and unrealized/realized gains on assets and liabilities for any month is allocated proportionately among the share classes according to the NAV of the classes at the beginning of the month.
Relationship between NAV and Our Transaction Price
Purchases and repurchases of our Shares are not made based on the current NAV per share of our Shares at the time of purchase or repurchase. Generally, our transaction price per share and the price at which we make repurchases of our shares will equal the NAV per share of the applicable class as of (i) the last business day of the prior month under the Existing Repurchase Plan and (ii) the last business day of the applicable calendar quarter under the New Repurchase Plan. The NAV per share, if calculated as of the date on which you make your subscription request or repurchase request, may be significantly different than the transaction price you pay or the repurchase price you receive. Certain of our investments or liabilities are subject to high levels of volatility from time to time and could change in value significantly between the end of the prior month as of which our NAV is determined and the date that you acquire or repurchase our shares, however (i) the prior month’s NAV per share under the Existing Repurchase Plan and (ii) the NAV per share on last business day of the calendar quarter under the New Repurchase Plan will generally continue to be used as the transaction price per share and repurchase price per share.
In exceptional circumstances, we may in our sole discretion, but are not obligated to, offer and repurchase shares at a different price that we believe reflects the NAV per share of such shares more appropriately than the prior month’s NAV per share under Existing Repurchase Plan (or the NAV per share on last business day of the calendar quarter under the New Repurchase Plan), including by updating a previously available offering price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month under the Existing Repurchase Plan (or the NAV per share on last business day of the calendar quarter under the New Repurchase Plan) and we believe an updated price is appropriate. In such exceptional cases, the transaction price and the repurchase price will not equal our NAV per share as of any time.
To obtain information regarding our transaction price, shareholders should contact their financial advisors.
Limits on the Calculation of Our NAV Per Share
The overarching principle of our valuation guidelines is to produce reasonable estimated values for each of our investments (and other assets and liabilities), or the price that would be received for that investment in orderly transactions between market participants. However, the majority of our assets will consist of real estate properties and, as with any real estate valuation protocol and as described above, the valuation of our properties (and other assets and liabilities) is based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real estate properties (and other assets and liabilities). Any resulting potential disparity in our NAV per Share may be in favor of shareholders whose Shares are repurchased, existing shareholders or new purchasers of our common shares, as the case may be, depending on the circumstances at the time (for cases in which our transaction price is based on NAV). See “Risk Factors—Valuations and appraisals of our real estate and real estate debt are estimates of fair value and may not necessarily correspond to realizable value,” “—Our NAV per Share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month” and “—It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.”
Additionally, while the methodologies and procedures contained in our valuation guidelines are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a significant disruption in relevant markets, a terrorist attack or an act of nature), our ability to calculate NAV may be impaired or delayed, including, without limitation, circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents upon which we may rely upon in determining the monthly value of our NAV. In these circumstances, a more accurate valuation of our NAV could be obtained by using different assumptions or methodologies. Accordingly, in special situations when, in the Adviser’s reasonable judgment, the administration of the valuation guidelines would result in a valuation that does not represent a fair and accurate estimate of the value of our investment, alternative methodologies may be applied, provided that the Adviser must notify our Board of Trustees at the next scheduled Board meeting of any alternative methodologies utilized and their impact on the overall valuation of our investment. Notwithstanding the foregoing, our Board of Trustees may suspend the offering and/or our Share repurchase plan if it determines that the calculation of our NAV is materially incorrect or unreliable or there is a condition that restricts the valuation of a material portion of our assets.
We include no discounts to our NAV for the illiquid nature of our Shares, including the limitations on your ability to sell Shares under our Share repurchase plan and our ability to modify or suspend our Share repurchase plan at any time. Our NAV generally does not consider exit costs (e.g., selling costs and commissions and debt prepayment penalties related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per Share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.
Our NAV per Share does not represent the amount of our assets less our liabilities in accordance with GAAP. We do not represent, warrant or guarantee that:
•a shareholder would be able to realize the NAV per share for the class of Shares a shareholder owns if the shareholder attempts to sell its Shares;
•a shareholder would ultimately realize distributions per share equal to the NAV per Share for the class of shares it owns upon liquidation of our assets and settlement of our liabilities or a sale of our Company;
•our Shares would trade at their NAV per Share on a national securities exchange;
•a third party would offer the NAV per Share for each class of shares in an arm’s-length transaction to purchase all or substantially all of our Shares; or
•the NAV per Share would equate to a market price of an open-ended real estate fund.
Distribution Policy
See Item 11 “Description of Registrant’s Securities to be Registered - Distribution Policy.”

ITEM 10    RECENT SALES OF UNREGISTERED SECURITIES
In conjunction with our commencement of operations, on August 9, 2022, we issued and sold 190,000 shares of our Class I Shares to Blue Owl Capital Holdings, for an aggregate purchase price of $1.9 million. On February 1, 2023, we issued and sold an additional 2,042,841 of our Class I Shares to Blue Owl Capital Holdings, for an aggregate purchase price of $21 million. These shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the 1933 Act.
In September 2022, we began accepting subscriptions from investors providing for the private placement of our Shares. As of March 31, 2023, we have sold 54,745,695 Class S Shares, 2,683,692 Class D Shares and 49,161,218 Class I Shares for an aggregate price of $1.08 billion. These Shares have been issued and sold in reliance upon the available exemption from registration requirements of the 1933 Act under Section 4(a)(2) thereof and Regulation D thereunder.

ITEM 11    DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
Description of our Shares
General
We were formed as a statutory trust under the laws of the State of Maryland. The rights of our Shareholders are governed by Maryland law as well as our Certificate of Trust, Declaration of Trust, bylaws and certain policies adopted by our Board of Trustees. The following summary of the terms of Shares is a summary of all material provisions concerning our Shares and you should refer to the Maryland Statutory Trust Act (the “MSTA”) and our Certificate of Trust, Declaration of Trust, bylaws and certain policies adopted by our Board of Trustees for a full description. The following summary is qualified in its entirety by the more detailed information contained in our Certificate of Trust, Declaration of Trust, bylaws and certain policies adopted by our Board of Trustees.
Under our Declaration of Trust, we have authority to issue an unlimited number of Shares, par value of $0.01 per share, including unlimited Shares classified as Class S shares, unlimited Shares classified as Class D Shares and unlimited Shares classified as Class I Shares, and an unlimited number of shares classified as preferred shares of beneficial interest, par value $0.01 per Share.
Common Shares
Subject to the restrictions on ownership and transfer of our Shares set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, Shareholders are entitled to one vote per Share on all matters voted on by Shareholders. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restriction on ownership and transfer of our Shares, Shareholders are entitled to such distributions as may be authorized from time to time by our Board of Trustees (or a committee of the Board of Trustees) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our Shareholders. Upon issuance for full payment in accordance with the terms of our private offering, all Shares issued in the private offering will be fully paid and non-assessable. Shareholders will not have preemptive rights, which means that Shareholders will not have an automatic option to purchase any new Shares that we issue.
Our Declaration of Trust also contains a provision permitting our Board of Trustees, without any action by our Shareholders, to classify or reclassify any unissued Shares into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of any new class or series of Shares.
We will generally not issue certificates for our Shares. Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. DST Systems, Inc. acts as our registrar and as the transfer agent for our Shares.
Class S Shares
Although no upfront selling commissions will be paid to the Company or Dealer Manager with respect to Class S shares, if subscribers purchase Class S shares through certain financial intermediaries, those financial intermediaries may directly charge subscribers transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charges to 3.50% of the transaction price for each Class S share.
We pay the Dealer Manager an ongoing servicing fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares. The ongoing servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing services performed by such broker-dealers, and will retain the ongoing servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services (or, in the Dealer Manager’s discretion, convert the applicable shares to Class I shares).

No Upfront Sales Load is payable in respect of any Class S shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the ongoing servicing fee payable with respect to all our outstanding Class S shares.
Class S shares are available through brokerage and transaction-based accounts.
In certain arrangements made between the Dealer Manager and financial intermediaries, a holder or Class S shares may be converted or exchanged into an equivalent net asset value amount of Class I shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and ongoing servicing fees hit any agreed upon amount. The Dealer Manager also has the right to approve at its own discretion the ability for a holder of Class S shares to convert or exchange into an equivalent net asset value amount of Class I shares under certain circumstances.
Class D Shares
Although no upfront selling commissions will be paid to the Company or Dealer Manager with respect to Class D shares, if subscribers purchase Class D shares through certain financial intermediaries, those financial intermediaries may directly charge subscribers transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charges to 1.50% of the net offering price for each Class D share.
We pay the Dealer Manager an ongoing servicing fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D shares, including any Class D shares sold pursuant to our distribution reinvestment plan. The ongoing servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers, and will retain the ongoing servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services (or, in the Dealer Manager’s discretion, convert the applicable shares to Class I shares).
Class D shares are generally available for purchase in our private offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/brokerage platforms at participating broker-dealers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) by other categories of investors that we name in an amendment or supplement to our Private Placement Memorandum.
In certain arrangements made between the Dealer Manager and financial intermediaries, a holder or Class D shares may be converted or exchanged into an equivalent net asset value amount of Class I shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and ongoing servicing fees hit any agreed upon amount. The Dealer Manager also has the right to approve at its own discretion the ability for a holder of Class D shares to convert or exchange into an equivalent net asset value amount of Class I shares under certain circumstances.
Class I Shares
No Upfront Sales Load or ongoing servicing fees are paid for sales of any Class I shares.
Class I shares are generally available for purchase in our private offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through certain registered investment advisers, (5) by our executive officers and trustees and their immediate family members, as well as officers and employees of the Adviser, the Adviser or other affiliates and their immediate family members, and joint venture partners, consultants and other service providers, (6) by certain other investors as determined by the Adviser and/or Dealer Manager in their discretion, and (7) by other categories of investors that we name in an amendment or supplement to our Private

Placement Memorandum. We may also offer Class I shares to certain feeder vehicles primarily created to hold our Class I shares, which in turn offer interests in themselves to investors. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests. Such feeder vehicles may also invest in us using a NAV as of a more recent time than the prior month’s NAV.
Other Terms of Common Shares
Each Class S share and Class D share held in a shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I shares, or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets.
Preferred Shares
Our Declaration of Trust authorizes our Board of Trustees to designate and issue one or more classes or series of preferred shares without shareholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred shares so issued. Because our Board of Trustees has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred share preferences, powers and rights senior to the rights of holders of common shares.
If we ever created and issued preferred shares with a distribution preference over common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common shareholders, likely reducing the amount common shareholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred shares may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Our Board of Trustees has no present plans to issue any preferred shares, but may do so at any time in the future without shareholder approval.
Meetings and Special Voting Requirements
Under the MSTA and our Declaration of Trust, we are not required to, and do not anticipate, holding an annual meeting each year. Special meetings of Shareholders may be called only upon the request of a majority of our trustees, a majority of our Independent Trustees or our chief executive officer, president or chairman of the Board of Trustees. Special meetings of Shareholders may be called by Shareholders only for the purpose of removing trustees and filling any resulting vacancy, and will be called by our secretary upon the written request of Shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting, provided such request contains the information required in our bylaws and the Shareholders comply with the procedures contained in our bylaws.
The presence either in person or by proxy of Shareholders entitled to cast one-third of all the votes entitled to be cast on such matter at the meeting on any matter will constitute a quorum (unless the Board, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) shall constitute a quorum for such meeting). Generally, the affirmative vote of a majority of all votes cast is necessary to take shareholder action, except as described in the next paragraph.
Under our Declaration of Trust, Shareholders generally are entitled to vote at a duly held meeting at which a quorum is present on (1) amendments to our Declaration of Trust as provided in our Declaration of Trust, (2) a merger, conversion, or transfer or other disposition of all or substantially all of our assets, (3) removal of our trustees and election of successor trustees as provided in our Declaration of Trust, and (4) such other matters that our Board of Trustees have submitted to our Shareholders for approval or ratification. The vote of Shareholders entitled to cast a majority of the votes entitled to be cast is generally required to approve any amendments to our Declaration of Trust, any merger, conversion, or transfer or other disposition of all or substantially all of our assets, and no such action can be taken by our Board of Trustees without such majority vote of our Shareholders. All other matters submitted to a vote of our Shareholders require the approval of a majority of the votes cast on the matter, other than the removal of a trustee and certain elections of trustees. In addition, with respect to the approval of any amendment to our Declaration of Trust or merger, consolidation or transfer or other disposition of substantially all of our assets, prior to a Shareholder vote, our Board of Trustees must first adopt a resolution that the proposed action is advisable and directing the matter to be submitted to the Shareholders. Shareholders have the power, without the concurrence of the trustees, to remove a trustee from our Board of Trustees for cause, by the affirmative vote of two-thirds of the Shares of beneficial interest entitled to vote generally in the election of trustees. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. Shareholders may elect trustees by a majority of the votes cast; however, where the number of nominees is greater than the number of trustees to be elected, Shareholders shall elect a trustee by a plurality of the votes cast.
Shareholders are not entitled to exercise any appraisal rights or of the rights of an objecting Shareholder unless our Board of Trustees determines that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of the determination in connection with which Shareholders would otherwise be entitled to exercise such rights.
Pursuant to our Declaration of Trust, Shareholders may, during usual business hours, inspect and copy our Declaration of Trust and bylaws and all amendments thereto, minutes of the proceedings of the Shareholders, the annual statement of affairs of the Company and any voting trust agreements on file at our principal office.
Restrictions on Ownership and Transfer
Our Declaration of Trust contains restrictions on the number of our shares that a person or group may own. Unless the Board otherwise determines, no person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, in excess of 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common shares or 9.9% in value or number of shares, whichever is more restrictive, of our outstanding shares of all classes or series unless they receive an exemption (prospectively or retroactively) from our Board of Trustees.
Subject to certain limitations, our Board of Trustees, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as required by our Declaration of Trust and as our Board of Trustees may determine. Our Board of Trustees has granted limited exemptions to certain persons who directly or indirectly own our shares, including trustees, officers and shareholders controlled by them or trusts for the benefit of their families.
Our Declaration of Trust further prohibits any person from beneficially or constructively owning our shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire our shares that may violate any of these restrictions, or who is the intended transferee of our shares which are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board of Trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.
Any attempted transfer of our shares which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares, will cause the number of shares causing the violation, rounded to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Declaration of Trust, prior to the date of the transfer. Our shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our Declaration of Trust, of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferor to the transferee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferor and are owed to the proposed transferor to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.
If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee shall acquire no rights in such shares.
All certificates, if any, representing our shares issued in the future will bear a legend referring to the restrictions described above.
Every owner of more than 5% of our outstanding shares during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by our Board of Trustees, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a

REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any subsequent transferee to whom you transfer any of your shares must comply with Rule 502(d) of Regulation D promulgated under the Securities Act.
Vacancies on Board of Trustees; Removal of Trustees
Any vacancy on our Board Of Trustees (other than vacancies resulting from shareholder removal of a trustee) may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will serve until a successor is duly elected and qualifies. Our Independent Trustees will choose the nominees to fill vacancies in our Independent Trustee positions. Vacancies resulting from shareholder removal of a trustee can be filled only by the shareholders.
Any trustee may resign at any time and may be removed for cause by our shareholders upon the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of trustees. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.
Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws
Certain provisions of Maryland law, our Declaration of Trust and bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for shareholders or otherwise be in their best interest.
Distribution Policy
We intend to declare monthly distributions based on record dates established by our Board of Trustees and to pay such distributions on a monthly basis and have declared such distributions since September 2022. Our distribution policy will be set by our Board of Trustees and is subject to change based on available cash flows. We cannot guarantee the amount of distributions paid, if any. In connection with a distribution to our Shareholders, our Board of Trustees approves a quarterly distribution for a certain dollar amount per Share for each class of our Shares. We then calculate each shareholder’s specific distribution amount for the quarter using applicable record and declaration dates, and your distributions begin to accrue on the date you are admitted as a Shareholder.
Distributions will be made on all classes of our Shares at the same time. The per share amount of distributions on Class S, Class D and Class I shares will likely differ because of different class-specific ongoing servicing fees that are deducted from the gross distributions for each Share class. We expect to use the “record share” method of determining the per share amount of distributions on Class S shares, Class D shares and Class I shares, although our Board of Trustees may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on our common shares will be increased by the sum of all class-specific ongoing servicing fees for such period. Such amount will be divided by the number of our Shares outstanding on the record date. Such per share amount will be reduced for each class of Shares by the per share amount of any class-specific ongoing servicing fees allocable to such class.
To qualify as a REIT, we are required to pay distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. In order to qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our Shareholders. See sections entitled “Certain U.S. Tax Considerations—REITs in General—Requirements for Qualification as a REIT” and “Certain U.S. Tax Considerations —Annual Distribution Requirements Applicable to REITs” of this Registration Statement. Generally, income distributed to Shareholders will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains.

Distributions are authorized at the discretion of our Board of Trustees, in accordance with our earnings, cash flows and general financial condition. Our Board of Trustees’ discretion is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flows which we expect to receive during a later quarter and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. Due to these timing differences, we may be required to borrow money, use proceeds from the issuance of securities (in our private offering or subsequent offerings, if any) or sell assets in order to distribute amounts sufficient to satisfy the requirement that we distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, in order to qualify as a REIT. We have not established any limit on the amount of proceeds from our private offering that may be used to fund distributions other than those limits imposed by our organizational documents and Maryland law. See “Certain U.S. Tax Considerations” of this Registration Statement for information concerning the U.S. federal income tax consequences of distributions paid by us.
There is no assurance we will pay distributions in any particular amount, if at all. We may fund any distributions from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of our Shares or Operating Partnership units to the Special Limited Partners, affiliates of Oak Street), the sale of our assets, and repayments of our real estate debt investments, and we have no limits on the amounts we may fund from such sources. The extent to which we fund distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, the extent to which the Adviser elects to receive its management fee in Class I shares or Class I units and the Special Limited Partners elect to receive distributions on its Performance Allocation in Class I units, how quickly we invest the proceeds from this and any future offering and the performance of our investments, including our real estate debt portfolio. Funding distributions from borrowings, offering proceeds, the sale of our assets, and repayments of our real estate debt investments will result in us having less funds available to acquire properties or other real estate-related investments. As a result, the return Shareholders realize on their investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute a Shareholder’s interest in the Company on a percentage basis and may impact the value of a Shareholder’s investment especially if the Company sell these securities at prices less than the price a Shareholder paid for its Shares.
Our Board of Trustees may delegate to a committee of trustees the power to fix the amount and other terms of a distribution. In addition, if our Board of Trustees gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, our Board of Trustees may delegate to one of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.
Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our Declaration of Trust or distributions in which (a) our Board of Trustees advises each Shareholder of the risks associated with direct ownership of the property, (b) our Board of Trustees offers each Shareholder the election of receiving such in-kind distributions, and (c) in-kind distributions are made only to those Shareholders that accept such offer. Our Shareholders who receive distributions in kind of marketable securities may incur transaction expenses in liquidating the securities.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby Shareholders will have their cash distributions automatically reinvested in additional common Shares unless they elect to receive their distributions in cash. Any cash distributions attributable to the class or classes of Shares owned by participants in the distribution reinvestment plan will be immediately reinvested in our shares on behalf of the participants on the business day such distribution would have been paid to such Shareholder. See “Certain U.S. Tax Considerations” of this Registration Statement for information concerning the U.S. federal income tax consequences of participating in the distribution reinvestment plan.

The per share purchase price for Shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price at the time the distribution is payable. Shareholders will not pay an Upfront Sales Load when purchasing Shares pursuant to the distribution reinvestment plan. The ongoing servicing fees with respect to shares of our Class S shares and Class D shares are calculated based on our NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to Shares of each such class, including Shares issued in respect of distributions on such Shares under the distribution reinvestment plan. Shares acquired under the distribution reinvestment plan will entitle the participant to the same rights and be treated in the same manner as shares of that class purchased in our private offering.
We reserve the right to amend any aspect of our distribution reinvestment plan without the consent of our Shareholders, provided that notice of any material amendment is sent to participants at least ten business days prior to the effective date of that amendment. In addition, we may suspend or terminate the distribution reinvestment plan for any reason at any time upon ten business days’ prior written notice to participants. A Shareholder’s participation in the plan will be terminated to the extent that a reinvestment of such Shareholder’s distributions in our shares would cause the percentage ownership or other limitations contained in our Declaration of Trust to be violated. Participants may terminate their participation in the distribution reinvestment plan with ten business days’ prior written notice to us.
Account Statements
Our transfer agent will provide on a quarterly basis to each participant in the distribution reinvestment plan a statement of account describing, as to such participant, (1) the distributions reinvested during the quarter, (2) the number of Shares purchased during the quarter, (3) the per Share purchase price for such shares and (4) the total number of Shares purchased on behalf of the participant under the plan. On an annual basis, tax information with respect to income earned on Shares under the plan for the calendar year will be provided to each applicable participant.
There is currently no market for our Shares, and we do not expect that a market for our Shares will develop in the future. We do not intend for the Shares registered under this Registration Statement to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Shares. Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of a Maryland corporation as provided for by the Maryland Statutory Trust Act. Our Declaration of Trust provides that no Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Company’s assets or the affairs of the Company by reason of being a Shareholder.

ITEM 12    INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its sole member, are not liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under the Investment Advisory Agreement or otherwise as our investment adviser of the Company.
Declaration of Trust
To the maximum extent permitted by Maryland law in effect from time to time, the Company shall indemnify each trustee, each officer, the Adviser and each equityholder, member, manager, director, officer, employee or agent of any trustee or the Board (each a “Covered Person”) against any claim or liability to which the Covered Person may become subject by reason of such status, except for liability for the Covered Person’s gross negligence or intentional misconduct. In addition, the Company shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Covered Person or Shareholder made a party to or witness in a proceeding by reason such status, provided that, in the case of a Covered Person, the Company must have received (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the Covered Person has met the applicable standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of the Covered Person to repay the amount paid or reimbursed by the Company if it is ultimately determined that the applicable standard of conduct was not met. The Company is not required to indemnify or advance funds to any person entitled to indemnification under the Declaration of Trust (x) with respect to any action initiated or brought voluntarily by such indemnified person (and not by way of defense) unless (I) approved or authorized by the Board or (II) incurred to establish or enforce such person’s right to indemnification under the Declaration of Trust, or (y) in connection with any claim with respect to which such person is found to be liable to the Company.
The Company may provide or obligate itself to provide such indemnification or payment or reimbursement of expenses to any person that served a predecessor of the Company as a Covered Person or any employee or agent of the Company or any predecessor of the Company. Any indemnification or payment or reimbursement of the expenses permitted by the Declaration of Trust will be furnished in accordance with the procedures provided for indemnification or advance or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (or any successor provision thereto) for directors of Maryland corporations.
Indemnification Agreements
We have entered into indemnification agreements with our trustees and officers. The indemnification agreements are intended to provide our trustees and officers the maximum indemnification permitted under Maryland law. Each indemnification agreement provides that we shall indemnify the trustee or officer who is a party to the agreement including the advancement of legal expenses, if, by reason of his or her status with the Company, such trustee or officer is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.
Investment Advisory Agreement
The Company will indemnify the Adviser and the Adviser’s officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner or managing member (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under the Investment Advisory Agreement or otherwise as an investment adviser of the Company. However, the Indemnified Parties shall not be entitled to indemnification in respect of, any liability to the Company or its shareholders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under the Investment Advisory Agreement.
Operating Partnership Agreement
The Operating Partnership Agreement provides for the indemnification of us, as general partner, by the Operating Partnership for liabilities we incur in dealings with third parties on behalf of the Operating Partnership. To the extent that the indemnification provisions purport to include indemnification of liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

ITEM 13    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Set forth below is an index to our financial statements attached to this Registration Statement.

ITEM 14    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15    FINANCIAL STATEMENTS AND EXHIBITS
(a)List separately all financial statements filed
The financial statement attached to this Registration Statement is listed under “Item 13. Financial Statements and Supplementary Data.”
(b)Exhibits

3.1	Certificate of Trust of the Company, dated March 31, 2022*
3.2	Declaration of Trust of the Company, dated August 8, 2022*
3.3	Amended and Restated Bylaws of the Company, as adopted August 1, 2022*
4.1	Amended and Restated Class S, D and I Share Repurchase Plan of the Company, effective as of July 1, 2023*
4.2	Class S, D and I Share Repurchase Plan of the Company, effective as of November 9, 2022*
4.3	Form of Distribution Reinvestment Plan of the Company*
10.1	Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated August 8, 2022*
10.2	Investment Advisory Agreement, dated August 8, 2022, between the Company, the Operating Partnership and the Adviser*
10.3	Administration Agreement, dated August 8, 2022, between the Company and the Adviser*
10.4	Dealer Manager Agreement, dated July 15, 2022, between the Company, the Adviser and the Dealer Manager*
10.5	Form of Indemnification Agreement by and between the Company and its trustees and officers*
10.6	Form of Restricted Share Award Agreement by and between the Company and its independent trustees*
10.7	Form of Participating Broker-Dealer Agreement between the Dealer Manager and participating broker-dealers*
10.8	Amended and Restated Loan Agreement, dated as of November 9, 2022, by and among Blue Owl Capital Holdings, LP, the Operating Partnership and the Company*
10.9
Credit Agreement, dated as of August 11, 2022, by and among the Operating Partnership, as the Borrower, KeyBank National Association, the other Lenders parties thereto and other Lenders that may become parties thereto, KeyBank National Association, as Agent, Bank of America, NA, as the Syndication Agent, and KeyBanc Capital Markets Inc., BofA Securities, Inc., and PNC Capital Markets LLC, as Joint Lead Arrangers and Joint Bookrunners*

10.10	First Amendment to Credit Agreement, dated as of December 29,2022, by and among the Operating Partnership, the other Loan Parties, KeyBank National Association and the Lenders party thereto
10.11	Second Amendment to Credit Agreement, dated as of April 18, 2023, by and among the Operating Partnership, the other Loan Parties, KeyBank National Association and the Lenders party thereto
10.12	Third Amendment to Credit Agreement, dated as of April 19, 2023, by and among the Operating Partnership, the other Loan Parties, KeyBank National Association and the Lenders party thereto
10.13	Forward Interest Purchase Agreement, dated February 1, 2023, between and among SuNNNy Days LLC, Ivory OSREC OS Aggregator LLC and the Operating Partnership*
21.1	Subsidiaries of the Company
99.1
Audited consolidated balance sheets of STORE Capital Corporation as of December 31, 2022 and 2021, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2022 and the related notes to such audited consolidated financial statements (incorporated by reference to the Form 10-K filed by STORE Capital LLC with the SEC on March 22, 2023)

____________
*Previously filed.

Oak Street Net Lease Trust
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share data)

	March 31, 2023	December 31, 2022
Assets
Investments in real estate, net	$2,518,417	$2,255,674
Investments in unconsolidated real estate affiliates (includes $215,556 and $0 at fair value as of March 31, 2023 and December 31, 2022, respectively)	221,895	6,514
Investment in leases – Financing receivables, net	516,409	521,033
Investments in real estate debt	50,000	73,816
Intangible assets, net	107,814	109,821
Cash and cash equivalents	36,898	29,232
Restricted cash	100,276	104,346
Other assets	38,737	65,827
Total assets	$3,590,446	$3,166,263

Liabilities and Equity
Mortgage notes and credit facilities, net	$1,922,026	$1,776,937
Affiliate line of credit	250,000	250,000
Due to affiliates	46,078	39,225
Accounts payable and accrued expenses	44,548	53,519
Other liabilities	21,712	12,918
Total liabilities	2,284,364	2,132,599

Redeemable non-controlling interests	4,191	1,657
Redeemable common shares	9,450	2,357

Equity
Common shares — Class I, $0.01 par value per share, 49,520,231 shares issued and outstanding as of March 31, 2023	495	317
Common shares — Class D, $0.01 par value per share, 2,699,163 shares issued and outstanding as of March 31, 2023	27	14
Common shares — Class S, $0.01 par value per share, 55,141,062 shares issued and outstanding as of March 31, 2023	551	434
Additional paid-in capital	1,048,029	744,852
Accumulated other comprehensive income (loss)	(2,067)	3,678
Accumulated deficit and cumulative distributions	(24,143)	(13,212)
Total Shareholders’ Equity	1,022,892	736,083
Non-controlling Interests	269,549	293,567
Total equity	1,292,441	1,029,650
Total liabilities and equity	$3,590,446	$3,166,263
See accompanying Notes to the Condensed Consolidated Financial Statements.

Oak Street Net Lease Trust
Condensed Consolidated Statement of Operations (Unaudited)
(in thousands, except per share data)

Three Months Ended March 31, 2023
Revenues
Rental revenue	$46,041
Income from Investment in leases – Financing receivable	13,669
Total revenues	59,710

Expenses
Rental property operating	7,289
General and administrative	3,308
Management fee	4,072
Depreciation and amortization	13,108
Total expenses	27,777

Other income/(expense)
Income from unconsolidated real estate affiliates	3,594
Interest expense	(24,126)
Other income	1,884
Total other expense	(18,648)
Net income	$13,285
Net income attributable to non-controlling interests	$(2,975)
Net income attributable to NLT shareholders	$10,310
Net income per common share – basic	$0.11
Net income per common share – diluted	$0.10
Weighted-average common shares outstanding - basic	98,086,696
Weighted-average common shares outstanding - diluted	127,139,959
See accompanying Notes to the Condensed Consolidated Financial Statements.

Oak Street Net Lease Trust
Condensed Consolidated Statement of Comprehensive Income (Loss) (Unaudited)
(in thousands)

Three Months Ended March 31, 2023
Net income	$13,285
Other comprehensive income:
Unrealized loss on derivative instruments	(10,990)
Foreign currency translation gain	3,640
Other comprehensive loss	(7,350)
Comprehensive income	5,935
Comprehensive income attributable to non-controlling interests	(1,369)
Comprehensive income attributable to NLT shareholders	$4,566
See accompanying Notes to the Condensed Consolidated Financial Statements.

Oak Street Net Lease Trust
Condensed Consolidated Statement of Changes in Equity (Unaudited)
(in thousands, except per share data)

	Par Value
	Class I Common Shares	Class D Common Shares	Class S Common Shares	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit and Cumulative Distributions	Total Shareholders’ Equity	Non-controlling Interests	Total Equity
Balance at December 31, 2022	$317	$14	$434	$744,852	$3,678	$(13,212)	$736,083	$293,567	$1,029,650
Cumulative-effect adjustment upon adoption of ASU 2016-12 (Note 2)	—	—	—	—	—	(5,162)	(5,162)	(1,995)	(7,157)
Common shares issued	176	13	116	310,979	—	—	311,284	—	311,284
Offering costs	—	—	—	(9,595)	—	—	(9,595)	—	(9,595)
Distribution reinvestment	2	—	3	6,475	—	—	6,480	—	6,480
Common stock repurchases	—	—	(2)	(2,140)	—	—	(2,142)	—	(2,142)
Amortization of restricted stock grants	—	—	—	37	—	—	37	—	37
Net income (Net income of $36 allocated to redeemable NCI)	—	—	—	—	—	10,310	10,310	2,939	13,249
Other comprehensive loss	—	—	—	—	(5,745)	—	(5,745)	(1,604)	(7,349)
Distributions declared on common shares ($0.1750 gross per share)	—	—	—	—	—	(16,079)	(16,079)	—	(16,079)
Redeemable common share measurement adjustment	—	—	—	3	—	—	3	—	3
Contributions from non-controlling interests	—	—	—	—	—	—	—	29	29
Distributions to and redemptions of non-controlling interests	—	—	—	—	—	—	—	(25,917)	(25,917)
Allocation to redeemable non-controlling interests	—	—	—	(15)	—	—	(15)	—	(15)
Reallocation between additional paid-in capital and non-controlling interests due to changes in ownership	—	—	—	(2,567)	—	—	(2,567)	2,530	(37)
Balance at March 31, 2023	$495	$27	$551	$1,048,029	$(2,067)	$(24,143)	$1,022,892	$269,549	$1,292,441
See accompanying Notes to the Condensed Consolidated Financial Statements.

Oak Street Net Lease Trust
Condensed Consolidated Statement of Cash Flows (Unaudited)
(in thousands, except per share data)

.	Three Months Ended March 31, 2023
Cash flows from operating activities:
Net income	$13,285

Adjustments to reconcile net income to cash provided by operating activities:
Management fee	4,072
Depreciation and amortization	13,108
Straight-line rent adjustment	(4,162)
Accretion of tenant loan receivable	(2,460)
Amortization of below-market lease intangibles	(35)
Amortization of deferred financing costs	3,130
Lease right of use asset amortization	164
Amortization of mortgage note premium/discount	159
Income from unconsolidated real estate affiliates	73
Distribution of earnings from unconsolidated entities	1,073
Non-cash interest expense on affiliate line of credit	4,076
Unrealized (gain) loss on investment in unconsolidated real estate entities	(3,679)
Provision for credit losses	(72)
Amortization of restricted stock grants	84
Change in assets and liabilities:
Decrease in tenant and other receivables	7,695
Decrease in due to affiliates	(1,290)
Increase in accounts payable and accrued expenses	10,981
Increase in other liabilities	751
Net cash provided by operating activities	46,953

Cash flows from investing activities:
Acquisitions of real estate	(234,027)
Capital improvements to real estate	(39,855)
Sale of investments in real estate debt	23,766
Investment in unconsolidated real estate affiliates	(212,847)
Cash flows from off-market swap	1,894
Net cash used in investing activities	(461,069)

Cash flows from financing activities:
Proceeds from issuance of common shares	311,284
Dividends to common stock	(7,808)
Payments of dividends to NLT OP units	(4,988)
Repurchase of NLT OP units	(20,958)
Repurchase of common shares	(569)
Borrowings under term loans credit facility	20,000

Borrowings under revolving credit facility	104,542
Repayment of revolving credit facility	(27,500)
Borrowings under mortgage notes	44,654
Payment of deferred financing costs	(650)
Net cash provided by financing activities	418,007
Net change in cash and cash equivalents and restricted cash	3,891
Cash and cash equivalents and restricted cash, beginning of period	133,578
Effects of currency translation on cash, cash equivalents, and restricted cash	(295)
Cash and cash equivalents and restricted cash, end of period	$137,174

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheet
Cash and cash equivalents	$36,898
Restricted cash	100,276
Total cash and cash equivalents and restricted cash	$137,174

Supplemental disclosures:
Interest paid	$28,451
Accrued unpaid amounts for capital improvements to real estate	$4,861

Non-cash investing and financing activities:
Issuance of redeemable Class I shares as interest payment for the affiliate line of credit	$3,805
Issuance of redeemable Class I Shares as settlement of the management fee	$7,096
Redeemable non-controlling interest issued as settlement of performance participation allocation	$2,504
Allocation to redeemable non-controlling interest	$15
Allocation to redeemable common shares	$(3)
Distribution reinvestment	$6,480
Interest expense capitalized in connection with construction in process	$9,642
Accrued distributions	$1,791
Accrued stockholder servicing fee due to affiliate	$7,308
See accompanying Notes to the Condensed Consolidated Financial Statements.

Oak Street Net Lease Trust
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands)
1.    Organization and Nature of the Business
Oak Street Net Lease Trust (“we”, “us”, “our”, “NLT”, and the “Company”) invests primarily in a diversified portfolio of single-tenant commercial real estate properties subject to long-term net leases with investment grade and other creditworthy tenants or guarantors across the United States and Canada. The Company is the sole general partner and majority limited partner in Oak Trust Operating Partnership, L.P., a Delaware limited partnership (the “NLT OP” or “Operating Partnership”). Substantially all of the Company’s business is conducted through the NLT OP. As of March 31, 2023, NLT owns 79.6% of the NLT OP. The Company and the NLT OP are externally managed by an adviser, Oak Street Real Estate Capital, LLC (“Oak Street” or “Adviser”), a subsidiary of Blue Owl Capital Inc. (“Blue Owl”). The Company’s investment decisions are made by employees of the Adviser, subject to general oversight by the Company’s investment committee and the Company’s board of trustees (the “Board”). The Company was formed on April 4, 2022 (“Inception”) as a Maryland statutory trust; however, no activity occurred until the first capital funding from Blue Owl on August 9, 2022. The Company qualifies as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. As a REIT, the Company is entitled to a tax deduction for some or all of the dividends paid to stockholders. Accordingly, the Company generally will not be subject to federal income taxes as long as it currently distributes to stockholders an amount equal to or in excess of the Company’s taxable income. If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates.
The Company’s principal business is the acquisition, ownership, financing and leasing of single-tenant commercial real estate properties subject to long-term net leases with investment grade and other creditworthy tenants or guarantors, and its management does not distinguish the principal business, or group the operations, by geography or property type for purposes of measuring performance. Accordingly, the Company has only one reportable segment.
As of March 31, 2023, the Company owned 170 investments in real estate and 14 investments in real estate leases, including industrial, retail, and office properties.
On September 1, 2022, the Company commenced the offering of its shares through a continuous private placement offering (“Private Offering”), under regulation D of the Securities Act of 1933, as amended (the “1933 Act”). The Company is authorized to issue an unlimited number of each of its three classes of shares of its common shares (Class I shares, Class D shares, and Class S shares), each with a par value of $0.01 per common share. The share classes have different upfront selling commissions, dealer manager fees and ongoing shareholder servicing fees. The initial offering price for shares sold through the Private Offering was $10.00 per share. The Company conducts periodic closings and sells shares at the prior net asset value (“NAV”) per share as determined using the valuation methodology recommended by the Adviser and approved by the pricing committee of the Board, plus applicable fees and commissions. The NAV per share is calculated on a fully diluted basis. NAV may differ from the values of our real estate assets as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).
2.    Summary of Significant Accounting Policies and Estimates
The Company believes the following significant accounting policies, among others, affect its more significant estimates and assumptions used in the preparation of the Condensed Consolidated Financial Statements.
Basis of Presentation
The accompanying condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information as established by the Financial Accounting Standards Board (“FASB”) in the

Accounting Standards Codification (“ASC”) including modifications issued under Accounting Standards Updates (“ASUs”). The Condensed Consolidated Financial Statements include the accounts of the Company, the Company’s subsidiaries, and investments in which the Company has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2022, contained in our Registration Statement on Form 10 filed with the SEC on April 5, 2023.
Principles of Consolidation
The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a variable interest entity (“VIE”) and whether it is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means.
When the requirements for consolidation are not met and the Company has significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting. Equity method investments for which the Company has not elected a fair value option are initially recorded at cost and subsequently adjusted for the Company’s pro-rata share of net income, contributions and distributions. Equity method investments for which the Company has elected a fair value option (“FVO”) are initially recorded at fair value and subsequently the changes in fair value are reported in earnings.
The NLT OP is considered to be a VIE. The Company consolidates this entity as it has the ability to direct the most significant activities of the entity such as purchases, dispositions, financings, budgets, and overall operating plans.
For consolidated entities, the non-controlling partner’s share of the assets, liabilities, and operations of each entity is included in non-controlling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the non-controlling interests’ ownership percentage. Any profits interest due to the other owner is reported within non-controlling interests.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may ultimately differ materially from those estimates.
Rental Revenue
The Company’s primary source of revenues is rental revenue, which is accounted for under the lease standard. Rental revenue primarily consists of fixed contractual base rent arising from tenant leases at our properties under operating leases or sales-type leases. Revenue under leases that are deemed probable of collection is recognized as revenue on a straight-line basis over the non-cancelable term of the related leases. The Company begins to recognize revenue upon the acquisition of the related property or when a tenant takes possession of the leased space. Base rent arising from tenant leases at our properties is recognized on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. For leases that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental revenue in the period of the change in the collectability determination. Our estimate of collectability includes, but is not limited to, factors such as the tenant’s payment history, financial condition, industry and geographic area. These estimates could differ materially from actual results.
Investments in Unconsolidated Real Estate Affiliates
The Company evaluates its equity method investments on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent an impairment has occurred and is determined to be other-than-temporary, the Company measures the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by calculating our share of the estimated fair market value of the underlying net assets based on the terms of the applicable partnership or joint-venture agreement. For equity investments in entities that hold real estate, the estimated fair value of the underlying investment’s real estate is calculated based on whether the acquisition of a property qualifies as a business combination or an asset acquisition. The fair value of the underlying investment’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying investment’s other financial assets and liabilities have fair values that generally approximate their carrying values.
The Company has elected the FVO for certain of its investments in unconsolidated real estate affiliates and therefore reports these investments at fair value in Investments in unconsolidated real estate affiliates on the Condensed Consolidated Balance Sheet. Changes in the fair value of equity method investments under the FVO are recorded as Income from unconsolidated real estate affiliates in the Consolidated Statement of Operations.
Distributions received from equity method investments are classified using the cumulative earnings approach. In general, distributions received are considered returns on the investment and classified as cash inflows from operating activities. Transaction costs associated with the equity method investments are expensed as incurred. Investments made, including the transaction costs, for equity method investments are classified as cash outflows from investing activities in the Condensed Consolidated Statement of Cash Flows.
Foreign Currency
In the normal course of business, the Company makes investments in real estate outside the United States (“U.S.”) through subsidiaries that have a non-U.S. dollar functional currency. Non-U.S. dollar denominated assets and liabilities of these foreign subsidiaries are translated to U.S. dollars at the prevailing exchange rate at the reporting date and income, expenses, gains, and losses are translated at the average exchange rate over the applicable period. Cumulative translation adjustments arising from the translation of non-U.S. dollar denominated assets and liabilities are recorded in Other Comprehensive Income (Loss). As of March 31, 2023, foreign currency translation has not been material.
Fair Value Measurements
The carrying amounts of cash and cash equivalents and accounts payable and accrued expenses reasonably approximate fair value, in the Company’s judgment, because of their short-term nature.
In accordance with ASC 820, Fair Value Measurement, the Company defines fair value based on the price that would be received upon sale of an asset or the exit price that would be paid to transfer or settle a liability in an orderly transaction between market participants at the measurement date. The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of the three broad levels described below:
•Level 1 — Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.
•Level 2 — Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing. models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.
The Company has estimated the fair value of its financial instruments and non-financial assets using available market information and valuation methodologies we believe to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.
Valuation of assets and liabilities measured at fair value
The Company’s investments in real estate debt and FVO equity method investments are reported at fair value. As of March 31, 2023, the Company’s investments in real estate debt consisted of a commercial real estate loan. The Company generally determines the fair value of its investments in real estate debt by utilizing third-party pricing service providers whenever available.
In determining the fair value of a particular investment, pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models to determine the reported price. The pricing service providers’ internal models for securities such as real estate debt generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, and estimated cash flows for each security, and incorporate specific collateral performance, as applicable. Certain of the Company’s investments in real estate debt are unlikely to have readily available market quotations. In such cases, the Company will generally determine the initial value based on the acquisition price of such investment if acquired by the Company or the par value of such investment if originated by the Company. Following the initial measurement, the Company will determine fair value by utilizing or reviewing certain of the following: (i) market yield data, (ii) discounted cash flow modeling, (iii) collateral asset performance, (iv) local or macro real estate performance, (v) capital market conditions, (vi) debt yield or loan-to-value ratios, and (vii) borrower financial condition and performance. Refer to Note 5 for additional details on the Company’s investments in real estate debt.
The Company has elected the FVO for certain of its investments in unconsolidated real estate affiliates and therefore, reports these investments at fair value. The Company estimates fair market value of these investments on a recurring basis using observable inputs for similar assets in an active market. The Company’s derivative financial instruments are reported at fair value and consist of interest rate swaps and interest rate caps. The fair values of the Company’s interest rate derivatives were estimated using advice from a third-party derivative specialist, based on cash flows and observable inputs comprising of yield curves and credit spreads (Level 2 inputs). Fair value information relating to derivative financial instruments is provided in Note 8 - Derivative Financial Instruments.
The following table details the Company’s assets and liabilities measured at fair value on a recurring basis:

	March 31, 2023				December 31, 2022
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Investments in real estate debt	$—	$—	$50,000	$50,000	$—	$23,816	$50,000	$73,816
Investments in unconsolidated real estate affiliates	—	—	215,556	$215,556	—	—	—	—
Derivatives	—	5,044	—	5,044	—	11,766	—	11,766
Total	$—	$5,044	$265,556	$270,600	$—	$35,582	$50,000	$85,582

Liabilities:
Derivatives	$—	$6,785	$—	$—	$—	$—	$—	$—

The following table details the Company’s assets and liabilities measured at fair value on a recurring basis using Level 3 inputs:

	Investments in real estate debt	Investments in unconsolidated real estate affiliates
Balance as of December 31, 2022	$50,000	$—
Purchases	—	212,596
Sales	—	—
Distributions received	—	(970)
Income from unconsolidated real estate affiliates measured at fair value	—	3,930
Balance as of March 31, 2023	$50,000	$215,556
The commercial real estate loan is categorized in Level 3 of the fair value hierarchy. As of March 31, 2023, the change in value of the investment is immaterial.
Valuation of assets measured at fair value on a nonrecurring basis
Certain of the Company’s assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments, such as when there is evidence of impairment, and therefore such assets are measured at fair value on a nonrecurring basis. The Company reviews its real estate properties for impairment each quarter and when there is an event or change in circumstances that could indicate the carrying amount of the real estate value may not be recoverable.
Valuation of liabilities not measured at fair value
As of March 31, 2023 the fair value of the Company’s unsecured term loan credit facility, unsecured revolving credit facility, and mortgages payable was $2,509 above carrying value. Fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using an estimated market yield. Additionally, the Company considers current market rates and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3. Fair value information pertaining to debt is provided in Note 7 – Debt.
Allowance for credit losses
The allowance for credit losses, which is recorded as a reduction to Investment in leases - financing receivables, net on our Condensed Consolidated Balance Sheet was measured, considering the Company’s ownership of the leased asset given the nature of failed sales leaseback transaction accounted for as financing receivables, using a probability of default method based on the lessee’s respective credit ratings, the expected value related to releasing underlying assets or collateral, our historical loss experiences, and other factors related to other sales leasebacks accounted for as financing receivables. Included in our model are factors that incorporate forward-looking information. Changes in the allowance for credit losses are subsequently included in the Company’s Condensed Consolidated Statements of Operations within General and administrative expenses. As of March 31, 2023, the Company has recorded an allowance for credit losses of $7,085.
Earnings Per Share
Basic net income per common share is determined by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period. All classes of common shares are allocated net income/(loss) at the same rate per share and receive the same gross distribution per share.
Share-Based Compensation
We compensate each of our non-employee trustees on the Board who are not affiliated with Blue Owl with an annual retainer of restricted Class I shares as part of their compensation for services on the Board. See Note 11 -

Equity and Redeemable Non-controlling Interest for additional information regarding share-based compensation. We recognize compensation expense related to share-based awards to our independent trustees in our condensed consolidated financial statements based on the fair value of the award on the date of grant.
Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326). Topic 326 replaces the “incurred loss” model with an “expected loss” model, resulting in the earlier recognition of credit losses even if the risk of loss is remote. This standard applies to financial assets measured at amortized cost and certain other instruments, including loans receivable and net investments in direct financing leases. This standard does not apply to receivables arising from operating leases, which are within the scope of ASU 2016-02, Leases (Topic 842).
The Company adopted Topic 326 on January 1, 2023 using the modified retrospective method, which requires applying changes in loss reserves through a cumulative-effect adjustment to retained earnings. Upon adoption, the Company recorded a reserve of $7,157, which is reflected as a cumulative net decrease in accumulated deficit and cumulative distributions and non-controlling interests within our Condensed Consolidated Statement of Changes in Equity.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 provides relief that, if elected, will provide less accounting analysis and less accounting recognition for modifications related to reference rate reform. ASU 2020-04 was available to be adopted upon issuance. The relief provided by ASU 2020-04 is considered temporary in nature and has been deferred until December 31, 2024 by ASU 2022-06. This is meant to coincide with the period that global financial markets transition away from reference rates that will cease to exist, as the LIBOR is expected to be phased out by the end of 2024. The Company currently has mortgages and derivative agreements that have terms that are based on LIBOR. Certain of these agreements have alternative rates already contained in the agreements, while others do not. The Company expects to either utilize the alternative rates contained in the agreements or negotiate a replacement reference rate for LIBOR. As of March 31, 2023, this reference rate transition only impacted our mortgages, as described in Note 7 – Debt. The adoption of these standards did not have a material impact on our Condensed Consolidated Financial Statements.
Recently Issued Accounting Pronouncements
The Company considers the applicability and impact of all accounting standards and pronouncements issued by the FASB. Other than disclosed below, accounting standards and pronouncements not yet adopted were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s results of operations, financial position and cash flows.
3.    Investments in Real Estate
Investments in real estate, net consisted of the following:

	March 31, 2023	December 31, 2022
Buildings	$1,235,190	$884,728
Land and land improvements	375,202	322,791
Construction in process	928,311	1,057,158
Total	2,538,703	2,264,677
Accumulated depreciation	(20,286)	(9,003)
Investments in real estate, net	$2,518,417	$2,255,674
During the three months ended March 31, 2023, $147,794 of construction in progress was placed into service, including $138,693 of buildings and $9,101 of land improvements.

The total rentable square feet of gross leasable area (“GLA”) of the Company was 14,266 thousand square feet as of March 31, 2023, of which 100% was fully occupied.
Acquisitions
The following table sets forth the acquisition values, number of properties and total rentable square feet of GLA of the Company for the three months ended March 31, 2023. For acquisitions not denominated in USD, the amounts have been presented in USD at the prevailing foreign exchange rate on the acquisition date:

Property Type	Acquisition Value	Number of Properties	Square Feet (in thousands)
Industrial	$248,979	4	3,155
The following table details the purchase price allocation for the properties acquired during the three months ended March 31, 2023:

Amount
Buildings	$206,568
Land and land improvements	42,411
Total Purchase Price(1)	$248,979
__________________
(1)The total purchase price was paid for in cash.
Tenant Bankruptcy
In March 2023, a tenant, Mountain Express, filed for Chapter 11 bankruptcy protection. The tenant has continued to be current on all rents, and the Company does not believe this will have a material impact on the condensed consolidated financial statements.

4.    Investments in Unconsolidated Real Estate Affiliates
The Company owns interests in unconsolidated real estate investments with third parties. As of March 31, 2023 and December 31, 2022, investments in unconsolidated real estate affiliates were $221.9 million and $6.5 million, respectively.
STORE
On September 14, 2022, GIC Private Limited (“GIC”), a global institutional investor in partnership with Adviser, entered into a definitive agreement under which GIC and funds managed by Adviser would acquire STORE Capital, LLC (“STORE”), a publicly traded REIT invested in net-lease real estate, in an all-cash, take-private transaction. On February 3, 2023, the Company invested 160.0 million representing a 16% interest in Ivory OSREC OS Aggregator LLC (“OS Aggregator”), for the purpose of purchasing an equity method investment in STORE. The initial investment amount by the Company and affiliates of the Company in OS Aggregator was $1.0 billion, representing 12.1% of the closing capital contribution of STORE. The Company has elected to account for the investment using the FVO under ASC 825.
In connection with closing of the initial investment, OS Aggregator signed a Forward Interest Purchase Agreement (the “FIPA”) pursuant to which it agreed to purchase additional indirect interests in STORE such that OS Aggregator owns, in aggregate, an indirect 25% membership interest in STORE prior to the first anniversary of the closing of the initial investment, representing an aggregate additional investment of approximately $1.063 billion as of the signing date.2 Pursuant to the FIPA, the Company agreed to use available fundraising proceeds, subject to certain deductions for Company operations and previously committed acquisitions, to make purchases under the FIPA, alt
2 As of March 31, 2023, the remaining commitment was approximately $1.025 billion. The purchase price of STORE units increased as a result of an additional capital contribution made by GIC to STORE in March 2023.

hough the FIPA contains no mandatory fundraising minimums. The Company guaranteed the foregoing obligations under the FIPA, and it agreed to pay an aggregate amount equal to $500 million if it were to divert available proceeds in violation of the FIPA or fail to pursue fundraising in good faith.
On March 7, 2023, the Company made an incremental investment in OS Aggregator of $50.3 million under the terms of the FIPA. The Company’s additional investment did not result in a change in control and therefore, no gain or loss was recognized in the Condensed Consolidated Statement of Operations. On March 29, 2023, a capital call of $51.0 million was initiated by STORE, of which $12.7 million was contributed by OS Aggregator, and the Company contributed its pro rata share, or $2.5 million.
As of March 31, 2023, the Company owns a 20% interest in OS Aggregator. The initial and incremental investments made by the Company and affiliates of the Company in OS Aggregator was $1.063 billion, representing 12.7% ownership percentage of interest in STORE.As of March 31, 2023, the fair value of the Company’s investment in STORE was $215.6 million.
Oak Street NL Opportunity Credit REIT E LLC
On August 12, 2022, the Company formed Oak Street NL Opportunity Credit REIT E LLC, a joint venture which the Company holds a 49.1% ownership in and accounts for under the equity method of accounting. As such the Company recorded the equity method investment in Investments in unconsolidated real estate affiliates on our Condensed Consolidated Balance Sheet. The joint venture acquired two properties, which are leased on a triple net basis to the tenant.
5.    Investments in Real Estate Debt
The following tables detail the Company’s investments in real estate debt:

	March 31, 2023
Type of Security/Loan	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis	Fair Value
Commercial real estate loan (3)	14%	12/16/2024	$50,000	$50,000	$50,000
Total investments in real estate debt	14%		$50,000	$50,000	$50,000

	December 31, 2022
Type of Security/Loan	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis	Fair Value
CMBS	SOFR +3%	2/12/2038	$23,837	$23,839	$23,816
Commercial real estate loan (3)	14%	12/16/2024	50,000	50,000	50,000
Total investments in real estate debt	10%		$73,837	$73,839	$73,816
__________________
(1)The term SOFR refers to the relevant floating benchmark rates, one-month SOFR. Fixed rate Commercial real estate loan is reflected as a spread over the relevant floating benchmark rates, for purposes of the weighted-average.
(2)Weighted average maturity date is based on the fully extended maturity date of the instrument.
(3)The borrower for the commercial real estate loan is NLCA Real Estate Holdings, LLC.

The following table details the credit rating of the Company’s investments in real estate debt:

	March 31, 2023			December 31, 2022
Credit Rating	Cost Basis	Fair Value	Percentage Based on Fair Value	Cost Basis	Fair Value	Percentage Based on Fair Value
AAA	$—	$—	—%	$23,839	$23,816	32%
Private Commercial Real Estate Loan (Unrated)	50,000	50,000	100%	50,000	50,000	68%
Total	$50,000	$50,000	100%	$73,839	$73,816	100%
The following table provides the activity for the real estate-related securities:

	March 31, 2023
	Amortized Cost Basis	Gain/(Loss)	Fair Value
Real estate-related securities at December 31, 2022	$23,839	$(23)	$23,816
Sale of real estate-related securities	(23,793)	—	(23,793)
Realized gain on sale of real estate-related securities		80	80
Capitalized interest income	(46)	—	(46)
Unrealized loss on real estate securities	—	(57)	(57)
Real estate-related securities as of March 31, 2023	$—	$—	$—
6.    Intangibles
The gross carrying amount and accumulated amortization of the Company’s identified intangible lease assets consisted of the following:

	March 31, 2023	December 31, 2022
Intangible lease assets
In-place lease intangibles	$93,158	$93,121
Other lease intangibles	18,556	18,556
Total intangible lease assets	111,714	111,677
Accumulated amortization
In-place lease intangibles	(3,260)	(1,553)
Other lease intangibles	(640)	(303)
Total accumulated amortization	(3,900)	(1,856)
Intangible lease assets, net	$107,814	$109,821

The estimated future amortization on the Company’s intangible assets for each of the next five years and thereafter as of March 31, 2023 is as follows:

	In-Place Tenant Lease Intangible Assets	Other Lease Intangibles
2023 (remaining)	$5,119	$982
2024	6,825	1,349
2025	6,825	1,349
2026	6,825	1,349
2027	6,825	1,349
2028	6,825	1,349
Thereafter	50,654	10,189
Total	$89,898	$17,916
As of March 31, 2023 and December 31, 2022, the gross carrying amount of the Company’s below market lease intangible was $1,657, with accumulated amortization of $69 and $35, respectively. The below market lease intangible, net of accumulated amortization, is included in other liabilities within our Condensed Consolidated Balance Sheet.
7.    Debt
The following table details the mortgage notes, credit facilities and related party note payable of the Company:

	March 31, 2023			Principal Outstanding Balance
Indebtedness	Weighted Average Interest Rate(1)(7)	Weighted Average Maturity Date(6)	Maximum Facility Size	March 31, 2023	December 31, 2022
Mortgage notes & credit facilities:
Unsecured term loan credit facility(2)	S + 1.95%	8/11/2027	$973,000	$973,000	$953,000
Unsecured revolving credit facility(3)	S + 2.00%	8/11/2026	417,000	394,313	316,000
Mortgages(4)	S +2.59%	10/20/2024	N/A	566,256	519,522
Discount on assumed debt				(250)	(407)
Deferred financing costs, net				(11,293)	(11,178)
Total Mortgage notes & credit facility, net:				$1,922,026	$1,776,937

Affiliate line of credit
Affiliate line of credit(5)	S + 2.00%		$250,000	250,000	250,000
Affiliate line of credit, net:				$250,000	$250,000
__________________
(1)The term “S” refers to the relevant floating benchmark rates, which include 30-day SOFR, three-month SOFR, one-month EURIBOR, and one-month SONIA as applicable to each loan. As of March 31, 2023, we have outstanding interest rate swaps with an aggregate notional balance of $987,260 and outstanding interest rate caps with an aggregate notional balance of $568,843 that mitigate our exposure to potential future interest rate increases under our floating-rate debt.
(2)The unsecured term loan credit facility bears interest at a base rate plus a margin ranging from 0.25% to 1.85%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the unsecured term loan credit facility for the three months ended March 31, 2023, was 6.40%. We have interest rate swaps with aggregate notional values of $700 million and $250 million that are structured such that the SOFR rates result in fixed rates of 3.65% and 3.42%, respectively.
(3)The unsecured revolving credit facility bears interest at a base rate plus a margin ranging from 0.30% to 1.90%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%.The weighted average interest rate for the unsecured revolving credit facility for the three months ended March 31, 2023 was 6.46%.

(4)Certain of these mortgage loans include one-year extension options subject to the satisfaction of certain conditions. The Company believes conditions will be met to exercise the extension options. In March 2023, certain of our mortgages were amended to transition certain LIBOR-based rates to certain replacement reference rates. As of March 31, 2023, this reference rate transition has impacted only certain of our mortgages. We have interest rate swaps and caps with an aggregate notional value of $37.3 million and $568.8 million respectively, that are structured such that the variable rates result in a fixed rate 3.74% and a capped rate of 3.00% respectively.
(5)The affiliate line of credit bears interest at a base rate plus a margin ranging from 0.30% to 1.90%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the affiliate line of credit for the three months ended March 31, 2023 was 6.52%.
(6)For loans where the Company, at its sole discretion, has extension options, the maximum maturity date has been assumed.
(7)The Company’s mortgage and notes payable contain yield or spread maintenance provisions.
The Company is subject to various financial and operational covenants under certain of its mortgage notes, term loans credit facilities, and revolving credit facility agreements. These covenants require the Company to maintain certain financial ratios, which include leverage, debt service coverage, and tangible net worth thresholds, among others. As of March 31, 2023, the Company believes it was in compliance with all of its loan covenants that could result in a default under such agreements.
The following table details the future principal payments due under the Company’s outstanding third-party borrowings as of March 31, 2023:

Year	Amount
2023 (remaining)	$—
2024	520,360
2025	—
2026	440,209
2027	973,000
2028	—
Thereafter	—
Total	$1,933,569
Affiliate Line of Credit
On August 8, 2022, the NLT OP entered into an interest-bearing revolving promissory note with an affiliate, Blue Owl Capital Holdings, LP (the “BO Lender”) in the principal amount of up to $250 million. The interest is payable monthly in arrears at the Lender’s election either (i) cash or (ii) Class I units of the NLT OP (using the most recently available net asset value per unit) or (iii) Class I shares of the NLT (using the most recently available net asset value per share).
As of March 31, 2023, $250 million was outstanding under the affiliate line of credit and had accrued interest expense in the amount of $2.7 million. Any unpaid principal balance and unpaid accrued interest is payable on demand upon 120 days written notice by the BO Lender.
8.    Derivative Financial Instruments
Certain of the Company’s financing transactions expose the Company to interest rate risks, which include exposure to variable interest rates on certain unsecured loans and loans secured by the Company’s real estate. The Company uses derivative financial instruments to minimize the risks and/or costs associated with the Company’s financing and to limit the Company’s exposure to the future variability of interest rates. To mitigate this risk, the Company enters into derivative financial instruments with counterparties it believes to have appropriate credit ratings and that are major financial institutions with which the Company and its affiliates may also have other financial relationships.
The company’s objective in using interest rate derivatives is to add stability to interest expense and to manage our exposure to interest rate fluctuations. To accomplish this objective, we use interest rate swap and interest rate cap contracts to manage our exposure on the variable rate interest debt. The Company has designated its derivative financial instruments as cash flow hedges as defined under GAAP as of March 31, 2023.

Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income and subsequently reclassified into earnings in the period that the hedged transaction affects earnings. Amounts reported in accumulated other comprehensive income for our interest rate swap and interest rate caps will be reclassified to interest expense as interest payments are made on the Company’s mortgages and term loan credit facility. Refer to Note 2 for additional detail.
The following table details the Company’s outstanding interest rate derivative that is designated as a cash flow hedge of interest rate risk:

		March 31, 2023	December 31, 2022
Financial Instruments	Maturity Date	Notional Amount	Notional Amount
Interest rate swap	8/11/2027	$950,000	$700,000
Interest rate swap	1/6/2028	37,260	—
Interest rate cap	9/15/2023	221,405	221,405
Interest rate cap	9/9/2023	347,438	347,438
		$1,556,103	$1,268,843
The fair value of our derivative financial instruments as well as their classification on our Condensed Consolidated Balance Sheet as of March 31, 2023, is detailed below.

		March 31, 2023	December 31, 2022
	Balance Sheet Location	Fair Value	Fair Value
Derivative Assets:
Derivative instruments designated as hedging instruments - interest rate swaps	Other Assets	$70	$4,379
Derivative instruments designated as hedging instruments - interest rate cap	Other Assets	4,974	7,387
Total		$5,044	$11,766
Derivative Liabilities:
Derivative instruments designated as hedging instruments - interest rate swaps	Other Liabilities	$6,785	$—
The following table details the effect of the Company’s derivative financial instrument on the Condensed Consolidated Statement of Operations during the three months ended March 31, 2023:

	Amount of Unrealized Gain (Loss) Recognized in OCI	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	March 31. 2023		March 31, 2023
Interest rate swap	$(13,219)	Interest Expense	$(2,140)
Interest rate caps	(2,128)	Interest Expense	(2,217)
Total	$(15,347)		$(4,357)

9.    Related Party Transactions
Due to Affiliates
The following table details the components of due to affiliates:

	March 31, 2023	December 31, 2022
Accrued ongoing servicing fees	$31,771	$25,877
Accrued management fee	2,817	2,036
Performance participation allocation	—	2,504
Advanced organization and offering costs	8,780	6,369
Accrued interest - affiliate line of credit	2,710	2,439
Total	$46,078	$39,225
Ongoing Servicing Fees
The Company accrues ongoing servicing fees payable to the Dealer Manager for ongoing services rendered to shareholders for Class D and Class S shares equal to 0.25% and 0.85%, respectively, per annum of the aggregate NAV of the respective outstanding class of shares. The ongoing servicing fees are paid monthly in arrears.
Accrued Management Fees
The Company will pay the Adviser a management fee equal to 1.25% of NAV per annum payable monthly for services rendered related to ongoing operations of NLT pursuant to the Investment Advisory Agreement. Additionally, to the extent that the NLT OP issues NLT OP units to parties other than the Company, our NLT OP will pay the Adviser a management fee equal to 1.25% of the NAV of the NLT OP attributable to such units not held by us per annum payable monthly. The management fee may be paid, at the Adviser’s election, in cash, Class I shares or Class I units of our NLT OP. To date, the Adviser has elected to receive the management fee in the Company’s common shares, resulting in a non-cash expense. During the three months ended March 31, 2023, the Company incurred management fees of $4,072.
During the three months ended March 31, 2023, the Company issued 321,425 shares to the Adviser as payment for management fees. The Company also had a payable of $2,817 related to the management fees as of March 31, 2023. The shares issued to the Adviser for payment of the management fee were issued at the applicable NAV per share at the end of each month for which the fee was earned. During the three months ended March 31, 2023, the Adviser did not submit any shares for repurchase.
Performance Participation Allocation
In addition to the fees paid to the Adviser for services provided pursuant to the Investment Advisory Agreement, the Special Limited Partner holds a performance participation interest in the NLT OP that entitles it to receive an allocation of the NLT OP’s total return. Total return is defined as total distributions plus the change in the Company’s NAV per share, adjusted for subscriptions and repurchases. The performance participation allocation is an incentive fee paid to the Adviser and receipt of the allocation is subject to the ongoing effectiveness of the Investment Advisory Agreement. Under the NLT OP agreement, the Special Limited Partners are entitled to an allocation from the NLT OP equal to 12.5% of total return, after the other unit holders have received a total return of 5% (after recouping any loss carryforward amount). The allocation of the performance participation interest is measured on a calendar year basis and is paid quarterly in NLT OP units, NLT shares, or cash, at the election of the Special Limited Partner. As the performance participation allocation is associated with the performance of a service by the Adviser, it is expensed in our Condensed Consolidated Statement of Operations. During the three months ended March 31, 2023, the Company did not recognize any performance participation allocation expense in the Company’s Condensed Consolidated Statement of Operations.
On February 1, 2023 the Company issued 243,536 units in NLT OP to the Special Limited Partner as payment of the performance participation allocation. Such units were issued at the NAV per unit as of December 31, 2022. Also, as of March 31, 2023, and immediately following (i) the issuance of the units and (ii) the record time for the distributions on the Company’s Class I shares, no Class I units in NLT OP were exchanged for Class I shares in the Company. Subsequent to the issuance of the Class I shares and Class I units, no Class I shares or units were redeemed or exchanged for Class I shares in the Company.
Advanced Organizational and Offering Costs
The Adviser advanced all of the organization and offering costs on behalf of the Company (including legal, marketing, due diligence, administrative, accounting, design and website expenses, fees and expenses of our escrow agent and transfer agent, and other expenses attributable to the Company’s organization, but excluding ongoing servicing fees) through September 1, 2023, and will continue to do so. Such costs are recorded as a component of Due to affiliates on the Company’s Condensed Consolidated Balance Sheet and will be reimbursed to the Adviser pro rata over 60 months beginning September 1, 2023.
Accrued interest - affiliate line of credit
Represents the interest accrued as of March 31, 2023, on the interest-bearing revolving promissory note entered into with affiliate, Blue Owl Capital Holdings, LP. Refer to Note 7 - Debt.
As of March 31, 2023, NLT affiliate entities and their employees owned 6,188,214 NLT Class I shares in an aggregate amount of $63,049, based on the NAV per share/unit as of March 31, 2023.
10.    Leases
Lessor – Operating leases
The Company’s rental revenue primarily consists of rent earned from operating leases at the Company’s net lease properties which consists of fixed annual rent that escalates annually throughout the term of the applicable leases, and the tenant is generally responsible for all property-related expenses, including taxes, insurance, and maintenance. The Company’s net lease properties are each leased to a single tenant.
The following table details the components of operating lease income from leases in which the Company is the lessor.

Three Months Ended March 31, 2023
Base rent (1)	$34,898
Straight-line rental revenue, net (2)	4,162
Variable lease payments (3)	6,946
Amortization of below market lease intangibles	35
Rental revenue	$46,041
__________________
(1)Base rent consists of fixed lease payments.
(2)Represents lease income related to the excess (deficit) of straight-line rental revenue over fixed lease payments.
(3)Consists of reimbursement of common area maintenance (“CAM”) and real estate taxes.
The following table presents the undiscounted future minimum rents the Company expects to receive for its net lease properties classified as operating leases as of March 31, 2023.

Year	Future Minimum Rents
2023 (remaining)	$115,690
2024	152,023
2025	154,176
2026	156,734
2027	158,997

2028	161,357
Thereafter	1,699,015
Total	$2,597,992
Lessor – Financing receivables
In accordance with ASC 842, certain of the Company’s sales-type lease contracts are accounted for as failed-sale leaseback transactions and were recorded as an Investment in leases - Financing receivables. During the three months ended March 31, 2023, the Company recognized interest income of $13,669, on an effective interest basis at a constant rate of return over the term of the applicable leases. Cash received from the sales-type leasing agreements was $12,908 during the three months ended March 31, 2023.
All of the lease payments are triple net basis to the tenant and the Company has rights in accordance with the individual lease agreements to protect the value of our leased properties. As of March 31, 2023, the future minimum payments of sales-type lease receivables were as follows:

Year	Future Minimum Payments
2023 (remaining)	$33,727
2024	45,686
2025	46,457
2026	47,249
2027	48,204
2028	50,598
Thereafter	7,475,140
Total lease payment receivable	7,747,061
Less deferred interest income	7,223,567
Less allowance for credit losses [1]	7,085
Total Investment in leases - Financing receivables	$516,409
_______________
(1)    In accordance with Topic 326, we applied changes in loss reserves through a cumulative-effect adjustment to accumulated deficit and cumulative distributions and to non-controlling interests, totaling $7,157. In addition, during the three months ended March 31, 2023, we recorded a reduction to the allowance for credit losses of $72 , which was included within General and administrative expenses in our condensed consolidated statement of operations.
The following table reflects the roll-forward of the allowance for credit losses on our real estate portfolio for the three months ended March 31, 2023:

Three Months Ended March 31, 2023
Beginning Balance December 31, 2022	$—
Initial allowance upon adoption	7,157
Current period change in credit allowance	(72)
Ending Balance March 31, 2023	$7,085
We assess the credit quality of our investments through the credit ratings of the lessee. The credit quality indicators are reviewed by us on a quarterly basis as of quarter-end. In instances where the lessee does not have a public credit rating, we use either a comparable proxy company or the overall corporate credit rating, as applicable.

We also use this credit rating to determine the probability of default (“PD”) when estimating credit losses for each investment.
The following tables detail the amortized cost basis of our investments by the credit quality indicator as of March 31, 2023, and January 1, 2023:

	March 31, 2023
	Ba1	Ba2	Ba3	B2	Total
Investment in leases - Financing Receivable	$202,055	$51,281	$160,048	$110,110	$523,494

	January 1, 2023
	Ba1	Ba2	Ba3	B2	Total
Investment in leases - Financing Receivable	$201,265	$50,973	$159,217	$109,578	$521,033
Purchase Option Provisions
Certain of the Company’s leases include purchase option provisions. The provisions vary by agreement but generally allow the lessee to purchase the property during a specified period for the Company’s gross investment plus a specified proportion of appreciation. The Company expects that the purchase price will be greater than its net investment in the property at the time of potential exercise by the lessee.
11.    Equity and Non-Controlling Interest
Authorized Capital
As of March 31, 2023, the Company had the authority to issue an unlimited number of preferred shares and three classes of common shares including Class I shares, Class D shares, and Class S shares. Each class of common shares and preferred shares has a par value of $0.01. The Company’s Board of Trustees has the ability to establish the preferences and rights of each class or series of preferred shares, without shareholder approval, and as such, it may afford the holders of any series or class of preferred shares preferences, powers and rights senior to the rights of holders of common shares. The differences among the common share classes relate to upfront transaction fees and ongoing shareholder servicing fees. See Note 2 – Summary of Significant Accounting Policies and Estimates for a further description of such items. Other than the differences in upfront transaction fees and ongoing shareholder servicing fees, each class of common shares has the same economic and voting rights.
Common Shares
The following table details the movement in the Company’s outstanding shares of common shares (in thousands, except share amounts):

	Class I	Class D	Class S	Total
December 31, 2022	31,668,259	1,385,421	43,401,686	76,455,366
Common shares issued	17,611,227	1,301,449	11,568,409	30,481,085
Distribution reinvestment	255,680	12,293	364,726	632,699
Common shares repurchased	(14,935)	—	(193,759)	(208,694)
March 31, 2023	49,520,231	2,699,163	55,141,062	107,360,456
Redeemable Common Shares
In connection with the Company’s payment of its Affiliate line of credit and management fee, the Adviser holds Class I Common Shares. See Note 7 – Debt for further details of the affiliate line of credit and Note 9 – Related Party Transactions for further details on the management fee. The Adviser and BO Lender have the ability to redeem the Class I shares for cash at their election, therefore the Company has classified these Class I shares as Redeemable common shares outside of equity on the Company’s Condensed Consolidated Balance Sheet. As of March 31, 2023, we have issued 922,229 redeemable common shares.
The Redeemable common shares are recorded at the greater of (i) their issuance amount, or (ii) their redemption value, which is equivalent to the fair value of the shares at the end of each measurement period. Accordingly, the Company recorded an allocation adjustment of $3 during the three months ended March 31, 2023.
Share and Unit Repurchases
The Company has adopted a share repurchase plan whereby, subject to certain limitations, beginning January 2023, shareholders may request, on a monthly basis, that the Company repurchases all or any portion of their shares or operating partnership units. For any shares held for less than one year, there is a 2% penalty applied to the redemption value to shareholders. Other than as described for Redeemable Common Shares and Redeemable Non-Controlling Interests, the Company is not obligated to repurchase any shares and may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, the Company’s board of trustees may modify and suspend the Company’s share repurchase plan if it deems such action to be in the Company’s best interest and the best interest of its shareholders. In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis.
During the three months ended March 31, 2023, the Company repurchased 208,694 common shares and 2,057,267 Operating Partnership Units for a total of $2,142 and $20,958, respectively. The Company had no unfulfilled repurchase requests from the three months ended March 31, 2023.
Distributions
The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its shareholders each year to comply with the REIT provisions of the Internal Revenue Code. Each class of common shares receive the same gross distribution per share. The net distribution varies for each class based on the applicable shareholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable distributor.
The following table details the aggregate distributions declared for each applicable class of common shares:

	Three Months Ended March 31, 2023
	Class I	Class D	Class S
Aggregate gross distributions declared per share of common shares	$0.1750	$0.1750	$0.1750
Shareholder servicing fee per share of common shares.	—	(0.0063)	(0.0217)
Net distributions declared per share of common shares	$0.1750	$0.1687	$0.1533
The Company has adopted a distribution reinvestment plan whereby shareholders will have their cash distributions automatically reinvested in additional common shares unless they elect to receive their distributions in cash. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price at the time the distribution is payable. Shareholders will not pay an upfront transaction fee when purchasing shares pursuant to the distribution reinvestment plan. The ongoing servicing fees with respect to shares of Class D shares and Class S shares are calculated based on the NAV for those shares and may reduce the NAV.
Redeemable Non-controlling Interest
In connection with its performance participation interest, the Special Limited Partner holds Class I units in NLT OP. See Note 8 for further details of the Special Limited Partner’s performance participation interest. Because the Special Limited Partner has the ability to redeem its Class I units for Class I shares in the Company or cash, at the election of the Special Limited Partner, the Company has classified these Class I units as Redeemable Non-controlling Interest in mezzanine equity on the Company’s Condensed Consolidated Balance Sheet.

The following table details the redeemable non-controlling interest activity related to the Special Limited Partner for the three months ended March 31, 2023:

Three Months Ended March 31, 2023
Balance at the beginning of the year	$1,657
Settlement of current year performance participation allocation	2,504
Repurchases	—
Conversion to Class I share	—
GAAP income allocation	36
Other comprehensive income	(1)
Distributions	(58)
Fair value allocation	15
Reallocation between additional paid-in capital and non-controlling interests due to changes in NLT OP ownership	38
Ending Balance	$4,191
During the three months ended March 31, 2023, the Company issued Class I units in NLT OP to the Special Limited Partner as payment of the performance participation allocation. No units were subsequently redeemed for cash and exchanged for Class I shares in the Company during the period.
The Redeemable Non-controlling Interests are recorded at the greater of (i) their carrying amount, adjusted for their share of the allocation of GAAP net income or loss and distributions, or (ii) their redemption value, which is equivalent to the fair value of such interests at the end of each measurement period. Accordingly, the Company recorded an allocation adjustment of $15 for the three months ended March 31, 2023 between Additional Paid-in Capital and Redeemable Non-controlling Interest.
Share-Based Compensation
For the three months ended March 31, 2023, we awarded independent members of our board of trustees 16,397 shares of restricted Class I shares subject to a vesting period of 13.5 months and recognized approximately $84 of compensation expense related to these awards.
12.    Commitments and Contingencies
The Company is involved in various claims and litigation matters arising in the ordinary course of business, some of which involve claims for damages. Many of these matters are covered by insurance, although they may nevertheless be subject to deductibles or retentions. Although the ultimate liability for these matters cannot be determined, based upon information currently available, the Company believes the ultimate resolution of such claims and litigation will not have a material adverse effect on its financial position, results of operations or liquidity. See Note 4 – Investments in Unconsolidated Real Estate Affiliates for additional discussion of the guarantee provided by the Company related to STORE.
13.    Earnings Per Share
Basic net income/(loss) per common share is determined by dividing net income/(loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period, excluding unvested restricted Class I shares. The restricted Class I shares are considered to be participating securities because they contain non-forfeitable rights to distributions. The restricted Class I shares participate equally with all classes of common shares, therefore net income/(loss) has not been presented separately.

All classes of common shares are allocated net income/(loss) at the same rate per share and receive the same gross distribution per share.

Three Months Ended March 31, 2023
Net income	$13,285
Net income attributable to noncontrolling interests	(2,975)
Net income attributable to NLT	10,310

Net income attributable to dilutive OP units	2,975
Net income attributable to Net Lease Trust - dilutive	$13,285

Weighted average number of common shares outstanding - basic	98,086,696
Effect of dilutive unvested restricted Class I shares	16,212
Effect of dilutive OP units	29,037,051
Weighted average shares of common shares outstanding - dilutive	127,139,959

Net income per common share - basic	$0.11
Net income per common share - diluted	$0.10
The computation of diluted net income/(loss) per common share for the three months ended March 31, 2023 includes 16.2 thousand dilutive restricted Class I shares and 29.0 million dilutive OP units. There were no potentially dilutive shares excluded from the computation of diluted net income (loss) per common share.
14.    Subsequent Events
In preparation of the accompanying Condensed Consolidated Financial Statements, the Company has evaluated events and transactions that occurred after March 31, 2023 for recognition or disclosure purposes. Based on this evaluation, the following subsequent events, from March 31, 2023 through the date the financial statements were issued.
Acquisitions
STORE
In April and May 2023, the Company made an additional investment in OS Aggregator of $29,600 and $54,600 under the terms of the FIPA. The Company’s additional investments did not result in a change in control and therefore, no gain or loss was recognized in the Condensed Consolidated Statement of Operations as the result of the incremental investments. The investment will continue to be accounted for using the fair value option under ASC 825.
Financings
In April 2023, the Company drew $122,500 on its unsecured term loan credit facility and paid down $201,066 on its unsecured revolving credit facility.
On April 19, 2023 the Company entered into amended loan documents to modify the unsecured credit facility and unsecured revolving credit facility. The amendment amends certain terms, provisions, and covenants of the credit facility, including, among other things: (i) increasing the maximum facility size for the unsecured credit facility and unsecured revolving credit facility by $122,500 and $52,500 respectively; (ii) revises the current Consolidated Total Unsecured Indebtedness to Unencumbered Pool Aggregate Asset Value maximum percentage of 60% to provide that the Company will have the option, exercisable three times, to increase to 65% for the two month fiscal quarter following a material acquisition.

Proceeds from the Issuance of Common Shares
From April 1, 2023 through May 12, 2023, the Company has sold an aggregate of 16,722,748 shares of its common shares (consisting of 6,803,877 Class S shares, 569,343 Class D shares, and 9,349,528 Class I shares) resulting in net proceeds of $171,642 to the Company as payment for such shares.
Repurchases
Subsequent to March 31, 2023, the Company repurchased 2,601 shares of its Class I common shares and 31,824 NLT OP units for $27 and $324, respectively.

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Trustees
Oak Street Net Lease Trust:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Oak Street Net Lease Trust and subsidiaries (the Company) as of December 31, 2022, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the period from inception (April 4, 2022), with substantive operations beginning on or about August 9, 2022, to December 31, 2022, and the related notes and financial statement schedule III (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and the results of its operations and its cash flows for the period from inception (April 4, 2022) to December 31, 2022, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2022.
Chicago, Illinois
April 5, 2023

Oak Street Net Lease Trust
Consolidated Balance Sheet
(in thousands, except per share data)

December 31, 2022
Assets
Investments in real estate, net	$2,255,674
Investments in unconsolidated real estate affiliates	6,514
Investment in leases – Financing receivables	521,033
Investments in real estate debt	73,816
Intangible assets, net	109,821
Cash and cash equivalents	29,232
Restricted cash	104,346
Other assets	65,827
Total assets	$3,166,263

Liabilities and Equity
Mortgage notes and credit facilities, net	$1,776,937
Affiliate line of credit	250,000
Due to affiliates	39,225
Accounts payable and accrued expenses	53,519
Other liabilities	12,918
Total liabilities	2,132,599

Redeemable non-controlling interests	1,657
Redeemable common shares	2,357

Equity
Common shares — Class I, $0.01 par value per share, 31,668,259 shares issued and outstanding as of December 31, 2022	317
Common shares — Class D, $0.01 par value per share, 1,385,421 shares issued and outstanding as of December 31, 2022	14
Common shares — Class S, $0.01 par value per share, 43,401,686 shares issued and outstanding as of December 31, 2022	434
Additional paid-in capital	744,852
Accumulated other comprehensive income	3,678
Accumulated deficit and cumulative distributions	(13,212)
Total Shareholders' Equity	736,083
Non-controlling Interests	293,567
Total equity	1,029,650
Total liabilities and equity	$3,166,263
See accompanying Notes to the Consolidated Financial Statements.

Oak Street Net Lease Trust
Consolidated Statement of Operations
(in thousands)

From Inception Through December 31, 2022
Revenues
Rental revenue	$36,547
Income from Investment in leases – Financing receivable	9,169
Total revenues	45,716

Expenses
Rental property operating	5,583
General and administrative	5,694
Management fee	3,050
Performance participation allocation	4,189
Depreciation and amortization	10,859
Total expenses	29,375

Other expense
Income from unconsolidated real estate affiliates	300
Interest expense	(18,649)
Other income	1,127
Total other expense	(17,222)
Net loss	$(881)
Net income attributable to non-controlling interests	(503)
Net loss attributable to NLT shareholders	(1,384)
Net loss per common share – basic and diluted	(0.03)
Weighted-average common shares outstanding, basic and diluted	45,918,641
See accompanying Notes to the Consolidated Financial Statements.

Oak Street Net Lease Trust
Consolidated Statement of Comprehensive Income (Loss)
(in thousands)

From Inception Through December 31, 2022
Net loss	$(881)
Other comprehensive income:
Change in unrealized gain on derivative instruments	4,377
Change in unrealized loss on AFS investments in real estate debt	(23)
Foreign currency translation losses	(986)
Other comprehensive income	3,368
Comprehensive income	2,487
Comprehensive income attributable to non-controlling interests	(193)
Comprehensive income attributable to NLT shareholders	$2,294
See accompanying Notes to the Consolidated Financial Statements.

Oak Street Net Lease Trust
Consolidated Statement of Changes in Equity
(in thousands, except per share data)

	Par Value
	Class I Common Shares	Class D Common Shares	Class S Common Shares	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit and Cumulative Distributions	Total Shareholders' Equity	Non-controlling Interests	Total Equity
Balance at Inception	$—	$—	$—	$—	$—	$—	$—	$—	$—
Common shares issued	$316	$14	$432	$767,326	$—	$—	$768,088	$—	$768,088
Offering costs	—	—	—	(31,091)	—	—	(31,091)	—	(31,091)
Distribution reinvestment	1	—	2	3,372	—	—	3,375	—	3,375
Net loss (Net loss of $26 allocated to redeemable NCI)	—	—	—	—	—	(1,384)	(1,384)	529	(855)
Other comprehensive income	—	—	—	—	3,678	—	3,678	(310)	3,368
Distributions declared on common shares ($0.2333 gross per share)	—	—	—	—	—	(11,828)	(11,828)	—	(11,828)
Redeemable common share measurement adjustment	—	—	—	(7)	—	—	(7)	—	(7)
Contributions from non-controlling interests	—	—	—	—	—	—	—	351,284	351,284
Distributions to and redemptions of non-controlling interests	—	—	—	—	—	—	—	(52,671)	(52,671)
Allocation to redeemable non-controlling interests	—	—	—	(42)	—	—	(42)		(42)
Reallocation between additional paid-in capital and non-controlling interests due to changes in ownership	—	—	—	5,294	—	—	5,294	(5,265)	29
Balance at December 31, 2022	$317	$14	$434	$744,852	$3,678	$(13,212)	$736,083	$293,567	$1,029,650
See accompanying Notes to the Consolidated Financial Statements.

Oak Street Net Lease Trust
Consolidated Statement of Cash Flows
(in thousands, except per share data)

From Inception Through December 31, 2022
Cash flows from operating activities:
Net loss	$(881)

Adjustments to reconcile net loss to cash used in operating activities:
Management fee	3,050
Performance participation allocation	4,189
Depreciation and amortization	10,859
Straight-line rent adjustment	(2,480)
Amortization of below-market lease intangibles	(35)
Amortization of deferred financing costs	1,857
Income from unconsolidated real estate affiliates	(300)
Lease right of use asset amortization	191
Amortization of mortgage note premium/discount	45
Distribution of earnings from unconsolidated real estate affiliates	771
Non-cash interest expense on affiliate line of credit	1,336
Change in assets and liabilities:
Increase in tenant and other receivables	(3,383)
Increase in due to affiliates	4,529
Increase in accounts payable and accrued expenses	12,404
Increase in other liabilities	4,604
Net cash provided by operating activities	36,756

Cash flows from investing activities:
Acquisitions of real estate	(1,195,822)
Acquisitions of real estate under development	(229,384)
Capital improvements to real estate	(45,965)
Investment in leases - financing receivable	(519,212)
Pre-acquisition costs and deposits	(14,952)
Purchase of investments in real estate debt	(73,789)
Investment in unconsolidated real estate affiliates	(6,986)
Investment in interest rate swap	(8,345)
Net cash used in investing activities	(2,094,455)

Cash flows from financing activities:
Proceeds from issuance of common shares	740,315
Payment of distributions to common shares	(3,208)
Proceeds from issuance of non-controlling interests	251
Payment of distributions to non-controlling interests	(2,979)

Redemption of non-controlling interests	(49,665)
Proceeds from credit facility	1,269,000
Proceeds from affiliate line of credit	250,000
Payment of deferred financing costs	(12,079)
Net cash provided by financing activities	2,191,635
Net change in cash and cash equivalents and restricted cash	133,936
Cash and cash equivalents and restricted cash, beginning of period	—
Effects of currency translation on cash, cash equivalents, and restricted cash	(358)
Cash and cash equivalents and restricted cash, end of period	$133,578

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheet
Cash and cash equivalents	$29,232
Restricted cash	104,346
Total cash and cash equivalents and restricted cash	$133,578

Supplemental disclosures:
Interest paid	12,650
Accrued unpaid amounts for capital improvements to real estate	26,674

Non-cash investing and financing activities:
Assumption of mortgage notes in conjunction with acquisitions of real estate	$520,970
Assumption of accounts payable in conjunction with acquisitions of real estate	$34,950
Acquisition of restricted cash in conjunction with acquisitions of real estate	$152,849
Issuance of NLT OP units as consideration for acquisitions of real estate under development	$351,034
Issuance of Class I Shares as consideration for acquisitions of real estate	$27,772
Issuance of redeemable Class I Shares as interest payment for the affiliate line of credit	$1,336
Issuance of redeemable Class I Shares as settlement of the management fee	$1,014
Redeemable non-controlling interest issued as settlement of performance participation allocation	$1,685
Allocation to redeemable non-controlling interest	$42
Allocation to redeemable common shares	$7
Distribution reinvestment	$3,375
Accrued distributions	$6,179
See accompanying Notes to the Consolidated Financial Statements.

Oak Street Net Lease Trust
Notes to Consolidated Financial Statements
(Dollar amounts in thousands)
1.    Organization and Nature of the Business
Oak Street Net Lease Trust (“we”, “us”, “our”, “NLT”, and the “Company”) invests primarily in a diversified portfolio of single-tenant commercial real estate properties subject to long-term net leases with investment grade and other creditworthy tenants or guarantors across the United States and Canada. The Company is the sole general partner and majority limited partner in OakTrust Operating Partnership, L.P., a Delaware limited partnership (the “NLT OP” or “Operating Partnership”). Substantially all of the Company’s business is conducted through the NLT OP. As of December 31, 2022, NLT owns 72.1% of the NLT OP. The Company and the NLT OP are externally managed by an adviser, Oak Street Real Estate Capital, LLC (“Oak Street” or “Adviser”), a subsidiary of Blue Owl Capital Inc. (“Blue Owl”). The Company’s investment decisions are made by employees of the Adviser, subject to general oversight by the Company’s investment committee and the Company’s board of trustees (the “Board”). The Company was formed on April 4, 2022 (“Inception”) as a Maryland statutory trust and intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes; however, no activity occurred until the first capital funding from Blue Owl on August 9, 2022.
The Company’s principal business is the acquisition, ownership, financing and leasing of single-tenant commercial real estate properties subject to long-term net leases with investment grade and other creditworthy tenants or guarantors, and its management does not distinguish the principal business, or group the operations, by geography or property type for purposes of measuring performance. Accordingly, the Company has only one reportable segment.
As of December 31, 2022, the Company owned 166 investments in real estate and 14 investments in real estate leases, including industrial, retail, office, and manufacturing, all of which are located in the United States or Canada.
On September 1, 2022, the Company commenced the offering of its shares through a continuous private placement offering (“Private Offering”), under regulation D of the Securities Act of 1933, as amended (the “1933 Act”). The Company is authorized to issue an unlimited number of each of its three classes of shares of its common shares (Class I shares , Class D shares, and Class S shares), each with a par value of $0.01 per common share. The share classes have different upfront selling commissions, dealer manager fees and ongoing shareholder servicing fees. The initial offering price for shares sold through the Private Offering was $10.00 per share. The Company conducts periodic closings and sells shares at the prior net asset value (“NAV”) per share as determined using the valuation methodology recommended by the Adviser and approved by the pricing committee of the Board, plus applicable fees and commissions. The NAV per share is calculated on a fully diluted basis. NAV may differ from the values of our real estate assets as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).
2.    Summary of Significant Accounting Policies and Estimates
The Company believes the following significant accounting policies, among others, affect its more significant estimates and assumptions used in the preparation of the Consolidated Financial Statements.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with GAAP as established by the Financial Accounting Standards Board (“FASB”) in the Accounting Standards Codification (“ASC”) including modifications issued under Accounting Standards Updates (“ASUs”). The Consolidated Financial Statements include the accounts of the Company, the Company’s subsidiaries, and investments in which the Company has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.

Principles of Consolidation
The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a variable interest entity (“VIE”) and whether it is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means.
When the requirements for consolidation are not met and the Company has significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting. Equity method investments for which the Company has not elected a fair value option are initially recorded at cost and subsequently adjusted for the Company’s pro-rata share of net income, contributions and distributions. On August 12, 2022, the Company formed Oak Street NL Opportunity Credit REIT E LLC, a joint venture which the Company holds a 49.1% ownership in and accounts for under the equity method of accounting. As such the Company recorded the equity method investment in Investments in Unconsolidated Real Estate Affiliates on our Consolidated Balance Sheet. The joint venture acquired two properties, which are leased on a triple net basis to the tenant.
The NLT OP is considered to be a VIE. The Company consolidates this entity as it has the ability to direct the most significant activities of the entity such as purchases, dispositions, financings, budgets, and overall operating plans.
For consolidated entities, the non-controlling partner’s share of the assets, liabilities, and operations of each entity is included in non-controlling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the non-controlling interests’ ownership percentage. Any profits interest due to the other owner is reported within non-controlling interests.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company believes the estimates and assumptions underlying our consolidated financial statements are reasonable and supportable based on the information available as of December 31, 2022, however uncertainty over the ultimate impact of novel coronavirus (“COVID-19”), rising inflation and increases in interest rates on the global economy generally, and the Company's business in particular, makes any estimates and assumptions as of December 31, 2022 inherently less certain than they would be absent the current and potential impacts of COVID-19, macroeconomic changes, and geopolitical events. Actual results may ultimately differ materially from those estimates.
Rental Revenue
The Company’s primary source of revenues is rental revenue, which is accounted for under the lease standard. Rental revenue primarily consists of fixed contractual base rent arising from tenant leases at our properties under operating leases or sales-type leases. Revenue under leases that are deemed probable of collection is recognized as revenue on a straight-line basis over the non-cancelable term of the related leases. The Company begins to recognize revenue upon the acquisition of the related property or when a tenant takes possession of the leased space. Base rent arising from tenant leases at our properties is recognized on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. For leases that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental revenue in the period of the change in the collectability determination. Our estimate of collectability includes, but is not limited to, factors such as the tenant’s payment history, financial condition, industry and geographic area. These estimates could differ materially from actual results. As of December 31, 2022 we reserved approximately $928 of deferred rental revenue for rents that were not deemed probable of collection.
Leases and Finance Receivables
Lessee
The Company accounts for its leases in accordance with ASC 842, Leases (“ASC 842”). We determine if an arrangement is a lease at contract inception. If there is an identified asset in the contract (either explicitly or implicitly) and the Company has control over its use, the contract is (or contains) a lease. As of the date of these financial statements, only one lease arrangement existed for the lease of land at one acquired property, for which the Company is the lessee.
Lease assets and liabilities are recognized based on the present value of future lease payments over the lease term at the commencement date. Included in the lease liability are future lease payments that are fixed, in-substance fixed, or payments based on an index or rate known at the commencement date of the lease. Variable lease payments are recognized as lease expenses as incurred. The operating lease right-of-use (“ROU”) asset also includes any lease payments made prior to commencement, initial direct costs incurred, lease incentives received and reflects the net favorable/unfavorable terms of the leases when compared with market terms (in the case of acquired leases).At December 31, 2022, the Company is the lessee in a single arrangement and that arrangement does not require third-party lease payments. Accordingly, no lease liability has been recognized. The Company recognized a right-of-use asset equal to the below-market lease intangible when this ground lease was acquired.
Lessor
The majority of the Company’s properties, consisting of land and buildings, are leased on a long-term triple-net basis with base terms typically ranging from 15 to 25 years with long-term renewal options, which provides that the tenants are responsible for the payment of most, if not all, property operating expenses during the lease term, including, but not limited to, property taxes, repairs and maintenance, insurance and capital expenditures. The Company records such expenses on a net basis. Some contracts may contain nonlease components (e.g., charges for management fees, common area maintenance, and reimbursement of third-party maintenance expenses) in addition to lease components (i.e., monthly rental charges). Services related to nonlease components are provided over the same period of time as, and billed in the same manner as, monthly rental charges. We do not segregate the lease components from the nonlease components when accounting for all asset classes. Since the lease component is the predominant component under each of these leases, combined revenues from both the lease and nonlease components are reported as rental revenues in the accompanying consolidated statement of operations. Refer to the section titled “Rental Revenue” for policies regarding the assessment of the collectability of rent payments from lessees.
A lease is classified as an operating lease if none of the following criteria are met: (i) ownership transfers to the lessee at the end of the lease term, (ii) the lessee has a purchase option that is reasonably certain to be exercised, (iii) the lease term is for a major part of the economic life of the leased property, (iv) the present value of the future lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the leased property, and (v) the leased property is of such a specialized nature that it is expected to have no future alternative use to the Company at the end of the lease term. If one or more of these criteria are met, the lease will generally be classified as a sales-type lease, unless the lease contains a residual value guarantee from a third party other than the lessee, in which case it would be classified as a direct financing lease under certain circumstances.
The Company executed several sale-leaseback transactions with third-party lessees in which the Company entered into contracts to acquire an asset and then subsequently leased the asset back to the seller. For these transactions, the Company must determine whether control of the asset has transferred to the Company. In instances in which it is determined that control has transferred, the leases from the sale-leaseback transaction are accounted for as operating leases. When sale-leaseback transactions are accounted for as operating leases, the Company evaluates whether an above- or below-market lease exists. These amounts are then bifurcated on a stand-alone basis and accounted for as a loan receivable or prepaid rent liability. The Company did not recognize any net sale-leaseback gains during the period ended December 31, 2022. In cases whereby it is determined control has not transferred to the Company, we do not recognize the underlying asset but instead recognize a financial asset in accordance with ASC 310 – Receivables (“ASC 310”). The accounting for the financing receivable under ASC 310 is materially consistent with the accounting for a net investment in sales-type lease under ASC 842.We generally invest in facilities that we believe are critical to a tenant’s business and therefore we expect to have a lower risk of tenant default. As of December 31, 2022, no impairments were recorded and no leases were determined to be uncollectible. As such, no allowance in accordance with ASC 310 has been recorded. Interest income on Investment in leases - Financing receivables is recognized under the effective yield method and recorded as Income from investments in leases - financing receivables. Generally, we would recognize interest income to the extent the tenant is not more than 90 days delinquent on their rental obligations. We have concluded certain leased properties are required to be accounted for as an Investment in leases - Financing receivables on our Consolidated Balance Sheet in accordance with ASC 310, since control of the underlying assets was not considered to have transferred to the Company under GAAP given the significant initial term of the lease, ranging from 39 to 99 years.
Investments in Real Estate
In accordance with the guidance for business combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. All property acquisitions to date have been accounted for as asset acquisitions.
Whether the acquisition of a property acquired is considered a business combination or asset acquisition, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company expenses acquisition-related costs associated with business combinations as they are incurred. The Company capitalizes acquisition-related costs associated with asset acquisitions.
Upon acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-market” and “below-market” leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and allocates the purchase price to the acquired assets and assumed liabilities. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that it deems appropriate, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions.
The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. Tangible assets include land and improvements, buildings, and construction in process. The Company records acquired above-market and below-market leases at their fair values (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) the Company’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. The Company records acquired in-place lease values based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases.

Intangible lease assets and intangible lease liabilities are recorded as Intangible assets, net and a component of Other liabilities, respectively, on the Company’s Consolidated Balance Sheet. The amortization of acquired above and below-market leases is recorded as an adjustment to Rental Revenue on the Company’s Consolidated Statement of Operations. The amortization of in-place leases is recorded as an adjustment to Depreciation and amortization expense on the Company’s Consolidated Statement of Operations.
The cost of buildings and improvements includes the purchase price of the Company’s properties and any acquisition-related costs, along with any subsequent improvements to such properties. The Company’s investments in real estate are stated at cost and are generally depreciated on a straight-line basis over the estimated remaining useful lives of the assets as follows:

Description	Depreciable Life
Buildings	12 - 50 years
Land improvements	1 - 4 years
In-place lease intangibles	9 - 24 years
Above and below market leases	Over lease term
For the period ended December 31, 2022, depreciation expense was $9,003.
Significant improvements to properties are capitalized. Repairs and maintenance are expensed to operations as incurred and are included in Rental property operating expenses on the Company’s Consolidated Statement of Operations.
The Company capitalizes certain costs related to the development of real estate, including pre-construction costs, real estate taxes, insurance, construction costs, and salaries and related costs of personnel directly. Additionally, we capitalize interest costs related to development activities. Capitalization of these costs begin when the activities and related expenditures commence and cease when the project is substantially complete and ready for its intended use at which time the project is placed in service and depreciation commences. Interest costs capitalized from Inception through December 31, 2022 was approximately $6,007. Additionally, we make estimates as to the probability of completion of development, and we expense all capitalized costs which are not recoverable.
The Company reviews its real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. If the GAAP depreciated cost basis of a real estate investment exceeds the undiscounted cash flows of such real estate investment, the investment is considered impaired and the GAAP depreciated cost basis is reduced to the fair value of the investment. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Since cash flows on real estate properties considered to be “long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, the Company’s strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material to the Company’s results. If the Company determines that an impairment has occurred, the affected assets must be reduced to their fair value. No impairments occurred from Inception through December 31, 2022.
The valuation and possible subsequent impairment of real estate properties is a significant estimate that can and does change based on the Company’s continuous process of analyzing each real estate property’s economic condition at a point in time and reviewing assumptions about uncertain inherent factors, including observable inputs such as contractual revenues and unobservable inputs such as forecasted revenues and expenses, estimated net disposition proceeds, and discount rates. These unobservable inputs are based on a real estate property’s market conditions and expected growth rates. Changes in economic and operating conditions and the Company’s ultimate investment intent that occur subsequent to the impairment analyses could impact these assumptions and result in additional impairment of the real estate properties. None of the Company’s properties were impaired as of December 31, 2022.

Investments in Unconsolidated Real Estate Affiliates
The Company evaluates its equity method investments on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent an impairment has occurred and is determined to be other-than-temporary, the Company measures the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by calculating our share of the estimated fair market value of the underlying net assets based on the terms of the applicable partnership or joint-venture agreement. For equity investments in entities that hold real estate, the estimated fair value of the underlying investment’s real estate is calculated as described in above. The fair value of the underlying investment’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying investment’s other financial assets and liabilities have fair values that generally approximate their carrying values.
Distributions received from equity method investments are classified using the cumulative earnings approach. In general, distributions received are considered returns on the investment and classified as cash inflows from operating activities.
Investments in Real Estate Debt
The Company’s investments in real estate debt consists of securities and loans. The Company has elected to classify its real estate debt securities as available for sale and carry such investments at fair value. As such, the resulting unrealized gains and losses of such securities are recorded as a component of Unrealized Gain/(Loss) on investments on the Company’s Consolidated Statement of Comprehensive Income (Loss).
The Company uses the specific identification method to determine the cost basis of a debt security sold and to reclassify amounts from Company’s Consolidated Statement of Comprehensive Income (Loss) for such securities. Realized gains and losses from the sale of investments are included within Other income (expense) in our Consolidated Statement of Operations.
The Company elected the fair value option (“FVO”) for its investments in loans. As such, the resulting unrealized gains and losses of such loans are recorded as a component of Income/(Loss) from Investments in Real Estate Debt on the Company’s Consolidated Statement of Operations.
Interest income from the Company’s investments in real estate debt is recognized over the life of each investment using the effective interest method and is recorded on the accrual basis. Recognition of premiums and discounts associated with these investments is deferred and recorded over the term of the investment as an adjustment to yield. Interest income is recorded as a component of Other income on the Company’s Consolidated Statement of Operations.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities at date of purchase of three months or less to be cash equivalents, which are stated at cost and approximates fair value.
Restricted Cash
As of December 31, 2022, restricted cash consists of $104,346 of loan proceeds held in escrow as construction in process reserves related to mortgages at certain of our properties.
Foreign Currency
In the normal course of business, the Company makes investments in real estate outside the United States ("U.S.") through subsidiaries that have a non-U.S. dollar functional currency. Non-U.S. dollar denominated assets and liabilities of these foreign subsidiaries are translated to U.S. dollars at the prevailing exchange rate at the reporting date and income, expenses, gains, and losses are translated at the average exchange rate over the applicable period. Cumulative translation adjustments arising from the translation of non-U.S. dollar denominated assets and liabilities are recorded in Other Comprehensive Income (Loss). As of December 31, 2022, foreign currency translation has not been material.
Organization and Offering Costs
Organization costs are expensed as incurred and recorded as a component of General and administrative expense on the Company’s Consolidated Statement of Operations and offering costs are charged to equity as such amounts are incurred.
The Adviser agreed to advance all of the organization and offering costs on behalf of the Company (including legal, marketing, due diligence, administrative, accounting, design and website expenses, fees and expenses of our escrow agent and transfer agent, and other expenses attributable to the Company’s organization, but excluding ongoing servicing fees) through September 1, 2023, totaling $6,369 as of December 31, 2022. Such costs are recorded as a component of Due to affiliates on the Company’s Consolidated Balance Sheet and will be reimbursed to the Adviser pro rata over 60 months beginning September 1, 2023.
The Company is registering an offering with the SEC. Blue Owl Securities LLC (the “Dealer Manager”), an affiliate of the Adviser, will serve as the dealer manager for the offering. No upfront selling fees will be paid to the Company or Dealer Manager with respect to the Class I, Class D and Class S shares, however, for Class D shares or Class S shares that are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, limited to a percent of the transaction price. The Dealer Manager is entitled to receive a shareholder servicing fee of 0.85% and 0.25% per annum of the aggregate NAV of the Company’s outstanding Class S shares and Class D shares, respectively. There is no ongoing servicing fee for the Class I shares.
The following details the selling commissions, dealer manager fees, and shareholder servicing fees for each applicable share class as of December 31, 2022:

	Class I Shares	Class D Shares	Class S Shares
Selling commissions	—	up to 1.50%	up to 3.50%
Shareholder servicing fee (% of NAV)	—	0.25%	0.85%
The ongoing servicing fees are accrued and paid monthly in arrears. The Dealer Manager will pay all or a portion of the ongoing servicing fees to servicing broker-dealers for ongoing shareholder services performed by such broker-dealers. The Company will cease paying the ongoing servicing fee on the Class D shares and Class S shares on the earlier to occur of the following: (i) a listing of Class I shares, or (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets. The Company will accrue shareholder servicing fees as an offering cost each time Class D or Class S shares are sold during the Private Offering. As of December 31, 2022, the Company had accrued $25,877 of shareholder servicing fees related to Class D and Class S shares sold and recorded such amount as a component of Due to Affiliates on the Company’s Consolidated Balance Sheet.
Income Taxes
The Company qualifies to be taxed as a REIT for federal income tax purposes commencing with the year ending December 31, 2022. The Company’s qualification as a REIT will depend upon its ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of the Company’s gross income, the composition and values of the Company’s assets, the Company’s distribution levels and the diversity of ownership of the Company’s capital shares. The Company believes that it is organized in conformity with the requirements for qualification as a REIT under the Code and that its intended manner of operation will enable the Company to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with the Company’s taxable year ending December 31, 2022.

As a REIT, the Company generally will not be subject to federal income tax on its net taxable income that it distributes currently to its shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If the Company fails to qualify for taxation as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company’s income for that year will be taxed at regular corporate rates, and the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. Even if the Company qualifies as a REIT for federal income tax purposes, it may still be subject to state and local taxes on its income and assets and to federal income and excise taxes on its undistributed income.
Fair Value Measurements
The carrying amounts of cash and cash equivalents and accounts payable and accrued expenses reasonably approximate fair value, in the Company’s judgment, because of their short-term nature.
In accordance with ASC 820, Fair Value Measurement, the Company defines fair value based on the price that would be received upon sale of an asset or the exit price that would be paid to transfer or settle a liability in an orderly transaction between market participants at the measurement date. The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of the three broad levels described below:
•Level 1 — Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.
•Level 2 — Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
•Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.
The Company has estimated the fair value of its financial instruments and non-financial assets using available market information and valuation methodologies we believe to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.
Valuation of assets and liabilities measured at fair value
The Company’s investments in real estate debt are reported at fair value. As of December 31, 2022, the Company’s investments in real estate debt, directly or indirectly, consisted of commercial mortgage-backed securities (“CMBS”), which are securities backed by one or more mortgage loans secured by real estate assets, as well as a commercial real estate loan. The Company generally determines the fair value of its investments in real estate debt by utilizing third-party pricing service providers whenever available.
In determining the fair value of a particular investment, pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models to determine the reported price. The pricing service providers’ internal models for securities such as real estate debt generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, and estimated cash flows for each security, and incorporate specific collateral performance, as applicable.
The Company’s derivative financial instruments are reported at fair value and consist of interest rate contracts. The fair values of the Company’s interest rate contracts were estimated using advice from a third-party derivative specialist, based on cash flows and observable inputs comprising of yield curves and credit spreads (Level 2 inputs).

Fair value information relating to derivative financial instruments is provided in Note 7 - Derivative Financial Instruments.
The following table details the Company’s assets measured at fair value on a recurring basis:

	December 31, 2022
	Level 2	Level 3	Total
Investments in real estate debt	$23,816	$50,000	$73,816
Derivatives	11,766	—	11,766
Total	$35,582	$50,000	$85,582
The Commercial real estate loan is categorized in Level 3 of the fair value hierarchy. As the loan was executed shortly before December 31, 2022, the initial value of the investment estimates fair value.
Valuation of assets measured at fair value on a nonrecurring basis
Certain of the Company’s assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments, such as when there is evidence of impairment, and therefore such assets are measured at fair value on a nonrecurring basis. The Company reviews its real estate properties for impairment each quarter and when there is an event or change in circumstances that could indicate the carrying amount of the real estate value may not be recoverable.
Valuation of liabilities not measured at fair value
As of December 31, 2022, the fair value of the Company’s unsecured term loan credit facility, unsecured revolving credit facility, and mortgages payable was $512 above carrying value. Fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using an estimated market yield. Additionally, the Company considers current market rates and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3. Fair value information pertaining to debt is provided in Note 6 – Debt.
Deferred Financing Fees
In accordance with ASC 835, Interest, the Company defers fees and direct costs incurred to obtain financing. Deferred financing costs are amortized to expense using the straight-line method, which approximates the effective interest method, over the term of the loan to which they apply. Unamortized deferred financing costs are charged to interest expense when the related financing is repaid prior to its scheduled maturity date.
Derivatives and Hedging Activities
The Company uses derivative financial instruments to limit exposure to changes in interest rates, primarily on variable interest rate debt. We do not use derivative instruments for speculative or trading purposes. The Company’s derivative financial instruments are recorded at fair value on the Consolidated Balance Sheet in Other assets or liabilities.
The accounting for changes in the fair value of a derivative varies based on the intended use of the derivative, whether the election has been made to designate a derivative as a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the necessary criteria.
Earnings Per Share
Basic net loss per common share is determined by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. All classes of common shares are allocated net income/(loss) at the same rate per share and receive the same gross distribution per share.

Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), and related ASU's subsequently issued which modifies the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract: the lessee and the lessor. ASU 2016-02 provides new guidelines that change the accounting for leasing arrangements for lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the new standard remains equivalent to existing guidance, but has been updated to align with certain changes to the lessee model and the new revenue recognition standard.
Under ASU 2016-02, lessors will only capitalize incremental direct leasing costs.
The ASU eliminates specialized guidance for real estate sale and leaseback transactions and will now apply to both lessees and lessors. To qualify as a sale and leaseback transaction, certain criteria will have to be met, including qualifying as a sale and the transfer of control of the asset by the seller-lessee. Additionally, a real estate sale and leaseback arrangement that includes a seller-lessee repurchase option will result in a failed sale. As the buyer-lessor, where control is not transferred, the transaction will have to be accounted for as a financial asset instead of the purchase of a real estate asset.
As of the Inception of the Company, the Company adopted the lease guidance. The Company elected to apply the practical expedient available under ASC 842, for all classes of assets, not to segregate the lease components from the non-lease components when accounting for operating leases. Since the lease component is the predominant component under each of these leases, combined revenues from both the lease and non-lease components are accounted for in accordance with ASC 842 and reported as rental revenues in the accompanying Consolidated Statement of Operations.
Recently Issued Accounting Pronouncements
The Company considers the applicability and impact of all accounting standards and pronouncements issued by the FASB. Other than disclosed below, accounting standards and pronouncements not yet adopted were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s results of operations, financial position and cash flows.
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 is intended to improve financial reporting by requiring timelier recognition of credit losses on loans and other financial instruments held by financial institutions and other organizations. The amendments in ASU 2016-13 eliminate the “probable” initial threshold for recognition of credit losses in current accounting guidance and, instead, reflect an entity’s current estimate of all expected credit losses. Previously, when credit losses were measured under current accounting guidance, an entity generally only considered past events and current conditions in measuring the incurred loss. The amendments in ASU 2016-13 broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss. A reporting entity is required to apply the amendments in ASU 2016-13 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption.
Upon adoption of ASU 2016-13, the Company is required to reassess its financing receivables, including leases and notes receivable, and expects that application of ASU 2016-13 may result in the Company recognizing credit losses at an earlier date than would otherwise be recognized under current accounting guidance. On October 16, 2019 the FASB approved ASU 2019-10 which extends the effective date of ASU 2016-13 to January 1, 2023, for smaller reporting companies. Adoption of ASU 2016-13 on January 1, 2023 is not expected to be material to the Company’s consolidated financial position and results of operations.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 provides relief that, if elected, will provide less accounting analysis and less accounting recognition for modifications related to reference rate reform. ASU 2020-04 was available to be adopted upon issuance. The relief provided by ASU 2020-04 is considered temporary in nature and has been deferred until December 31, 2024 by ASU 2022-06. This is meant to coincide with the period that global financial markets transition away from reference rates that will cease to exist, as the LIBOR is expected to be phased out by the end of 2024. The Company currently has mortgages and derivative agreements that have terms that are based on LIBOR. Certain of these agreements have alternative rates already contained in the agreements, while others do not. The Company expects to either utilize the alternative rates contained in the agreements or negotiate a replacement reference rate for LIBOR. As additional changes in the market occur, the Company will continue to evaluate the impact of the guidance and may apply other elections as applicable.
3.    Investments in Real Estate
Investments in real estate, net consisted of the following:

December 31, 2022
Buildings	$884,728
Land and land improvements	322,791
Construction in process	1,057,158
Total	2,264,677
Accumulated depreciation and amortization	(9,003)
Investments in real estate, net	$2,255,674
The total rentable square feet of gross leasable area (“GLA”) of the Company was 11,110 thousand square feet (unaudited) as of December 31, 2022, of which 100% was fully occupied.
The following table sets forth the acquisition values, number of properties and total rentable square feet of GLA (unaudited) of the Company as of December 31, 2022. For acquisitions not denominated in USD, the amounts have been presented in USD at the prevailing foreign exchange rate on the acquisition date:

Property Type	Acquisition Value	Number of Properties	Square Feet (in thousands)
Industrial	$1,594,786	22	7,305
Retail	535,259	138	1,215
Manufacturing	115,501	1	1,572
Flex	1,832	1	12
Office	238,797	4	1,006
	$2,486,175	166	11,110

The following table details the purchase price allocation for the properties acquired from Inception through December 31, 2022:

Amount
Buildings	$884,551
Land and land improvements	322,987
Construction in process	1,013,580
Restricted cash	152,849
In-place lease intangibles	93,204
Other lease intangibles	18,556
ROU Asset	9,164
Other assets	34,548
Other liabilities	(6,657)
Accounts payable and accrued expenses	(34,950)
Below-market lease intangible liabilities	(1,657)
Total Purchase Price	2,486,175
Assumed Debt (1)	520,970
Net Purchase Price	$1,965,205
__________________
(1)Refer to Note 6 - Debt for further details on the Company's debt, which includes mortgages notes, term loan credit facilities, and revolving credit facilities.

Consideration	Amount
Common shares issued	$27,772
OP units issued	351,034
Cash	1,586,399
The weighted-average amortization periods for the acquired in-place lease intangibles, other lease intangibles, and below-market lease intangibles of the properties acquired from Inception through December 31, 2022 were 13.9, 14.4, and 12.2 years, respectively.
4.    Investments in Real Estate Debt
The following tables detail the Company’s investments in real estate debt:

Type of Security/Loan	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis	Fair Value
CMBS	SOFR + 3%	2/12/2038	$23,837	$23,839	$23,816
Commercial real estate loan (3)	14%	12/16/2024	50,000	50,000	50,000
Total investments in real estate debt	10%		$73,837	$73,839	$73,816
__________________
(1)The term SOFR refers to the relevant floating benchmark rates, one-month SOFR. Fixed rate Commercial real estate loan is reflected as a spread over the relevant floating benchmark rates, for purposes of the weighted-average.
(2)Weighted average maturity date is based on the fully extended maturity date of the instrument.
(3)The borrower for the commercial real estate loan is NLCA Real Estate Holdings, LLC.

The following table details the credit rating of the Company’s investments in real estate debt:

Credit Rating	Cost Basis	Fair Value	Percentage Based on Fair Value
AAA	$23,839	$23,816	32%
Private Commercial Real Estate Loan (Unrated)	50,000	50,000	68%
Total	$73,839	$73,816	100%
The following table provides the activity for the real estate-related securities from Inception to December 31, 2022:

	Amortized Cost Basis	Unrealized Loss	Fair Value
Real estate-related securities at Inception	$—	$—	$—
Face value of real estate-related securities acquired	24,172	—	24,172
Sale of real estate-related securities	(383)	(1)	(384)
Capitalized interest income	50	—	50
Unrealized loss on real estate securities	—	(22)	(22)
Real estate-related securities as of December 31, 2022	$23,839	$(23)	$23,816
5.    Intangibles
The following table summarizes the identified intangible lease assets as of December 31, 2022:

December 31, 2022
Intangible lease assets:
In-place lease intangibles	$93,121
Other lease intangibles	18,556
Total intangible lease assets	$111,677
Accumulated amortization:
In-place lease intangibles	(1,553)
Other lease intangibles	(303)
Total accumulated amortization	$(1,856)
Intangible lease assets, net	$109,821
The estimated future amortization on the Company’s intangible assets for each of the next five years and thereafter as of December 31, 2022 is as follows:

	In-Place Tenant Lease Intangible Assets	Other Lease Intangibles
2023	$6,824	$1,021
2024	6,824	1,021
2025	6,824	1,021
2026	6,824	1,021
2027	6,824	1,021
Thereafter	57,448	13,148
Total	$91,568	$18,253

As of December 31,2022, the below market lease intangible was $1,657 and accumulated amortization of the below market lease intangible was $35. The below market lease intangible, net of accumulated amortization, is included in Other liabilities within our Consolidated Balance Sheet.
6.    Debt
The following table details the mortgage notes, credit facilities and related party note payable of the Company as of December 31, 2022:

Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(6)(7)	Maximum Facility Size	Principal Balance Outstanding
Mortgage notes & credit facilities:
Unsecured term loan credit facility(2)	SOFR + 1.95%	8/11/2027	$973,000	$953,000
Unsecured revolving credit facility(3)	SOFR + 2.00%	8/11/2026	417,000	316,000
Mortgages(4)	L + 2.55%	9/11/2024	N/A	519,522
Discount on assumed debt				(407)
Deferred financing costs, net				(11,178)
Total Mortgage notes & credit facility, net:				$1,776,937

Affiliate line of credit
Affiliate line of credit(5)	SOFR + 2.00%		$250,000	250,000
Affiliate line of credit, net:				$250,000
__________________
(1)SOFR represents the Secured Overnight Financing Rate, which includes 30-day SOFR, and three-month SOFR as applicable to each loan. The term “L” refers to the relevant floating benchmark rate, one-month LIBOR. As of December 31, 2022, we have outstanding interest rate swaps with an aggregate notional balance of $700,000 and outstanding interest rate caps with an aggregate notional balance of $568,843 that mitigate our exposure to potential future interest rate increases under our floating-rate debt.
(2)The unsecured term loan credit facility bears interest at a base rate plus a margin ranging from 0.25% to 1.85%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the unsecured term loan credit facility from Inception through December 31, 2022 was 5.32%.
(3)The unsecured revolving credit facility bears interest at a base rate plus a margin ranging from 0.30% to 1.90%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%.The weighted average interest rate for the unsecured revolving credit facility from Inception through December 31, 2022 was 5.93%.
(4)Mortgages bear variable interest at LIBOR plus 2.55%. These mortgage loans include one-year extension options subject to the satisfaction of certain conditions. The Company believes conditions will be met to exercise the extension options.
(5)The affiliate note payable bears interest at a base rate plus a margin ranging from 0.30% to 1.90%. The base rate is the greater of (a) Keybank N.A.’s announced prime rate, (b) 0.5% above the federal funds effective rate, (c) SOFR plus 0.10%, and (d) 1.0%. The weighted average interest rate for the affiliate note payable from Inception through December 31, 2022 was 5.41%.
(6)For loans where the Company, at its sole discretion, has extension options, the maximum maturity date has been assumed.
(7)The Company’s mortgage and notes payable contain yield or spread maintenance provisions.
The Company is subject to various financial and operational covenants under certain of its mortgage notes, term loans credit facilities, and revolving credit facility agreements. These covenants require the Company to maintain certain financial ratios, which include leverage, debt service coverage, and tangible net worth thresholds, among others. As of December 31, 2022, the Company believes it was in compliance with all of its loan covenants that could result in a default under such agreements.

The following table details the future principal payments due under the Company’s outstanding third-party borrowings as of December 31, 2022:

Year	Amount
2023	$—
2024	519,522
2025	—
2026	316,000
2027	953,000
Thereafter	—
Total	$1,788,522
Note Payable – Affiliate
On August 8, 2022, the NLT OP entered into an interest-bearing revolving promissory note with an affiliate, Blue Owl Capital Holdings, LP (the “BO Lender”) in the principal amount of up to $250,000. The interest is payable monthly in arrears at the Lender’s election either (i) cash or (ii) Class I units of the NLT OP (using the most recently available net asset value per unit) or (iii) Class I shares of the NLT (using the most recently available net asset value per share).
As of December 31, 2022, $250,000 was outstanding under the affiliate notes payable and had accrued interest expense in the amount of $2,439. Any unpaid principal balance and unpaid accrued interest is payable on demand upon 120 days written notice by the BO Lender.
7.    Derivative Financial Instruments
Certain of the Company’s financing transactions expose the Company to interest rate risks, which include exposure to variable interest rates on certain unsecured loans and loans secured by the Company’s real estate. The Company uses derivative financial instruments to minimize the risks and/or costs associated with the Company’s financing and to limit the Company’s exposure to the future variability of interest rates. To mitigate this risk, the Company enters into derivative financial instruments with counterparties it believes to have appropriate credit ratings and that are major financial institutions with which the Company and its affiliates may also have other financial relationships.
The company’s objective in using interest rate derivatives is to add stability to interest expense and to manage our exposure to interest rate fluctuations. To accomplish this objective, we use interest rate swap and interest rate cap contracts to manage our exposure on the variable rate interest debt. The Company has designated its derivative financial instruments as cash flow hedges as defined under GAAP as of December 31, 2022.
Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income and subsequently reclassified into earnings in the period that the hedged transaction affects earnings. Amounts reported in accumulated other comprehensive income for our interest rate swap and interest rate caps will be reclassified to interest expense as interest payments are made on the Company’s mortgages and term loan credit facility.
The following table details the Company’s outstanding interest rate derivative that is designated as a cash flow hedge of interest rate risk:

Financial Instruments	Notional Amount	Maturity Date
Interest rate swap	$700,000	8/11/2027
Interest rate cap	221,405	9/15/2023
Interest rate cap	347,438	9/9/2023
	$1,268,843

The fair value of our derivative financial instruments as well as their classification on our Consolidated Balance Sheet as of December 31, 2022 is detailed below.

	Balance Sheet Location	December 31, 2022
		Fair Value
Derivative instruments designated as hedging instruments - interest rate swap	Other Assets	$4,379
Derivative instruments designated as hedging instruments - interest rate caps	Other Assets	$7,387
Total		$11,766
The following table details the effect of the Company’s derivative financial instrument on the Consolidated Statement of Operations from Inception through December 31, 2022:

	Amount of Unrealized Gain (Loss) Recognized in OCI	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	December 31, 2022		December 31, 2022
Interest rate swap	$4,753	Interest Expense	$374
Interest rate caps	680	Interest Expense	682
Total	$5,433		$1,056
8.    Related Party Transactions
Due to Affiliates
The following table details the components of due to affiliates:

December 31, 2022
Accrued ongoing servicing fees	$25,877
Accrued management fee	2,036
Performance participation allocation	2,504
Advanced organization and offering costs	6,369
Accrued interest - affiliate note payable	2,439
Total	$39,225
Ongoing Servicing Fees
The Company accrues ongoing servicing fees payable to the Dealer Manager for ongoing services rendered to shareholders for Class D and Class S shares equal to 0.25% and 0.85%, respectively, per annum of the aggregate NAV of the respective outstanding class of shares. The ongoing servicing fees are paid monthly in arrears. Refer to Note 2 – Summary of Significant Accounting Policies for further details on shareholder servicing fees.
Accrued Management Fees
The Company will pay the Adviser a management fee equal to 1.25% of NAV per annum payable monthly. Additionally, to the extent that the NLT OP issues NLT OP units to parties other than the Company, our NLT OP will pay the Adviser a management fee equal to 1.25% of the NAV of the NLT OP attributable to such units not held by us per annum payable monthly. The management fee may be paid, at the Adviser’s election, in cash, Class I shares or Class I units of our NLT OP. To date, the Adviser has elected to receive the management fee in the

Company’s common shares, resulting in a non-cash expense. From Inception to December 31, 2022, the Company incurred management fees of $3,050.
From Inception through December 31, 2022, the Company issued 98,849 shares to the Adviser as payment for the 2022 management fees. The Company also had a payable of $2,036 related to the management fees as of December 31, 2022. The shares issued to the Adviser for payment of the management fee were issued at the applicable NAV per share at the end of each month for which the fee was earned. During 2022, the Adviser submitted no shares for repurchase.
Performance Participation Allocation
The Special Limited Partner holds a performance participation interest in the NLT OP that entitles it to receive an allocation of the NLT OP’s total return. This allocation is an expense to the Company as it represents a liability payable for services rendered related to ongoing operations of NLT. Total return is defined as total distributions plus the change in the Company’s NAV per share, adjusted for subscriptions and repurchases. Under the NLT OP agreement, the Special Limited Partners are entitled to an allocation from the NLT OP equal to 12.5% of total return, after the other unit holders have received a total return of 5% (after recouping any loss carryforward amount). The allocation of the performance participation interest is measured on a calendar year basis and is paid quarterly in NLT OP units, NLT shares, or cash, at the election of the Special Limited Partner. From Inception to December 31, 2022, the Company recognized $4,189 of performance participation allocation expense in the Company’s Consolidated Statement of Operations.
On November 1, 2022, the Company issued 164,081 units in NLT OP to the Special Limited Partner as payment of the 2022 performance participation allocation. Such units were issued at the NAV per unit as of September 30, 2022. Also, as of December 31, 2022, and immediately following (i) the issuance of the units and (ii) the record time for the distributions on the Company’s Class I shares, no Class I units in NLT OP were exchanged for Class I shares in the Company. Subsequent to the issuance of the Class I shares and Class I units, no Class I shares or units were redeemed or exchanged for Class I shares in the Company.
Advanced Organizational and Offering Costs
The Adviser advanced all of the organization and offering costs on behalf of the Company (including legal, marketing, due diligence, administrative, accounting, design and website expenses, fees and expenses of our escrow agent and transfer agent, and other expenses attributable to the Company’s organization, but excluding ongoing servicing fees) through September 1, 2023, and will continue to do so. Such costs are recorded as a component of Due to affiliates on the Company’s Consolidated Balance Sheet and will be reimbursed to the Adviser pro rata over 60 months beginning September 1, 2023.
Accrued interest - affiliate note payable
Represents the interest accrued as of December 31, 2022 on the interest-bearing revolving promissory note entered into with affiliate, Blue Owl Capital Holdings, LP. Refer to Note 6 - Debt.
As of December 31, 2022, NLT affiliate entities and their employees owned 301,855 NLT Class I shares in an aggregate amount of $3,099, based on the NAV per share/unit as of December 31, 2022.
Other
Investments in Real Estate includes properties that were acquired from Oak Street Real Estate Capital Fund IV, LP (“Fund IV”) , Oak Street Real Estate Fund V OP (SH) LP (“Fund V”), and Oak Street MAI Special Opportunity Fund, LP (“MAI LP”), which are related parties of the Company. The initial acquisitions by NLT OP included properties contributed by Fund IV and Fund V, which were acquired by the Company on various dates throughout 2022. The fair value of acquired properties as of the acquisition date from Fund IV and Fund V was approximately $355,783 and $467,829, respectively. Also in 2022, the Company acquired additional properties from MAI LP. The fair value of acquired properties from MAI LP was approximately $1,288,784. While these properties were acquired from Related Parties, these Related Parties and the Company are not under common control.

9.    Leases
Lessor – Operating leases
The Company’s rental revenue primarily consists of rent earned from operating leases at the Company’s net lease properties which consists of fixed annual rent that escalates annually throughout the term of the applicable leases, and the tenant is generally responsible for all property-related expenses, including taxes, insurance, and maintenance. The Company's net lease properties are each leased to a single tenant.
The following table details the components of operating lease income from leases in which the Company is the lessor.

From Inception through December 31, 2022
Base rent(1)	$28,986
Straight-line rental revenue, net(2)	2,480
Variable lease payments(3)	5,046
Amortization of below market lease intangibles(4)	35
Rental revenue	$36,547
__________________
(1)Base rent consists of fixed lease payments.
(2)Represents lease income related to the excess (deficit) of straight-line rental revenue over fixed lease payments.
(3)Consists of reimbursement of common area maintenance (“CAM”) and real estate taxes.
(4)Consists of amortization of below market lease intangibles
The following table presents the undiscounted future minimum rents the Company expects to receive for its net lease properties classified as operating leases as of December 31, 2022.

Year	Future Minimum Rents
2023	$132,705
2024	134,433
2025	136,236
2026	138,435
2027	140,333
Thereafter	1,662,838
Total	$2,344,980
Lessor – Financing receivables
In accordance with ASC 842, certain of the Company’s sales-type lease contracts are accounted for as failed-sale leaseback transactions and were recorded as an Investment in leases - Financing receivables. From Inception through December 31, 2022, the Company recognized interest income of $9,169, on an effective interest basis at a constant rate of return over the term of the applicable leases. Cash received from the sales-type leasing agreements was $7,348 from Inception through December 31, 2022.

All of the lease payments are triple net basis to the tenant and the Company has rights in accordance with the individual lease agreements to protect the value of our leased properties. As of December 31, 2022, the future minimum payments of sales-type lease receivables were as follows:

Year	Future Minimum Payments
2023	$44,935
2024	45,686
2025	46,457
2026	47,249
2027	48,204
Thereafter	7,521,984
Total lease payment receivable	7,754,515
Less deferred interest income	7,233,482
Total Investment in leases - Financing receivables	$521,033
Purchase Option Provisions
Certain of the Company’s leases include purchase option provisions. The provisions vary by agreement but generally allow the lessee to purchase the property during a specified period for the Company’s gross investment plus a specified proportion of appreciation. The Company expects that the purchase price will be greater than its net investment in the property at the time of potential exercise by the lessee.
10.    Equity and Non-Controlling Interest
Authorized Capital
As of December 31, 2022, the Company had the authority to issue an unlimited number of preferred shares and three classes of common shares including Class I shares, Class D shares, and Class S shares. Each class of common shares and preferred shares has a par value of $0.01. The Company’s Board of Trustees has the ability to establish the preferences and rights of each class or series of preferred shares, without shareholder approval, and as such, it may afford the holders of any series or class of preferred shares preferences, powers and rights senior to the rights of holders of common shares. The differences among the common share classes relate to upfront transaction fees and ongoing shareholder servicing fees. See Note 2 – Summary of Significant Accounting Policies and Estimates for a further description of such items. Other than the differences in upfront transaction fees and ongoing shareholder servicing fees, each class of common shares has the same economic and voting rights.
Common Shares
The following table details the movement in the Company’s outstanding shares of common shares (in thousands, except share amounts) from Inception through December 31, 2022:

	Class I	Class D	Class S	Total
Inception	—	—	—	—
Common shares issued	31,566,203	1,382,244	43,177,286	76,125,733
Distribution reinvestment	102,056	3,177	224,400	329,633
Common shares repurchased	—	—	—	—
December 31, 2022	31,668,259	1,385,421	43,401,686	76,455,366
Redeemable Common Shares
In connection with the Company’s payment of its Affiliate line of credit and management fee, the Adviser holds Class I Common Shares. See Note 6 – Debt for further details of the affiliate line of credit and Note 8 – Related

Party Transactions for further details on the management fee. The Adviser and BO Lender have the ability to redeem the Class I shares for cash at their election, therefore the Company has classified these Class I shares as Redeemable common shares outside of equity on the Company’s Consolidated Balance Sheet. As of December 31, 2022, we have issued 229,300 redeemable common shares.
The Redeemable common shares are recorded at the greater of (i) their issuance amount, or (ii) their redemption value, which is equivalent to the fair value of the shares at the end of each measurement period. Accordingly, the Company recorded an allocation adjustment of $7 during the period from Inception through December 31, 2022.
Share and Unit Repurchases
The Company has adopted a share repurchase plan whereby, subject to certain limitations, beginning January 2023, shareholders may request, on a monthly basis, that the Company repurchases all or any portion of their shares or operating partnership units. For any shares held for less than one year, there is a 2% penalty applied to the redemption value to shareholders. Other than as described for Redeemable Common Shares and Redeemable Non-Controlling Interests, the Company is not obligated to repurchase any shares and may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, the Company’s board of trustees may modify and suspend the Company’s share repurchase plan if it deems such action to be in the Company’s best interest and the best interest of its shareholders. In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis.
From Inception through December 31, 2022, the Company repurchased 4,868,924 Operating Partnership Units for a total of $49,707. The Company had not repurchased any common shares. The Company had no unfulfilled repurchase requests from Inception through December 31, 2022.
Distributions
The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its shareholders each year to comply with the REIT provisions of the Internal Revenue Code. Each class of common shares receive the same gross distribution per share. The net distribution varies for each class based on the applicable shareholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable distributor.
The following table details the aggregate distributions declared for each applicable class of common shares from Inception through December 31, 2022:

	Class I	Class D	Class S
Aggregate gross distributions declared per share of common shares	0.2333	0.2333	0.2333
Shareholder servicing fee per share of common shares	—	(0.0083)	(0.0285)
Net distributions declared per share of common shares	0.2333	0.2250	0.2048
The Company has adopted a distribution reinvestment plan whereby shareholders will have their cash distributions automatically reinvested in additional common shares unless they elect to receive their distributions in cash. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price at the time the distribution is payable. Shareholders will not pay an upfront transaction fee when purchasing shares pursuant to the distribution reinvestment plan. The ongoing servicing fees with respect to shares of Class D shares and Class S shares are calculated based on the NAV for those shares and may reduce the NAV.
Redeemable Non-controlling Interest
In connection with its performance participation interest, the Special Limited Partner holds Class I units in NLT OP. See Note 7 for further details of the Special Limited Partner’s performance participation interest. Because the Special Limited Partner has the ability to redeem its Class I units for Class I shares in the Company or cash, at the election of the Special Limited Partner, the Company has classified these Class I units as Redeemable Non-controlling Interest in mezzanine equity on the Company’s Consolidated Balance Sheet.
The following table details the redeemable non-controlling interest activity related to the Special Limited Partner for the period ended December 31, 2022:

From Inception Through December 31, 2022
Balance at Inception	$—
Settlement of current year performance participation allocation	1,685
Repurchases	—
Conversion to Class I share	—
GAAP income allocation	(26)
Distributions	(15)
Fair value allocation	42
Reallocation between additional paid-in capital and non-controlling interests due to changes in NLT OP ownership	$(29)
Ending Balance	$1,657
From Inception through December 31, 2022, the Company issued Class I units in NLT OP to the Special Limited Partner as payment of the performance participation allocation. No units were subsequently redeemed for cash and exchanged for Class I shares in the Company during the period.
The Redeemable Non-controlling Interests are recorded at the greater of (i) their carrying amount, adjusted for their share of the allocation of GAAP net income or loss and distributions, or (ii) their redemption value, which is equivalent to the fair value of such interests at the end of each measurement period. Accordingly, the Company recorded an allocation adjustment of $42 during the period ended December 31, 2022 between Additional Paid-in Capital and Redeemable Non-controlling Interest.
Non-Controlling Interest
Oak Street MAI Special Opportunity Fund, LP (“MAI LP”) was issued $351,034 in units in the NLT OP ("OP Units") as consideration for assets contributed to the NLT OP. OP Units were distributed to partners of MAI LP, who had the ability to elect to redeem their OP Units for cash within 30 days following the initial issuance of OP Units on August 11, 2022. Certain Partners of MAI LP elected to redeem 4,868,924 OP Units, which were redeemed by the Company in 2022 in the amount of $49,707, $42 of which is accrued as redemptions payable within Accounts payable and accrued expenses.
11.    Tenant Concentrations
The Company had one tenant that constitutes a significant asset concentration. The Company typically leases its operating properties to corporate tenants under master leases that are associated with multiple operating properties, which creates asset concentrations within the Company. Assets leased to subsidiaries of and guaranteed by Amazon.com, Inc. accounted for approximately 41.8% of the Company’s net book value of assets as of December 31, 2022. The audited financial statements for Amazon.com, Inc. for the year ended December 31, 2022, are publicly available on the SEC’s website, http://www.sec.gov.

The Company had three tenants from which it derived 10% or more of its rental revenue from Inception through December 31, 2022 as follows:

Tenant	Rental Income	Percentage of Total Rental Income
Amazon	$13,386	29.3%
Maverick Gaming	$5,002	10.9%
Energy Center	$4,982	10.9%
12.    Commitments and Contingencies
The Company is involved in various claims and litigation matters arising in the ordinary course of business, some of which involve claims for damages. Many of these matters are covered by insurance, although they may nevertheless be subject to deductibles or retentions. Although the ultimate liability for these matters cannot be determined, based upon information currently available, the Company believes the ultimate resolution of such claims and litigation will not have a material adverse effect on its financial position, results of operations or liquidity.
13.    Earnings Per Share
Basic net income/(loss) per common share is determined by dividing net income/(loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. All classes of common shares are allocated net income/(loss) at the same rate per share and receive the same gross distribution per share.

From Inception Through December 31,2022
Net loss	(881)
Net income attributable to non-controlling interests	(503)
Net loss attributable to NLT	$(1,384)
Weighted average number of common shares outstanding - basic and diluted	45,918,641
Net loss per common share - basic and diluted	$(0.03)
The computation of diluted net income (loss) per common share from Inception through December 31, 2022 excludes 11.6 million of potentially dilutive OP units because their effect would have been anti-dilutive.
14.    Subsequent Events
In preparation of the accompanying Consolidated Financial Statements, the Company has evaluated events and transactions that occurred after December 31, 2022 for recognition or disclosure purposes. Based on this evaluation, the following subsequent events, from December 31, 2022 through the date the financial statements were issued.
Acquisitions
Store Capital LLC – Investment in unconsolidated real estate affiliate
In February 2023, the Company made an equity method investment in Ivory OSREC OS Aggregator LLC (“OS Aggregator”), for the purpose of purchasing an equity method investment in STORE Capital, LLC (“STORE”), a Delaware limited liability company. The initial investment amount by the Company and affiliates of the Company in OS Aggregator was $1,000,000, representing 12.1% of the closing capital contribution of STORE. The Company’s initial capital contribution into OS Aggregator was $160,000. In connection with this acquisition, the Company drew down an additional $35,000 on its unsecured revolving credit facility. The Company has elected to account for the investment using the fair value option under ASC 825.

In connection with closing of the initial investment, OS Aggregator signed a Forward Interest Purchase Agreement (the “FIPA”) pursuant to which it agreed to purchase additional indirect interests in STORE such that OS Aggregator owns, in aggregate, an indirect 25% membership interest in STORE prior to the first anniversary of the closing of the initial investment, representing an aggregate additional investment of approximately $1,000,000. Pursuant to the FIPA, the Company agreed to use available fundraising proceeds, subject to certain deductions for Company operations and previously committed acquisitions, to make purchases under the FIPA, although the FIPA contains no mandatory fundraising minimums. The Company guaranteed the foregoing obligations under the FIPA, and it agreed to pay an aggregate amount equal to $500,000 if it were to divert available proceeds in violation of the FIPA or fail to pursue fundraising in good faith.
In March, April, and May 2023, the Company made additional investments in OS Aggregator of $50,300,$29,600, and $54,600 under the terms of the FIPA. The Company’s additional investments did not result in a change in control and therefore, no gain or loss was recognized in the Consolidated Statement of Operations. The investment will continue to be accounted for using the fair value option under ASC 825.
QVC
On January 6, 2023 the Company acquired 2 industrial properties located in the United Kingdom (“UK”) and Germany for an aggregate purchase price of $186,875. We are in the process of assessing the fair values of the acquired tangible assets and any intangible assets and liabilities for these acquisitions.
In connection with the acquisition of the UK property, the Company closed on a £37,260 secured credit facility (approximately $45,060 on the acquisition date) with an initial term of 3 years with extension options that incurs interest at a floating rate of SONIA + 1.80% (Sterling Overnight Index Average). Additionally, the Company entered into an interest rate swap agreement with a notional value of £37,260 to swap the floating interest rate of the credit facility with a fixed interest rate of 3.74%. This interest rate swap matures on January 6, 2028 and has been designated as a cash flow hedge. In connection with the acquisition of the German property, the Company also drew down an additional €55,000 with a rate of EURIBOR + 1.90% on its unsecured revolving credit facility (approximately $58,542 on the acquisition date).
Loc Performance
On March 6, 2023, the Company acquired two manufacturing properties for an aggregate purchase price of $52,000. We are in the process of assessing the fair values of the acquired tangible assets and any intangible assets and liabilities for these acquisitions.
In connection with these acquisitions, the Company drew down an additional $20,000 and $11,000 on its unsecured term loan credit facility and unsecured revolving credit facility, respectively.
Tenant Bankruptcy
In March 2023, a tenant, Mountain Express, filed for Chapter 11 bankruptcy protection. The tenant continued to be current on all rents through May 2023, and Company does not believe this will have a material impact on the consolidated financial statements. The Company will continue to monitor any future accounting impacts arising from the bankruptcy process.
Real Estate Debt Investments
In January, the Company sold 100% of the investments in CMBS for $23,892.
Financings
In January 2023, the Company entered into an interest rate swap agreement with a notional value of $250,000 to swap the floating interest rate of the unsecured term loan credit facility with a fixed rate of 3.42%. This interest rate swap matures on August 11, 2027 and has been designated as a cash flow hedge.

In March 2023 and April 2023, the Company paid down $15,000 and $201,066, respectively, on its unsecured revolving credit facility and drew $122,500 on its unsecured term loan credit facility.
On April 19, 2023 the Company entered into amended loan documents to modify the unsecured credit facility and unsecured revolving credit facility. The amendment amends certain terms, provisions, and covenants of the credit facility, including, among other things: (i) increasing the maximum facility size for the unsecured credit facility and unsecured revolving credit facility by $122,500 and $52,500 respectively; (ii) revises the current Consolidated Total Unsecured Indebtedness to Unencumbered Pool Aggregate Asset Value maximum percentage of 60% to provide that the Company will have the option, exercisable three times, to increase to 65% for the two month fiscal quarter following a material acquisition.
Proceeds from the Issuance of Common Shares
From January 1, 2023 through May 12, 2023, the Company has sold an aggregate of 47,187,593 shares of its common shares (consisting of 18,372,287 Class S shares, 1,870,764 Class D shares, and 26,944,542 Class I shares) resulting in net proceeds of $482,926 to the Company as payment for such shares.
Repurchases
The Board has approved an amended and restated repurchase plan (the “New Repurchase Plan”) effective starting July 1, 2023. Under the New Repurchase Plan, rather than repurchase Shares on a monthly basis, we intend to repurchase once per quarter no more than 5% aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). The 5% quarterly limitation under the New Repurchase Plan is the same as the 5% quarterly limitation in the Existing Repurchase Plan.
Redemption of OP Units
Subsequent to December 31, the Company paid down their $42 accrued liability as of December 31, 2022 and paid $21,282 to repurchase Class I units in NLT OP for cash.
Repurchase of Common Shares
From January 1, 2023 through May 12, 2023, the Company repurchased 211,296 shares of its common shares (consisting of 193,759 Class S shares and 17,537 Class I shares) for $2,169 under the share repurchase plan.

Schedule III-Real Estate and Accumulated Depreciation as of December 31, 2022 ($ in thousands)

				Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Amounts at which Carried at the Close of Period
Description	Location	Number of Properties	Encumbrances	Land and Land Improvements	Buildings	Land and Land Improvements	Buildings(2)	Land and Land Improvements	Buildings	Total	Accumulated Depreciation (1)	Year Acquired
Flex Property
	Seattle, WA	1	—	$1,792	$692	$—	$—	$1,792	$692	$2,484	$(8)	2022
Industrial Properties									$—
	Arkoma, OK	1	—	1,255	1,557	—	—	1,255	$1,557	2,812	(18)	2022
	Bowling Green, KY	1	—	4,337	141,562	—	—	4,337	$141,562	145,899	(1,600)	2022
	Brookshire, TX	1	—	1,570	3,963	—	—	1,570	$3,963	5,533	(23)	2022
	Bryan, TX	1	—	2,059	2,070	—	—	2,059	$2,070	4,129	(15)	2022
	Calgary, Al	1	—	33,775	—	—	382,162	33,775	$382,162	415,937	N/A	2022
	Cape Girardeau, MI	1	—	602	1,631	—	—	602	$1,631	2,233	(23)	2022
	Cornwall, On	1	—	3,436	31,867	—	—	3,436	$31,867	35,303	(196)	2022
	Council Bluffs, IA	1	—	1,702	2,185	—	—	1,702	$2,185	3,887	(19)	2022
	Fayetteville, NC	1	—	18,176	—	—	154,272	18,176	$154,272	172,448	N/A	2022
	Gaston, SC	1	—	813	2,330	—	—	813	$2,330	3,143	(26)	2022
	Harlingen, TX	1	—	1,407	2,150	—	—	1,407	$2,150	3,557	(19)	2022
	Houston, TX	1	—	1,441	4,266	—	—	1,441	$4,266	5,707	(38)	2022
	Madison, AL	1	—	18,101	—	—	145,350	18,101	$145,350	163,451	N/A	2022
	Oregon, OH	1	—	1,116	1,614	—	—	1,116	$1,614	2,730	(25)	2022
	Orilla, ON	1	—	3,482	3,575	—	—	3,482	$3,575	7,057	(49)	2022
	Pasco, WA	2	—	21,289	—	—	375,374	21,289	$375,374	396,663	N/A	2022
	Plymouth, MI	1	—	5,489	13,996	—	—	5,489	$13,996	19,485	(20)	2022
	Spanish Fork, UT	1	—	949	1,694	—	—	949	$1,694	2,643	(7)	2022
	Stuart, FL	2	—	7,600	26,345	—	—	7,600	$26,345	33,945	(272)	2022
	Wichita Falls, TX	1	—	1,142	1,877	—	—	1,142	$1,877	3,019	(14)	2022
Total Industrial Properties:		22	—	129,741	242,682	—	1,057,158	129,741	1,299,840	1,429,581	(2,364)

Manufacturing Property
	Amana, IA	1	—	10,097	98,289	—	—	10,097	98,289	108,386	(627)	2022
Office Properties
	Columbia, MO	1	—	1,493	13,600	—	—	1,493	13,600	15,093	(83)	2022
	Houston, TX	1	—	4,432	142,208	—	—	4,432	142,208	146,640	(649)	2022

	Readington, NJ	2	—	5,848	48,246	—	—	5,848	48,246	54,094	(173)	2022
Total Office Properties:		4	—	11,773	204,054	—	—	11,773	204,054	215,827	(905)

Retail Properties
	Albemarle, NC	1	—	751	2,201	—	—	751	2,201	2,952	(28)	2022
	Albuquerque, NM	2	—	2,585	7,220	—	—	2,585	7,220	9,805	(98)	2022
	Alexandria, LA	1	—	635	4,257	—	—	635	4,257	4,892	(46)	2022
	Allen, TX	1	—	1,633	1,931	—	—	1,633	1,931	3,564	(34)	2022
	Alma, AR	1	—	325	2,946	—	—	325	2,946	3,271	(42)	2022
	Alpena, AR	1	—	721	493	—	—	721	493	1,214	(15)	2022
	Archdale, NC	1	—	812	2,405	—	—	812	2,405	3,217	(30)	2022
	Arlington, TX	1	—	1,997	1,298	—	—	1,997	1,298	3,295	(40)	2022
	Asheboro, NC	3	—	2,826	3,931	—	—	2,826	3,931	6,757	(71)	2022
	Aurora, CO	1	—	2,421	3,737	—	—	2,421	3,737	6,158	(45)	2022
	Barboursville, WV	1	—	1,354	3,220	—	—	1,354	3,220	4,574	(50)	2022
	Bastrop , LA	1	—	951	2,446	—	—	951	2,446	3,397	(36)	2022
	Beckley, WV	1	—	915	3,171	—	—	915	3,171	4,086	(54)	2022
	Biscoe, NC	1	—	1,101	708	—	—	1,101	708	1,809	(17)	2022
	Bowling Green, KY	1	—	1,452	893	—	—	1,452	893	2,345	(32)	2022
	Bryan, TX	1	—	1,322	1,914	—	—	1,322	1,914	3,236	(33)	2022
	BUDA, TX	1	—	2,008	2,354	—	—	2,008	2,354	4,362	(33)	2022
	Buford, GA	1	—	1,097	1,506	—	—	1,097	1,506	2,603	(33)	2022
	Bull Shoals, AR	1	—	656	351	—	—	656	351	1,007	(12)	2022
	Candor, NC	2	—	1,572	1,559	—	—	1,572	1,559	3,131	(41)	2022
	Canton, GA	1	—	903	1,906	—	—	903	1,906	2,809	(33)	2022
	Chatsworth, GA	1	—	302	4,622	—	—	302	4,622	4,924	(45)	2022
	Chesapeake, VA	1	—	1,039	2,057	—	—	1,039	2,057	3,096	(33)	2022
	Chester, VA	1	—	1,373	3,465	—	—	1,373	3,465	4,838	(50)	2022
	Clearwater, FL	1	—	1,731	4,402	—	—	1,731	4,402	6,133	(45)	2022
	Clemmons, NC	1	—	1,238	1,285	—	—	1,238	1,285	2,523	(36)	2022
	Cleveland Heights, OH	1	—	1,927	3,193	—	—	1,927	3,193	5,120	(47)	2022
	Columbia, TN	1	—	1,382	2,390	—	—	1,382	2,390	3,772	(35)	2022
	Concord, NC	1	—	2,045	1,431	—	—	2,045	1,431	3,476	(32)	2022
	Conroe, TX	1	—	1,843	1,774	—	—	1,843	1,774	3,617	(36)	2022
	Convoy, OH	1	—	485	1,391	—	—	485	1,391	1,876	(17)	2022
	Corpus Christi, TX	1	—	783	4,143	—	—	783	4,143	4,926	(43)	2022

Crestview, FL	1	—	1,797	4,337	—	—	1,797	4,337	6,134	(51)	2022
Crossville, TN	1	—	1,084	447	—	—	1,084	447	1,531	(33)	2022
Dallas , TX	3	—	8,269	20,906	—	—	8,269	20,906	29,175	(251)	2022
Delhi , LA	2	—	2,934	3,460	—	—	2,934	3,460	6,394	(86)	2022
Denton, TX	1	—	2,153	920	—	—	2,153	920	3,073	(34)	2022
Deshler, OH	1	—	610	1,228	—	—	610	1,228	1,838	(20)	2022
Ellerbe, NC	1	—	542	2,427	—	—	542	2,427	2,969	(28)	2022
Fairmont, WV	1	—	960	3,419	—	—	960	3,419	4,379	(42)	2022
Flagstaff, AZ	1	—	1,193	1,090	—	—	1,193	1,090	2,283	(35)	2022
Flippin, AR	1	—	936	277	—	—	936	277	1,213	(16)	2022
Florida City, FL	1	—	1,702	2,194	—	—	1,702	2,194	3,896	(35)	2022
Fort Payne, AL	1	—	330	4,573	—	—	330	4,573	4,903	(45)	2022
Fort Wayne, IN	2	—	1,441	4,218	—	—	1,441	4,218	5,659	(54)	2022
Gaffney, SC	1	—	613	3,253	—	—	613	3,253	3,866	(45)	2022
Gassville, AR	1	—	986	288	—	—	986	288	1,274	(16)	2022
Green Bay, WI	1	—	890	3,816	—	—	890	3,816	4,706	(47)	2022
Greensboro, NC	1	—	1,191	1,090	—	—	1,191	1,090	2,281	(39)	2022
Greenville, AL	1	—	663	2,800	—	—	663	2,800	3,463	(43)	2022
Harker Heights, TX	1	—	606	2,005	—	—	606	2,005	2,611	(29)	2022
Harlan, IN	1	—	700	2,843	—	—	700	2,843	3,543	(31)	2022
Haw River, NC	1	—	1,234	327	—	—	1,234	327	1,561	(17)	2022
Hillside, IL	1	—	1,919	4,481	—	—	1,919	4,481	6,400	(54)	2022
Homer, LA	1	—	946	1,080	—	—	946	1,080	2,026	(32)	2022
Homosassa, FL	1	—	276	3,913	—	—	276	3,913	4,189	(40)	2022
Houston, TX	3	—	4,792	9,530	—	—	4,792	9,530	14,322	(124)	2022
Indianapolis, IN	1	—	1,082	1,366	—	—	1,082	1,366	2,448	(32)	2022
Irmo, SC	1	—	1,130	2,152	—	—	1,130	2,152	3,282	(33)	2022
Irving , TX	1	—	1,531	11,583	—	—	1,531	11,583	13,114	(125)	2022
Jacksonville, FL	1	—	984	2,102	—	—	984	2,102	3,086	(33)	2022
Jonesville, NC	1	—	704	2,413	—	—	704	2,413	3,117	(37)	2022
Junction City, LA	1	—	309	1,901	—	—	309	1,901	2,210	(23)	2022
Killeen, TX	1	—	2,186	2,829	—	—	2,186	2,829	5,015	(35)	2022
Kissimmee, FL	2	—	4,144	8,262	—	—	4,144	8,262	12,406	(98)	2022
Lakeland, FL	1	—	911	1,463	—	—	911	1,463	2,374	(34)	2022
Lakeland, TN	1	—	587	2,677	—	—	587	2,677	3,264	(37)	2022
League City, TX	1	—	1,712	1,470	—	—	1,712	1,470	3,182	(41)	2022
Lenoir City, TN	1	—	831	1,658	—	—	831	1,658	2,489	(36)	2022
Lexington, NC	1	—	628	3,401	—	—	628	3,401	4,029	(38)	2022

Liberty, NC	1	—	770	2,500	—	—	770	2,500	3,270	(33)	2022
Lima, OH	1	—	823	2,398	—	—	823	2,398	3,221	(31)	2022
Lincolnwood, IL	1	—	2,020	4,413	—	—	2,020	4,413	6,433	(54)	2022
Locust, NC	1	—	2,134	343	—	—	2,134	343	2,477	(31)	2022
McAllen, TX	1	—	778	2,279	—	—	778	2,279	3,057	(31)	2022
McComb, OH	1	—	644	2,260	—	—	644	2,260	2,904	(24)	2022
Mesquite, TX	1	—	3,207	8,160	—	—	3,207	8,160	11,367	(101)	2022
Midway, AR	1	—	838	371	—	—	838	371	1,209	(15)	2022
Montgomery, AL	1	—	616	1,458	—	—	616	1,458	2,074	(31)	2022
Morrisville, NC	1	—	2,490	1,943	—	—	2,490	1,943	4,433	(37)	2022
Mount Arlington, NJ	1	—	1,296	2,268	—	—	1,296	2,268	3,564	(43)	2022
Mount Laurel, NJ	1	—	1,596	1,823	—	—	1,596	1,823	3,419	(55)	2022
Mountain Home, AR	3	—	2,233	1,518	—	—	2,233	1,518	3,751	(45)	2022
Murfreesboro, TN	1	—	2,127	1,689	—	—	2,127	1,689	3,816	(36)	2022
Nampa, ID	1	—	422	4,481	—	—	422	4,481	4,903	(50)	2022
Naples, FL	1	—	2,308	1,611	—	—	2,308	1,611	3,919	(40)	2022
Newnan, GA	1	—	1,610	1,200	—	—	1,610	1,200	2,810	(34)	2022
Oakboro, NC	1	—	564	1,362	—	—	564	1,362	1,926	(20)	2022
Oxford, AL	1	—	1,716	1,814	—	—	1,716	1,814	3,530	(39)	2022
Palm Bay, FL	2	—	1,880	8,140	—	—	1,880	8,140	10,020	(84)	2022
Paulding, OH	1	—	691	1,351	—	—	691	1,351	2,042	(20)	2022
Pigeon Forge, TN	1	—	4,744	1,339	—	—	4,744	1,339	6,083	(41)	2022
Pleasanton, TX	1	—	448	4,569	—	—	448	4,569	5,017	(49)	2022
Prospect Heights, IL	1	—	1,119	5,278	—	—	1,119	5,278	6,397	(59)	2022
Ramseur, NC	1	—	1,112	1,145	—	—	1,112	1,145	2,257	(29)	2022
Randleman, NC	1	—	529	1,852	—	—	529	1,852	2,381	(23)	2022
Richmond, VA	1	—	1,112	2,083	—	—	1,112	2,083	3,195	(37)	2022
Robbins, NC	1	—	664	2,270	—	—	664	2,270	2,934	(25)	2022
Rockingham, NC	1	—	2,637	3,426	—	—	2,637	3,426	6,063	(58)	2022
Round Rock, TX	1	—	2,528	1,477	—	—	2,528	1,477	4,005	(35)	2022
Ruston , LA	1	—	1,107	785	—	—	1,107	785	1,892	(21)	2022
Salem, OR	1	—	976	3,733	—	—	976	3,733	4,709	(48)	2022
San Antonio, TX	2	—	4,258	4,651	—	—	4,258	4,651	8,909	(75)	2022
San Marcos, TX	1	—	821	3,489	—	—	821	3,489	4,310	(34)	2022
Seagrove, NC	1	—	2,016	927	—	—	2,016	927	2,943	(36)	2022
Southaven, MS	1	—	1,317	3,115	—	—	1,317	3,115	4,432	(40)	2022

	Springdale, AR	1	—	1,307	2,926	—	—	1,307	2,926	4,233	(43)	2022
	Star, NC	1	—	498	1,400	—	—	498	1,400	1,898	(17)	2022
	Sterling, CO	1	—	1,181	3,833	—	—	1,181	3,833	5,014	(49)	2022
	Texarkana, TX	1	—	1,088	3,220	—	—	1,088	3,220	4,308	(41)	2022
	Thomasville, NC	2	—	1,127	4,691	—	—	1,127	4,691	5,818	(60)	2022
	Titusville, FL	1	—	1,518	960	—	—	1,518	960	2,478	(37)	2022
	Troy, NC	3	—	1,991	3,627	—	—	1,991	3,627	5,618	(60)	2022
	Tucson, AZ	1	—	1,357	4,565	—	—	1,357	4,565	5,922	(56)	2022
	Waite Park, MN	1	—	988	4,029	—	—	988	4,029	5,017	(47)	2022
	Welcome, NC	1	—	828	1,294	—	—	828	1,294	2,122	(21)	2022
	Wilmington, NC	1	—	1,513	1,232	—	—	1,513	1,232	2,745	(34)	2022
	Winston-Salem, NC	1	—	572	1,235	—	—	572	1,235	1,807	(18)	2022
	Wynne, AR	1	—	957	303	—	—	957	303	1,260	(21)	2022
	Wyoming, MI	1	—	621	3,376	—	—	621	3,376	3,997	(40)	2022
Total Retail Properties:		138	—	169,388	339,011	—	—	169,388	339,011	508,399	(5,099)

Portfolio Total		166	—	322,791	884,728	—	1,057,158	322,791	1,941,886	2,264,677	(9,003)
__________________
(1)Refer to Note 2 – Summary of Significant Accounting Policies for details of depreciable lives.
(2)Costs capitalized subsequent to acquisition include Construction in process.
The following table summarizes activity for real estate and accumulated depreciation from Inception through December 31, 2022 ($ in thousands):

From Inception through December 31, 2022
Real Estate:
Balance at beginning of period	$—
Additions during period:
Land and land improvements	322,791
Buildings	884,728
Construction in process	1,057,158
Balance at the end of the year	$2,264,677

Accumulated Depreciation:
Balance at the beginning of year	$—
Accumulated depreciation	(9,003)
Balance at the end of the year	$(9,003)

Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio
Combined Statement of Revenues and Certain Operating Expenses (Unaudited)
(in thousands)

Three Months Ended March 31, 2022
Revenues
Rental revenue	$12,893
Other revenue
Total revenues	$12,893

Certain operating expenses
Rental property operating	$11
General and administrative	$6
Total certain operating expenses	$17
Revenues in excess of certain operating expenses	$12,876
See accompanying notes to the combined statement of revenues and certain operating expenses.

Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio
Notes to Combined Statement of Revenues and Certain Operating Expenses (Unaudited)
1.    Organization
Oak Street Net Lease Trust (“Net Lease Trust”, “NLT”, the “Company”, “Successor” or “we”) was formed on April 4, 2022 and is the sole general partner and majority limited partner in Oak Trust Operating Partnership, L.P., a Delaware limited partnership (the “NLT OP”), formed on May 16, 2022, to acquire and hold triple net lease properties and other assets. The initial acquisitions by NLT OP include the properties contributed by Oak Street Real Estate Capital Fund IV, LP (“Fund IV”) and Oak Street Real Estate Capital Fund V (“Fund V”) (and together, the “Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio” or the “Predecessor”), which were acquired by Net Lease Trust on various dates throughout 2022 (the “Acquisition”).
Fund IV began operations as a Delaware limited partnership on February 28, 2017. Fund V began operations as a Delaware limited partnership on January 2, 2020. Fund V is comprised of Oak Street Real Estate Capital Fund V, LP and its subsidiaries and Oak Street Real Estate Capital Fund V (A), LP and its subsidiaries. Fund IV and Fund V, and their related subsidiaries, are principally engaged in acquiring, owning, and leasing single-tenant, freestanding triple-net leased operating properties.
Fund IV and Fund V are controlled by affiliates of Oak Street Real Estate Capital, LLC, which is the sponsor of Fund IV and Fund V.
On various dates beginning in 2018, Fund IV acquired a manufacturing facility and portfolios of casual dining restaurants and Fund V acquired portfolios of pharmacies, manufacturing properties and grocery properties, all of which are located across the United States and Canada.
The following table sets forth the acquisition dates, number of properties and total rentable square feet of GLA (unaudited) of the Predecessor properties as of the date of acquisition by Net Lease Trust:

Tenant Type	Predecessor Acquisition Date	Date of Acquisition by Net Lease Trust	Number of Properties	Total Rentable Square Feet of GLA (in thousands)
Manufacturing	1/30/2018(1)	9/2/2022	1	1,176
Casual Dining	7/29/2020(1)	9/2/2022	13	133
Casual Dining	8/4/2020(1)	9/2/2022	40	404
Pharmacy	10/20/2020(2)	9/1/2022	17	247
Home Appliance Manufacturing	10/26/2020(2)	11/1/2022	1	1,571
Manufacturing	12/21/2020(2)	9/1/2022	1	12
Pharmacy	1/20/2021(2)	9/1/2022	13	194
Grocery	6/30/2021(2)	9/1/2022	8	22
Grocery	7/15/2021(2)	9/1/2022	9	33
Grocery	7/22/2021(2)	9/1/2022	27	94
Grocery	9/2/2021(2)	9/1/2022	6	26
Grocery	9/17/2021(2)	9/1/2022	5	62
Total			141	3,974
__________________
(1)Fund IV acquisition
(2)Fund V acquisition
The total rentable square feet of gross leasable area (“GLA”) of the Company was 3,974 thousand square feet (unaudited) as of the date of acquisition by Net Lease Trust, respectively, in which the available rentable square feet of GLA for each of the periods presented was 100% occupied (unaudited).

2.    Basis of Presentation
The accompanying combined statement of revenues and certain operating expenses (the “Statement”) has been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Statement has been prepared for the purpose of providing Predecessor financial results under the preparation provisions of Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (SEC) and is not intended to be a complete presentation of the actual operation of these combined entities for the period presented.
The Statement is not intended to be a complete presentation of the revenues and expenses for the Predecessor. The Statement excludes certain expenses such as interest, depreciation and amortization, non-recurring professional fees, corporate expenses, management fees, and other revenues and expenses not directly related or comparable to, or expected to be incurred in, the future operations of the Predecessor.
Given there is a change of control upon acquisition of the Predecessor properties by Net Lease Trust, there is a step up in basis, and therefore, results of the Predecessor are not comparable to results of Net Lease Trust due to the difference in basis. The Statement is combined herein because the properties of the Fund IV and Fund V are both under common management. All intercompany transactions and balances, if any, have been eliminated in combination.
3.    Summary of Significant Accounting Policies
Revenue Recognition
Rental revenue consists of fixed contractual base rent arising from tenant leases at Predecessor properties under operating leases. Revenue under operating leases that are deemed probable of collection is recognized as revenue on a straight-line basis over the non-cancelable term of the related leases. The Predecessor begins to recognize revenue upon the acquisition of the related property or when a tenant takes possession of the leased space.
Certain Operating Expenses
A majority of the properties in the Predecessor are leased on a long-term triple-net basis, which provides that the tenants are responsible for the payment of most, if not all, property operating expenses during the lease term, including, but not limited to, property taxes, repairs and maintenance and insurance. Such payments are made by the lessee directly to third parties, and as such, Management records such expenses on a net basis. Operating expenses represent the direct expenses of operating the Predecessor properties that are expected to continue in the ongoing operations of the Predecessor. Property operating expenditures are charged to operations as incurred.
Use of Estimates
The preparation of the Statement in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period presented. The estimates, judgments and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.
4.    Risks, Commitments and Contingencies
Concentration of Credit Risk – The Predecessor is subject to risks incident to the ownership and sale of real estate properties. These include, among others, the risks normally associated with changes in the general economic climate, trends in the real estate industry, availability of real estate properties to acquire, changes in tax laws, availability of financing and potential liability under environmental and other laws.
In addition, the Predecessor has accounts receivable and deferred rents receivable that subject the Predecessor to credit risk. Management performs ongoing credit evaluations of the Predecessor’s tenants for potential credit losses.
Debt –The Predecessor has entered into debt agreements with a third party-lender, which are collateralized by the properties and is subject to debt covenants. As of March 31, 2022, the Company was in compliance with its debt covenants.

Environmental – As an owner of real estate, the Predecessor is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws has not had a material impact on the Predecessor Statement, and management does not believe it will have such an impact in the future. However, management cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on the properties within the Predecessor, properties that have been sold, or on properties that may be acquired in the future.
Litigation – The Predecessor is presently not subject to material litigation nor, to management’s knowledge, is there any material litigation threatened against the Predecessor.
Guarantees – In the normal course of business, management guarantees the performance of services or indemnifies third parties against management’s negligence.
5.    Subsequent Events
In preparing the Statement, the Company has evaluated events and transactions occurring through the date the Statement were available to be issued, and management did not identify any subsequent events requiring additional disclosure. Please see the accompanying notes to the consolidated financial statements of Net Lease Trust included in this Form 10 for subsequent events related to the Successor.

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Trustees
Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio:
Opinion on the Combined Financial Statements
We have audited the accompanying combined statements of revenues and certain operating expenses of Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio for the period from January 1, 2022 through date of acquisition by Oak Street Net Lease Trust and the year ended December 31, 2021 (the Predecessor), and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the combined financial statements for the period from January 1, 2022 through acquisition and the year ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis of Presentation
The accompanying combined financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form 10 of Oak Street Net Lease Trust as described in Note 2 and are not intended to be a complete presentation of the Predecessors’ revenues and expenses. Our opinion is not modified with respect to this matter.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2022.
Chicago, Illinois
April 5, 2023

Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio
Combined Statements of Revenues and Certain Operating Expenses
(in thousands)

	From January 1, 2022 Through Acquisition	Year Ended December 31, 2021
Revenues
Rental revenue	$35,729	$43,445
Other revenue	—	7
Total revenues	35,729	43,452

Certain operating expenses
Rental property operating	27	38
General and administrative	18	14
Total certain operating expenses	45	52
Revenues in excess of certain operating expenses	$35,684	$43,400
See accompanying notes to the combined statements of revenues and certain operating expenses.

Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio
Notes to Combined Statements of Revenues and Certain Operating Expenses
1.    Organization
Oak Street Net Lease Trust (“we”, “us”, “our”, “NLT”, and the “Company”) was formed on April 4, 2022 (“Inception”) and is the sole general partner and majority limited partner in OakTrust Operating Partnership, L.P., a Delaware limited partnership (the “NLT OP”, or “Operating Partnership”), formed on May 16, 2022, to acquire and hold triple net lease properties and other assets. The initial acquisitions by NLT OP include the properties contributed by Oak Street Real Estate Capital Fund IV, LP (“Fund IV”) and Oak Street Real Estate Capital Fund V (“Fund V”) (and together, the “Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio” or the “Predecessor”), which were acquired by NLT on various dates throughout 2022 (the “Acquisition”).
Fund IV began operations as a Delaware limited partnership on February 28, 2017. Fund V began operations as a Delaware limited partnership on January 2, 2020. Fund V is comprised of Oak Street Real Estate Capital Fund V, LP and its subsidiaries and Oak Street Real Estate Capital Fund V (A), LP and its subsidiaries. Fund IV and Fund V, and their related subsidiaries, are principally engaged in acquiring, owning, and leasing single-tenant, freestanding triple-net leased operating properties.
Fund IV and Fund V are controlled by affiliates of Oak Street Real Estate Capital, LLC (“Oak Street”, or “Adviser”), which is the sponsor of Fund IV and Fund V.
On various dates beginning in 2018, Fund IV acquired a manufacturing facility and portfolios of casual dining restaurants and Fund V acquired portfolios of pharmacies, manufacturing properties and grocery properties, all of which are located across the United States and Canada.
The following table sets forth the acquisition dates, number of properties and total rentable square feet of GLA (unaudited) of the Predecessor properties as of the date of acquisition by NLT:

Tenant Type	Predecessor Acquisition Date	Date of Acquisition by NLT	Number of Properties	Total Rentable Square Feet of GLA (in thousands)
Industrial	1/30/2018(1)	9/2/2022	1	1,175
Retail	7/29/2020(1)	9/2/2022	13	133
Retail	8/4/2020(1)	9/2/2022	40	404
Retail	10/20/2020(2)	9/1/2022	17	247
Manufacturing	10/26/2020(2)	11/2/2022	1	1,572
Flex	12/21/2020(2)	9/1/2022	1	12
Retail	1/20/2021(2)	9/1/2022	13	194
Retail	6/30/2021(2)	9/1/2022	8	22
Retail	7/15/2021(2)	9/1/2022	9	33
Retail	7/22/2021(2)	9/1/2022	27	94
Retail	9/2/2021(2)	9/1/2022	6	26
Retail	9/17/2021(2)	9/1/2022	5	62
Total			141	3,974
__________________
(1)Fund IV acquisition
(2)Fund V acquisition
The total rentable square feet of gross leasable area (“GLA”) of the Company was 3,974 thousand square feet (unaudited) as of the date of acquisition by NLT, respectively, in which the available rentable square feet of GLA for each of the periods presented was 100% occupied (unaudited).

2.    Basis of Presentation
The accompanying combined statements of revenues and certain operating expenses (the “Statements”) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Statements have been prepared for the purpose of providing Predecessor financial results under the preparation provisions of Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (SEC) and is not intended to be a complete presentation of the actual operation of these combined entities for the periods presented. NLT acquired the Predecessor properties in a series of phased acquisitions during 2022, therefore the period from January 1, 2022 through Acquisition represents operating activity through the date each individual property was acquired by NLT. The Statements for the period from January 1, 2021 to Acquisition included in this Form 10 are those of the Predecessor.
The Statements are not intended to be a complete presentation of the revenues and expenses for the Predecessor. The Statements exclude certain expenses such as interest, depreciation and amortization, non-recurring professional fees, corporate expenses, management fees, and other revenues and expenses not directly related or comparable to, or expected to be incurred in, the future operations of the Predecessor.
Given there is a change of control upon acquisition of the Predecessor properties by NLT, there is a step up in value of the properties acquired, and therefore, results of the Predecessor are not comparable to results of NLT due to the difference in basis. The Statements are presented on a combined basis because the properties of Fund IV and Fund V are both under common management. All intercompany transactions and balances, if any, have been eliminated in combination.
3.    Summary of Significant Accounting Policies
Revenue Recognition
Rental revenue consists of fixed contractual base rent arising from tenant leases at Predecessor properties under operating leases. Revenue under operating leases that are deemed probable of collection is recognized as revenue on a straight-line basis over the non-cancelable term of the related leases. The Predecessor begins to recognize revenue upon the acquisition of the related property or when a tenant takes possession of the leased space.
Certain Operating Expenses
A majority of the properties in the Predecessor are leased on a long-term triple-net basis, which provides that the tenants are responsible for the payment of most, if not all, property operating expenses during the lease term, including, but not limited to, property taxes, repairs and maintenance and insurance. Such payments are made by the lessee directly to third parties, and as such, Management records such expenses on a net basis. Operating expenses represent the direct expenses of operating the Predecessor properties that are expected to continue in the ongoing operations of the Predecessor. Property operating expenditures are charged to operations as incurred.
Use of Estimates
The preparation of the Statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period presented. The estimates, judgments and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

4.    Minimum Future Rental Revenue
The future minimum base rental income to be received under non-cancelable tenant operating leases at December 31, 2022 is summarized as follows (in thousands):

Year Ending December 31	Future Minimum Rents
2023	$47,264
2024	47,788
2025	48,364
2026	49,317
2027	49,882
Thereafter	557,556

Total	$800,171
Since lease renewal periods are exercisable at the option of the tenant, at future market rental rates, the above amounts do not assume renewals as part of the future minimum base rental payments due during initial lease terms.
The Predecessor is subject to the usual business risks associated with the collection of the above scheduled rents. For the period presented, the Predecessor did not incur any bad debt expense or receive any termination fee income. There were no delinquent rental obligations.
5.    Tenant Concentrations
The Predecessor typically leases its operating properties to corporate tenants under master leases that are associated with multiple operating properties, which creates rental income concentrations within the Predecessor. For the period January 1, 2022 through Acquisition, and the year ended December 31, 2021, four tenants represented approximately 83.3% and 88.1%, respectively, of the Predecessor’s rental revenues. If any tenant were to default on its lease, future rental revenues of the Predecessor could be adversely impacted.
6.    Risks, Commitments and Contingencies
Concentration of Credit Risk – The Predecessor is subject to risks incident to the ownership and sale of real estate properties. These include, among others, the risks normally associated with changes in the general economic climate, trends in the real estate industry, availability of real estate properties to acquire, changes in tax laws, availability of financing and potential liability under environmental and other laws.
In addition, the Predecessor has accounts receivable and deferred rents receivable that subject the Predecessor to credit risk. Management performs ongoing credit evaluations of the Predecessor’s tenants for potential credit losses.
Debt – The Predecessor has entered into debt agreements with a third party-lender, which are collateralized by the properties and is subject to debt covenants. As of December 31, 2021 and the date of Acquisition the Predecessor was in compliance with its debt covenants.
Environmental – As an owner of real estate, the Predecessor is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws has not had a material impact on the Predecessor Statements, and management does not believe it will have such an impact in the future. However, management cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on the properties within the Predecessor, properties that have been sold, or on properties that may be acquired in the future.
Litigation – The Predecessor is presently not subject to material litigation nor, to management’s knowledge, is there any material litigation threatened against the Predecessor.

Guarantees – In the normal course of business, management guarantees the performance of services or indemnifies third parties against management’s negligence.
7.    Subsequent Events
In preparing the Statements, the Company has evaluated events and transactions occurring through April 5, 2023, the date the Statements were available to be issued, and management did not identify any subsequent events requiring additional disclosure. Please see the accompanying notes to the consolidated financial statements of NLT included in this Form 10 for subsequent events related to the Company.

Independent Auditors’ Report
To the Shareholders and Board of Trustees
Oak Street Net Lease Trust:
Opinion
We have audited the accompanying statement of revenues and certain operating expenses of the property known as Energy Center (the “Property”) for the period from January 1, 2022 through September 30 2022, and the related notes (the financial statement).
In our opinion, the accompanying financial statement presents fairly, in all material respects, the revenues and certain operating expenses of the Property described in Note 2 of the financial statement for the period from January 1, 2022 through September 30, 2022 in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of Oak Street Net Lease Trust and the Property and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matter
As discussed in Note 2 to the financial statement, the financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form 10 of Oak Street Net Lease Trust) and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statement
Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statement that are free from material misstatement, whether due to fraud or error.
In preparing the financial statement, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Property’s ability to continue as a going concern for one year after the date that the financial statement are available to be issued.
Auditors’ Responsibilities for the Audit of the Financial Statement
Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statement.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Property’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
/s/ KPMG LLP
Chicago, Illinois
April 5, 2023

Energy Center
Statement of Revenues and Certain Operating Expenses
(in thousands)

Nine Months Ended September 30, 2022
Revenues
Rental revenue	$18,068
Total revenues	18,068

Certain operating expenses
Rental property operating	6,814
General and administrative	37
Total certain operating expenses	6,851
Revenues in excess of certain operating expenses	$11,217
See accompanying notes to the statement of revenues and certain operating expenses.

Energy Center
Notes to Statement of Revenues and Certain Operating Expenses
1.    Organization
Oak Street Net Lease Trust (“we”, “us”, “our”,“NLT”, and the “Company”) was formed on April 4, 2022, and is the sole general partner and majority limited partner in OakTrust Operating Partnership, L.P., a Delaware limited partnership (the “NLT OP” or “Operating Partnership”), formed on May 16, 2022, to acquire and hold triple net lease properties and other assets. One of the initial investments by NLT OP includes Energy Center, which was acquired by NLT on October 21, 2022. As consideration for Energy Center, the Company paid $176.3 million in cash financed through a combination of debt and cash on hand. The Company targets a loan-to-value ratio target of 60% to finance acquisitions of real estate.
On October 21, 2022, (the “Energy Center Acquisition”), we acquired the “Energy Center” property which consists of a 19-story 524,000 square foot (unaudited) office building originally owned by TCH Energy Corridor Venture, LLC (“TCH Venture” or “Seller”), a private company, who acted as lessor in a lease with an unrelated third party as lessee. In connection with the purchase of Energy Center, NLT OP acquired the interest as lessor of the existing lease between the Seller and the unrelated third party as lessee. In March 2022, the unrelated third party lessee entered into a sublease agreement with an unrelated third party sublessee to occupy approximately 293,000 square feet (unaudited) commencing on August 1, 2022, for which pursuant to the terms of the Consent to Sublease and Non-disturbance Agreement, the Company has agreed to accept the base rent directly from the sublessee to satisfy the rental obligations of the lessee. Both the lease and sublease are triple-net arrangements.
Management will present S-X Rule 3-14 financial statements for the audited nine months ended September 30, 2022, based on Rule 3-06 of Regulation S-X.
2.    Basis of Presentation
The accompanying statement of revenues and certain operating expenses (the “Statement”) has been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Statement has been prepared under the preparation provisions of Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (SEC) and is not intended to be a complete presentation of the actual operations of Energy Center for the period presented.
The Statement is not intended to be a complete presentation of the revenues and expenses for Energy Center. The Statement excludes certain expenses such as interest, depreciation and amortization, non-recurring professional fees, corporate expenses, and other revenues and expenses not directly related or comparable to, or expected to be incurred in, the future operations of the Company.
The Company is not aware of any other material factors relating to Energy Center that would cause this financial information to be indicative of future operating results.
3.    Summary of Significant Accounting Policies
Revenue Recognition
Rental revenue consists of fixed contractual base rent arising from the lease which is classified as an operating lease. Revenue under operating leases that are deemed probable of collection is recognized as revenue on a straight-line basis over the non-cancelable term of the related leases. The Company records certain expenses on a gross basis as the Company pays for such expenses directly, and is subsequently reimbursed by the tenant. These tenant reimbursements are recorded in rental revenue. NLT begins to recognize revenue upon the acquisition of the related property or when a tenant takes possession of the leased space.

Certain Operating Expenses
The Energy Center property is leased on a long-term triple-net basis, which provides that the tenant is responsible for the payment of most, if not all, property operating expenses during the lease term, including, but not limited to, property taxes, repairs and maintenance, insurance and capital expenditures. The Company pays for these expenses directly, and are subsequently reimbursed by the tenant. Management records such expenses on a gross basis. Operating expenses represent the direct expenses of operating the Energy Center property that are expected to continue in the ongoing operations of Energy Center.
Use of Estimates
The preparation of the Statement in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period presented. The estimates, judgments and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from those estimates, has judgments and assumptions.
4.    Minimum Future Rental Revenue
The future minimum base rental income to be received under the non-cancelable tenant operating lease at December 31, 2022, is summarized as follows (in thousands):

Year Ending December 31	Future Minimum Rents
2023	$14,112
2024	14,465
2025	14,827
2026	15,197
2027	15,577
Thereafter	147,476

Total	$221,654
Energy Center is subject to the usual business risks associated with the collection of the above scheduled rents. For the nine months ended September 30, 2022, Energy Center did not incur any bad debt expense or receive any termination fee income. There were no delinquent rental obligations.
5.    Risks, Commitments and Contingencies
Concentration of Credit Risk – Energy Center is subject to risks incident to the ownership and sale of the real estate property. These include, among others, the risks normally associated with changes in the general economic climate, trends in the real estate industry, availability of real estate properties to acquire, changes in tax laws, availability of financing and potential liability under environmental and other laws.
In addition, Energy Center has financial instruments that subject Energy Center to credit risk, which consist primarily of accounts receivable and deferred rents receivable. Management performs ongoing credit evaluations of the tenants for potential credit losses.
Litigation – Energy Center may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its results of operations or financial condition.
Other Matters – The Company is not aware of any material environmental liabilities relating to Energy Center that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environment laws and regulations or other environmental conditions with respect to Energy Center could result in future environmental liabilities.
6.    Subsequent Events
In preparing the Statement, the Company has evaluated events and transactions occurring through April 5, 2023, the date the Statement was available to be issued, and management did not identify any subsequent events requiring additional disclosure. Please see Note 14 of the accompanying notes to the consolidated financial statements of NLT included in this Form 10 for subsequent events related to NLT.

Oak Street Net Lease Trust
Unaudited Combined Pro Forma Financial Information
Introduction
The following unaudited pro forma combined statement of operations for the year ended December 31, 2022, gives pro forma effect to the Energy Center Acquisition, as defined below, as if it was completed on January 1, 2022. The unaudited pro forma combined financial information does not include an unaudited pro forma combined balance sheet as of March 31, 2023, or unaudited pro forma combined statement of operations for the three months ended March 31, 2023, as the Energy Center Acquisition was consummated prior to the balance sheet date and is already reflected in the Company’s historical financial statements as of, and for the three months ended March 31, 2023. The unaudited pro forma combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual operating results of the combined company would have been had the Energy Center Acquisition taken place on January 1, 2022, nor is it indicative of the future consolidated results of operations of the Company. The unaudited pro forma combined statement of operations has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes. The combined statement of operations presents the pro forma effects of the acquisition of Energy Center, as defined below. You should not rely on the unaudited pro forma combined statement of operations as being indicative of the historical results that would have been achieved had the Energy Center Acquisition occurred on the date indicated or the future results that the Company will experience. The unaudited pro forma combined statement of operations is for illustrative purposes only.
Oak Street Net Lease Trust (“we”, “us”, “our”, “NLT”, and the “Company”) was formed on April 4, 2022 (“Inception”), however, no activity occurred until the first capital funding from Blue Owl on August 9, 2022. NLT is the sole general partner and majority limited partner in OakTrust Operating Partnership, L.P., a Delaware limited partnership (the “NLT OP” or “Operating Partnership”), formed on May 16, 2022, to acquire and hold triple net lease properties and other assets. The initial acquisitions by NLT OP include the properties contributed by Oak Street Real Estate Capital Fund IV, LP (“Fund IV”) and Oak Street Real Estate Capital Fund V (“Fund V”) (and together, the “Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio” or the “Predecessor”), which were acquired by NLT on various dates throughout 2022, with the first acquisition occurring on September 1, 2022.
STORE transaction
On February 3, 2023, the Company made an initial capital contribution to Ivory OSREC OS Aggregator LLC (“OS Aggregator”) to own 16 out of a total of 100 member’s units of OS Aggregator, for the purpose of purchasing indirect common units in STORE Capital, LLC (“STORE”). The initial investment amount by the Company and affiliates of the Company in OS Aggregator was $1.0 billion in aggregate, representing 12.1% of the closing capital contribution to STORE. The Company’s capital contribution to OS Aggregator was $160.0 million. Through a Forward Interest Purchase Agreement (“FIPA”) between OS Aggregator and SuNNNy Days LLC, the seller, the Company and affiliates have a minimum funding obligation through OS Aggregator, equal the greater of (i) $2.0 billion or (ii) 25% of the aggregate closing capital contribution of STORE. The Company has significant influence, and the investment represents in substance common stock, therefore, it is in the scope of the equity method accounting. The Company has elected to account for its investment using the fair value option under ASC 825, Financial Instruments (“ASC 825”). Under the fair value option election, the equity method investment held by the Company will be marked-to-market each reporting period, and the corresponding gains and losses will be recorded in the Statement of Operations of the Company. The incremental funding from the Company through OS Aggregator to STORE increased the equity method investment at fair value on the Company’s Consolidated Balance Sheet. There is no separate accounting required for the FIPA. The FIPA will be accounted for as an incremental fair value option elected instrument when funded in the future.
On March 7, 2023, the Company made an additional indirect investment in STORE through OS Aggregator of $50.3 million. On March 13, 2023, OS Aggregator received a $6.06 million income distribution from STORE, which the Company’s portion of the distribution is $969.6 thousand. On March 29, 2023, a capital call of $51.0 million was initiated by STORE, which the Company’s portion of the capital call is $2.55 million.
The aforementioned events resulted in the aggregate recognition of an equity method investment of $212.8 million, representing 2.55% ownership percentage of interest in STORE, and an equal reduction of cash on the Company’s Consolidated Balance Sheet as of March 31, 2023. Income distribution received in cash of $969.6 thousand was recognized in Income from unconsolidated real estate affiliates on Consolidated Statement of Operations for the three months ended March 31, 2023.
As of March 31, 2023, the fair value of the Company’s interest in STORE was $215.6 million. The Company’s additional investment did not result in a change in control and therefore, no gain or loss was recognized on Consolidated Statement of Comprehensive Income for the three months ended March 31, 2023, and the investment will continue to be accounted for using the fair value option.
The Securities and Exchange Commission (“SEC”) has provided guidance that pro forma financial information prepared under Article 11 of Regulation S-X, is generally not required where a registrant elects the fair value option for an equity method investment, and as such, this information has not been reflected in the pro forma financial information herein. Further, for purposes of the required separate company financial statements pursuant Rule 3-05 of Regulation S-X, refer to the financial statements of Store Capital LLC, which have been separately filed on Form 10-K on March 22, 2023 and which have been incorporated herein by reference.
Energy Center Acquisition
On October 21, 2022, (the “Energy Center Acquisition”), we acquired the “Energy Center” property which consists of a 19-story, 524,000 square foot office building originally owned by TCH Energy Corridor Venture, LLC (“TCH Venture” or “Seller”), a private company, who acted as lessor in a lease with an unrelated third party as lessee. In connection with the purchase of Energy Center, NLT OP acquired the interest as lessor of the existing lease between the Seller and the unrelated third party as lessee. In March 2022, the unrelated third-party lessee entered into a sublease agreement with an unrelated third party sublessee to occupy approximately 293,000 square feet commencing on August 1, 2022, for which pursuant to the terms of the Consent to Sublease and Non-disturbance Agreement, the Company has agreed to accept the base rent directly from the sublessee to satisfy the rental obligations of the lessee. Both the lease and sublease are triple-net arrangements.
The unaudited pro forma combined financial information should be read in conjunction with:
•The accompanying notes to the unaudited pro forma combined statement of operations;
•The historical financial statements of NLT as of, and for the year ended December 31, 2022, included in this Registration Statement;
• The historical financial statements of NLT as of, and for the three months ended March 31, 2023, included in this Registration Statement;
•The historical audited combined statement of revenues and certain operating expenses of the Predecessor for the period January 1, 2022, through acquisition, included in this Registration Statement; and
•The historical audited statement of revenues and certain operating expenses of Energy Center for the nine months ended September 30, 2022, included in this Registration Statement.
The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma combined statement of operations.
Basis of Presentation
The unaudited pro forma combined statement of operations for the year ended December 31, 2022, gives pro forma effect to the acquisition of Energy Center on October 21, 2022, as if it had occurred on January 1, 2022.

The unaudited pro forma combined statement of operations for the year ended December 31, 2022, has been prepared using the following:
•NLT’s audited consolidated statement of operations for the period Inception through December 31, 2022;
•The Predecessor audited combined statement of revenues and certain operating expenses for the period January 1, 2022, through the date each respective real estate property was acquired by the Company, with the first acquisition occurring on September 1, 2022;
•Energy Center’s audited statement of revenues and certain operating expenses for the nine months ended September 30, 2022;
•Energy Center’s financial information for the period from October 1, 2022, through October 20, 2022.
The Energy Center statement of revenues and certain operating expenses has been prepared for the purpose of complying with the provisions of SEC Rule 3-14 of Regulation S-X under the 1933 Act. The historical audited Predecessor statements of revenues and certain operating expenses have been prepared on a Rule 3-14 basis and are not intended to be a complete presentation of the revenues and expenses for the Predecessor. The statements exclude certain expenses such as interest, depreciation and amortization, non-recurring professional fees, corporate expenses, management fees, and other revenues and expenses not directly related or comparable to, or expected to be incurred in, the future operations of the Predecessor. Certain adjustments have been made in the unaudited pro forma combined statement of operations to conform the Predecessor 3-14 basis of presentation to that of NLT, where applicable. The Predecessor adjustments are based on certain estimates and assumptions and are not necessarily indicative of the actual results of operations. See the accompanying notes to the unaudited pro forma combined statement of operations.
The pro forma adjustments reflecting the Energy Center Acquisition are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Energy Center Acquisition contemplated based on information available to the Company at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The unaudited pro forma combined statement of operations should be read in conjunction with the historical consolidated financial statements and notes thereto.
The historical financial statements of Energy Center have been adjusted in the unaudited pro forma combined financial information to give effect to transaction accounting adjustments, which are adjustments that depict in the pro forma combined statement of operations the accounting for the transactions required by U.S. GAAP.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statement of operations are based upon the number of the NLT shares outstanding, assuming the Energy Center Acquisition occurred on January 1, 2022.

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2022
(amounts in thousands, except per share data)

	For the Period from January 1, 2022 Through Acquisition		For the Period from Inception Through December, 31, 2022	For the Period from January 1, 2022 Through October 20, 2022			For the Year Ended December 31, 2022
	As Adjusted Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio		Oak Street Net Lease Trust	Energy Center	Transaction Accounting Adjustments		Pro Forma Combined
	(A)		(B)	(C)	(D)
Revenues
Rental revenue	$35,775	(A-1)	$36,547	$19,229	$1,123	(D-1)	$92,674
Income from investment in leases - financing receivable	—		9,169	—	—		9,169
Total revenues	35,775		45,716	19,229	1,123		101,843
Expenses
Rental property operating	27		5,583	7,141	—		12,751
General and administrative	18		5,694	39	—		5,751
Management fee	2,837	(A-2)	3,050	—	705	(D-2)	6,592
Performance participation allocation	—		4,189	—	—		4,189
Depreciation and amortization	23,026	(A-3)	10,859	—	4,351	(D-3)	38,236
Total expenses	25,908		29,375	7,180	5,056		67,519
Other Expense
Income from unconsolidated real estate affiliates	—		300	—	—		300
Interest expense	(14,879)	(A-4)	(18,649)	—	(3,699)	(D-4)	(37,227)
Other income (expense)	—		1,127	—	—		1,127
Total other expense	(14,879)		(17,222)	—	(3,699)		(35,800)
Net income (loss)	(5,012)		(881)	12,049	(7,632)		(1,476)
Net loss (income) attributable to non-controlling interests	1,397	(A-5)	(503)	—	(1,231)	(D-5)	(337)
Income (loss) attributable to shareholders	$(3,615)		$(1,384)	$12,049	$(8,863)		$(1,813)
Net loss per share
Net income (loss) per common share - basic and diluted			$(0.03)			(E)	$(0.04)
Weighted-average common shares outstanding, basic and diluted			45,918,641			(E)	45,918,641

Oak Street Net Lease Trust
Notes to Unaudited Pro Forma Combined Statement of Operations
Unaudited Pro Forma Combined Statement of Operations Adjustments
(A)Reflects (i) the Predecessor’s historical audited combined statement of revenues and certain operating expenses, included in this Registration Statement, for the period from January 1, 2022, through the date each respective real estate property was acquired by the Company and (ii) adjustments described in further detail below to present the combined statement of revenues and certain operating expenses prepared under a 3-14 basis for the Predecessor on a comparable basis with the consolidated statement of operations of NLT. The adjustments to the audited combined statement of revenues and certain operating expenses of the Predecessor are as follows:

	For the Period from January 1, 2022 Through Acquisition	Predecessor Adjustments		For the Period from January 1, 2022 Through Acquisition
	Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio			As Adjusted Oak Street Real Estate Capital Fund IV and V Acquired Predecessor Portfolio
				(A)
Revenues
Rental revenue	$35,729	$46	(A-1)	$35,775
Income from investment in leases - financing receivable	—	—		—
Total revenues	35,729	46		35,775

Expenses
Rental property operating	27	—		27
General and administrative	18	—		18
Management fee	—	2,837	(A-2)	2,837
Performance participation allocation	—	—		—
Depreciation and amortization	—	23,026	(A-3)	23,026
Total expenses	45	25,863		25,908

Other income (expense)
Income from unconsolidated real estate affiliates	—	—		—
Interest expense	—	(14,879)	(A-4)	(14,879)
Other income (expense)	—	—		—
Total other income	—	(14,879)		(14,879)

Net income (loss)	35,684	(40,696)		(5,012)
Net loss (income) attributable to non-controlling interests	—	1,397	(A-5)	1,397
Income (loss) attributable to shareholders	$35,684	$(39,299)		$(3,615)
______________
(A-1)The Company records acquired above-market and below-market leases at their fair value and recognizes the related amortization over the weighted average lives of the related leases as an adjustment to rental revenue. As such, an adjustment in the amount of $46 thousand is made to reflect rental revenue as if the Company had acquired the Predecessor properties as of January 1, 2022.
(A-2)Represents management fees related to additional properties under management as if the acquisition of the Predecessor properties occurred on January 1, 2022. Management fees are calculated as 1.25% of Predecessor property NAV as of the acquisition date of the Predecessor properties. The Company maintains a loan-to-value ratio target of 60% to finance acquisitions of real estate, therefore, the portion of the purchase price financed by debt has been adjusted in calculating NAV.
(A-3)Represents the pro forma adjustment for depreciation and amortization expense, which is based on the Company’s basis in the assets that would have been recorded assuming the Predecessor properties were acquired on January 1, 2022. Depreciation and amortization amounts were determined in accordance with the Company’s policies and are based on management’s valuation of the estimated useful lives of the property and intangibles. The amounts allocated to buildings and improvements are depreciated over the estimated useful life, beginning on the assumed acquisition date of January 1, 2022, while the amounts allocated to lease intangibles are amortized over the remaining life of the related lease.
(A-4)Represents interest expense on term loan debt associated with the acquisition of the Predecessor properties. Interest expense is shown net of an interest rate swap held by the Company to limit exposure to variability of the term loan. As the Company maintains a 60% loan-to-value ratio for acquisitions of real estate, 60% of the acquisition price of the Predecessor properties was determined to be debt financed. The interest rate swap hedges approximately 73% of the Company’s variable rate term loan. Therefore, an interest rate of 3.60% is used to determine fixed rate interest expense hedged by the interest rate swap, and a variable interest rate is used for the unhedged portion of debt. The variable interest rate of 6.5% reflects the SOFR rate as of February 28, 2023, plus an additional 1.95%, in accordance with the term loan agreement. A 0.125% increase or decrease in interest rates on the Company’s variable rate debt would result in a change in interest expense of less than $113 thousand for the period presented.
(A-5)Represents the proportionate share of income (loss) attributable to noncontrolling interest of NLT OP based on the units outstanding on December 31, 2022.
(B)Reflects NLT’s audited consolidated statement of operations from Inception through December 31, 2022, which is included in this Registration Statement.
(C)Reflects (i) Energy Center’s historical audited statement of revenues and certain operating expenses, included in this Registration Statement in accordance with Regulations S-X Rule 3-14, for the nine months ended September 30, 2022, and (ii) unaudited financial activity of Energy Center for the period from October 1, 2022, through October 20, 2022, outlined below:

	Energy Center
	For the Nine Months Ended September 30, 2022	For the Period from October 1, 2022 through October 20, 2022	For the Period from January 1, 2022 Through October 20, 2022
	(Audited)	(Unaudited)	(C)
Revenues
Rental revenue	$18,068	$1,161	$19,229
Income from investment in leases - financing receivable	—	—	—
Total revenues	18,068	1,161	19,229

Expenses
Rental property operating	6,814	327	7,141
General and administrative	37	2	39
Management fee	—	—	—
Performance participation allocation	—	—	—
Depreciation and amortization	—	—	—
Total expenses	6,851	329	7,180

Other income (expense)
Income from unconsolidated real estate affiliates	—	—	—
Interest expense	—	—	—
Other income (expense)	—	—	—
Total other income	—	—	—

Net income (loss)	11,217	832	12,049
Net loss (income) attributable to non-controlling interests	—	—	—
Income (loss) attributable to shareholders	$11,217	$832	$12,049
______________
(D)Reflects the transaction accounting adjustments related to the acquisition of Energy Center as if the acquisition occurred on January 1, 2022:
(D-1)The Company recognizes rental revenue for operating leases on a straight-line basis over the life of the related lease, including any rent steps or abatement provisions. An adjustment in the amount of $1 million is made to reflect rental revenue on a straight-line basis as if the Company had acquired Energy Center as of January 1, 2022. In addition, the Company records acquired above-market and below-market leases at their fair value and recognizes the related amortization over the weighted average lives of the related leases as an adjustment to rental revenue. As such, an adjustment in the amount of $57 thousand is made to reflect rental revenue as if the Company had acquired Energy Center as of January 1, 2022.

(D-2)Represents management fees related to the additional property under management as if the acquisition of Energy Center occurred on January 1, 2022. Management fees are calculated as 1.25% of Energy Center NAV as of the Energy Center Acquisition date, October 21, 2022. The Company maintains a loan-to-value ratio target of 60% to finance acquisitions of real estate; therefore, the portion of the purchase price financed by debt has been adjusted in calculating NAV.
(D-3)Represents the pro forma adjustment for depreciation and amortization expense, which is based on the Company’s basis in the assets that would have been recorded assuming Energy Center was acquired on January 1, 2022. Depreciation and amortization amounts were determined in accordance with the Company’s policies and are based on management’s valuation of the estimated useful lives of the property and intangibles. The amounts allocated to buildings and improvements are depreciated over the estimated useful life, beginning on the assumed acquisition date of January 1, 2022, while the amounts allocated to lease intangibles are amortized over the remaining life of the related lease.
(D-4)Represents interest expense on term loan debt associated with the acquisition of Energy Center. Interest expense is shown net of an interest rate swap held by the Company to limit exposure to variability of the term loan. As the Company maintains a 60% loan-to-value ratio for acquisitions of real estate, 60% of the acquisition price of Energy Center was determined to be debt financed. The interest rate swap hedges approximately 73% of the Company’s variable rate term loan. Therefore, an interest rate of 3.60% is used to determine fixed rate interest expense hedged by the interest rate swap, and a variable interest rate is used for the unhedged portion of debt. The variable interest rate of 6.5% reflects the SOFR rate as of February 28, 2023, plus an additional 1.95%, in accordance with the term loan agreement. A 0.125% increase or decrease in interest rates on the Company’s variable rate debt would result in a change in interest expense of less than $28 thousand for the period presented.
(D-5)Represents the proportionate share of income (loss) attributable to noncontrolling interest of the Operating Partnership based on the units outstanding on December 31, 2022.
(E)Pro forma net loss attributable to common shareholders per share-basic is calculated on the pro forma weighted average common shares outstanding for the year ended December 31, 2022. The pro forma weighted average common shares outstanding give effect for the period of shares historically outstanding from August 9, 2022, through December 31, 2022. Net loss attributable to common shareholders per share-diluted is calculated by including the effect of dilutive securities. All potentially dilutive securities were excluded from the year ended December 31, 2022, as the effect would be anti-dilutive.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Oak Street Net Lease Trust

By:	/s/ Kevin Halleran
Name: Kevin Halleran
Title: Chief Financial Officer
Date: May 16, 2023